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ALPINE FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on December 5, 2017

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MIDLAND STATES BANCORP, INC.
(Exact name of registrant as specified in its charter)

Illinois (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code Number)	37-1233196 (I.R.S. Employer Identification Number)

1201 Network Centre Drive
Effingham, Illinois 62401
(217) 342-7321
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Jeffrey G. Ludwig
Executive Vice President and Chief Financial Officer
Midland States Bancorp, Inc.
1201 Network Centre Drive
Effingham, Illinois 62401
(217) 342-7321
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Dennis R. Wendte Bill Fay Barack Ferrazzano Kirschbaum & Nagelberg LLP 200 W. Madison Street, Suite 3900 Chicago, Illinois 60603 (312) 984-3100	Douglas J. Tucker Senior Vice President and Corporate Counsel Midland States Bancorp, Inc. 1201 Network Centre Drive Effingham, Illinois 62401 (217) 342-7321	Matthew C. Boba John J. Martin Chapman and Cutler LLP 111 W. Monroe Street Chicago, Illinois 60606 (312) 516-1451

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this registration statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.

            If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

            If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐ Emerging growth company ☒

            If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☒

            If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

            Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

            Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, par value $0.01 per share	4,463,200(1)	N/A	$78,326,241.00(2)	$9,751.62(3)

(1)
The estimated maximum number of shares of Midland States Bancorp, Inc. ("Midland") common stock to be issuable upon completion of the merger described herein and pursuant to the terms of the Agreement and Plan of Merger, dated as of October 16, 2017 (the "merger agreement"), by and among Midland, Peak Midland Acquisition, LLC, a wholly owned subsidiary of Midland, and Alpine Bancorporation, Inc. ("Alpine").

(2)
The proposed maximum aggregate offering price of Midland's common stock was calculated based upon the market value of shares of Alpine common stock (the securities to be cancelled in the merger) in accordance with Rule 457(f) under the Securities Act as follows: (i) the product of (x) $13.08, the book value of the shares of Alpine common stock computed as of September 30, 2017, and (y) 8,534,575, the estimated maximum number of shares of Alpine common stock that may be exchanged in the merger, including shares reserved for issuance pursuant to outstanding restricted stock units, minus (ii) $33,306,000, the estimated aggregate amount of cash that is to be payable in respect of such shares in connection with the merger.

(3)
Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $124.50 per $1,000,000 of the proposed maximum aggregate offering price.

            The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. We may not offer or sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 5, 2017

PROXY STATEMENT	PROSPECTUS

Merger Proposal—Your Vote Is Important

          On October 16, 2017, Midland States Bancorp, Inc. (which we refer to as "Midland"), Alpine Bancorporation, Inc. (which we refer to as "Alpine"), and Peak Midland Acquisition, LLC, a wholly owned subsidiary of Midland (which we refer to as "Merger Sub"), entered into an Agreement and Plan of Merger (which we refer to as the "merger agreement") pursuant to which Midland has agreed to acquire Alpine through the merger of Alpine with and into Merger Sub (which we refer to as the "merger"). Immediately following the merger or at such later time as Midland may determine in its sole discretion, Alpine Bank & Trust Co., an Illinois state-chartered bank and wholly owned subsidiary of Alpine, will merge with and into Midland States Bank, an Illinois state-chartered bank and wholly owned subsidiary of Midland.

          In the merger, Midland will pay an aggregate of $33,306,000 in cash and issue an aggregate of 4,463,200 shares of Midland common stock. Based on 8,449,278 shares of Alpine common stock outstanding as of [    •    ], the latest practicable date before the date of this proxy statement/prospectus, each share of Alpine common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive $3.94 in cash and 0.5282 shares of Midland common stock, subject to possible adjustment, including a possible reduction to the extent that Alpine's adjusted total tangible shareholders' equity at closing is less than $105.4 million, and with cash paid in lieu of fractional shares. As of September 30, 2017, Alpine's total tangible shareholders' equity was approximately $110.5 million. Alpine restricted stock units will vest and be settled in cash at the effective time of the merger based on a value of $19.55 per share.

          Among other termination rights described in this joint proxy statement/prospectus, Alpine is entitled to terminate the merger agreement if the volume-weighted average closing price of Midland common stock over the 20-day period prior to the receipt of applicable regulatory approvals (i) is less than $23.88 per share and (ii) represents a percentage change, relative to a base value of $29.85 per share of Midland common stock, that is more than 20% below the percentage change in the KBW Nasdaq Regional Banking Index, measured by comparing the average closing value of that index over that 20-day period to a base value of $100.40, unless Midland elects to cure either of these deficiencies by increasing the stock portion of the merger consideration.

          Based on the closing price of Midland common stock as reported on the Nasdaq Global Select Market of $33.10 as of October 13, 2017, the trading day immediately preceding the public announcement of the merger, the implied merger consideration that an Alpine shareholder would be entitled to receive for each share of Alpine common stock owned would be $21.42 with an aggregate transaction value of approximately $181.0 million. Based on the closing price of Midland common stock as reported on the Nasdaq Global Select Market of $[    •    ] as of [    •    ], the latest practicable date before the date of this proxy statement/prospectus, the implied merger consideration that an Alpine shareholder would be entitled to receive for each share of Alpine common stock owned would be $[    •    ] with an aggregate transaction value of approximately $[    •    ] million.

          Upon closing of the merger, the former shareholders of Alpine are expected to own approximately [    •    ]% of Midland's outstanding common stock, based on the number of shares of Midland common stock and Alpine common stock outstanding as of [    •    ].

          Midland's common stock currently trades on the Nasdaq Global Select Market under the symbol "MSBI." Alpine common stock is privately held and not traded in any public market. The shares of Midland common stock issued pursuant to the merger will be registered under the Securities Act of 1933, as amended, and will trade on the Nasdaq Global Select Market.

          We cannot complete the merger unless we obtain the necessary governmental and regulatory approvals and approvals from the common shareholders of both companies as described herein. Accordingly, we are asking our common shareholders to vote on these matters at our respective special meetings of shareholders, the details of which are set forth below.

For shareholders of Midland:	For shareholders of Alpine:
[•]	[•]

          This joint proxy statement/prospectus contains a more complete description of the merger agreement and the special meetings. You should read this entire joint proxy statement/prospectus carefully because it contains important information about the merger. In particular, you should read the information under the section entitled "Risk Factors" beginning on page 28. You may also obtain information about Midland from documents that it has filed with the Securities and Exchange Commission (which we refer to as the "SEC").

          The board of directors of Midland unanimously recommends that the Midland shareholders vote "FOR" approval of the issuance of shares of Midland common stock in connection with the merger and "FOR" the Midland adjournment proposal described herein. The board of directors of Alpine unanimously recommends that the Alpine shareholders vote "FOR" adoption of the merger agreement and "FOR" the approval of the Alpine adjournment proposal described herein.

          YOUR VOTE IS IMPORTANT.    Whether or not you plan to attend your company's meeting, please take the time to vote by following the voting instructions included in the enclosed proxy card. Submitting a proxy now will not prevent you from being able to vote in person at your company's special meeting.

Thank you for your cooperation and continued support.

Sincerely,

Leon J. Holschbach President and Chief Executive Officer Midland States Bancorp, Inc.	Rex K. Entsminger President and Chief Executive Officer Alpine Bancorporation, Inc.

          Neither the SEC nor any state securities regulatory body has approved or disapproved of the securities to be issued under this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

          This joint proxy statement/prospectus is dated [    •    ], and is first being mailed to Midland's and Alpine's shareholders on or about [    •    ].

Notice of Special Meeting of Shareholders

Date:	[•], 2018
Time:	[•], local time
Place:	[•]

Dear Fellow Shareholders:

        NOTICE IS HEREBY GIVEN that Midland States Bancorp, Inc. (which we refer to as "Midland") will hold a special meeting of shareholders on [    •    ], 2018 at [    •    ], local time, at [    •    ]. The purpose of the meeting is to consider and vote on the following matters:

  •
  a proposal to approve the issuance of shares of Midland common stock in connection with the merger contemplated by the Agreement and Plan of Merger, dated as of October 16, 2017, by and among Midland, Peak Midland Acquisition, LLC, a wholly owned subsidiary of Midland, and Alpine Bancorporation, Inc. (which we refer to as the "Midland share issuance proposal"); and

  •
  a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, including to permit further solicitation if an insufficient number of votes are cast to approve the Midland share issuance proposal (which we refer to as the "Midland adjournment proposal").

        Holders of record of Midland common stock at the close of business on [    •    ] are entitled to receive this notice and to vote at the special meeting and any adjournments or postponements thereof. Approval of the Midland share issuance proposal and the Midland adjournment proposal will each require the affirmative vote of a majority of the shares represented at the meeting.

        The board of directors of Midland unanimously recommends that you vote "FOR" approval of the Midland share issuance proposal and "FOR" approval of the Midland adjournment proposal.

        Your vote is important. Whether or not you plan to attend the meeting, please act promptly to vote your shares. You may vote your shares by telephone or over the internet or by completing, signing and dating a proxy card and returning it in the accompanying postage paid envelope. Please review the instructions for each of your voting options described in this joint proxy statement/prospectus. If you attend the meeting, you may vote your shares in person, even if you have previously submitted a proxy in writing, by telephone or through the internet. Submitting a proxy will ensure that your shares are represented at the meeting.

By Order of the Board of Directors,

Leon J. Holschbach President and Chief Executive Officer

Effingham, Illinois
[    •    ]

Alpine Bancorporation, Inc.

Notice of Special Meeting of Shareholders

Date:	[•], 2018
Time:	[•], local time
Place:	[•]

Dear Fellow Shareholders:

        NOTICE IS HEREBY GIVEN that Alpine Bancorporation, Inc. (which we refer to as "Alpine") will hold a special meeting of shareholders on [    •    ], 2018 at [    •    ], local time, at [    •    ] (which we refer to as the "Alpine special meeting"). The purpose of the meeting is to consider and vote on the following matters:

  •
  a proposal to adopt the Agreement and Plan of Merger, dated as of October 16, 2017, by and among Alpine, Midland States Bancorp, Inc. (which we refer to as "Midland") and Peak Midland Acquisition, LLC, a wholly owned subsidiary of Midland, a copy of which is attached as Annex A, as such agreement may be amended from time to time (which we refer to as the "merger agreement"); and

  •
  a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, including to permit further solicitation if an insufficient number of votes are cast to adopt the merger agreement (which we refer to as the "Alpine adjournment proposal").

        Holders of record of Alpine common stock at the close of business on [    •    ] are entitled to receive this notice, and holders of Alpine common stock as of such time are entitled to vote at the special meeting and any adjournments or postponements thereof. A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum for the Alpine special meeting. Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Alpine common stock entitled to vote. Approval of the Alpine adjournment proposal requires the affirmative vote of the holders of a majority of the shares of Alpine common stock present in person or represented by proxy at the meeting and entitled to vote.

        The board of directors of Alpine unanimously recommends that you vote "FOR" adoption of the merger agreement and "FOR" approval of the Alpine adjournment proposal.

        Your vote is important. Whether or not you plan to attend the meeting, please act promptly to vote your shares. You may vote your shares by telephone or over the internet or by completing, signing and dating a proxy card and returning it in the accompanying postage paid envelope. Please review the instructions for each of your voting options described in this joint proxy statement/prospectus. If you attend the meeting, you may vote your shares in person, even if you have previously submitted a proxy in writing, by telephone or through the internet. Submitting a proxy will ensure that your shares are represented at the meeting.

        You will be sent a letter of transmittal separately on a later date. Please do not send in your stock certificates at this time.

        Under Delaware law, if the merger is completed, Alpine shareholders of record who do not vote to adopt the merger agreement, and otherwise comply with the applicable provisions of Delaware law pertaining to objecting shareholders set forth in this joint proxy statement/prospectus, will be entitled to exercise rights of appraisal and obtain payment in cash for the fair value of their shares of Alpine common stock. A copy of the section of the Delaware General Corporation Law pertaining to objecting shareholders' rights of appraisal is included as Annex D to this joint proxy statement/prospectus.

By Order of the Board of Directors,

Rex K. Entsminger President and Chief Executive Officer

Belvidere, Illinois
[    •    ]

REFERENCES TO ADDITIONAL INFORMATION

        This joint proxy statement/prospectus incorporates important business and financial information about Midland from documents filed with the SEC that are not included in or delivered with this joint proxy statement/prospectus. For a listing of the documents incorporated by reference into this joint proxy statement/prospectus, please see "Incorporation of Certain Midland Documents by Reference." No information regarding Alpine has been incorporated by reference into this joint proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by Midland, free of charge, from the SEC's website at http://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference in this joint proxy statement/prospectus by Midland, free of charge, by written or oral request by contacting Midland at the following address and telephone number:

Midland States Bancorp, Inc.
1201 Network Centre Drive
Effingham, Illinois 62401
Telephone: (217) 342-7321

        The section of this joint proxy statement/prospectus entitled "Where You Can Find More Information" has additional information about obtaining copies of documents that Midland has filed with the SEC.

        You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of your special meeting.

        This means that Alpine shareholders requesting documents must do so by [    •    ], to receive them before the special meeting of shareholders of Alpine (which we refer to as the "Alpine special meeting") and that Midland shareholders requesting documents must do so by [    •    ], to receive them before the special meeting of shareholders of Midland (which we refer to as the "Midland special meeting").

 ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

        This document, which forms part of a registration statement on Form S-4 filed with the SEC by Midland (File No. 333-[    •    ]), constitutes a prospectus of Midland under Section 5 of the Securities Act of 1933, as amended (which we refer to as the "Securities Act") with respect to the shares of common stock, par value $0.01 per share, of Midland (which we refer to as "Midland common stock") to be issued pursuant to the Agreement and Plan of Merger, dated as of October 16, 2017, by and among Midland, Merger Sub and Alpine. This document also constitutes a proxy statement of each of Midland and Alpine under Section 14(a) of the Securities Exchange Act of 1934, as amended (which we refer to as the "Exchange Act"). It also includes notices with respect to the Midland special meeting and the Alpine special meeting. These proxy materials are furnished in connection with proxy solicitations being conducted by the board of directors of Midland and the board of directors of Alpine.

        Midland has supplied all information contained in this joint proxy statement/prospectus relating to Midland, and Alpine has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to Alpine.

        You should rely only on the information contained in, or incorporated by reference into, this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated [    •    ], and, unless otherwise indicated, you should assume that the information in this document is accurate only as of such date and that the information incorporated by reference into this document is accurate only as of the date of such incorporated document.

        This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

        The following questions and answers are intended to briefly address some commonly asked questions regarding the merger, the merger agreement and the special meetings. We urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this document. See "Where You Can Find More Information."

Q:
What is the proposed transaction?

A:
Midland States Bancorp, Inc. (which we refer to as "Midland"), Alpine Bancorporation, Inc. (which we refer to as "Alpine"), and Peak Midland Acquisition, LLC, a wholly owned subsidiary of Midland (which we refer to as "Merger Sub"), have entered into an Agreement and Plan of Merger, dated as of October 16, 2017 (which we refer to as the "merger agreement"), that provides for the merger of Alpine with and into Merger Sub (which we refer to as the "merger"). The merger is anticipated to be completed during the first quarter of 2018, subject to the satisfaction or waiver of the conditions described in this joint proxy statement/prospectus. Following the completion of the merger, Midland intends to merge Alpine Bank & Trust Co., Alpine's wholly owned bank subsidiary (which we refer to as "Alpine Bank"), with and into Midland States Bank, Midland's wholly owned bank subsidiary, with Midland States Bank as the surviving bank (which we refer to as the "bank merger"). At such time, Alpine Bank's banking offices will become banking offices of Midland States Bank.

Q:
What will Alpine shareholders be entitled to receive in the merger?

A:
If the merger is completed, Midland will pay an aggregate of $33,306,000 in cash and issue an aggregate of 4,463,200 shares of Midland common stock. Based on 8,449,278 shares of Alpine common stock outstanding as of [    •    ], the latest practicable date before the date of this proxy statement/prospectus, each share of Alpine common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by Alpine, Midland or Merger Sub and any dissenting shares), will be converted into the right to receive $3.94 in cash and 0.5282 shares of Midland common stock (which we refer to as the "exchange ratio"), subject to certain adjustments, as described in this joint proxy statement/prospectus, and with cash paid in lieu of fractional shares. The merger consideration will be adjusted downward to the extent that Alpine's total adjusted tangible shareholders' equity at closing is less than $105.4 million. As of September 30, 2017, Alpine's total tangible shareholders' equity was approximately $110.5 million.

  Shares held by Alpine shareholders who elect to exercise their appraisal rights (which we refer to as "dissenting shares") will not be converted into the applicable merger consideration.

  See "Description of the Merger Agreement—Merger Consideration" for more detailed information about the merger consideration.

Q:
Will the exchange ratio adjust based on the trading price of Midland common stock prior to closing?

A:
No, the exchange ratio is fixed and will not increase or decrease solely due to changes in the trading price of Midland common stock prior to the closing of the merger. However, the merger agreement includes what is commonly referred to as a "double-trigger termination provision," which permits Alpine to terminate the merger agreement if the volume-weighted average closing price of Midland common stock over the 20-day period prior to the receipt of applicable regulatory approvals (i) is less than $23.88 per share and (ii) represents a percentage change, relative to a base value of $29.85 per share of Midland common stock, that is more than 20%

  below the percentage change in the KBW Nasdaq Regional Banking Index, measured by comparing the average closing value of that index over that 20-day period to a base value of $100.40. If this occurs and Alpine seeks to terminate the merger agreement, then Midland will have the option to cure either of these deficiencies by increasing the exchange ratio accordingly. See "Description of the Merger Agreement—Termination."

Q:
Is the merger consideration subject to adjustment?

A:
The merger consideration is subject to potential adjustment in three circumstances:

•
If Alpine's total adjusted tangible shareholders' equity as of the close of business on the final day of the month immediately preceding the closing date of the merger reflects total tangible shareholders' equity, as adjusted pursuant to the merger agreement, of less than $105.4 million, then the cash component of the merger consideration will be reduced by the amount of such deficiency. As of September 30, 2017, Alpine's total tangible shareholders' equity was approximately $110.5 million.

•
If the volume-weighted average closing price of Midland common stock over the 20-day period prior to the date on which all required regulatory approvals have been received, disregarding any regulatory waiting period (which date we refer to as the "determination date") (i) is less than $23.88 per share and (ii) represents a percentage change, relative to a base value of $29.85 per share of Midland common stock, that is more than 20% below the percentage change in the KBW Nasdaq Regional Banking Index, measured by comparing the average closing value of that index over that 20-day period to a base value of $100.40, then Alpine will have the right to terminate the merger agreement unless Midland elects to cure either of these deficiencies by increasing the exchange ratio.

•
If, prior to the effective time of the merger, shares of Midland common stock are changed into a different number of shares or a different class of shares pursuant to any stock dividend, subdivision, reclassification, recapitalization, split, combination, or exchange of shares, an appropriate adjustment will be made to the exchange ratio so as to provide the holders of Alpine common stock with the same economic effect as contemplated by the merger agreement prior to such event.

Q:
What is the value of the per share merger consideration?

A:
The per share value of the merger consideration will fluctuate as the market price of Midland common stock fluctuates before the completion of the merger. This price will not be known at the time of the Alpine special meeting and may be more or less than the current price of common stock or the price of Midland common stock at the time of the special meeting. Based on the closing price of Midland common stock as reported on the Nasdaq Global Select Market of $33.10 as of October 13, 2017, the trading day immediately preceding the public announcement of the merger, the implied merger consideration that an Alpine shareholder would be entitled to receive for each share of Alpine common stock owned would be $21.42 with an aggregate transaction value of approximately $181.0 million. Based on the closing price of Midland common stock as reported on the Nasdaq Global Select Market of $[    •    ] as of [    •    ], the latest practicable date before the date of this proxy statement/prospectus, the implied merger consideration that an Alpine shareholder would be entitled to receive for each share of Alpine common stock owned would be $[    •    ] with an aggregate transaction value of approximately $[    •    ] million. We urge you to obtain current market quotations for shares of Midland common stock.

Q:
How will restricted stock units be treated as a result of the merger?

A.
Alpine will cause the restricted stock units of Alpine to vest and be cancelled on the date of the effective time of the merger, and Midland will provide a cash payment in respect of each restricted stock unit of Alpine in an amount equal to $19.55.

Q:
What will Midland shareholders receive in the merger?

A:
If the merger is completed, Midland shareholders will not receive any merger consideration and will continue to hold the shares of Midland common stock that they currently hold. Following the merger, shares of Midland common stock will continue to be traded on the Nasdaq Global Select Market under the symbol "MSBI."

Q:
Why do Alpine and Midland want to engage in the merger?

A:
Alpine believes that the merger will provide Alpine shareholders with substantial benefits, and Midland believes that the merger will further its strategic growth plans. To review the reasons for the merger in more detail, see "The Merger—Alpine's reasons for the merger and recommendation of the board of directors" and "The Merger—Midland's reasons for the merger and recommendation of the board of directors."

Q:
In addition to approving the Midland share issuance proposal, what else are Midland shareholders being asked to vote on?

A:
In addition to the Midland share issuance proposal, Midland is soliciting proxies from holders of its common stock with respect to a proposal to approve one or more adjournments of the Midland special meeting, if necessary or appropriate, including to permit further solicitation if an insufficient number of votes are cast to adopt the merger agreement (which we refer to as the "Midland adjournment proposal"). Completion of the merger is not conditioned upon approval of the Midland adjournment proposal.

Q:
What does the Midland board of directors recommend?

A:
Midland's board of directors has determined that the merger agreement and the transactions contemplated therein, including the issuance of Midland common stock in connection with the merger, are in the best interests of Midland and its shareholders. Midland's board of directors unanimously recommends that you vote "FOR" the approval of the Midland share issuance proposal and "FOR" the approval of the Midland adjournment proposal. To review Midland's reasons for the merger in more detail, see "The Merger—Midland's reasons for the merger and recommendation of the board of directors."

Q:
What vote is required to approve each proposal at the Midland special meeting, and how will abstentions and broker non-votes affect the vote?

A:
Approval of the Midland share issuance proposal and the Midland adjournment proposal each require the affirmative vote of a majority of the votes represented at the meeting. Abstentions are deemed to be represented at the meeting and thereby have the same effect as a vote against these proposals. Shares not voted and broker non-votes will have no effect on these proposals, although they may prevent Midland from obtaining a quorum and require Midland to adjourn the Midland special meeting to solicit additional proxies.

Q:
In addition to the proposal to adopt the merger agreement, what else are Alpine shareholders being asked to vote on?

A:
In addition to the adoption of the merger agreement, Alpine is soliciting proxies from holders of its common stock with respect to a proposal to approve one or more adjournments of the Alpine special meeting, if necessary or appropriate, including to permit further solicitation if an insufficient number of votes are cast to adopt the merger agreement (which we refer to as the "Alpine adjournment proposal"). Completion of the merger is not conditioned upon approval of the Alpine adjournment proposal.

Q:
What does the Alpine board of directors recommend?

A:
Alpine's board of directors has determined that the merger agreement and the transactions contemplated therein are in the best interests of Alpine and its shareholders. Alpine's board of directors unanimously recommends that you vote "FOR" the adoption of the merger agreement and "FOR" the approval of the Alpine adjournment proposal. To review Alpine's reasons for the merger in more detail, see "The Merger—Alpine's reasons for the merger and recommendation of the board of directors."

Q:
Do any of Alpine's executive officers or directors have interests in the merger that may differ from those of the Alpine shareholders?

A:
The interests of some of the directors and executive officers of Alpine may be different from those of Alpine shareholders, and directors and officers of Alpine may be participants in arrangements that are different from, or are in addition to, those of Alpine shareholders. The members of Alpine's board of directors knew about these additional interests and considered them among other matters, when making its decision to approve the merger agreement, and in recommending that Alpine's shareholders vote in favor of adopting the merger agreement. See "The Merger—Interests of certain persons in the merger."

Q:
What vote is required to approve each proposal at the Alpine special meeting, and how will abstentions and broker non-votes affect the vote?

A:
Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Alpine common stock entitled to vote. Abstentions, shares not voted and broker non-votes will have the same effect as a vote against the proposal to adopt the merger agreement. Approval of the Alpine adjournment proposal requires the affirmative vote of the holders of a majority of the shares of Alpine common stock present in person or represented by proxy at the meeting and entitled to vote. Abstentions, shares not voted and broker non-votes will have the same effect as a vote against the Alpine adjournment proposal.

  Brokers may generally vote on routine matters, such as the ratification of an independent registered public accounting firm, but cannot vote on non-routine matters, such as the adoption of a merger agreement or the Alpine adjournment proposal, unless they have received voting instructions from the person for whom they are holding shares. If your broker does not receive instructions from you on how to vote particular shares on a matter on which your broker does not have discretionary authority to vote, your broker will return the proxy card to us, indicating that he or she does not have the authority to vote on these matters. This is generally referred to as a "broker non-vote" and may affect the outcome of the voting. We therefore encourage you to provide directions to your broker as to how you want your shares voted on all matters to be brought before the meeting. You should do this by carefully following the instructions your broker, bank or other fiduciary gives you concerning its procedures. This ensures that your shares will be voted at the meeting.

Q:
Why is my vote important?

A:
The merger cannot be completed unless the merger agreement is adopted by Alpine's shareholders and the Midland share issuance proposal is approved by Midland's shareholders. If you are an Alpine shareholder and you fail to submit a proxy or vote in person at the Alpine special meeting, or vote to abstain, or you do not provide your broker, bank or other fiduciary with voting instructions, as applicable, this will have the same effect as a vote against the adoption of the merger agreement. If you are a Midland shareholder and you fail to submit a proxy or vote in person at the Midland special meeting, or you do not provide your broker, bank or other fiduciary with voting instructions, as applicable, it may prevent Midland from obtaining a quorum and require Midland to adjourn the Midland special meeting to solicit additional proxies. The boards of directors of Midland and Alpine both unanimously recommend that their respective shareholders vote for "FOR" the proposals described in this joint proxy statement/prospectus and set forth on their respective proxy cards.

Q:
What do I need to do now? How do I vote?

A:
If you are a Midland shareholder, you may vote at the Midland special meeting if you owned shares of Midland common stock of record at the close of business on the record date for the special meeting, [    •    ]. If you are a Alpine shareholder, you may vote at the Alpine special meeting if you owned shares of Alpine common stock of record at the close of business on the record date for the special meeting, [    •    ]. Please review the instructions for each of your voting options described on your proxy card. After you have carefully read and considered the information contained in this joint proxy statement/prospectus, please vote or submit your proxy to vote by a method described on your proxy card. This will enable your shares to be represented at your company's special meeting. You may still attend and vote in person at your company's special meeting. If you do not vote by proxy and do not vote at the special meeting, this will make it more difficult to achieve a quorum for the meeting.

Q:
If my shares of common stock are held in "street name" by my broker, bank or other fiduciary, will my broker, bank or other fiduciary automatically vote my shares for me?

A:
No. Your broker, bank or other fiduciary cannot vote your shares without instructions from you. If your shares are held in "street name" through a broker, bank or other fiduciary, you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by the broker, bank or other fiduciary. You may not vote shares held in street name by returning a proxy card directly to Midland or Alpine, or by voting in person at the Midland special meeting or the Alpine special meeting, unless you provide a "legal proxy," which you must obtain from your broker, bank or other fiduciary. Further, brokers, banks or other fiduciaries who hold shares of Midland common stock or Alpine common stock on behalf of their customers may not give a proxy to Midland or Alpine to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks and other fiduciaries do not have discretionary voting power on these matters. Failure to instruct your broker, bank or other fiduciary how to vote will have the same effect as a vote against adoption of the merger agreement and against the Alpine adjournment proposal for Alpine shareholders.

Q:
How will my proxy be voted?

A:
If you properly submit your proxy to vote by a method described on your proxy card, your proxy will be voted in accordance with your instructions. If you sign, date and send in your proxy form, but you do not indicate how you want to vote, your proxy will be voted "FOR" approval of each of the proposals set forth on your proxy card.

Q:
Can I revoke my proxy and change my vote?

A:
You may change your vote or revoke your proxy prior to the special meeting by filing with the corporate secretary of Alpine or Midland, as appropriate, a duly executed revocation of proxy or submitting a new proxy with a later date. You may also revoke a prior proxy by voting in person at the applicable special meeting.

Q:
Are there risks I should consider in deciding to vote on the approval of the merger agreement?

A:
Yes, in evaluating the merger agreement and the transactions contemplated therein, you should read this joint proxy statement/prospectus carefully, including the risks discussed in the section titled "Risk Factors."

Q:
What if I oppose the merger? Do I have appraisal rights?

A:
Alpine shareholders may assert appraisal rights in connection with the merger and, upon complying with the requirements of the General Corporation Law of the State of Delaware (which we refer to as the "DGCL"), receive cash in the amount of the "fair value" of their shares of Alpine stock instead of the merger consideration. This "fair value" could be more than the merger consideration but could also be less. See "The Merger—Alpine shareholder appraisal rights." A copy of the applicable section of the DGCL is attached as Annex D to this document. Midland shareholders are not entitled to appraisal rights with respect to the proposed merger.

Q:
What are the material tax consequences of the merger to U.S. holders of Alpine common stock?

A:
The merger is intended to qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer as the "Internal Revenue Code"), and it is a condition to Midland's and Alpine's obligations to complete the merger that each of them receives a legal opinion from its tax counsel to that effect. However, neither Alpine nor Midland has requested or received a ruling from the Internal Revenue Service that the merger will qualify as a reorganization. U.S. holders of Alpine common stock will recognize gain, but not loss, upon the exchange of their Alpine shares for Midland common stock and cash, but their taxable gain will not exceed the cash they receive in the merger. You may wish to consult with your tax advisor for the specific tax consequences of the merger to you. See "Material U.S. Federal Income Tax Consequences of the Merger."

Q:
When and where are the special meetings?

A:
The Midland special meeting will take place on [    •    ], 2018, at [    •    ] local time, at [    •    ].

  The Alpine special meeting will take place on [    •    ], 2018, at [    •    ] local time, at [    •    ].

Q:
Who may attend the Midland special meeting?

A:
Only Midland shareholders on the record date, which is [    •    ], may attend the Midland special meeting. If you are a shareholder of record, you will need to present the proxy card that you received and/or another proof of identification to be admitted into the meeting. If you are a beneficial holder and your shares are held in the name of your broker (or in what is usually referred to as "street name"), you will need to present a "legal proxy" from your broker and a proof of identification to be admitted into the meeting.

Q:
Who may attend the Alpine special meeting?

A:
Only Alpine shareholders on the record date, which is [    •    ], may attend the Alpine special meeting. If you are a shareholder of record, you will need to present the proxy card that you received or another proof of identification to be admitted into the meeting. If you are a beneficial holder and your shares are held in the name of your broker (or in what is usually referred to as "street name"), you will need to present a "legal proxy" from your broker and a proof of identification to be admitted into the meeting.

Q:
Should I send in my Alpine stock certificates now?

A:
No. Midland has engaged Computershare Trust Company, N.A. to act as its exchange agent to handle the exchange of Alpine common stock for the merger consideration. Within five (5) business days after the closing date, the exchange agent will send to each Alpine certificated record holder a letter of transmittal for use in the exchange with instructions explaining how to surrender Alpine common stock certificates to the exchange agent. Holders of Alpine common stock who cannot locate their stock certificates should follow the instructions set forth in the letter of transmittal for lost or stolen stock certificates. Do not send your stock certificates with your proxy card.

Q:
Whom may I contact if I cannot locate my Alpine stock certificate(s)?

A:
If you are unable to locate your original Alpine stock certificate(s), you should follow the instructions regarding lost or stolen stock certificates set forth in the letter of transmittal that will be mailed to you prior to the closing date of the merger.

Q:
What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of Alpine and/or Midland common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of Alpine common stock or Midland common stock and your shares are registered in more than one name, you will receive more than one proxy card. In addition, if you are a holder of both Alpine common stock and Midland common stock, you will receive one or more separate proxy cards or voting instruction cards for each company. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this joint proxy statement/prospectus to ensure that you vote every share of Alpine common stock and/or Midland common stock that you own.

Q:
When is the merger expected to be completed?

A:
We will try to complete the merger as soon as reasonably possible. Before that happens, the merger agreement must be adopted by shareholders of Alpine, the Midland share issuance proposal must be approved by shareholders of Midland, and we must obtain the necessary regulatory approvals, among other things. Assuming Alpine shareholders vote to adopt the merger agreement, Midland shareholders vote to approve the Midland share issuance proposal, and we obtain the other necessary approvals and satisfaction or waiver of the other conditions to the closing described in the merger agreement, we expect to complete the merger during the first quarter of 2018. See "Description of the Merger Agreement—Conditions to completion of the merger."

Q:
Is completion of the merger subject to any conditions besides shareholder approval?

A:
Yes. The transaction must receive the required regulatory approvals and there are certain other closing conditions that must be satisfied. See "Description of the Merger Agreement—Conditions to completion of the merger."

Q:
What happens if the merger is not completed?

A:
Neither Alpine nor Midland can assure you of when or if the merger will be completed. If the merger is not completed, Alpine shareholders will not receive any consideration for their shares and will continue to be Alpine shareholders. Each of Alpine and Midland will remain independent companies. Under certain circumstances, Alpine or Midland may be required to pay the other party a fee with respect to the termination of the merger agreement, as described under "Description of the Merger Agreement—Termination fee."

Q:
Who can answer my other questions?

A:
If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy form, you should contact:

  For Midland shareholders: Georgeson, Inc., Midland's proxy solicitor, telephone: (866) 856-4733.

  For Alpine shareholders: Patricia Clubb, Chief Administrative Officer, Alpine Bancorporation, Inc., 600 South State Street, Belvidere, Illinois 61008, telephone: (815) 231-1761.

Q:
Who bears the cost of soliciting proxies?

A:
Midland and Alpine will bear the cost of soliciting proxies. In addition to solicitations by mail, officers, directors or employees of Midland and Alpine or their respective subsidiaries may solicit proxies in person or by telephone. These persons will not receive any special or additional compensation for soliciting proxies. Midland and Alpine may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to shareholders.

SUMMARY

        This summary highlights selected information in this joint proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger more fully, you should read this entire joint proxy statement/prospectus carefully, including the appendices and the documents referred to or incorporated by reference in this joint proxy statement/prospectus. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference herein. See "Incorporation of Certain Midland Documents by Reference" and "Where You Can Find More Information."

The Companies

Midland States Bancorp, Inc.
1201 Network Centre Drive
Effingham, Illinois 62401
Telephone: (217) 342-7321

        Midland States Bancorp, Inc., an Illinois corporation formed in 1988, is a diversified financial holding company headquartered in Effingham, Illinois. The Company completed its initial public offering on May 24, 2016. On June 9, 2017, Midland completed the acquisition of Centrue Financial Corporation and Centrue Bank, headquartered in Ottawa, Illinois. Midland's banking subsidiary, Midland States Bank, an Illinois state-chartered bank formed in 1881 and a member of the Federal Reserve System, has branches across Illinois and in Missouri and Colorado, and provides a broad array of traditional community banking and other complementary financial services, including commercial lending, residential mortgage origination, wealth management, merchant services and prime consumer lending. Midland also originates and services government sponsored mortgages for multifamily and healthcare facilities through its subsidiary, Love Funding Corporation, based in Washington, D.C., and operates a commercial equipment leasing business on a nationwide basis through its subsidiary, Heartland Business Credit Corporation, based in Denver, Colorado.

        As of September 30, 2017, Midland had total assets of approximately $4.3 billion, total gross loans, including loans held for sale, of approximately $3.2 billion, total deposits of approximately $3.1 billion and total shareholders' equity of approximately $450.7 million.

        Midland common stock is traded on the Nasdaq Global Select Market under the ticker symbol "MSBI."

Peak Midland Acquisition, LLC
1201 Network Centre Drive
Effingham, Illinois 62401
Telephone: (217) 342-7321

        Peak Midland Acquisition, LLC is a wholly owned subsidiary of Midland and was formed solely for the purpose of completing the merger. Peak Midland Acquisition, LLC has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the merger.

Alpine Bancorporation, Inc.
600 South State Street
Belvidere, Illinois 61008
Telephone: (815) 231-1761

        Alpine Bancorporation, Inc. is a Delaware corporation and registered bank holding company. Through its wholly owned subsidiary, Alpine Bank & Trust Co., it offers a full range of banking services to commercial and retail customers in North Central Illinois and Southern Wisconsin. Alpine Bank has

19 locations in Illinois and is connected to an ATM network that provides customers with access to more than 55,000 surcharge-free ATMs. Alpine Bank is community oriented and focuses primarily on offering commercial and consumer loan and deposit services to individuals, and small and middle market businesses in and around Rockford, Illinois, with leading market positions in Boone and Winnebago Counties, Illinois. Alpine's statement of corporate purpose is to help people, businesses and its communities.

        As of September 30, 2017, Alpine had total assets of approximately $1.3 billion, total gross loans, including loans held for sale, of approximately $833.0 million, total deposits of approximately $1.1 billion and total shareholders' equity of approximately $110.5 million.

        Alpine common stock is privately held and not traded in any public market.

The merger and the merger agreement (See page [    •    ])

        Midland's acquisition of Alpine is governed by a merger agreement. The merger agreement provides that, if all of the conditions set forth in the merger agreement are satisfied or waived, Alpine will be merged with and into Merger Sub with Merger Sub as the surviving company and a wholly owned subsidiary of Midland. Following the completion of the merger, Midland intends to merge Alpine Bank with and into Midland States Bank, with Midland States Bank as the surviving bank. At such time, Alpine Bank's banking offices will become banking offices of Midland States Bank.

        The merger agreement is included as Annex A to this joint proxy statement/prospectus and is incorporated by reference herein. We urge you to read the merger agreement carefully and fully, as it is the legal document that governs the merger.

What Alpine shareholders will receive as consideration in the merger (See page [    •    ])

        If the merger is completed, Midland will pay an aggregate of $33,306,000 in cash and issue an aggregate of 4,463,200 shares of Midland common stock. Based on 8,449,278 shares of Alpine common stock outstanding as of [    •    ], the latest practicable date before the date of this proxy statement/prospectus, each share of Alpine common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by Alpine, Midland or Merger Sub and any dissenting shares), will be converted into the right to receive $3.94 in cash and 0.5282 shares of Midland common stock (which we refer to as the "exchange ratio"), subject to certain adjustments, as described in this joint proxy statement/prospectus, and with cash paid in lieu of fractional shares. The merger consideration will be adjusted downward to the extent that Alpine's total adjusted tangible shareholders' equity at closing is less than $105.4 million. As of September 30, 2017, Alpine's total tangible shareholders' equity was approximately $110.5 million.

        Alpine shareholders who elect to exercise their appraisal rights will not be converted into the applicable merger consideration.

Potential adjustment of merger consideration (See page [    •    ])

        The merger consideration is subject to potential adjustment in three circumstances. First, if Alpine's total adjusted tangible shareholders' equity as of the close of business on the final day of the month immediately preceding the closing date of the merger reflects total tangible shareholders' equity, as adjusted pursuant to the merger agreement, of less than $105.4 million, then the cash component of the merger consideration will be reduced by the amount of such deficiency. As of September 30, 2017, Alpine's total tangible shareholders' equity was approximately $110.5 million. Second, if the volume-weighted average closing price of Midland common stock over the 20-day period prior to the determination date (i) is less than $23.88 per share and (ii) represents a percentage change, relative to a base value of $29.85 per share of Midland common stock, that is more than 20% below the percentage change in the KBW Nasdaq Regional Banking Index, measured by comparing the average closing value of that index over that 20-day period to a base value of $100.40, then Alpine will have the right to terminate the merger agreement unless Midland elects to cure either of these deficiencies by increasing the exchange ratio. Third, if, prior to the effective time of the merger, shares of Midland common stock are changed into a different number of shares or a different class of shares pursuant to any stock dividend, subdivision, reclassification, recapitalization, split, combination, or exchange of shares, an appropriate adjustment will be made to the exchange ratio so as to provide the holders of Alpine common stock with the same economic effect as contemplated by the merger agreement prior to such event. See "Description of the Merger Agreement—Merger consideration."

Treatment of Alpine restricted stock units (See page [    •    ])

        Alpine will cause the restricted stock units of Alpine to vest and be cancelled on the date of the effective time of the merger, and Midland will provide a cash payment in respect of each restricted stock unit of Alpine in an amount equal to $19.55.

Material U.S. federal income tax consequences of the merger (See page [    •    ])

        U.S. holders of Alpine common stock will recognize gain, but not loss, upon the exchange of their Alpine shares for Midland common stock and cash, but their taxable gain will not exceed the cash they receive in the merger. The tax consequences of the merger to each Alpine shareholder will depend on such Alpine shareholder's own situation. We strongly urge Alpine shareholders to consult with their own tax advisors for a full understanding of the tax consequences of the merger to them. The parties' respective obligations to complete the merger are conditioned on receipt of a tax opinion from their respective counsel that the merger qualifies as a reorganization under Section 368(a) of the Internal Revenue Code. The opinions will not bind the Internal Revenue Service, which could take a different view.

        See "Material U.S. Federal Income Tax Consequences of the Merger" for a more detailed discussion of the tax consequences of the merger.

Midland's reasons for the merger; Board recommendation to Midland's shareholders (See page [    •    ])

        Midland's board of directors believes that the merger agreement and the transactions contemplated therein, including the issuance of Midland common stock in connection with the merger, are in the best interests of Midland and its shareholders. Midland's board of directors unanimously recommends that you vote "FOR" approval of the Midland share issuance proposal and "FOR" approval of the Midland adjournment proposal. See "The Merger—Midland's reasons for the merger and recommendation of the board of directors."

Alpine's reasons for the merger; Board recommendation to Alpine's shareholders (See page [    •    ])

        The Alpine board of directors believes that the merger agreement and the transactions contemplated therein are in the best interests of Alpine and its shareholders. Alpine's board of directors unanimously recommends that Alpine shareholders vote "FOR" the proposal to adopt the merger agreement and "FOR" approval of the Alpine adjournment proposal. See "The Merger—Alpine's reasons for the merger and recommendation of the board of directors."

Opinion of Alpine's financial advisor (See page [    •    ])

        At the October 13, 2017 meeting of the Alpine board of directors, a representative of Sheshunoff & Co. Investment Banking, L.P. (which we refer to as "Sheshunoff") rendered Sheshunoff's oral opinion, which was subsequently confirmed by delivery of a written opinion to the Alpine board of directors, dated October 13, 2017, as to the fairness, as of such date, from a financial point of view, to the holders of Alpine's outstanding common stock of the merger consideration to be received by such holders in the merger pursuant to the merger agreement, based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of its opinion.

        The full text of the written opinion of Sheshunoff, dated October 13, 2017, which sets forth, among other things, the various qualifications, assumptions and limitations on the scope of the review undertaken, is attached as Annex C to this document. Sheshunoff provided its opinion for the information and assistance of the Alpine board of directors (solely in its capacity as such) in connection with, and for purposes of, its consideration of the merger and its opinion only addresses whether the merger consideration to be received by the holders of Alpine common stock in the merger pursuant to the merger agreement was fair, from a financial point of view, to such holders. The opinion of Sheshunoff did not address any other term or aspect of the merger agreement or the merger contemplated thereby. The Sheshunoff opinion does not constitute a recommendation to the Alpine board of directors or any holder of Alpine common stock as to how the board of directors, such shareholder or any other person should vote or otherwise act with respect to the merger or any other matter.

Interests of officers and directors of Alpine in the merger may be different from, or in addition to, those of Alpine's shareholders (See page [    •    ])

        The interests of some of the directors and executive officers of Alpine are different from those of Alpine shareholders. These include, among others, the treatment of outstanding Alpine restricted stock units under the merger agreement, certain payments and benefits payable under employment agreements in connection with the merger, and the rights to continued indemnification and insurance coverage by Midland for certain types of acts and omissions prior to the merger. The members of the Alpine board of directors knew about these additional interests and considered them, among other matters, when making its decision to approve the merger agreement, and in recommending that Alpine's shareholders vote in favor of adopting the merger agreement. See "The Merger—Interests of certain persons in the merger."

Alpine shareholders will have appraisal rights in connection with the merger (See page [    •    ])

        Alpine shareholders may assert appraisal rights in connection with the merger and, upon complying with the requirements of the DGCL, receive cash in the amount of the "fair value" of their shares of Alpine common stock instead of the merger consideration. This "fair value" could be more than the merger consideration but could also be less. See "The Merger—Alpine shareholder appraisal rights".

        A copy of the applicable section of the DGCL is attached as Annex D to this document. You should read the statute carefully and consult with your legal counsel if you intend to exercise these rights. Midland shareholders are not entitled to appraisal rights with respect the merger.

The merger and the performance of the combined company are subject to a number of risks (See page [    •    ])

        There are a number of risks relating to the merger and to the businesses of Midland, Alpine and the combined company following the merger. See the "Risk Factors" for a discussion of these and other risks relating to the merger. You should also consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. See "Incorporation of Certain Midland Documents by Reference" and "Where You Can Find More Information."

Shareholder approval will be required to complete the merger and approve the other proposals set forth in the notices (See page [    •    ])

        Midland.    Approval of the Midland share issuance proposal by Midland's shareholders at Midland's special meeting of shareholders on [    •    ] is required to complete the merger. The presence, in person or by proxy, of a majority of the shares of Midland common stock entitled to vote is necessary to constitute a quorum at the meeting. Each share of Midland common stock outstanding on the record date entitles its holder to one vote on each of the proposals to be considered. Approval of the Midland share issuance proposal and approval of the Midland adjournment proposal will each require the affirmative vote of a majority of the votes represented at the meeting. Abstentions are deemed to be represented at the meeting and thereby have the same effect as a vote against these proposals. Shares not voted and broker non-votes will have no effect on these proposals. As of the record date of [    •    ], Midland's directors and executive officers and their affiliates held approximately [    •    ]% of the outstanding shares of Midland common stock entitled to vote at the special meeting.

        Alpine.    Approval by Alpine's shareholders at Alpine's special meeting of shareholders on [    •    ] is required to complete the merger. The presence, in person or by proxy, of a majority of the shares of Alpine common stock entitled to vote on the merger agreement is necessary to constitute a quorum at the meeting. Each share of Alpine common stock outstanding on the record date entitles its holder to one vote on each of the proposals to be considered. Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Alpine common stock entitled to vote. Abstentions, shares not voted and broker non-votes will have the same effect as a vote against the proposal to adopt the merger agreement. Approval of the Alpine adjournment proposal requires the affirmative vote of the holders of a majority of the shares of Alpine common present in person or represented by proxy at the meeting and entitled to vote. Abstentions are deemed to be represented and voted at the meeting and thereby have the same effect as a vote against such proposal. Shares not voted and broker non-votes will have no effect on the proposal. As of the record date of [    •    ], Alpine's directors and executive officers and their affiliates held approximately 33.1% of the outstanding shares of Alpine common stock entitled to vote at the special meeting.

Completion of the merger is subject to regulatory approvals (See page [    •    ])

        The merger cannot proceed without obtaining all requisite regulatory approvals. Midland and Alpine have agreed to use their reasonable best efforts to obtain the required approvals. The merger of Midland and Alpine is subject to prior approval of the Board of Governors of the Federal Reserve System (which we refer to as the "Federal Reserve"). Midland submitted an application with the Federal Reserve on November 21, 2017 seeking the necessary approval. The merger may not be consummated until 15 days after receipt of Federal Reserve approval, during which time the United States Department of Justice may challenge the merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve's approval, unless a court specifically orders otherwise.

        Following the completion of the merger, Midland intends to merge Alpine Bank with and into Midland States Bank, with Midland States Bank as the surviving bank. The bank merger will be subject to approval by the Federal Reserve and the Illinois Department of Financial and Professional Regulation (which we refer to as the "IDFPR"). Midland States Bank submitted applications with the Federal Reserve and the IDFPR on November 21, 2017 seeking the necessary approvals for the bank merger.

        While Midland knows of no reason why the approval of any of the applications would be denied or unduly delayed, it cannot assure you that all regulatory approvals required to complete the merger and the bank merger will be obtained or obtained in a timely manner.

Conditions to the merger (See page [    •    ])

        Closing conditions for the benefit of Midland and Merger Sub.    Midland's and Merger Sub's obligations are subject to fulfillment of certain conditions, including:

  •
  accuracy of representations and warranties of Alpine in the merger agreement, subject to certain materiality exceptions (and the receipt of an officer's certificate to that effect);

  •
  performance by Alpine in all material respects of its obligations under the merger agreement (and the receipt of an officer's certificate to that effect);

  •
  adoption of the merger agreement by Alpine shareholders and approval of the Midland share issuance proposal by Midland shareholders;

  •
  the holders of no more than 2% in the aggregate of the outstanding shares of Alpine common stock electing to exercise their appraisal rights;

  •
  no proceedings challenging or seeking damages in connection with, or that may prevent, delay, make illegal or otherwise interfere with, the transactions contemplated by the merger agreement, in each case that would reasonably be expected to have a material adverse effect on Midland;

  •
  no order, injunction, decree, statute, rule, regulation or other legal restraint or prohibition preventing or making illegal the consummation of the merger or any of the other transactions contemplated by the merger agreement;

  •
  receipt of all necessary regulatory approvals, none of which imposes a restriction or condition that would reasonably be expected by Midland's board to materially restrict or burden Midland;

  •
  the registration statement, of which this joint proxy statement/prospectus is a part, concerning Midland common stock issuable pursuant to the merger agreement having been declared effective by the SEC and continuing to be effective as of the effective time of the merger;

  •
  receipt of a legal opinion from Chapman and Cutler LLP (which we refer to as "Chapman"), counsel to Alpine, with respect to the approval of the merger agreement by Alpine and certain other matters;

  •
  receipt of a tax opinion from Barack Ferrazzano Kirschbaum & Nagelberg LLP (which we refer to as "Barack Ferrazzano"), counsel to Midland, that: (i) the merger constitutes a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code; (ii) each of Midland and Alpine will be a party to such reorganization within the meaning of Section 368(b) of the Internal Revenue Code; (iii) no gain or loss will be recognized to Alpine's shareholders upon receipt of Midland common stock in exchange for their shares of Alpine common stock, except to the extent of any cash consideration received and any cash received in lieu of fractional shares;

  •
  the filing of a notification form for the listing of additional shares of Midland with the Nasdaq Stock Market, LLC and the absence of any objection from the Nasdaq Stock Market, LLC;

  •
  Alpine's adjusted total tangible shareholders' equity is no less than $100,130,000, after giving effect to all dividends on Alpine common stock on or prior to the closing date; and

  •
  no material adverse change with respect to Alpine since October 16, 2017.

        Closing conditions for the benefit of Alpine.    Alpine's obligations are subject to fulfillment of certain conditions, including:

  •
  accuracy of representations and warranties of Midland in the merger agreement, subject to certain materiality exceptions (and the receipt of an officer's certificate to that effect);

  •
  performance by Midland in all material respects of its obligations under the merger agreement (and the receipt of an officer's certificate to that effect);

  •
  adoption of the merger agreement by Alpine shareholders and approval of the Midland share issuance proposal by Midland shareholders;

  •
  no proceedings challenging or seeking damages in connection with, or that may prevent, delay, make illegal or otherwise interfere with, the transactions contemplated by the merger agreement, in each case that would reasonably be expected by Alpine's board to have a material adverse effect on the surviving entity in the merger;

  •
  no order, injunction, decree, statute, rule, regulation or other legal restraint or prohibition preventing or making illegal the consummation of the merger or any of the other transactions contemplated by the merger agreement;

  •
  receipt of all necessary regulatory approvals, none of which imposes a restriction or condition that would reasonably be expected by Alpine's board to materially restrict or burden the surviving entity in the merger;

  •
  the registration statement, of which this joint proxy statement/prospectus is a part, concerning Midland common stock issuable pursuant to the merger agreement having been declared effective by the SEC and continuing to be effective as of the effective time of the merger;

  •
  receipt of a tax opinion from Chapman that: (i) the merger constitutes a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code; (ii) each of Midland and Alpine will be a party to such reorganization within the meaning of Section 368(b) of the Internal Revenue Code; (iii) no gain or loss will be recognized to Alpine's shareholders upon receipt of Midland common stock in exchange for their shares of Alpine common stock, except to the extent of any cash consideration received and any cash received in lieu of fractional shares;

  •
  the filing of a notification form for the listing of additional shares of Midland with the Nasdaq Stock Market, LLC and the absence of any objection from the Nasdaq Stock Market, LLC; and

  •
  no material adverse change with respect to Midland since October 16, 2017.

How the merger agreement may be terminated by Midland and Alpine (See page [    •    ])

        Midland and Alpine may mutually agree to terminate the merger agreement and abandon the merger at any time. Subject to conditions and circumstances described in the merger agreement, either Midland or Alpine may also terminate the merger agreement if:

  •
  any regulatory authority has denied approval of any of the transactions contemplated by the merger agreement and such denial has become final and nonappealable, or any application for a necessary regulatory approval has been withdrawn at the request of a regulatory authority, provided that this right to terminate is not available to a party whose failure to fulfill its covenants under the merger agreement has been the cause of the denial or withdrawal of regulatory approval;

  •
  the Alpine shareholders do not adopt the merger agreement or the Midland shareholders do not approve the Midland share issuance proposal;

  •
  the merger is not completed by September 30, 2018 (which we refer to as the "outside date"), provided that this right to terminate is not available to a party whose failure to fulfill its covenants under the merger agreement has been the cause of the failure of the merger to be completed before such date; or

  •
  any court or regulatory authority issues a final, non-appealable judgment, order, injunction, rule or decree, or taken any other action prohibiting the transactions contemplated by the merger agreement.

        In addition, Alpine may terminate the merger agreement if:

  •
  Alpine is not in material breach of the merger agreement, and there is a breach of any of the covenants, agreements, representations or warranties of Midland such that the applicable conditions set forth in the merger agreement would not be satisfied, and such breach has not been, or cannot be, cured prior to the earlier of two business days before the outside date or 30 days after notice to Midland from Alpine;

  •
  prior to adoption of the merger agreement by Alpine shareholders, Alpine receives an unsolicited third-party acquisition proposal for at least 50% of Alpine and Alpine's board of directors concludes, after considering the advice of its advisors, that such acquisition proposal is or would reasonably be likely to result in a superior proposal and that failing to terminate the merger agreement would be inconsistent with the Alpine directors' fiduciary duties; provided that Midland is given five business days to renegotiate the transaction, and at the conclusion of that period, Alpine continues to believe that the third party proposal is a superior proposal; or

  •
  on the determination date, the volume-weighted average closing price of a share of Midland common stock for the 20 consecutive trading days ending on and including the determination date is less than $23.88 and represents a percentage change, relative to a base value of $29.85 per share of Midland common stock, that is more than 20% below the percentage change in the KBW Nasdaq Regional Banking Index, measured by comparing the average closing value of that index over that 20-day period to a base value of $100.40, unless Midland elects to cure either of these deficiencies by increasing the stock portion of the merger consideration as described in the section entitled "The Merger Agreement—Merger consideration."

        In addition, Midland may terminate the merger agreement as follows:

  •
  Midland is not in material breach of the merger agreement, and there is a breach of any of the covenants, agreements, representations or warranties of Alpine such that the applicable conditions set forth in the merger agreement would not be satisfied, and such breach has not been, or cannot be, cured prior to the earlier of two business days before the outside date or 30 days after notice to Alpine from Midland;

  •
  Alpine materially breaches its obligations under the merger agreement to hold the Alpine special meeting or its non-solicitation obligations; or

  •
  Alpine's board of directors withholds, withdraws, qualifies or adversely modifies its recommendation to Alpine's shareholders that they vote in favor of the adoption of the merger agreement, or publicly proposes to do the same.

        Any termination of the merger agreement will not relieve the breaching party from liability resulting from its fraud or any willful and material beach by that party of the merger agreement.

A termination fee may be payable by Alpine or Midland under some circumstances (See page [    •    ])

        Alpine has agreed to pay Midland its documented out-of-pocket costs and expenses incurred in connection with the merger agreement if the merger agreement is terminated by Midland due to a breach of the covenants, agreements, representations or warranties of Alpine such that the conditions set forth in the merger agreement would not be satisfied. Alpine has also agreed to pay Midland a termination fee of $9.0 million if the merger agreement is terminated under other circumstances relating to (i) third party acquisition proposals, (ii) Alpine's obligations to hold the Alpine special meeting and recommend that Alpine shareholders adopt the merger agreement, or (iii) Alpine's shareholders failing to adopt the merger agreement if any party to the voting agreement described below has materially breached its obligations thereunder.

        Midland has agreed to pay Alpine's documented out-of-pocket costs and expenses incurred in connection with the merger agreement if the merger agreement is terminated by Alpine due to a breach of the covenants, agreements, representations or warranties of Midland such that the conditions set forth in the merger agreement would not be satisfied.

Voting agreement (See page [    •    ])

        On October 16, 2017, certain of the shareholders of Alpine agreed to vote all of their shares of Alpine common stock in favor of adopting the merger agreement at the Alpine special meeting. The voting agreement covered 6,050,225 shares of Alpine common stock, constituting approximately 71.6% of Alpine's outstanding shares of common stock as of October 16, 2017. This voting agreement terminates if the merger agreement is terminated in accordance with its terms. A copy of the voting agreement is attached to this joint proxy statement/prospectus as Annex B.

Accounting treatment of the merger (See page [    •    ])

        For accounting and financial reporting purposes, the merger will be accounted for under the acquisition method of accounting for business combinations in accordance with generally accepted accounting principles in the United States (which we refer to as "GAAP").

Certain differences in Midland shareholder rights and Alpine shareholder rights (See page [    •    ])

        Alpine shareholders who become Midland shareholders as a result of the merger will have different rights after completion of the merger. Their rights as shareholders after the merger will be governed by the Illinois Business Corporation Act (which we refer to as the "IBCA") and by Midland's articles of incorporation and bylaws. The rights of Midland shareholders are different in certain respects from the rights of Alpine's shareholders, which are governed by the DGCL and Alpine's certificate of incorporation and bylaws.

Midland shares will be listed on Nasdaq (See page [    •    ])

        The shares of Midland common stock to be issued pursuant to the merger will be listed on the Nasdaq Global Select Market under the symbol "MSBI."

Financing (See page [    •    ])

        Midland's obligation to complete the merger is not subject to any financing condition. Midland expects to pay the cash portion of the merger consideration using cash on hand, including approximately $39.4 million of net proceeds received from the issuance of subordinated notes to institutional accredited investors completed on October 13, 2017.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF MIDLAND

        The following table summarizes selected historical consolidated financial data of Midland for the periods and as of the dates indicated. This information has been derived from Midland's consolidated financial statements filed with the SEC. You should read this information in conjunction with Midland's consolidated financial statements and related notes thereto included in Midland's Annual Report on Form 10-K as of and for the year ended December 31, 2016, and Midland's Quarterly Report on Form 10-Q as of and for the nine months ended September 30, 2017, each of which is incorporated by reference into this joint proxy statement/prospectus. See "Incorporation of Certain Midland Documents by Reference" and "Where You Can Find More Information."

	As of and for the Nine Months Ended September 30,		As of and for the Year Ended December 31,
(dollars in thousands, except per share data)	2017	2016	2016	2015	2014	2013	2012
Balance Sheet Data:
Total assets	$4,347,761	$3,247,727	$3,233,723	$2,884,824	$2,676,614	$1,739,548	$1,572,064
Total loans, gross	3,157,972	2,312,778	2,319,976	1,995,589	1,798,015	1,205,501	978,517
Allowance for loan losses	(16,861)	(15,559)	(14,862)	(15,988)	(12,300)	(23,672)	(26,190)
Loans held for sale	35,874	61,363	70,565	54,413	96,407	3,062	7,312
Investment securities	467,852	335,153	325,011	324,148	355,531	311,126	338,829
Deposits	3,114,467	2,420,032	2,404,366	2,367,648	2,150,633	1,381,889	1,268,134
Short-term borrowings	153,443	138,289	131,557	107,538	129,714	87,420	71,222
FHLB advances and other borrowings	488,870	237,543	237,518	40,178	74,349	73,410	75,082
Subordinated debt	54,581	54,484	54,508	61,859	7,370	7,299	5,000
Trust preferred debentures	45,267	37,316	37,405	37,057	36,930	11,830	10,000
Preferred shareholders' equity	3,015	—	—	—	—	57,370	57,370
Common shareholders' equity	447,674	321,749	321,770	232,880	219,929	92,070	73,548
Total shareholders' equity	450,689	321,749	321,770	232,880	219,929	149,440	130,918
Income Statement Data:
Interest income	$109,613	$91,268	$121,249	$117,796	$73,141	$74,989	$74,197
Interest expense	15,987	11,974	15,995	12,889	8,543	9,069	11,271

Net interest income	93,626	79,294	105,254	104,907	64,598	65,920	62,926
Provision for loan losses	3,480	3,146	5,591	11,127	92	173	2,052
Noninterest income	45,364	41,572	72,057	59,482	20,441	16,230	14,044
Noninterest expense	116,805	87,199	121,289	117,847	69,480	61,449	56,419

Income before taxes	18,705	30,521	50,431	35,415	15,467	20,528	18,499
Provision for income taxes	4,640	10,562	18,889	11,091	4,651	6,023	4,842

Net income	14,065	19,959	31,542	24,324	10,816	14,505	13,657
Preferred stock dividends and premium amortization	46	—	—	—	7,601	4,718	5,211

Net income available to common shareholders	$14,019	$19,959	$31,542	$24,324	$3,215	$9,787	$8,446

Per Share Data (Common Stock):
Earnings:
Basic	$0.81	$1.46	$2.22	$2.03	$0.53	$2.12	$1.96
Diluted(1)	0.78	1.43	2.17	2.00	0.53	1.70	1.62
Dividends declared	0.60	0.54	0.72	0.65	0.59	0.53	0.48
Book value(2)	23.45	20.89	20.78	19.74	18.72	19.93	17.28
Book value—as converted(2)(3)	23.45	20.89	20.78	19.74	18.72	17.81	16.37
Tangible book value(4)	17.41	17.52	17.16	15.20	13.82	16.48	13.47
Tangible book value—as converted(2)(3)(4)	17.41	17.52	17.16	15.20	13.82	15.91	14.34
Market price	31.68	25.34	36.18	N/A	N/A	N/A	N/A
Performance Metrics:
Return on average assets	0.50%	0.88%	1.03%	0.88%	0.62%	0.89%	0.91%
Return on average shareholders' equity	4.94	9.71	10.95	10.68	6.82	10.45	10.75
Return on average common shareholders' equity	4.94	9.71	10.95	10.69	2.83	12.01	12.13
Allowance for loan losses to total loans(5)	0.53	0.67	0.64	0.80	0.69	1.96	2.68
Net interest margin(6)	3.78	4.01	3.92	4.38	4.21	4.68	4.82
Common stock dividend payout ratio(7)	74.07	36.99	32.43	32.02	111.32	25.00	24.49

(1)
'Earnings per share are calculated utilizing the two-class method. Basic earnings per share are calculated by dividing the sum of distributed earnings to common shareholders and undistributed earnings allocated to common shareholders by the weighted average number of common shares outstanding. Diluted earnings per share are calculated by dividing the sum of distributed earnings to common shareholders and undistributed earnings allocated to common shareholders by the weighted average number of shares adjusted for the dilutive effect of outstanding stock options and common stock warrants using the treasury stock method and convertible preferred stock and convertible debentures using the if-converted method. For the years ended December 31, 2014, 2013 and 2012, diluted earnings per share considered, when dilutive, the weighted average shares of common stock issuable upon conversion of Midland's Series C preferred stock, Series D preferred stock, Series E preferred stock and Series F preferred stock then outstanding. During 2014, Midland's Series C, D, E and F preferred stock was converted into shares of common stock. Midland did not have any preferred stock or warrants to acquire preferred stock outstanding during 2015 or 2016. For the nine months ended September 30, 2017, diluted earnings per share considered, when dilutive, the weighted average shares of common stock issuable upon conversion of Midland's Series G preferred stock and Series H preferred stock then outstanding.

(2)
For purposes of computing book value per common share, book value equals total common shareholders' equity.

(3)
Book value per share—as converted and tangible book value per share—as converted each give effect to: (i) for December 31, 2013, the conversion of all of the issued and outstanding shares of Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock into an aggregate of 3,772,664 shares of Midland's common stock; and (ii) for December 31, 2012, the conversion of all of the issued and outstanding shares of Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock into an aggregate of 3,739,028 shares of Midland's common stock. Midland did not have any convertible preferred stock or warrants to acquire convertible preferred stock outstanding at December 31, 2014, 2015 or 2016 or September 30, 2016 or 2017.

(4)
Tangible book value per share and tangible book value per share—as converted are non-GAAP financial measures. See "Non-GAAP financial measures," below for a reconciliation of these measures to their most comparable GAAP measures.

(5)
PCI loans, as well as other loans acquired in a business combination, are recorded at estimated fair value on their purchase date without a carryover of the related allowance for loan losses. Accordingly, Midland's ratios that are computed using nonperforming loans and/or allowance for loan losses may not be comparable to similar ratios of Midland's peers.

(6)
Net interest margin is presented on a fully taxable equivalent ("FTE") basis.

(7)
Common stock dividend payout ratio represents dividends per share divided by basic earnings per share.

Non-GAAP financial measures

        Midland's management uses tangible book value per share and tangible book value per share—as converted in its analysis of Midland's performance. Tangible book value per share and tangible book value per share—as converted are non-GAAP financial measures generally used by financial analysts and investment bankers to evaluate capital adequacy. Midland calculates: (i) tangible common equity as total shareholders' equity less preferred equity, noncontrolling interest in subsidiaries, goodwill and other intangible assets (excluding mortgage servicing rights); and (ii) tangible book value per share as tangible common equity divided by shares of common stock outstanding (in the case of the "as converted" measure, assuming the conversion of all preferred shares that were outstanding prior to December 31, 2014).

        Midland's management, banking regulators, many financial analysts and other investors use these measures in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of preferred equity and/or goodwill or other intangible assets, which typically stem from the use of the purchase accounting method of accounting for mergers and acquisitions. Tangible common equity, tangible book value per share and related measures should not be considered in isolation or as a substitute for total shareholders' equity, book value per share or any other measure calculated in accordance with GAAP. Moreover, the manner in which Midland calculates tangible common equity, tangible book value per share (as converted) and any other related measures may differ from that of other companies reporting measures with similar names. The following table reconciles shareholders' equity (on a GAAP basis) to tangible common equity and calculates Midland's tangible book value per share (as converted):

	As of and for the Nine Months Ended September 30,		As of and for the Year Ended December 31,
(dollars in thousands, except per share data)	2017	2016	2016	2015	2014	2013	2012
Shareholders' Equity to Tangible Common Equity:
Total shareholders' equity—GAAP	$450,689	$321,749	$321,770	$232,880	$219,456	$149,440	$130,918
Adjustments:
Preferred equity	(3,015)	—	—	—	—	(57,370)	(57,370)
Goodwill	(97,351)	(46,519)	(48,836)	(46,519)	(47,946)	(7,732)	(7,732)
Other intangibles	(17,966)	(5,391)	(7,187)	(7,004)	(9,464)	(8,189)	(8,485)

Tangible common equity	$332,357	$269,839	$265,747	$179,357	$162,046	$76,149	$57,331
Adjustments:
Preferred equity	—	—	—	—	—	57,370	57,370
Warrants	—	—	—	—	—	—	—

Tangible common equity—as converted(1)	$332,357	$269,839	$265,747	$179,357	$162,046	$133,519	$114,701

Common shares outstanding	19,093,153	15,404,423	15,483,499	11,797,404	11,725,158	4,620,026	4,257,319
Adjustments:
Upon conversion of preferred stock	—	—	—	—	—	3,772,664	3,739,028

Common shares outstanding—as converted(1)	19,093,153	15,404,423	15,483,499	11,797,404	11,725,158	8,392,690	7,996,347

Tangible book value per share	$17.41	$17.52	$17.16	$15.20	$13.82	$16.48	$13.47
Tangible book value per share—as converted(1)	17.41	17.52	17.16	15.20	13.82	15.91	14.34

(1)
As converted represents amount per common share with all preferred shares that were outstanding prior to December 31, 2014 converted into common shares.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF ALPINE

        The following table summarizes selected historical consolidated financial data of Alpine for the periods and as of the dates indicated. You should read this information in conjunction with Alpine's consolidated financial statements and related notes thereto as of the years ended December 31, 2016 and 2015, which are included in this joint proxy statement/prospectus. See "Alpine Financial Statements" in this joint proxy statement/prospectus.

	As of and for the nine months ended September 30,		As of and for the year ended December 31,
	2017	2016	2016	2015	2014	2013	2012	2011
	(in thousands, except share data)
Financial Condition Data:
Total assets	$1,264,471	$1,256,347	$1,249,886	$1,207,888	$1,161,828	$1,113,197	$1,108,716	$1,039,717
Loans held-for-sale	10,308	13,681	13,568	8,763	8,010	5,678	12,722	15,687
Loans, gross	822,660	778,218	801,110	728,181	616,236	599,731	578,318	570,595
Allowance for loan losses	9,751	10,007	9,856	10,056	10,464	12,665	11,960	16,459
Total investment securities	342,255	353,885	350,466	372,771	439,147	442,491	402,167	370,598
Goodwill and other intangible assets	—	—	—	—	—	—	—	—
Non-interest bearing deposits	333,776	307,326	325,829	289,919	251,075	231,866	216,281	179,646
Interest bearing deposits	787,093	804,135	783,617	793,203	787,617	767,500	774,136	749,324
Total deposits	1,120,869	1,111,461	1,109,446	1,083,122	1,038,692	999,366	990,417	928,970
Subordinated debentures	—	—	—	—	—	13,450	13,450	13,450
Line of credit	—	—	—	150	—	—	—	3,864
FHLB Advances	20,114	20,868	20,681	5,300	5,300	5,300	2,900	—
Other liabilities	12,962	11,768	10,589	9,362	10,336	8,103	8,093	6,938
Total stockholders' equity	110,526	112,250	109,170	109,954	107,500	86,978	93,856	86,495
Income Statement Data:
Interest and dividend income	$31,566	$29,173	$39,246	$37,522	$36,344	$34,826	$36,806	$40,378
Interest expense	2,008	2,462	3,181	3,134	4,630	4,674	5,873	7,831

Net interest and dividend income	29,558	26,711	36,065	34,388	31,714	30,152	30,933	32,547
Provision for loan losses	—	200	450	100	(1,950)	3,135	6,276	7,725

Net interest and dividend income after provision	$29,558	$26,511	$35,615	$34,288	$33,664	$27,017	$24,657	$24,822
Non-interest income	17841	17,992	24,254	21,829	19,576	20,083	19,489	16,194
Non-interest expenses	34,683	33,882	45,304	41,814	39,345	36,480	34,536	35,271

Income before income taxes	$12,716	$10,621	$14,565	$14,303	$13,895	$10,620	$9,610	$5,745
Income tax expense(1)	132	123	125	111	127	134	78	155

Net income	$12,584	$10,498	$14,440	$14,192	$13,768	$10,486	$9,532	$5,590

	As of and for the nine months ended September 30,		As of and for the year ended December 31,
	2017	2016	2016	2015	2014	2013	2012	2011
	(in thousands, except share data)
Per Share Data(1):
Basic earnings per share	1.49	1.24	1.70	1.67	1.76	1.36	1.23	0.72
Diluted earnings per share	1.49	1.24	1.70	1.67	1.76	1.36	1.23	0.72
Book value per share	13.08	13.25	12.88	12.97	12.64	11.26	12.15	11.20
Tangible book value per share(2)	13.08	13.25	12.88	12.97	12.64	11.26	12.15	11.20
Period end shares outstanding	8,449,278	8,474,750	8,475,000	8,475,000	8,505,000	7,725,000	7,725,000	7,725,000
Basic weighted average shares outstanding	8,457,666	8,469,317	8,470,743	8,493,454	7,823,700	7,725,000	7,725,000	7,725,000
Diluted weighted average shares outstanding	8,457,666	8,469,317	8,470,743	8,493,454	7,823,700	7,725,000	7,725,000	7,725,000
Performance Ratios(3):
Return on average assets	1.33%	1.13%	1.16%	1.18%	1.18%	0.94%	0.88%	0.55%
Return on average equity	15.50%	12.64%	13.03%	13.07%	14.75%	11.49%	10.67%	7.06%
Net interest margin	3.50%	3.22%	3.29%	3.65%	3.28%	3.10%	3.29%	3.65%
Asset Quality Ratios:
Non-performing assets to total assets	0.35%	0.20%	0.32	0.26%	0.46%	0.40%	1.31%	1.09%
Non-performing loans to total loans(4)	0.52	0.24	0.40	0.27	0.51	0.68	2.32	1.63
Allowance for loan losses to total loans(4)	1.19	1.29	1.23	1.38	1.70	2.11	2.07	2.88
Allowance for loan losses to non-performing loans	227.14	541.50	306.66	512.28	329.06	305.99	87.22	172.44
Net charge-offs to average loans(5)	0.02	0.04	0.11	0.10	0.04	0.41	1.90	0.60

(1)
The per share data has been adjusted to reflect the 150 for 1 stock split effected by Alpine on December 30, 2015.

(2)
Tangible book value per share is a non-GAAP financial measure. Tangible book value per share is calculated as total stockholders' equity less goodwill and other intangible assets, divided by the number of common shares outstanding as of the balance sheet date. We believe that the most directly comparable GAAP financial measure is book value per share. Because Alpine does not have any goodwill or other intangible assets for the periods presented, tangible book value per share is euqal to book value per share.

(3)
Nine months results have been annualized.

(4)
Total loans are the loan held for investment, gross.

(5)
Average loans are the average loans held for investment, gross.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL DATA

        The following tables show selected unaudited pro forma condensed combined financial data about the financial condition and results of operations of Midland after giving effect to the Alpine merger. This pro forma financial data assumes that the Alpine merger is accounted for under the acquisition method of accounting for business combinations in accordance with GAAP, and that the assets and liabilities of Alpine will be recorded by Midland at their respective fair values as of the date the merger is completed. The selected unaudited pro forma condensed combined income statements for the nine months ended September 30, 2017 and the year ended December 31, 2016 give effect to the Alpine merger as if it had become effective on January 1, 2016. The selected unaudited pro forma condensed combined income statements also give effect to the acquisition of Centrue Financial Corporation (which we refer to as "Centrue"), which closed on June 9, 2017, as if that transaction became effective on January 1, 2016. The selected unaudited pro forma condensed combined balance sheet data gives effect to the Alpine merger as if the transaction had occurred on September 30, 2017. The selected unaudited pro forma condensed combined financial data has been derived from and should be read in conjunction with the consolidated financial statements and related notes of Midland, Alpine and Centrue, which are included in, or incorporated by reference into, this joint proxy statement/prospectus by reference. See "Incorporation of Certain Midland Documents by Reference," "Where You Can Find More Information," "Unaudited Pro Forma Condensed Combined Financial Data," and "Alpine Financial Statements."

        The selected unaudited pro forma condensed combined financial data is presented for illustrative purposes only and does not indicate the financial results or financial condition of the combined company had the companies actually been combined at the dates indicated. The selected unaudited pro forma condensed combined financial data also does not consider any integration expenses, expense efficiencies or other potential effects of the merger. In addition, as explained in more detail in the accompanying notes to the "Unaudited Pro Forma Condensed Combined Financial Data," the preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the merger.

(dollars in thousands)	Nine months ended September 30, 2017	Year ended December 31, 2016
Pro Forma Condensed Combined Income Statement Data
Interest income	$159,238	$198,174
Interest expense	21,849	25,912
Net interest income	137,389	172,262
Provision for loan losses	3,480	6,341
Net income after for provision for loan losses	133,909	165,921
Noninterest income	67,519	109,057
Noninterest expense	171,496	203,667
Income before income taxes	29,932	71,311
Income taxes	8,864	26,328
Net income	$21,068	$44,983

(dollars in thousands)	As of September 30, 2017
Pro Forma Condensed Combined Balance Sheet Data
Loans	$3,960,682
Allowance for loan losses	16,861
Investment securities	807,634
Goodwill and intangible assets	204,493
Total assets	5,692,165
Deposits	4,235,336
Total shareholders' equity	598,421

COMPARATIVE HISTORICAL AND UNAUDITED PER COMMON SHARE DATA

        We have summarized below the per share information for our companies on a historical, pro forma combined and equivalent basis. Except for the historical information for the year ended December 31, 2016, the data provided below is unaudited. The pro forma combined and pro forma equivalent data give effect to the Alpine merger as if the transaction had been effective on January 1, 2016, in the case of the per share earnings and dividend data, and on September 30, 2017, in the case of the per share book value and tangible book value data. The selected unaudited pro forma condensed combined income statements also give effect to the Centrue acquisition that closed on June 9, 2017, as if that transaction became effective on January 1, 2016. This information should be read together with the historical consolidated financial statements and related notes of Midland and Alpine filed with the SEC and/or included in and incorporated by reference into this joint proxy statement/prospectus, and with the unaudited pro forma condensed combined financial statements included in this joint proxy statement/prospectus. See "Alpine Financial Statements," "Incorporation of Certain Midland Documents by Reference," "Where You Can Find More Information" and "Unaudited Pro Forma Condensed Combined Financial Statements."

        The pro forma combined information gives effect to the Alpine merger accounted for under the acquisition method of accounting for business combinations in accordance with GAAP. The pro forma calculations reflect the issuance of 4,463,200 shares of Midland common stock in the Alpine merger.

        The information is presented for illustrative purposes only and does not indicate the financial results or financial condition of the combined company had the companies actually been combined at the dates indicated. The pro forma information also does not consider any integration expenses, expense efficiencies or other potential effects of the merger.

	Midland	Centrue	Alpine	Midland Pro Forma Combined		Alpine Pro Forma Equivalent(1)
Nine months ended September 30, 2017
Basic earnings per share	$0.81	$0.04	$1.49	$0.89		$0.47
Diluted earnings per share	0.78	0.04	1.49	0.87		0.46
Cash dividends declared per share	0.60	—	1.38	0.60	(2)	0.32
As of September 30, 2017
Book value per share	$23.45		$13.08	$25.28		$13.35

	Midland	Centrue	Alpine	Midland Pro Forma Combined		Alpine Pro Forma Equivalent(1)
Year ended December 31, 2016
Basic earnings per share	$2.22	$0.92	$1.70	$2.04		$1.08
Diluted earnings per share	2.17	0.92	1.70	2.01		1.06
Cash dividends declared per share	0.72	—	1.14	0.72	(2)	0.38

(1)
Alpine pro forma equivalent was computed by multiplying the Midland pro forma combined amount by the exchange ratio of 0.5282.

(2)
Pro forma dividends per share represent Midland's historical dividends per share.

 COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

        Midland common stock trades on the Nasdaq Global Select Market under the symbol "MSBI." The following table sets forth the high and low reported trading prices per share of Midland common stock and the cash dividends declared per share on Midland common stock for the periods indicated. The reported high and low sales prices of Midland's common stock begins on May 24, 2016, the first date of trading on the Nasdaq Global Select Market. See "Incorporation of Certain Midland Documents by Reference" and "Where You Can Find More Information."

	Midland
	High	Low	Dividend Declared
For the quarter ended:
2017
December 31, 2017 (through December 1, 2017)	$36.50	$30.31	$0.20
September 30, 2017	34.32	28.70	0.20
June 30, 2017	36.14	31.40	0.20
March 31, 2017	36.62	31.56	0.20
2016
December 31, 2016	37.58	24.66	0.18
September 30, 2016	25.50	21.55	0.18
June 30, 2016	23.41	20.80	0.18
March 31, 2016	N/A	N/A	0.18
2015
December 31, 2015	N/A	N/A	0.17
September 30, 2015	N/A	N/A	0.16
June 30, 2015	N/A	N/A	0.16
March 31, 2015	N/A	N/A	0.16

        The outstanding shares of Alpine common stock are privately held and are not traded in any public market. The last transaction known by Alpine's management to occur prior to the date of this proxy/statement prospectus was on June 26, 2017, and the sales price was $18.00 per share.

Dividend Declared
For the quarter ended:
2017
December 31, 2017 (through December 1, 2017)	$0.50
September 30, 2017	0.30
June 30, 2017	0.62
March 31, 2017	0.46
2016
December 31, 2016	—
September 30, 2016	0.27
June 30, 2016	0.43
March 31, 2016	0.44
2015
December 31, 2015	—
September 30, 2015	0.54
June 30, 2015	0.48
March 31, 2015	0.19

        As of [    •    ], Midland had [    •    ] outstanding shares of Midland voting common stock held by approximately [    •    ] registered shareholders, 209 outstanding shares of Series G Preferred Stock held by four registered shareholders and 2,636 outstanding shares of Fixed Rate Non-Voting Perpetual Non-Cumulative Preferred Stock, Series H (which we refer to as the "Series H Preferred Stock") held by six registered shareholders.

        Midland expects that, subject to regulatory requirements and its financial condition and results of operations, quarterly dividends will continue to be paid in the future. For more information regarding Midland's ability to pay dividends and restrictions thereon, see "Business—Supervision and Regulations" in Midland's Annual Report on Form 10-K as of and for the year ended December 31, 2016, incorporated by reference in this joint proxy statement/prospectus. In addition, Midland is subject to state law limitations on the payment of dividends. Illinois law generally limits dividends if after giving effect to the dividend: (a) the corporation would be insolvent; or (b) the net assets of the corporation would be less than zero or less than the maximum amount payable at the time of distribution to shareholders having preferential rights in liquidation if the corporation were then to be liquidated.

        Based on the closing price of Midland common stock as reported on the Nasdaq Global Select Market of $33.10 as of October 13, 2017, the trading day immediately preceding the public announcement of the merger, the implied merger consideration that an Alpine shareholder would be entitled to receive for each share of Alpine common stock owned would be $21.42 with an aggregate transaction value of approximately $181.0 million. Based on the closing price of Midland common stock as reported on the Nasdaq Global Select Market of $[    •    ] as of [    •    ], the latest practicable date before the date of this proxy statement/prospectus, the implied merger consideration that an Alpine shareholder would be entitled to receive for each share of Alpine common stock owned would be $[    •    ] with an aggregate transaction value of approximately $[    •    ] million.

        Alpine shareholders are urged to obtain current market quotations for shares of Midland common stock and to review carefully the other information contained in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus in considering whether to adopt the merger agreement. The market price of Midland common stock will fluctuate between the date of this joint proxy statement/prospectus and the date of completion of the merger. Changes in the market price of Midland common stock prior to the completion of the merger will affect the value of the merger consideration that Alpine shareholders will receive upon completion of the merger.

RISK FACTORS

        In addition to general investment risks and the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed under the section "Special Note Regarding Forward-Looking Statements," you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this joint proxy statement/prospectus. You should also consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. See "References to Additional Information," "Incorporation of Certain Midland Documents by Reference" and "Where You Can Find More Information."

Risks related to the merger and Midland's business upon completion of the merger

The value of the merger consideration that consists of Midland common stock will fluctuate based on the trading price of Midland common stock.

        The number of shares of Midland common stock to be issued in the merger will not automatically adjust based on the trading price of Midland common stock, and the market value of those shares at the effective time of the merger may vary significantly. Accordingly, at the time of the Alpine special meeting, Alpine shareholders will not know or be able to calculate the market value of the Midland common shares they might receive upon the completion of the merger, and at the time of the Midland special meeting, Midland shareholders will not know or be able to calculate the value of the Midland common shares that will be delivered in the merger.

        The market price of Midland's common stock could be subject to significant fluctuations due to changes in sentiment in the market regarding Midland's operations or business prospects, including market sentiment regarding Midland's entry into the merger agreement. These risks may be affected by, among other things:

  •
  operating results that vary from the expectations of Midland management or of securities analysts and investors;

  •
  operating and securities price performance of companies that investors consider to be comparable to Midland;

  •
  announcements of strategic developments, acquisitions, dispositions, financings, and other material events by Midland or its competitors; and

  •
  changes in global financial markets and economies and general market conditions, such as interest or foreign exchange rates, stock, commodity, credit or asset valuations or volatility.

        Stock price changes may also result from a variety of other factors, many of which are outside of the control of Midland, including changes in the business, operations or prospects of Midland, tax policy, regulatory considerations, and general business, market, industry or economic conditions. For more information, see "Description of the Merger Agreement—Merger consideration" and "Description of the Merger Agreement—Termination."

The market price of Midland common stock after the merger may be affected by factors different from those affecting the shares of Alpine or Midland currently.

        Upon completion of the merger, holders of Alpine common stock will become holders of Midland common stock. Midland's business differs in important respects from that of Alpine. Accordingly, the results of operations of the combined company and the market price of Midland common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of Midland and Alpine. For a discussion of the business and market of Alpine and of some important factors to consider in connection with its business, please see

"Business of Alpine." For a discussion of the business and market of Midland and of some important factors to consider in connection with its business, please see the documents incorporated by reference in this joint proxy statement/prospectus and referred to under "Incorporation of Certain Midland Documents by Reference."

Alpine and Midland shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

        Upon the completion of the merger, each Alpine shareholder and each Midland shareholder will have a percentage ownership of Midland that is smaller than such shareholder's percentage ownership of Alpine or Midland, as applicable. Based on the number of issued and outstanding shares of Midland common stock and Alpine common stock on [    •    ], and assuming no adjustment in the number of shares of Midland common stock to be issued as merger consideration pursuant to the merger agreement, shareholders of Alpine, as a group, will receive shares in the merger constituting approximately [    •    ]% of Midland common shares expected to be outstanding immediately after the merger (without giving effect to any Midland common shares held by Alpine shareholders prior to the merger), and shareholders of Midland, as a group, will own [    •    ]% of Midland common shares expected to be outstanding immediately after the merger. Because of this, each party's shareholders, as a group, will have less influence on the board of directors, management and policies of Midland following the merger than they now have on the board of directors, management and policies of their respective companies.

Midland may fail to realize the anticipated benefits of the merger.

        Midland and Alpine have operated independently and will continue to do so until the completion of the merger. The success of the merger, including anticipated benefits and cost savings, will depend on, among other things, Midland's ability to successfully combine the businesses of Midland and Alpine, including by minimizing any disruptions to the existing customer relationships and business functions of Midland or Alpine, and avoiding any inconsistencies in standards, controls, procedures and policies. If Midland is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected. Failure to achieve these anticipated benefits could result in increased costs, decreases in the amount of expected revenues and diversion of management's time and energy and could have an adverse effect on Midland's business, financial condition, operating results and prospects.

        Among the factors considered by the boards of directors of Midland and Alpine in connection with their respective approvals of the merger agreement were the anticipated benefits that could result from the merger. There can be no assurance that these benefits will be realized within the time periods contemplated or at all.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

        Before the transactions contemplated in the merger agreement can be completed, various approvals must be obtained from bank regulatory agencies and other governmental authorities. In deciding whether to grant regulatory or antitrust clearances, the relevant governmental entities will consider a variety of factors, including the regulatory standing of each of the parties. An adverse condition or development in either party's regulatory standing or other factors could prevent or delay the receipt of one or more of the required regulatory approvals. Even if granted, the terms and conditions of the approvals may impose requirements, limitations or costs or place restrictions on the conduct of the combined company's business. Despite the parties' commitments to use their reasonable best efforts to obtain regulatory approvals, under the terms of the merger agreement, Midland and Alpine will not be required to complete the merger if any such approvals would reasonably be expected to materially restrict or burden Midland following the merger. There can be no assurance that regulators will not impose conditions, terms, obligations or restrictions and that such conditions, terms, obligations or restrictions will not have the effect of delaying the completion of the merger, imposing additional material costs on or materially limiting the revenues of the combined company following the merger or otherwise reduce the anticipated benefits of the merger if the merger were completed successfully within the expected timeframe. Additionally, the completion of the merger is subject to the satisfaction or waiver of certain other closing conditions, including the absence of certain orders, injunctions or decrees by any governmental authority that would prohibit or make illegal the completion of the merger. See "The Merger Agreement—Conditions to completion of the merger."

The merger agreement may be terminated in accordance with its terms, and the merger may not be completed.

        The merger agreement is subject to a number of conditions that must be satisfied or waived to complete the merger. Those conditions include, among other things, (i) the accuracy of the other party's representations and warranties, subject to certain materiality exceptions, (ii) the other party's performance in all material respects of its obligations under the merger agreement, (iii) the adoption of the merger agreement by Alpine's shareholders, (iv) the approval of the Midland share issuance proposal by Midland's shareholders, (v) the absence of any proceeding in connection with, or that could prevent, delay, make illegal or interfere with, any of the transactions contemplated by the merger agreement, (vi) the receipt of required regulatory approvals, including the approval of certain federal and state banking agencies, (vii) the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part, (viii) the receipt by each party of an opinion from its counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ix) the listing on the Nasdaq Global Select Market of the shares of Midland common stock issuable in the merger, and (x) the absence of a material adverse effect on the other party since the date of the merger agreement. In addition, Midland's obligation to complete the merger is subject to (x) the receipt of a legal opinion from Alpine's counsel, (y) the condition that Alpine's adjusted total tangible shareholders' equity is no less than $100,130,000, after giving effect to all dividends on Alpine common stock on or prior to the closing date, and (z) appraisal rights having been exercised by no shareholders who, in the aggregate, hold 2% or more of Alpine's common stock. These conditions to the closing of the merger may not be fulfilled in a timely manner or at all, and, accordingly, the merger may not be completed. In addition, the parties can mutually decide to terminate the merger agreement at any time, before or after shareholder approval, or Midland or Alpine may elect to terminate the merger agreement in certain other circumstances. See "The Merger Agreement—Termination."

Termination of the merger agreement could negatively impact the parties.

        If the merger is not completed for any reason, including as a result of Alpine shareholders declining to adopt the merger agreement or Midland shareholders declining to approve the Midland share issuance proposal, the ongoing business of Alpine may be adversely impacted and, without realizing any of the anticipated benefits of completing the merger, Alpine would be subject to a number of risks, including the following:

  •
  Alpine may experience negative reactions from its customers, vendors and employees;

  •
  Alpine will have incurred substantial expenses and will be required to pay certain costs relating to the merger, whether or not the merger is completed;

  •
  Alpine's business may have been adversely impacted by the operating limitations imposed by the merger agreement on the conduct of Alpine's businesses prior to completion of the merger; and

  •
  matters relating to the merger (including integration planning) will require substantial commitments of time and resources by Alpine management, which would otherwise have been devoted to other opportunities that may have been beneficial to Alpine as an independent company.

        If the merger agreement is terminated and the Alpine board of directors seeks another merger or business combination, Alpine shareholders cannot be certain that Alpine will be able to find a party willing to offer equivalent or more attractive consideration than the consideration Midland has agreed to provide in the merger, or that such other merger or business combination will be completed. Additionally, if the merger agreement is terminated, under certain circumstances Alpine may be required to pay Midland a termination fee of $9.0 million. See "Description of the Merger Agreement—Termination fees."

        In addition, if the merger agreement is terminated by Alpine under certain conditions, Midland may be required to pay Alpine its documented out-of-pocket costs and expenses in connection with the transaction. See "Description of the Merger Agreement—Termination Fee." Termination of the merger agreement could also negatively impact Midland because it will fail to achieve the anticipated benefits of the merger with Alpine.

Alpine directors and officers have interests in the merger different from or in addition to the interests of Alpine shareholders, generally.

        The interests of some of the directors and executive officers of Alpine may be different from those of Alpine shareholders, generally. While Alpine's board of directors knew about and considered these interests when making its decision to approve the merger agreement, and in recommending that Alpine's shareholders vote in favor of adopting the merger agreement, Alpine's shareholders should consider these interests when determining whether to vote to adopt the merger agreement. See "The Merger—Interests of certain persons in the merger."

The merger agreement contains provisions that may discourage other companies from trying to acquire Alpine for greater merger consideration.

        The merger agreement contains provisions that may discourage a third party from submitting a business combination proposal to Alpine that might result in greater value to Alpine's shareholders than the proposed merger with Midland or may result in a potential competing acquirer proposing to pay a lower per share price to acquire Alpine than it might otherwise have proposed to pay absent such provisions. These provisions include a general prohibition on Alpine from soliciting, or entering into discussions with any third party regarding, any acquisition proposal or offers for competing transactions, subject to certain exceptions relating to the exercise of fiduciary duties by Alpine's board of directors. In addition, Alpine may be required to pay Midland a termination fee of $9.0 million upon termination of the merger agreement in certain circumstances involving acquisition proposals for competing transactions. See "Description of the Merger Agreement—Termination" and "Description of the Merger Agreement—Termination fees."

The unaudited pro forma condensed combined financial data included in this joint proxy statement/prospectus is preliminary and the actual financial condition and results of operations after the merger may differ materially.

        The unaudited pro forma condensed combined financial data included in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the combined company's actual financial position or results of operations would have been had the merger been completed on the dates indicated. The preparation of the pro forma financial data is based upon available information and certain assumptions and estimates that Midland and Alpine currently believe are reasonable. The pro forma financial data also reflects adjustments, which are based upon preliminary estimates, to allocate the purchase price to Alpine's net assets. The purchase price allocation reflected in this joint proxy statement/prospectus is preliminary, and the final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Alpine as of the date of the completion of the merger. In addition, following the completion of the merger, there may be further refinements of the purchase price allocation as additional information becomes available. Accordingly, the final purchase accounting adjustments may differ materially from the pro forma adjustments reflected in this joint proxy statement/prospectus.

The opinion of Alpine's financial advisor will not reflect changes in circumstances between the signing of the merger agreement and the completion of the merger.

        Alpine will not obtain an updated fairness opinion from its financial advisor as of the date of this joint proxy statement/prospectus. Changes in the operations and prospects of Alpine or Midland, general market and economic conditions and other factors that may be beyond the control of Alpine or Midland, and on which the opinion of the financial advisor of Alpine were based, may significantly alter the value of Alpine or the prices of Midland common stock or Alpine common stock by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. Because Alpine currently does not anticipate asking its financial advisor to update its opinion, the opinion will not address the fairness of the merger consideration from a financial point of view at the time the merger is completed.

Midland and Alpine will incur transaction and integration costs in connection with the merger.

        Each of Midland and Alpine has incurred and expects that it will incur significant, non-recurring costs in connection with consummating the merger. In addition, Midland will incur integration costs following the completion of the merger, including facilities and systems consolidation costs and employment-related costs. There can be no assurances that the expected benefits and efficiencies related to the integration of the businesses will be realized to offset these transaction and integration costs over time. See the risk factor entitled "—Midland may fail to realize the anticipated benefits of the merger." Midland and Alpine may also incur additional costs to maintain employee morale and to retain key employees. Midland and Alpine will also incur significant legal, financial advisor, accounting, banking and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the merger.

The shares of Midland common stock to be received by Alpine common shareholders in the merger will have different rights from the shares of Alpine common stock.

        Upon completion of the merger, Alpine common shareholders will become Midland shareholders and their rights as shareholders will be governed by the IBCA and Midland's articles of incorporation and bylaws. The rights associated with Alpine common stock are different from the rights associated with Midland common stock. See "Comparison of Rights of Midland Shareholders and Alpine Shareholders" for a discussion of the different rights associated with Midland common stock.

The merger may have adverse tax consequences.

        Neither Alpine nor Midland has requested or received a ruling from the Internal Revenue Service that the merger will qualify as a reorganization. If the merger were to fail to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, then each holder of Alpine common stock generally would recognize a gain or loss, as applicable, equal to the difference between such holder's adjusted tax basis in each share of Alpine common stock surrendered and the sum of the amount of the cash and the fair market value of Midland common stock received in exchange for that share upon completion of the merger. Because Alpine shareholders will not receive all cash in exchange for their shares of Alpine common stock, they may need to use cash from other sources or may be required to sell their Midland common stock received in the merger to satisfy the resulting tax liability. See "Material U.S. Federal Income Tax Consequences."

Risks relating to Midland's business, the business environment and Midland's industry

        You should read and consider risk factors specific to Midland's business, the business environment and Midland's industry that will also affect the combined company after the merger. These risks are described in the sections entitled "Risk Factors" in Midland's Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and in other documents incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled "Incorporation of Certain Midland Documents by Reference" of this joint proxy statement/prospectus for the location of information incorporated by reference into this joint proxy statement/prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This joint proxy statement/prospectus, and the documents to which this joint proxy statement/prospectus refer, contain certain forward-looking statements, such as discussions of the merger and the other transactions contemplated by the merger agreement, the anticipated benefits and related expenses to be incurred in connection with the merger and the integration of the companies' businesses, as well as certain information about the businesses and strategies of Midland and Alpine. Such forward-looking statements are intended to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of Midland and Alpine, are identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. Actual results could differ materially from the results indicated by these statements because the realization of those results is subject to many risks and uncertainties, including, among other things:

  •
  the possibility that any of the anticipated benefits of the proposed transactions between Midland and Alpine will not be realized or will not be realized within the expected time period;

  •
  the risk that integration of the operations of Alpine with Midland will be materially delayed or will be more costly or difficult than expected;

  •
  the inability to complete the proposed transactions due to the failure to obtain the required shareholder approvals;

  •
  the failure to satisfy other conditions to completion of the proposed transactions, including receipt of required regulatory and other approvals;

  •
  the failure of the proposed transactions to close for any other reason;

  •
  the effect of the announcement of the transaction on customer relationships and operating results;

  •
  the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

  •
  risks related to Midland's acquisition strategy, including its ability to identify suitable acquisition candidates, exposure to potential asset and credit quality risks and unknown or contingent liabilities, the time and costs of integrating systems, procedures and personnel, the need for capital to finance such transactions, and possible failures in realizing the anticipated benefits from acquisitions;

  •
  business and economic conditions, particularly those affecting the financial services industry and those in the market areas of Midland and Alpine;

  •
  the ability of Midland and Alpine to successfully manage their respective credit risks and the sufficiency of their respective allowances for loan losses;

  •
  factors that can impact the performance of Midland and Alpine's respective loan portfolios, including real estate values and liquidity in primary market areas, the financial health of commercial borrowers and the success of construction projects that they finance, including any loans acquired in acquisition transactions;

  •
  compliance with governmental and regulatory requirements, including the Dodd-Frank Act and others relating to banking, consumer protection, securities and tax matters, and the ability to maintain licenses required in connection with commercial mortgage origination, sale and servicing operations;

  •
  legislative and regulatory changes;

  •
  the ability to identify and address cyber-security risks, fraud and systems errors;

  •
  the ability of Midland to effectively execute its strategic plan and manage its growth;

  •
  the effects of the accounting treatment for loans acquired in connection with acquisitions;

  •
  changes in the senior management team and the ability to attract, motivate and retain qualified personnel;

  •
  monetary and fiscal policies of the U.S. Government, including policies of the U.S. Department of the Treasury (which we refer to as the "Treasury") and the Federal Reserve, and changes in market interest rates;

  •
  liquidity issues, including fluctuations in the fair value and liquidity of the securities held for sale and the ability to raise additional capital, if necessary;

  •
  effects of competition from a wide variety of local, regional, national and other providers of financial, investment and insurance services and demand for financial services in the market areas of Midland and Alpine;

  •
  changes in federal tax law or policy;

  •
  the quality or composition of Midland's and Alpine's loan or investment portfolios and the valuation of those investment portfolios;

  •
  demand for loan products and deposit flows; and

  •
  accounting principles, policies and guidelines.

        These risks and uncertainties should be considered in evaluations of forward-looking statements, and undue reliance should not be placed on such statements. Additional information concerning Midland and Alpine, including additional factors and risks that could materially affect Midland's and Alpine's financial results, are included herein and in Midland's filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2016. Forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the SEC, we do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

THE MIDLAND SPECIAL MEETING

Purpose

        Midland shareholders are receiving this joint proxy statement/prospectus because on [    •    ], the record date for the Midland special meeting, which is to be held on [    •    ], 2018, at [    •    ] at [    •    ], local time, they owned shares of Midland common stock, and the board of directors of Midland is soliciting proxies for the matters to be voted on at this special meeting, as described in more detail below. This joint proxy statement/prospectus was mailed to holders of Midland common stock on or about [    •    ] , and is accompanied by a proxy card for use at the meeting and at any adjournment(s) of the Midland special meeting.

        At the special meeting, the Midland board of directors will ask holders of Midland common stock (whom we refer to in this section as "you") to vote upon the following:

  •
  a proposal to approve the issuance of shares of Midland common stock in connection with the merger contemplated by the Agreement and Plan of Merger, dated as of October 16, 2017, by and among Midland, Peak Midland Acquisition, LLC, a wholly owned subsidiary of Midland, and Alpine; and

  •
  a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, including to permit further solicitation if an insufficient number of votes are cast to approve the Midland share issuance proposal.

        When you sign the enclosed proxy card or otherwise vote pursuant to the instructions set forth on the proxy card, you appoint the proxy holder as your representative at the Midland special meeting. The proxy holder will vote your shares as you have instructed in the proxy card, thereby ensuring that your shares will be voted whether or not you attend the special meeting. Even if you plan to attend the special meeting, we ask that you instruct the proxies how to vote your shares in advance of the special meeting in case your plans change.

        If you have not already done so, please complete, date and sign the accompanying proxy card and return it promptly in the enclosed, postage paid envelope or otherwise vote pursuant to the instructions set forth on the proxy card. Instead of voting by mailing a proxy card, record shareholders can vote their shares of Midland common stock via the internet or by telephone. The internet and telephone voting procedures are designed to authenticate shareholders' identities, allow shareholders to provide their voting instructions and confirm that their instructions have been recorded properly. Specific instructions for internet or telephone voting are set forth on the enclosed proxy card. If you do not vote your shares as instructed on the proxy card, or if you do not attend and cast your vote at the special meeting, there will be no effect on the Midland share issuance proposal or the Midland adjournment proposal, although it could make it more difficult for a quorum to be achieved at the Midland special meeting.

Record date, shares entitled to vote, quorum

        The record date for the Midland special meeting is [    •    ]. Midland's shareholders of record as of the close of business on that day will receive notice of and will be entitled to vote at the Midland special meeting. As of the record date, there were [    •    ] shares of Midland common stock outstanding and entitled to vote at the meeting. The outstanding shares are held by approximately [    •    ] holders of record.

        The presence, in person or by proxy, of a majority of the shares of Midland common stock entitled to vote is necessary to constitute a quorum at the meeting. Each share of Midland common stock outstanding on the record date entitles its holder to one vote on the matters being brought before the Midland special meeting.

        To determine the presence of a quorum at the meeting, Midland will also count as present at the meeting the shares of Midland common stock present in person but not voting and the shares of common stock for which Midland has received proxies that do not contain instructions. Based on the number of shares of Midland common stock outstanding as of the record date, at least [    •    ] shares need to be present at the special meeting, whether in person or by proxy, to constitute a quorum.

        As of the record date for the meeting, Midland's directors and executive officers beneficially owned a total of [    •    ] shares, or approximately [    •    ] % of the outstanding shares, of Midland common stock. We anticipate that these individuals will vote their shares in favor of the Midland share issuance proposal and the Midland adjournment proposal.

How to vote your shares

        Midland shareholders of record can vote their shares by completing, signing and returning the enclosed proxy card, or via the internet or by telephone. The internet and telephone voting procedures are designed to authenticate shareholders' identities, allow shareholders to provide their voting instructions and confirm that their instructions have been recorded properly. Specific instructions for internet or telephone voting are set forth on the enclosed proxy card. The deadline for voting by telephone or via the internet is [    •    ], [    •    ] time, on [    •    ], 2018.

        If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote for, against, or abstain with respect to the Midland share issuance proposal and the Midland adjournment proposal. If you are the record holder of your shares and submit your proxy without specifying a voting instruction, your shares will be voted as the Midland board of directors recommends and will be voted "FOR" the Midland share issuance proposal and "FOR" the Midland adjournment proposal. If you do not vote your shares as instructed on the proxy card, or if you do not attend and cast your vote at the special meeting, it will have no effect on either of the proposals, although it could make it more difficult for a quorum to be achieved at the Midland special meeting.

Shares held in "street name"

        If you hold shares in "street name" with a broker, bank or other fiduciary, you will receive voting instructions from the holder of record of your shares. Under the rules of various national and regional securities exchanges, brokers, banks and other fiduciaries may generally vote your shares on routine matters, such as the ratification of an independent registered public accounting firm, even if you provide no instructions, but may not vote on non-routine matters, such as the matters being brought before the Midland special meeting, unless you provide voting instructions. Shares for which a broker does not have the authority to vote are recorded as "broker non-votes" and are not counted in the vote by shareholders or for purposes of a quorum. As a result, any broker non-votes will not affect the Midland share issuance proposal or the Midland adjournment proposal, although they could make it more difficult for a quorum to be achieved at the Midland special meeting.

        We therefore encourage you to provide directions to your broker, bank or other fiduciary as to how you want your shares voted on all matters to be brought before the special meeting. You should do this by carefully following the instructions your broker gives you concerning its procedures. Your broker, bank or other fiduciary may allow you to deliver your voting instructions via the telephone or the internet. Please see the instruction form provided by your broker, bank or other fiduciary that accompanies this proxy statement. If you wish to change your voting instructions after you have returned your voting instruction form to your broker, bank or other fiduciary, you must contact your broker, bank or other fiduciary. If you want to vote your shares of Midland common stock held in street name in person at the special meeting, you will need to obtain a written proxy in your name from your broker, bank or other fiduciary.

Revocation of proxies

        You may revoke your proxy at any time before it is voted by notifying the Secretary of Midland, by submitting a new proxy with a later date, or by voting in person at the Midland special meeting. Attendance at the Midland special meeting will not, in and of itself, constitute a revocation of a proxy.

        All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to: Midland States Bancorp, Inc., Secretary, 1201 Network Centre Drive, Effingham, Illinois 62401. If you hold your shares in the name of a broker, bank or other fiduciary and desire to revoke your proxy, you will need to contact your broker, bank or other fiduciary to revoke your proxy.

Proxy solicitation

        In addition to this mailing, proxies may be solicited by directors, officers or employees of Midland in person or by telephone or electronic transmission. None of Midland's directors, officers or employees will be directly compensated for any proxy solicitation services they provide. Midland will pay the costs associated with the solicitation of proxies for the Midland special meeting. Midland has retained Georgeson Inc. to assist in the solicitation of proxies for a fee of approximately $[    •    ], and has agreed to reimburse Georgeson Inc. for certain out-of-pocket expenses.

THE MIDLAND PROPOSALS

Proposal 1—Approval of the issuance of shares of Midland common stock in connection with the merger

        At the Midland special meeting, shareholders of Midland will be asked to approve the issuance of shares of Midland common stock in connection with the merger, as contemplated by the merger agreement. Shareholders of Midland should read this joint proxy statement/prospectus carefully and in its entirety, including the appendices and the information incorporated by reference herein, for more detailed information concerning the merger agreement and the transactions contemplated therein. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

        Approval of the Midland share issuance proposal requires the affirmative vote of a majority of the votes represented at the meeting. Abstentions are deemed to be represented at the meeting and thereby have the same effect as a vote against the Midland share issuance proposal. Shares not voted and broker non-votes will have no effect on the Midland share issuance proposal, although they could make it more difficult for a quorum to be achieved.

        For the reasons discussed in this joint proxy statement/prospectus, the board of directors of Midland determined that the merger agreement and the transactions contemplated therein, including the issuance of shares of Midland common stock in connection with the merger, are in the best interests of Midland and its shareholders, and unanimously adopted and approved the merger agreement. The board of directors of Midland unanimously recommends that Midland shareholders vote "FOR" approval of the Midland share issuance proposal.

 Proposal 2—Adjournment of the Midland special meeting

        The Midland special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the Midland share issuance proposal. If necessary or appropriate, including if the insufficient number of shares of Midland common stock cast in favor of the Midland share issuance proposal is insufficient to approve that proposal, Midland intends to move to adjourn the Midland special meeting, including to enable the board of directors of Midland to solicit additional proxies for approval of the Midland share issuance proposal. In this proposal, Midland is asking its shareholders to approve any such movement for an adjournment.

        Approval of the Midland adjournment proposal requires the affirmative vote of a majority of the votes represented at the meeting. Abstentions are deemed to be represented at the meeting and thereby have the same effect as a vote against the Midland adjournment proposal. Shares not voted and broker non-votes will have no effect on the Midland adjournment proposal, although they could make it more difficult for a quorum to be achieved.

        The board of directors of Midland unanimously recommends a vote "FOR" the Midland adjournment proposal.

 THE ALPINE SPECIAL MEETING

Purpose

        Alpine shareholders are receiving this joint proxy statement/prospectus because on [    •    ], the record date for the Alpine special meeting, which is to be held on [    •    ], 2018, at [    •    ] at [    •    ], local time, they owned shares of Alpine common stock, and the board of directors of Alpine is soliciting proxies for the matters to be voted on at this special meeting, as described in more detail below. This joint proxy statement/prospectus was mailed to holders of Alpine common stock on or about [    •    ] , and is accompanied by a proxy card for use at the meeting and at any adjournment(s) of the Alpine special meeting.

        At the special meeting, the Alpine board of directors will ask holders of Alpine common stock (whom we refer to in this section as "you") to vote upon the following:

  •
  a proposal to adopt the Agreement and Plan of Merger, dated as of October [    ], by and among Alpine, Midland and Peak Midland Acquisition, LLC, a wholly owned subsidiary of Midland, a copy of which is attached as Annex A, as such agreement may be amended from time to time; and

  •
  a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, including to permit further solicitation if an insufficient number of votes are cast to adopt the merger agreement.

        When you sign the enclosed proxy card or otherwise vote pursuant to the instructions set forth on the proxy card, you appoint the proxy holder as your representative at the Alpine special meeting. The proxy holder will vote your shares as you have instructed in the proxy card, thereby ensuring that your shares will be voted whether or not you attend the special meeting. Even if you plan to attend the special meeting, we ask that you instruct the proxies how to vote your shares in advance of the special meeting in case your plans change.

        If you have not already done so, please complete, date and sign the accompanying proxy card and return it promptly in the enclosed, postage paid envelope or otherwise vote pursuant to the instructions set forth on the proxy card. Instead of voting by mailing a proxy card, record shareholders can vote their shares of Alpine common stock via the internet or by telephone. The internet and telephone voting procedures are designed to authenticate shareholders' identities, allow shareholders to provide their voting instructions and confirm that their instructions have been recorded properly. Specific instructions for internet or telephone voting are set forth on the enclosed proxy card. If you do not vote your shares as instructed on the proxy card, or if you do not attend and cast your vote at the special meeting, the effect will be a vote against the adoption of the merger agreement.

Record date, shares entitled to vote, quorum

        The record date for the Alpine special meeting is [    •    ]. Alpine's shareholders of record as of the close of business on that day will receive notice of and will be entitled to vote at the special meeting. As of the record date, there were [    •    ] shares of Alpine common stock outstanding and entitled to vote at the meeting. The outstanding shares are held by approximately [    •    ] holders of record.

        The presence, in person or by proxy, of a majority of the shares of Alpine common stock entitled to vote is necessary to constitute a quorum at the meeting. Each share of Alpine common stock outstanding on the record date entitles its holder to one vote on the matters being brought before the Alpine special meeting.

        To determine the presence of a quorum at the meeting, Alpine will also count as present at the meeting the shares of Alpine common stock present in person but not voting and the shares of common stock for which Alpine has received proxies that do not contain voting instructions. Based on the number of shares of Alpine common stock outstanding as of the record date, at least [    •    ] shares need to be present at the special meeting, whether in person or by proxy, to constitute a quorum.

        As of the record date for the meeting, Alpine's directors and executive officers beneficially owned a total of 2,800,166 shares, or approximately 33.1% of the outstanding shares, of Alpine common stock. We anticipate that these individuals will vote their shares in favor of the proposal to adopt the merger agreement and the Alpine adjournment proposal. In addition, certain of the principal shareholders have entered into a written agreement with Midland that they will vote their shares in favor of the merger agreement, subject to certain exceptions. See "The Merger—Voting agreement."

How to vote your shares

        Alpine shareholders of record can vote their shares by completing, signing and returning the enclosed proxy card, or via the internet or by telephone. The internet and telephone voting procedures are designed to authenticate shareholders' identities, allow shareholders to provide their voting instructions and confirm that their instructions have been recorded properly. Specific instructions for internet or telephone voting are set forth on the enclosed proxy card. The deadline for voting by telephone or via the internet is [    •    ], [    •    ] time, on [    •    ], 2018.

        If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote for, against, or abstain with respect to the proposal to adopt the merger agreement and the Alpine adjournment proposal. If you are the record holder of your shares and submit your proxy without specifying a voting instruction, your shares will be voted as the Alpine board of directors recommends and will be voted "FOR" the proposal to adopt the merger agreement and "FOR" the Alpine adjournment proposal. If you do not vote your shares as instructed on the proxy card, or if you do not attend and cast your vote at the special meeting, it will have the effect as a vote against the proposal to adopt the merger agreement and a vote against the Alpine adjournment proposal.

Shares held in "street name"

        If you hold shares in "street name" with a broker, bank or other fiduciary, you will receive voting instructions from the holder of record of your shares. Under the rules of various national and regional securities exchanges, brokers, banks and other fiduciaries may generally vote your shares on routine matters, such as the ratification of an independent registered public accounting firm, even if you provide no instructions, but may not vote on non-routine matters, such as the matters being brought before the Alpine special meeting, unless you provide voting instructions. Shares for which a broker does not have the authority to vote are recorded as "broker non-votes" and are not counted in the vote by shareholders or for purposes of a quorum. As a result, any broker non-votes will have the effect of a vote against the proposal to adopt the merger agreement and a vote against the Alpine adjournment proposal.

        We therefore encourage you to provide directions to your broker, bank or other fiduciary as to how you want your shares voted on all matters to be brought before the Alpine special meeting. You should do this by carefully following the instructions your broker gives you concerning its procedures. Your broker, bank or other fiduciary may allow you to deliver your voting instructions via the telephone or the internet. Please see the instruction form provided by your broker, bank or other fiduciary that accompanies this proxy statement. If you wish to change your voting instructions after you have returned your voting instruction form to your broker, bank or other fiduciary, you must contact your broker, bank or other fiduciary. If you want to vote your shares of Alpine common stock held in street name in person at the special meeting, you will need to obtain a written proxy in your name from your broker, bank or other fiduciary.

Revocation of proxies

        You may revoke your proxy at any time before it is voted by notifying the Secretary of Alpine, by submitting a new proxy with a later date, or by voting in person at the Alpine special meeting. Attendance at the Alpine special meeting will not, in and of itself, constitute a revocation of a proxy.

        All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to: Alpine Bancorporation, Inc., Attention: Chief Administrative Officer, 600 South State Street, Belvidere, Illinois 61008. If you hold your shares in the name of a broker, bank or other fiduciary and desire to revoke your proxy, you will need to contact your broker, bank or other fiduciary to revoke your proxy.

Proxy solicitation

        In addition to this mailing, proxies may be solicited by directors, officers or employees of Alpine in person or by telephone or electronic transmission. None of such directors, officers or employees will be directly compensated for such services. Alpine will pay the costs associated with the solicitation of proxies for the special meeting.

THE ALPINE PROPOSALS

Proposal 1—Adoption of the merger agreement

        At the Alpine special meeting, shareholders of Alpine will be asked to adopt the merger agreement. Shareholders of Alpine should read this joint proxy statement/prospectus carefully and in its entirety, including the appendices and the information incorporated by reference herein, for more detailed information concerning Midland, the merger agreement and the transactions contemplated therein. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

        Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Alpine common stock entitled to vote. Abstentions, shares not voted and broker non-votes will have the same effect as a vote against the proposal to adopt the merger agreement.

        For the reasons discussed in this joint proxy statement/prospectus, the board of directors of Alpine unanimously determined that the merger agreement and the transactions contemplated therein are in the best interests of Alpine and its shareholders, and unanimously approved the merger agreement.

        The board of directors of Alpine unanimously recommends that Alpine shareholders vote "FOR" adoption of the merger agreement.

 Proposal 2—Adjournment of the Alpine special meeting

        The Alpine special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the adoption of the merger agreement. If necessary or appropriate, including if the number of shares of Alpine common stock cast in favor of the merger agreement is insufficient to adopt the merger agreement, Alpine intends to move to adjourn the Alpine special meeting, including to enable the board of directors of Alpine to solicit additional proxies for adoption of the merger agreement. In this proposal, Alpine is asking its shareholders to approve any such movement for an adjournment.

        Approval of the Alpine adjournment requires the affirmative vote of the holders of a majority of the shares of Alpine common stock present in person or represented by proxy at the meeting and entitled to vote. Abstentions, shares not voted and broker non-votes will have the same effect as a vote against the Alpine adjournment proposal.

        The board of directors of Alpine unanimously recommends a vote "FOR" the Alpine adjournment proposal.

THE MERGER

        This section of the joint proxy statement/prospectus describes certain information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Annex A to this joint proxy statement/prospectus and incorporated herein by reference. We urge you to read carefully this entire joint proxy statement/prospectus, including the merger agreement attached as Annex A, for a more complete understanding of the merger.

General

        The boards of directors of Midland and Alpine are using this joint proxy statement/prospectus to solicit proxies from the holders of Midland and Alpine common stock for use at the Midland and Alpine special meetings of shareholders. Midland shareholders will be asked to approve the Midland share issuance proposal and the Midland adjournment proposal, and holders of Alpine common stock will be asked to adopt the merger agreement and to approve the Alpine adjournment proposal. When the merger is completed, Alpine will merge with and into Merger Sub and will cease to exist, which will result in Alpine Bank being a wholly owned subsidiary of Midland. The merger is anticipated to be completed during the first quarter of 2018. Following the completion of the merger, Midland intends to merge Alpine Bank with and into Midland States Bank, with Midland States Bank as the surviving bank. At such time, Alpine Bank's banking offices will become banking offices of Midland States Bank.

        If the merger is completed, Midland will pay an aggregate of $33,306,000 in cash and issue an aggregate of 4,463,200 shares of Midland common stock. Based on 8,449,278 shares of Alpine common stock outstanding as of [    •    ], the latest practicable date before the date of this proxy statement/prospectus, each share of Alpine common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by Alpine, Midland or Merger Sub and any dissenting shares), will be converted into the right to receive $3.94 in cash and 0.5282 shares of Midland common stock, subject to certain adjustments, as described in this joint proxy statement/prospectus. In addition, Alpine will cause the restricted stock units of Alpine to vest and be cancelled on the date of the effective time of the merger, and Midland will provide a cash payment in respect of each restricted stock unit of Alpine in an amount equal to $19.55. See "Description of the Merger Agreement—Merger consideration."

Background of the merger

        The board of directors of Alpine has periodically reviewed and discussed Alpine's business, strategic direction, performance and prospects in the context of developments in the banking industry and the communities Alpine serves. Among other things, in furtherance of enhancing profitability and maximizing shareholder value, these discussions have included discussions about possible strategic directions available to Alpine, including, from time to time, capital raising activities and possible acquisitions or business combinations involving various other financial institutions.

        On February 15, 2017, Alpine's Chairman, R. Robert Funderburg, Jr., met with representatives of Chapman, outside counsel to Alpine, to discuss the banking landscape, the company's operations and the strategic alternatives available to Alpine and its shareholders.

        Between February 16, 2017 and April 6, 2017, Alpine's executive management team, which includes its Chairman, had discussions with investment banking firms with experience in business combinations in the financial services industry in Illinois and contiguous states to discuss Alpine's strategic options, including continuing operations on a standalone basis, mergers of equals or a sale to a strategic partner. Following these discussions and negotiations by Alpine's executive management, on April 11, 2017, Alpine executed an engagement letter with Sheshunoff regarding a potential sale to a strategic partner.

        Over the course of the next several weeks, Sheshunoff prepared for and launched the sale process. A list of potential buyers was assembled and reviewed and discussed on several occasions among members of Alpine's executive management team, Chapman and Sheshunoff. Modifications to the list were made with consideration given to, among other things, the likelihood of interest in Alpine, the ability to pay, the desired mix of consideration, liquidity of any stock components of the consideration and competitive concerns that might prevent or delay a transaction from a regulatory perspective. Alpine's Chairman notified the lead independent director of Alpine's board of directors (which we refer to as the "Lead Director") of the initiation of the process and any material developments.

        Between April 11, 2017 and May 16, 2017, Sheshunoff contacted approximately fifteen potential buyers selected and approved by the executive management team. All of these potential buyers were among the list of financial institutions that Sheshunoff had identified as the most likely to have an interest in pursuing a transaction with Alpine based on substantial research and analysis with respect to market share, prior acquisition activity, perceived ability to pay and a number of other objective and subjective factors, and, in the case of certain potential buyers, the potential buyers' prior informal expressions of interest directly to Alpine's executives.

        The potential buyers, including Midland, were provided with information generically describing the business and certain financial metrics and asked to express interest in a potential transaction. Five of the potential buyers that were contacted, including Midland, executed non-disclosure agreements. Thereafter, the five interested parties were provided with a confidential information memorandum that more completely described Alpine's business and operations and were given access to a virtual data room containing certain financial statements, business and employment information and other data to allow the potential buyers to conduct preliminary due diligence on Alpine.

        In May 2017, Alpine's executive management team assembled a team of senior executives to inform them of the sales process and to solicit their assistance with evaluating potential buyers and any non-binding indications of interest (which we refer to as the "Evaluation Team"). The members of the Evaluation Team, after being instructed as to the confidential nature of the process, were placed into evaluation groups representing Alpine's four major constituencies of shareholders, employees, customers and community.

        On June 6, 2017, at a regularly scheduled meeting of the Midland board of directors, Midland's senior management delivered a presentation regarding a possible acquisition of Alpine. Midland's board of directors directed Midland's management to conduct a due diligence review of Alpine, and to submit a non-binding indication of interest for the possible transaction.

        On June 12, 2017, Alpine received a written non-binding indication of interest from Midland that outlined key merger terms, including, among other things, consideration, Midland's successful acquisition history, employee benefit packages and proposed insurance. In particular, Midland's indication of interest provided for consideration consisting of a mix of 80% Midland common stock and 20% cash, valued at approximately $21.00 per share of Alpine common stock. Midland's terms also included the receipt of assurance at the time of signing the definitive merger agreement that Alpine's principal shareholders are in favor of, and would vote to approve, the proposed acquisition.

        One other potential buyer, which was another publicly traded bank holding company and which we refer to as "Company A," submitted a written non-binding indication of interest on June 14, 2017. Company A's indication of interest outlined its respective key merger considerations, including but not limited to aggregate consideration and form of consideration. Company A indicated an interest in acquiring Alpine at price materially less then Midland's bid with the mix of 10% cash and 90% shares of Company A common stock. Both non-binding indications of interest received were subject to further due diligence and the negotiation of a definitive merger agreement. The three other parties that had executed a non-disclosure agreement declined to submit a written indication of interest although discussions continued with one of the parties into later August 2017.

        Both non-binding letters of interest were reviewed by Alpine's executive management team, the Evaluation Team, Sheshunoff and Chapman. The review focused on the key terms and characteristics of each proposal, including the amount and type of consideration offered, the relative strengths and weaknesses of each potential buyer, employment practices of each institution, the transaction structures, the liquidity of the common stock, likelihood of consummating a transaction with each institution, the competitive and other regulatory challenges that a potential deal with each institution might face and each institution's financial performance. After the review was completed and Alpine determined that Midland's proposal was superior, Sheshunoff was instructed by executive management to continue negotiations with representatives of Midland and KBW, Midland's financial advisor.

        On August 30, 2017, Alpine received Midland's revised non-binding indication of interest (which we refer to as the "revised letter") which increased the proposed merger consideration to $21.26 per share of Alpine common stock by increasing the stock component from just under 4.1 million shares of Midland common stock to just over 4.46 million shares from the terms of the June 12, 2017 letter. In addition, Midland's revised letter specified that Midland would assume the costs associated with Alpine's employment agreements included in the virtual data room. A final non-binding indication of interest was submitted on August 31, 2017, which provided for, among other things, and additional $500,000 dividend allowance. After multiple discussions among Alpine's executive management team, the Evaluation Team, Sheshunoff, Chapman, the Lead Director and the principal shareholders, on September 6, 2017, Alpine countersigned the revised non-binding indication of interest and the parties continued their due diligence. Barack Ferrazzano, outside counsel to Midland, and Chapman were instructed by their respective clients to begin work on the merger agreement and ancillary documents.

        On September 6, 2017, members of Midland's management delivered a presentation to the Midland board of directors regarding the terms of the proposed transaction with Alpine. The Midland board of directors directed Midland's management to complete its due diligence review of Alpine and to proceed with further negotiations with Alpine regarding the terms of the transaction and the negotiation of a definitive merger agreement.

        On September 13, 2017, Barack Ferrazzano distributed an initial draft of the merger agreement to Chapman. Thereafter, representatives of Midland, Alpine, Barack Ferrazzano, Chapman, KBW and Sheshunoff negotiated the terms of the draft merger agreement and other documents related to the proposed merger, and conducted due diligence with respect to Midland and Alpine.

        On September 25, 2017, the Alpine board of directors met to discuss the sales process and review the revised letter. The meeting was also attended by certain members of the Evaluation Team and a representative of both Sheshunoff and Chapman. Alpine's board of directors received an update from Sheshunoff on the current market for bank mergers and acquisitions. Sheshunoff provided a review of the process undertaken to that point and discussed the terms of the revised letter and the other non-binding indication of interest that had been received. The Alpine board of directors reviewed the key terms and characteristics of each proposal, including the amount and type of consideration offered, the relative strengths and weaknesses of each institution, the transaction structures, the likelihood of consummating a transaction with each institution, the competitive and other regulatory challenges that a potential deal with each institution might face and the financial performance of the institutions.

        In discussing the relative merits of Midland, among other things, Alpine's executive management and the representative of Sheshunoff noted that it was unlikely that Midland would face significant regulatory or other difficulties in completing the acquisition but that transactions are often protested with or without merit and that any such protest can cause delays. In the course of this discussion, the representative of Chapman outlined the fiduciary responsibilities of board members when the board is presented with a potential sale and confidentiality requirements. After a discussion of its fiduciary duties, confidentiality requirements and various terms and provisions of the draft merger agreement as well as due diligence issues requiring resolution prior to execution of the merger agreement, and a recommendation from Alpine's executive management and the Evaluation Team, the Alpine board of directors authorized Alpine's executive management, Sheshunoff and Chapman to continue to negotiate a definitive agreement and complete due diligence with Midland.

        On October 6, 2017, the Midland board met to review the proposed transaction with Alpine. Midland's management delivered presentations to the board regarding Alpine, the strategic rationale for the proposed transaction, the results of Midland's due diligence investigation, and the financial and legal terms of the draft merger agreement. In addition, representatives of KBW delivered a presentation regarding Alpine and the financial terms of the proposed transaction, and representatives of Barack Ferrazzano delivered a presentation regarding certain legal matters in connection with the proposed transaction. Following additional discussion and deliberation, including careful consideration of the factors described under "Midland's reasons for the merger and recommendation of the board of directors," Midland's board of directors determined that the merger was in the best interests of Midland and its shareholders and unanimously approved the merger agreement and the voting agreement, including the share issuance and other transactions contemplated thereby, and authorized Midland's management to finalize and enter into the agreements.

        After further negotiations among the parties' management, financial advisors and counsel, on October 7, 2017, the October 6, 2017 draft of the merger agreement was delivered to Alpine's board of directors in advance of a meeting scheduled for October 10, 2017. All of the significant unresolved issues were now negotiated by the parties. On October 10, 2017, the Alpine board of directors held a meeting to discuss the terms of the proposed transaction with Midland. The meeting was also attended by representatives of Sheshunoff and Chapman. Sheshunoff noted that the draft merger agreement provided for: (a) merger consideration with an estimated value of $22.38 per share of Alpine common stock, based on an assumed market value of Midland common stock of $32.30 per share; (b) a consideration mix of approximately 80% stock and 20% cash to all shareholders; (c) the ability for Alpine shareholders to receive a distribution of Alpine's excess capital immediately prior to closing; (d) Alpine's ability to pay a final cash dividend to its shareholders prior to the closing in an aggregate amount equal to the amount, if any, by which Alpine's adjusted total tangible shareholders' equity as of the measurement date exceeds $105.4 million; (e) a "double trigger termination right" in the event of a significant decrease in Midland's common stock price; and (f) termination fees payable to Midland in the event the board of directors accepted a superior proposal or certain actions as described in the draft merger agreement. Sheshunoff then presented its financial analysis of the consideration to be paid pursuant to the draft merger agreement, and after fielding questions from the directors, Sheshunoff rendered to the Alpine board of directors an oral opinion to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken and described in its opinion, the consideration to be paid pursuant to the proposed merger agreement to the holders of Alpine's common stock was fair, from a financial point of view, to such holders. Chapman again reviewed the fiduciary duties of the board of directors in connection with its consideration of the proposed merger and reviewed with the Alpine board of directors the substantially final terms of the draft merger agreement, including but not limited to the terms on which the Alpine board of directors would have the ability to consider a superior proposal if one were to emerge, the termination fee that would be payable upon termination of the merger agreement in certain circumstances, operating covenants prior to closing and the conditions to closing, specifically the regulatory approval provisions of the draft merger agreement.

        On October 13, 2017, the Alpine board of directors again met with representatives of Sheshunoff and Chapman as well as members of the Alpine Bank board of directors to review the final merger agreement and receive an updated fairness opinion from Sheshunoff based upon the change in the Midland common stock price subsequent to the October 6, 2017 meeting of the Alpine board of directors. Sheshunoff orally affirmed its fairness opinion and following additional discussion and deliberation, including careful consideration of the factors described under "Alpine's reasons for the merger and recommendation of the board of directors," Alpine's board of directors determined that the merger was in the best interests of Alpine and its shareholders and unanimously adopted and approved the merger agreement and authorized the transactions contemplated thereby. Sheshunoff's fairness opinion was later confirmed by delivery of a written opinion dated October 13, 2017 which is included as Annex C to this document.

        On October 16, 2017, Alpine, Midland and Merger Sub executed the merger agreement, and Midland entered into the voting agreement with the Alpine shareholders party to that agreement. Thereafter, the parties issued a joint press release announcing the execution of the merger agreement.

Midland's reasons for the merger and recommendation of the board of directors

        Midland's board of directors believes that the merger is in the best interests of Midland and its shareholders. In deciding to unanimously approve the agreement and the transactions contemplated therein, including the issuance of Midland common stock in connection with the merger, Midland's board of directors consulted with its management as well as its legal and financial advisors, and considered a number of factors, including the following:

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  each of Midland's, Alpine's, and the combined company's business, operations, financial condition, asset quality, earnings, and prospects, including the belief that Alpine's financial condition, asset quality and underwriting procedures are sound, that Alpine's business, operations and geographic footprint would complement those of Midland, and that the merger would result in a combined company with a larger market presence and more attractive funding base, including through core deposit funding, than Midland on a stand-alone basis;

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  the opportunities for growth through the ability to offer Midland States Bank's broader range of products and services to Alpine's customers;

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  anticipated efficiencies to come from integrating Alpine's operations into Midland's existing operations;

  •
  the financial terms of the transaction, including the expectation that the transaction would be accretive to Midland's earnings per share in 2018, and the fact that the exchange ratio applicable to the portion of the merger consideration payable in shares of Midland common stock is not subject to automatic adjustment as a result of changes in the market value of Midland common stock, limiting the risk of further dilution to Midland's existing shareholders if the trading price of Midland common stock were to decrease;

  •
  management's experience and successful track record with acquiring and integrating financial institutions;

  •
  the view that Alpine's relationship-oriented community banking model would be complementary, and its compatibility with Midland and its subsidiaries;

  •
  a review of the demographic, economic and financial characteristics of the market in which Alpine operates, including existing and potential competition and history of the market area with respect to financial institutions;

  •
  its review and discussions with Midland's management, legal counsel and financial, accounting and tax advisors concerning the due diligence investigation of Alpine;

  •
  the opportunity to build a greater recognition and awareness of the Midland brand;

  •
  the fact that Midland's shareholders would have a chance to vote on the share issuance in connection with the merger;

  •
  the terms of the merger agreement, which it reviewed with Midland's outside legal and financial advisors, including certain protections provided by the adjustment to the merger consideration if Alpine's adjusted shareholders' equity at closing is less than $105.4 million, and the expected tax treatment, deal protection and termination provisions; and

  •
  the belief that the merger would be approved by the relevant bank regulatory authorities without undue burden and in a timely manner.

        In addition, Midland's board of directors considered a number of risks with respect to the merger, including the following:

  •
  the fact that the exchange ratio applicable to the portion of the merger consideration payable in shares of Midland common stock is not subject to mandatory adjustment as a result of changes in the market value of Midland common stock, and the resulting risk that the value of the merger consideration payable to Alpine common shareholders could increase if the trading price of Midland common stock were to increase;

  •
  the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Alpine's business, operations and workforce with those of Midland, including the transaction costs that would be incurred in connection with the transaction;

  •
  the potential risk of diverting management attention and resources from the operation of Midland's business and towards the completion of the merger;

  •
  the fact that, as is customary in public company transactions, Midland would not be entitled to indemnification for certain losses it could incur in connection with the transaction;

  •
  uncertainties regarding developments in federal income tax and bank regulatory policy; and

  •
  the other risks identified under "Risk Factors" and "Special Note Regarding Forward-Looking Statements."

        The above discussion of the information and factors considered by Midland's board of directors is not intended to be exhaustive, but includes a description of material factors considered by the Midland board of directors. In view of the wide variety of factors considered by the Midland board of directors in connection with its evaluation of the merger, the Midland board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered. In considering the factors described above, individual directors may have given differing weights to different factors. Midland's board of directors collectively made its determination with respect to the merger based on the conclusion reached by its members based on the factors that each of them considered appropriate, that the merger is in the best interests of Midland's shareholders.

        Midland's board of directors has unanimously determined that the merger is in the best interests of Midland and its shareholders. Midland's board of directors unanimously approved the merger agreement and recommends that shareholders vote "FOR" approval of the Midland share issuance proposal.

Alpine's reasons for the merger and recommendation of the board of directors

        In reaching its decision to adopt and approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, and to recommend that its shareholders vote to adopt the merger, the Alpine board of directors consulted with Alpine executive management and

Evaluation Team, as well as its financial and legal advisors, and considered a number of financial, legal and market factors, including the following material factors:

  •
  the extensive review undertaken by the Alpine board of directors and executive management, with the assistance of financial and legal advisors, with respect to the strategic alternatives available to Alpine for enhancing value over the long term and the potential risks, rewards and uncertainties associated with such alternatives, and the Alpine board of directors' belief that the merger with Midland was the best option available to Alpine and its shareholders, including but not limited to continuing to operate Alpine as an independent bank holding company;

  •
  the 20% cash component of the merger consideration offers Alpine shareholders the opportunity to realize cash for a portion of their shares with immediate value;

  •
  the protection afforded the stock component of the merger consideration by the double-trigger termination right contained within the merger agreement, and the fact that the stock component of the merger consideration offers Alpine shareholders the opportunity to participate in the future growth and opportunities of the combined company or benefit from the liquidity afforded by Midland's common stock trading on the Nasdaq Global Select Market;

  •
  the receipt of stock consideration will generally be deemed a tax-free reorganization to Alpine shareholders based on the expected tax treatment of the merger as a "reorganization" for U.S. federal income tax purposes, as further described under "Material U.S. Federal Income Tax Consequences of the Merger";

  •
  the financial presentation of Alpine's financial advisor, Sheshunoff, to the Alpine board of directors on October 10, 2017, and the oral opinion of Sheshunoff delivered to the Alpine board of directors, which was confirmed by electronic delivery of a written opinion dated October 13, 2017, to the effect that, as of such date and based on and subject to certain assumptions, procedures, qualifications and limitations, the merger consideration was fair, from a financial point of view, to the holders of Alpine common stock, as further described under "The Merger—Opinion of Sheshunoff & Co. Investment Banking, L.P.";

  •
  the strategic benefits of the transaction and the synergies and cost savings expected to be achieved by the combined company upon completion of the merger, including but not limited to the combined company's ability to better serve Alpine's customers and communities and provide a broader array of products and services in a larger and more diverse geographic base, and potential for Alpine's shareholders, as future Midland shareholders, to benefit to the extent of their interest in the combined company from the synergies of the merger and the anticipated pro forma impact of the merger;

  •
  the view that the shared core values and cultures of Alpine and Midland, including both companies' prudent risk culture, strong commitment to client service, community involvement, and focus on building solid relationships, would assist in integrating and operating the combined company post-closing to the benefit of Alpine shareholders as future Midland shareholders;

  •
  the Alpine board's familiarity with, and understanding of, Alpine's business, results of operations, asset quality, operating markets, financial and market position and expectations concerning Alpine's future earnings and prospects;

  •
  the fact that after completion of the merger, Alpine shareholders will own approximately 19% of the outstanding shares of the combined company;

  •
  information and discussions regarding Midland's business, results of operations, financial and market position and future earnings and prospects, including but not limited to Midland's past success in integrating acquisitions, its apparent competence, experience and community banking philosophy, and the integrity of Midland and its management;

  •
  the historical performance of each of Alpine's common stock and Midland's common stock and the dividend yield of Midland's common stock, including but not limited to the financial value of Midland's revised proposal and the 74% premium that value represented over the book value and 31% premium that value represented over the most recent appraisal value of Alpine's common stock, based on an assumed value of $32.30 per share of Midland common stock, which was the market value of Midland's common stock as of the market close on October 9, 2017;

  •
  the Alpine board of directors understanding of the current and prospective environment in which Alpine and Midland operate, including national, regional and local economic conditions, the interest rate environment, the competitive and regulatory environments for financial institutions generally, and the likely effect of these factors on Alpine both with and without the merger;

  •
  the regulatory and other approvals required in connection with the merger, consideration of the relevant factors assessed by the regulators for the approvals and the parties' evaluations of those factors (including Midland's recent record of successfully receiving regulatory approvals for acquisitions in a timely manner), and the expectation that such approvals could be received in a reasonably timely manner and without the imposition of burdensome conditions;

  •
  the terms and conditions of the merger agreement and the course of negotiations of the merger agreement, including, among other things, the ability of the Alpine board of directors, under certain circumstances, to change its recommendation to Alpine shareholders regarding the merger (see "Description of the Merger Agreement—Certain covenants of the parties"), the conditions to closing (see "Description of the Merger Agreement—Conditions to completion of the merger"), the ability of Alpine to terminate the merger agreement under certain circumstances (see "Description of the Merger Agreement—Termination"), the possibility that Alpine would be required to pay a termination fee under certain circumstances (see "Description of the Merger Agreement—Termination fee") and that Alpine's shareholders will have an opportunity to vote on the merger and that their approval is a condition to completion of the merger (see "Description of the Merger Agreement—Conditions to completion of the merger");

  •
  the risk that the merger may not be consummated or that the closing may be unduly delayed, including as a result of factors outside either party's control;

  •
  the potential risk of diverting management's attention and resources from the operation of Alpine's business to consummation of the merger, and the possibility of employee attrition or adverse effects on customer and business relationships as a result of the announcement and pendency of the merger;

  •
  the potential risks and costs associated with successfully integrating Alpine's business, operations and employees with those of Midland, including the risk of not realizing all of the anticipated benefits of the merger or not realizing them in the expected time frame; and

  •
  the other risks under the sections entitled: "Risk Factors" and "Special Note Regarding Forward-Looking Statements."

        In considering the recommendation of the Alpine board of directors, you should be aware that certain directors and officers of Alpine have interests in the merger that are different from, or in addition to, interests of shareholders of Alpine generally and may create potential conflicts of interest. The Alpine board of directors was aware of these interests and considered them when evaluating and negotiating the merger agreement, the merger and the other transactions contemplated by the merger agreement, and in recommending to Alpine's shareholders that they vote in favor of the proposal to adopt the merger agreement. See "The Merger—Interests of certain persons in the merger."

        The terms of the proposed merger, including the consideration to be received by the Alpine shareholders, are the result of arm's length negotiations between the representatives of Alpine and Midland. The unanimous decision of the Alpine board of directors to approve the merger, adopt the merger agreement, and recommend that the shareholders vote to adopt the merger agreement was the result of extensive discussions and deliberation that took place over a period of several months, with scheduled formal discussions occurring at several meetings of the Alpine board of directors. There were also multiple information discussions regarding transactions generally and the Midland transaction specifically between Alpine executive management and members of the board of directors and Alpine's outside advisors. Both Sheshunoff and Chapman provided multiple presentations to the Alpine board of directors. This discussion of the information and factors considered by the Alpine board of directors includes the material factors considered by the Alpine board of directors, but it is not intended to be exhaustive and may not include all the factors considered by the Alpine board of directors. In view of the wide variety of factors considered, and the complexity of these matters, Alpine's board of directors did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to adopt and approve the merger agreement, the merger and the other transactions contemplated by the merger agreement. Rather, the Alpine board of directors viewed its position and unanimous recommendation as being based on the totality of the information presented to and factors considered by it, including discussions with, and questioning of, Alpine's executive management, the Evaluation Team and its financial and legal advisors. In addition, individual members of the Alpine board of directors may have given differing weights to different factors. It should be noted that this explanation of the reasoning of the Alpine board of directors and certain information presented in this section is forward-looking in nature and, therefore, that information should be read in light of the factors discussed in the section entitled "Special Note Regarding Forward-Looking Statements."

Opinion of Sheshunoff & Co. Investment Banking, L.P.

        Alpine retained Sheshunoff to provide an opinion as to the fairness from a financial viewpoint to Alpine's shareholders of the merger consideration to be received by the shareholders of Alpine. As part of its investment banking business, Sheshunoff is regularly engaged in the valuation of securities in connection with mergers and acquisitions and valuations for estate, corporation and other purposes. Alpine retained Sheshunoff based upon its experience as a financial advisor in mergers and acquisitions of financial institutions and its knowledge of financial institutions.

        On October 13, 2017, Sheshunoff rendered its fairness opinion to the board of directors of Alpine that, as of such date, the merger consideration was fair, from a financial point of view, to the shareholders of Alpine. The full text of the fairness opinion, which sets forth, among other things, assumptions made, procedures followed, matters considered, and limitations on the review undertaken, is attached as Annex C to this joint proxy statement/prospectus. You are urged to read Sheshunoff's fairness opinion carefully and in its entirety. The fairness opinion is addressed to the board of directors of Alpine and does not constitute a recommendation to any shareholder of Alpine as to how he or she should vote at the Alpine special meeting.

        In connection with the fairness opinion, Sheshunoff:

  •
  reviewed the latest draft of the merger agreement;

  •
  discussed the terms of the merger agreement with the management of Alpine and Alpine's legal counsel;

  •
  conducted conversations with management of Alpine regarding recent and projected financial performance of Alpine;

  •
  evaluated the financial condition of Alpine based upon a review of regulatory reports for the five-year period ended December 31, 2016 and interim period through June 30, 2017, and internally-prepared financial reports for Alpine for the interim period through August 31, 2017;

  •
  compared Alpine's recent operating results with those of certain other banks and thrifts in the Midwest Region of the United States as defined by S&P Global Market Intelligence and in the broader United States that have recently been acquired;

  •
  compared the pricing multiples for Alpine in the merger to recent acquisitions of banks and thrifts in the Midwest Region of the United States as defined by S&P Global Market Intelligence and in the broader United States with similar characteristics to Alpine;

  •
  analyzed the present value of the after-tax cash flows based on projections on a stand-alone basis approved by Alpine for the five-year period ending June 30, 2022;

  •
  reviewed the potential pro forma impact of the merger on the combined company's results and certain financial performance measures of Alpine and Midland;

  •
  discussed certain matters regarding Midland's regulatory standing, historical financial performance, and business prospects with Midland executives and representatives;

  •
  reviewed certain internal and publicly available information regarding Midland that Sheshunoff deemed relevant;

  •
  compared Midland's recent operating results and pricing multiples with those of certain other publicly traded banks in the Midwest Region as defined by S&P Global Market Intelligence that Sheshunoff deemed relevant;

  •
  compared the historical stock price data and trading volume of Midland common stock to certain relevant indices;

  •
  reviewed available stock analyst research reports concerning Midland; and

  •
  performed such other analyses deemed appropriate.

        For the purposes of this opinion, Sheshunoff assumed and relied upon, without independent verification, the accuracy and completeness of the information provided to it by Alpine in conjunction with this opinion. Sheshunoff assumed that any projections provided by or approved by Alpine were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Alpine's management. Sheshunoff assumed such forecasts and projections will be realized in the amounts and at times contemplated thereby.

        Sheshunoff did not make an independent evaluation of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities) of Alpine or Midland nor was Sheshunoff furnished with any such appraisal. Sheshunoff assumed that any off-balance-sheet activities of Alpine or Midland would not materially and adversely impact the future financial position or results of operation of Midland after the merger. Sheshunoff is not an expert in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for loan and lease losses and assumed that such allowances for Alpine and Midland are, respectively, adequate to cover such losses.

        Sheshunoff assumed that the merger agreement, as provided to Sheshunoff, would be without any amendment or waiver of, or delay in the fulfillment of, any terms or conditions set forth in the terms provided to Sheshunoff or any subsequent development that would have a material adverse effect on Alpine or Midland and thereby on the results of its analyses. Sheshunoff assumed that any and all regulatory approvals, if required, would be received in a timely fashion and without any conditions or requirements that could adversely affect the operations or financial condition of Midland after the completion of the merger.

        The fairness opinion is necessarily based on economic, market, regulatory, and other conditions as in effect on, and the information made available to Sheshunoff as of October 13, 2017.

        In rendering the fairness opinion, Sheshunoff performed a variety of financial analyses. The preparation of an opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Consequently, the fairness opinion is not readily susceptible to partial analysis or summary description. Moreover, the evaluation of fairness, from a financial point of view, of the merger consideration is to some extent subjective, based on the experience and judgment of Sheshunoff, and not merely the result of mathematical analysis of financial data. Sheshunoff did not attribute particular weight to any analysis or factor considered by it. Accordingly, notwithstanding the separate factors summarized below, Sheshunoff believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The ranges of valuations resulting from any particular analysis described below should not be taken to be Sheshunoff's view of the actual value of Alpine, Midland or the combined entity.

        In performing its analyses, Sheshunoff made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Alpine or Midland. The analyses performed by Sheshunoff are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, Sheshunoff's analyses should not be viewed as determinative of the opinion of the board of directors or the management of Alpine with respect to the value of Alpine or Midland or to the fairness of the merger consideration.

        The following is a summary of the analyses performed by Sheshunoff in connection with its opinion. The discussion utilizes financial information concerning Alpine and Midland as of June 30, 2017 that Sheshunoff believed to be reliable, accurate, and complete; however, Sheshunoff cannot guarantee the reliability, accuracy, or completeness of any such publicly available information.

        The draft merger agreement dated October 6, 2017, contemplated that Midland would agree to exchange approximately $33.3 million in cash and 4,463,200 shares of Midland common stock for all of the outstanding shares of common stock of Alpine. Alpine would also pay out excess capital prior to the completion of the transaction, which was estimated at approximately $11.6 million assuming a closing date of March 31, 2018. The aggregate consideration to be received by Alpine shareholders was valued at approximately $192.6 million calculated with Midland's closing share price of $33.09 on October 12, 2017. The value and the composition of the total merger consideration would be adjusted pursuant to the terms of the merger agreement. The Midland purchase price is in addition to the assumption of a number of one-time deal related charges other than Alpine's legal expenses, accounting fees, and investment banker's fees. The total deal related charges to be paid by Midland is estimated to be approximately $16.6 million on a pre-tax basis.

        Alpine Discounted Cash Flow Analysis:    Using discounted cash flow analysis, Sheshunoff estimated the present value of the future after-tax cash flow streams that Alpine could produce on a stand-alone basis through June 30, 2022 under various circumstances, assuming that it performed in accordance with the projections provided by Alpine's management.

        Sheshunoff estimated the terminal value for Alpine at the end of June 30, 2022 by (1) multiplying the final period projected earnings by one plus the assumed annual long-term growth rate of the earnings of Alpine of 4.0% (or 1.04) and (2) dividing this product by the difference between the required rates of return shown below and the assumed annual long-term growth rate of earnings of 4.0% in (1) above. Sheshunoff discounted the annual cash flow streams (defined as all earnings in excess of that which is required to maintain a tangible common equity to tangible asset ratio of 8.0%) and the terminal values using discount rates ranging from 12.0% to 14.0%. The discount rate range was chosen to reflect different assumptions regarding the required rates of return of Alpine and the inherent risk surrounding the underlying projections. This discounted cash flow analysis indicated a range of values per share of $13.75 to $17.25 as shown in the table below compared to the estimated merger consideration of $22.80 per share (including the payment of the excess capital to Alpine shareholders prior to the completion of the transaction).

	Discount Rate
	14.0%	13.0%	12.0%
Present value (in thousands)	$116,182	$129,286	$145,736
Present value (per share)	$13.75	$15.30	$17.25

        Analysis of Selected Transactions:    Sheshunoff performed an analysis of premiums paid in selected recently announced acquisitions of banking organizations with comparable characteristics to Alpine. Three sets of transactions were selected to ensure a thorough analysis.

        The first set of comparable transactions consisted of a group of selected transactions for banks and thrifts in the United States for which pricing data was available, with the following characteristics: targets with headquarters in the Midwest with total assets between $500 million and $2.5 billion that were announced since January 1, 2015, reporting a return on average assets greater than 0.0%, and being headquartered in a metropolitan area. These comparable transactions consisted of 21 mergers and acquisitions of banks and thrifts with total assets ranging between $523.1 million and $2.45 billion that were announced between January 6, 2015 and August 8, 2017. The analysis yielded multiples of the purchase prices in these transactions as summarized below:

	Price/ Book (x)	Price/Tg Book (x)	Price/ 8% Tg Book (x)	Price/ LTM** Earnings (x)	Price/ Assets (%)	Price/ Deposits (%)	Premium/ Deposits (%)
Maximum	3.47	3.47	2.64	60.1	26.1	33.0	20.6
Minimum	1.04	1.16	1.30	3.2	10.9	12.2	2.9
Median	1.60	1.67	1.63	19.6	15.7	18.9	6.7
Alpine*	1.77	1.77	1.82	17.2	15.0	16.9	7.4

*
Alpine pricing multiples assume the distribution of excess capital to its shareholders prior to closing

**
Last-twelve-months

        The transaction value multiples exceed the medians of the Midwest regional comparable group on a price to book, price to tangible book, price to 8% tangible book, and premium to deposits basis. The transaction value multiples are slightly below the medians of the Midwest regional comparable group on a price to LTM earnings, price to assets, and price to deposits basis. The transaction value multiples on a price to assets and price to deposits basis are lower in part due to the lower capital levels of Alpine compared to the median levels of the comparable group. The transaction value multiple of price to last-twelve-months (which we refer to as "LTM") earnings trails the comparable group median due in part to the slightly higher return on average assets (which we refer to as "ROAA") level of Alpine compared to the median of the comparable group level.

        The second set of comparable transactions consisted of a group of selected transactions for banks and thrifts headquartered in the United States for which pricing data was available, with the following characteristics: deals that were announced in the State of Illinois since January 1, 2015 with target total assets between $500 million and $2.5 billion, a return on average assets greater than 0.0%, and being headquartered in a metropolitan area. These comparable transactions consisted of six mergers and acquisitions of banks and thrifts with total assets ranging between $636.9 million and $2.45 billion that were announced between November 12, 2015 and March 13, 2017. The analysis yielded multiples of the purchase prices in these transactions as summarized below:

	Price/ Book (x)	Price/Tg Book (x)	Price/ 8% Tg Book (x)	Price/ LTM** Earnings (x)	Price/ Assets (%)	Price/ Deposits (%)	Premium/ Deposits (%)
Maximum	1.98	2.00	2.27	51.5	20.1	25.6	11.2
Minimum	1.10	1.28	1.32	18.2	10.9	12.2	2.9
Median	1.41	1.41	1.59	21.2	16.2	19.9	5.8
Alpine*	1.77	1.77	1.82	17.2	15.0	16.9	7.4

*
Alpine pricing multiples assume the distribution of excess capital to its shareholders prior to closing

**
Last-twelve-months

        The transaction value multiples exceed the medians of the Illinois comparable group on a price to book, price to tangible book, price to 8% tangible book, and premium to deposits basis. The transaction value multiples are slightly below the medians of the Illinois comparable group on a price to LTM earnings, price to assets, and price to deposits basis. The transaction value multiples on a price to assets and price to deposits basis are lower in part due to the lower capital levels of Alpine compared to the median levels of the comparable group. The transaction value multiple of price to LTM earnings trails the comparable group median due in part to the higher ROAA level of Alpine compared to the median of the comparable group level.

        The third set of comparable transactions consisted of a group of selected transactions for banks and thrifts headquartered in the United States for which pricing data was available, with the following characteristics: deals that were announced since July 1, 2016 with target total assets between $500 million and $2 billion, a return on average assets greater than 0.0%, and being headquartered in a metropolitan area. These comparable transactions consisted of 32 mergers and acquisitions of banks and thrifts with total assets ranging between $510.8 million and $1.99 billion that were announced between July 8, 2016 and September 27, 2017. The analysis yielded multiples of the purchase prices in these transactions as summarized below:

	Price/ Book (x)	Price/Tg Book (x)	Price/ 8% Tg Book (x)	Price/ LTM** Earnings (x)	Price/ Assets (%)	Price/ Deposits (%)	Premium/ Deposits (%)
Maximum	2.41	2.65	2.64	55.7	26.1	33.6	20.6
Minimum	0.56	1.01	1.04	7.2	10.9	14.6	0.4
Median	1.80	1.83	1.95	21.6	17.4	21.5	9.8
Alpine*	1.77	1.77	1.82	17.2	15.0	16.9	7.4

*
Alpine pricing multiples assume the distribution of excess capital to its shareholders prior to closing

**
Last-twelve-months

        The transaction value multiples are generally in-line to slightly lower than the medians of the U.S. comparable group on a price to book, price to tangible book, price to 8% tangible book, price to LTM earnings, price to assets, price to deposits, and premium to deposits basis. The transaction value multiples on a price to assets and price to deposits basis are lower in part due to the lower capital levels of Alpine compared to the median levels of the comparable group.

        Contribution Analysis:    Sheshunoff reviewed the relative contributions of Alpine and Midland to the combined company based on regulatory data as of June 30, 2017 for Alpine and Midland. Sheshunoff compared the pro forma ownership interests (which excludes the cash component of the merger consideration) of Alpine and Midland of 18.9% and 81.1%, respectively, to: (1) total assets of 22.2% and 77.8%, respectively; (2) total loans of 20.7% and 79.3%, respectively; (3) total deposits of 25.5% and 74.5%, respectively; (4) LTM net-interest income of 25.6% and 74.4%, respectively; (5) LTM non-interest income of 28.6% and 71.4%, respectively; (6) LTM non-interest expenses of 26.2% and 73.8%, respectively; (7) LTM earnings (tax-affected for Alpine) of 26.0% and 74.0%, respectively; and (8) total tangible equity of 24.6% and 75.4%, respectively. The contribution analysis shows that the ownership of Alpine shareholders in the combined company is less than the contribution of the components listed due largely to the considerable amount of cash consideration in the merger. The contributions are shown in the following table.

(dollars in thousands)	Assets	%	Loans	%	Deposits	%
Midland	$4,491,642	77.8%	$3,184,063	79.3%	$3,333,031	74.5%
Alpine	$1,283,184	22.2%	$830,168	20.7%	$1,138,274	25.5%

Combined Company	$5,774,826	100.0%	$4,014,231	100.0%	$4,471,305	100.0%

(dollars in thousands)	LTM Net Interest Income	%	LTM Non- Interest Income	%	LTM Non- Interest Expenses	%
Midland	$110,086	74.4%	$60,827	71.4%	$131,190	73.8%
Alpine	$37,898	25.6%	$24,312	28.6%	$46,611	26.2%

Combined Company	$147,984	100.0%	$85,139	100.0%	$177,801	100.0%

(dollars in thousands)	Earnings*	%	Shares (Actual)%		Tangible Equity	%
Midland	$31,663	74.0%	19,095,237	81.1%	$333,419	75.4%
Alpine	$11,100	26.0%	4,463,200	18.9%	$108,680	24.6%

Combined Company	$42,763	100.0%	23,558,437	100.0%	$442,099	100.0%

Data as of June 30, 2017; LTM defined as last twelve months

*
Alpine earnings adjusted to a C-Corp basis

        Sheshunoff noted that if this was an all stock transaction (in which Alpine shareholder would receive additional shares of Midland common stock instead of the cash component of the aggregate merger consideration), Alpines shareholders would own an estimated 23.7% of pro forma outstanding shares of Midland at closing.

        Pro Forma Financial Impact:    Sheshunoff analyzed the pro forma impact of the merger on estimated earnings per share, book value per share and tangible book value per share for the twelve-month periods ending 2018 through 2022 based on the projections provided by Alpine's management for Alpine on a stand-alone basis assuming pre-tax cost savings of $17.75 million phased in by 2019 (the end of the second year after completion of the transaction).

        The analysis indicated pro forma consolidated earnings per share dilution of $0.44 per share or 22.8% in year one and accretion of $0.08 per share or 3.2% by year five compared to estimated earnings per share for Alpine on a stand-alone basis. The implied book value per share accretion in the merger was $4.25 per share or 30.1% in year one and the implied book value accretion was $6.31 per share or 33.2% by year five. Book value per share is significantly accretive on a stand-alone basis when considering the market value of the stock received which trades at a significant premium to book value. The implied tangible book value per share dilution in the merger was $1.06 per share or 7.5% in year one and the implied tangible book value accretion was $1.29 per share or 6.8% by year five. The analysis indicated pro forma dividends per share dilution of $0.06 per share or 12.5% in year one and accretion of $0.11 per share or 28.9% by year five compared to estimated dividends per share for Alpine on a stand-alone basis. The earnings, book value, tangible book value and dividend accretion is greatly affected by the cash consideration to be received, so for comparative purposes on each of the per share comparisons, the merger was treated as an all-stock transaction. The analysis of whether the merger consideration is accretive or dilutive to Alpine based on the above measures and the amounts of such accretion or dilution is sensitive to the composition of the merger consideration and the accounting assumptions to be made by Midland.

        Comparable Company Analysis:    Sheshunoff compared the operating and market results of Midland to the results of other publicly traded banking companies. The comparable publicly traded companies in the Midwest Region of the United States (as defined by S&P Global Market Intelligence) were selected primarily on the basis of location and total asset size. Midland was compared to banks with total assets between $2 billion and $20 billion that were headquartered in the Midwest Region of the United States (also as defined by S&P Global Market Intelligence). The data for the following table is based on GAAP financial information as of June 30, 2017 provided by S&P Global Market Intelligence. Some of the ratios presented are proprietary to S&P Global Market Intelligence and may not strictly conform to the common industry determination.

	Midland (%)	Peer Group Median (%)
Return on Average Assets	0.96	1.07
Return on Average Equity	9.49	9.49
Net Interest Margin	3.81	3.71
Efficiency Ratio	66.8	60.0
Tangible Equity to Tangible Asset Ratio	7.69	8.93
Loan Loss Reserves to Loans Ratio	0.48	0.96
Ratio of Non-Performing Assets to Total Assets	0.74	0.73
Total Capital Ratio	12.0	13.3

        Midland's performance as measured by its return on average assets was slightly below the peer group while that of its return on average equity matched that of its peer group median level. Midland's net interest margin was stronger than its peers with its efficiency ratio being somewhat weaker (higher level) than its peers. Midland's tangible capital level was slightly lower to its peers, while its asset quality, as measured by its ratio of non-performing assets to total assets, generally matched that of the peer group median. Its loan loss reserves to loans ratio was slightly lower than the median peer group level, while its Total Capital Ratio was lower than the peer group median.

        Sheshunoff compared Midland's trading results to its peers. The results are summarized in the following table. The data for the following table is based on publicly available GAAP financial information and market data as of October 12, 2017 provided by S&P Global Market Intelligence.

	Midland	Peer Group Median
Market Price as a Multiple of Stated Book Value	1.41x	1.67x
Market Price as a Multiple of Stated Tangible Book Value	1.89x	2.21x
Price as a Multiple of LTM Earnings	17.0x	18.9x
Market Price as a Percent of Assets	14.1%	18.8%
Dividend Yield	2.4%	1.8%
Dividend Payout	39.0%	32.8%

        Midland's price-to-book multiple as measured by its market price as a multiple of stated book value and its market price as a multiple of stated tangible book value were lower than the comparable peer group medians. Midland's price-to-earnings multiple, as shown by the price as a multiple of LTM earnings through June 30, 2017, was lower compared to its peers. Midland's market price as a percent of assets was also lower than that of its peers. Midland's dividend yield and dividend payout ratio were both higher than its peers.

        Sheshunoff compared selected stock market results of Midland to the KBW Nasdaq Regional Banking Index and the KBW Nasdaq Banking Index for all publicly traded banks over the past three-month, one year and two-year period. Midland completed its initial public offering during May of 2016. Midland's common stock has slightly underperformed the KBW Nasdaq Regional Banking and KBW Nasdaq Banking indices over the three-month period while slightly outperforming each of them over the two-year period. Midland is generally in-line with the KBW Nasdaq Regional Banking Index over the recent one-year period while being below the KBW Nasdaq Banking Index.

        No company or transaction used in the comparable company and comparable transaction analysis is identical to Alpine, Midland, or Midland as the surviving corporation in the merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operational characteristics of Alpine and Midland and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not in and of itself a meaningful method of using comparable transaction data or comparable company data.

        Pursuant to its engagement letter with Alpine, Sheshunoff has received a fee of $150,000 for the fairness opinion that is not contingent on the closing of the merger and additional fees that are contingent upon consummation of the merger. In addition, Alpine agreed to reimburse Sheshunoff for its reasonable out-of-pocket expenses. Alpine also agreed to indemnify and hold harmless Sheshunoff and its officers and employees against certain liabilities in connection with its services under the engagement letter, except for liabilities resulting from the negligence, violation of law or regulation, or bad faith of Sheshunoff or any matter for which Sheshunoff may have strict liability.

        The fairness opinion is directed only to the question of whether the merger consideration is fair from a financial perspective to the shareholders of Alpine and does not constitute a recommendation to any of Alpine's shareholders to vote in favor of the merger. No limitations were imposed on Sheshunoff regarding the scope of its investigation or otherwise by Alpine.

        Based on the results of the various analyses described above, Sheshunoff concluded that the merger consideration to be paid by Midland pursuant to the merger is fair to the shareholders of Alpine, from a financial point of view.

Certain unaudited prospective financial information of Alpine

        Midland and Alpine do not as a matter of course make public projections as to future performance, revenues, earnings or other financial results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates. However, Midland and Alpine are including in this joint proxy statement/prospectus certain unaudited prospective financial information that Alpine made available to Midland in connection with Midland's evaluation of the merger and to Sheshunoff, in its capacity as Alpine's financial advisor, and that Midland made available to KBW, in its capacity as Midland's financial advisor. The inclusion of this information should not be regarded as an indication that any of Midland, Alpine, KBW, Sheshunoff, their respective representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results or that it should be construed as financial guidance, and it should not be relied on as such.

        The following unaudited financial information was prepared solely for internal use and is subjective in many respects. The unaudited prospective financial information reflects numerous estimates and assumptions made with respect to business, economic, market, competitive, regulatory and financial conditions and matters specific to Alpine's business, all of which are difficult to predict and many of which are beyond Alpine's control. The unaudited prospective financial information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Neither Midland nor Alpine can give any assurance that the unaudited prospective financial information and the underlying estimates and assumptions will be realized. In addition, since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the unaudited prospective financial information to be inaccurate include, but are not limited to, risks and uncertainties relating to Alpine's and, if the merger is completed, Midland's respective businesses, industry performance, general business and economic conditions, customer requirements, competition and adverse changes in applicable laws, regulations or rules. For other factors that could cause actual results to differ, please see the sections entitled "Special Note Regarding Forward-Looking Statements" and "Risk Factors."

        The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the unaudited prospective financial information requires significant estimates and assumptions that make it inherently less comparable to the similarly titled GAAP measures in Alpine's historical GAAP financial statements. Neither Midland's nor Alpine's independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The independent registered public accountant reports included in this prospectus and joint proxy statement relate solely to historical financial information of Midland and Alpine, as applicable. They do not extend to the unaudited prospective financial information of Alpine and should not be read to do so.

        Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. Alpine cannot give any assurance that, had the unaudited prospective financial information been prepared as of the date of this joint proxy statement/prospectus, similar estimates and assumptions would be used. Neither Midland nor Alpine intends to, and each disclaims any obligation to, make publicly available any update or other revision to the unaudited prospective financial information of Alpine to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions. The unaudited prospective financial information does not take into account the possible financial and other effects on Alpine of the merger and does not attempt to predict or suggest future results of the combined company. The unaudited prospective financial information of Alpine does not give effect to the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with completing the merger, the potential synergies that may be achieved by the combined company as a result of the merger, the effect of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect on Alpine of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the unaudited prospective financial information does not take into account the effect on Alpine of any possible failure of the merger to occur. None of Midland, Alpine, KBW, Sheshunoff or their respective affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any shareholder of Midland or Alpine or other person regarding Alpine's or the combined company's ultimate performance compared to the information contained in the unaudited prospective financial information of Alpine or that the projected results will be achieved.

        The inclusion of the unaudited prospective financial information of Alpine herein should not be deemed an admission or representation by Midland or Alpine that such information is viewed as material information of Midland or Alpine, respectively, particularly in light of the inherent risks and uncertainties associated with such information.

        In light of the foregoing, and considering that the Midland special meeting and the Alpine special meeting will be held several months after the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, Midland shareholders and Alpine shareholders are cautioned not to place unwarranted reliance on such information, and all Midland shareholders and Alpine shareholders are urged to review Midland's most recent SEC filings for a description of Midland's reported financial results. See "Where You Can Find More Information."

	Year 1	Year 2	Year 3	Year 4	Year 5
Net Income S-Corp (Thousands)	$16,250	$16,930	$18,400	$19,500	$20,600
Earnings Per Share	$1.92	$2.00	$2.18	$2.31	$2.44
Dividends Per Share	$1.35	$1.40	$1.52	$1.62	$1.71
Tangible Book Value Per Share	$13.44	$14.04	$14.69	$15.39	$16.12

Note: Years are July 1 through June 30 of each year and assumes 8,449,278 shares of Alpine common stock outstanding

Accounting treatment of the merger

        For accounting and financial reporting purposes, the merger will be accounted for under the acquisition method of accounting for business combinations in accordance with GAAP. Under the acquisition method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Alpine as of the effective time of the merger will be recorded at their respective fair values and added to those of Midland. Any excess of purchase price over the fair values is recorded as goodwill. Consolidated financial statements of Midland issued after the merger will reflect these fair values and will not be restated retroactively to reflect the historical consolidated financial position or results of operations of Alpine.

Regulatory approvals

        The merger cannot proceed without obtaining all requisite regulatory approvals. Midland and Alpine have agreed to take all appropriate actions necessary to obtain the required approvals. The merger of Midland and Alpine is subject to prior approval of the Federal Reserve. Midland submitted an application to the Federal Reserve on November 21, 2017 seeking certain necessary approval.

        In reviewing that application, the Federal Reserve is required to consider the following:

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  competitive factors, such as whether the merger will result in a monopoly or whether the benefits of the merger to the public in meeting the needs and convenience of the community clearly outweigh the merger's anticompetitive effects or restraints on trade; and

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  banking and community factors, which includes an evaluation of:

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  the financial and managerial resources of Midland, including its subsidiaries, and of Alpine, and the effect of the proposed transaction on these resources;

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  management expertise;

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  internal control and risk management systems;

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  the capital of Alpine;

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  the convenience and needs of the communities to be served; and

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  the effectiveness of Alpine and Midland in combating money laundering activities.

        The application process includes publication and opportunity for comment by the public. The Federal Reserve may receive, and must consider, properly filed comments and protests from community groups and others regarding (among other issues) each institution's performance under the Community Reinvestment Act. The merger may not be completed until 15 days after receipt of Federal Reserve approval, during which time the United States Department of Justice may challenge the merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve's approval, unless a court specifically orders otherwise.

        Following the completion of the merger, Midland intends to merge Alpine Bank with and into Midland States Bank, with Midland States Bank as the surviving bank. The bank merger will be subject to approval by the Federal Reserve and the IDFPR. Midland States Bank submitted an application to the Federal Reserve and the IDFPR on November 21, 2017 seeking the necessary approvals for the bank merger.

        While Midland knows of no reason why the approval of any of the applications would be denied or unduly delayed, it cannot assure you that all regulatory approvals required to complete the merger and the bank merger will be obtained or obtained in a timely manner.

Interests of certain persons in the merger

        In considering the recommendations of the Alpine board of directors, Alpine shareholders should be aware that certain directors and executive officers of Alpine and Alpine Bank may have interests in the merger that are different from, or are in addition to, the interests of Alpine shareholders generally. The Alpine board of directors was aware of these interests to the extent these interests existed at the time the Alpine board of directors approved the merger agreement and considered them, among other matters, in approving the merger agreement and determining to recommend to Alpine shareholders to vote for approval of the merger agreement.

        Stock Ownership.    As of November 30, 2017, Alpine's directors and executive officers owned, in the aggregate, 2,800,166 shares of Alpine's common stock, representing approximately 33.1% of the outstanding shares of common stock. See "Additional Information About Alpine—Share ownership of directors and officers and certain beneficial owners" for more information.

        Appointment to the Board of Directors of Midland.    Pursuant to the merger agreement, Alpine is entitled to request that Midland increase the number of directors of the Midland board of directors and, subject to the fiduciary duties of the Midland board of directors, appoint R. Robert Funderburg, Jr. as a Class III director of the Midland board of directors. Additionally, if Mr. Funderburg continues to beneficially own shares of Midland common stock with a market value of at least $10 million the Midland board of directors has agreed to re-nominate him for election to the Midland board of directors at the 2019 annual meeting of Midland's shareholders provided that he remains able and willing to serve as a director.

        Change in Control Agreements.    Alpine has previously entered into change in control agreements with each of R. Robert Funderburg, Jr., Chairman, Rex K. Entsminger, Director, President and Chief Executive Officer, William C. Roop, Director, Executive Vice President and Chief Operating Officer of Alpine and President of Alpine Bank, Matthew J. Roegner, Executive Vice President and Chief Lending Officer, and Jennifer A. Whiteman, Corporate Secretary, all effective as of October 1, 2015. The change in control agreements with Messrs. Funderburg, Entsminger and Roop were subsequently amended effective May 30, 2017.

        The change in control agreements provide each officer with a lump sum payment in the event that (i) the officer is terminated without cause by Alpine or Alpine Bank within three years following the merger, or (ii) the officer resigns due to a change in duties within 60 days prior to or three years following the merger. A change in duties means a significant diminution of the officer's title, duties, responsibilities or status, a significant reduction in compensation or benefits, or a relocation of principal place of employment of 50 miles or more, provided that the officer notifies Alpine of the existence of such change within 30 days of its initial existence and Alpine does not remedy such change within 30 days of notification. Additionally, the change in control agreements provide each officer with continued medical and dental insurance benefits on the same terms and conditions as such benefits were made available to the officer immediately prior to his or her termination.

        Pursuant to the change in control agreements, as amended, each of Messrs. Funderburg, Entsminger and Roop would be entitled to a lump sum payment equal to 299% of his annual salary paid during the calendar year preceding the year of the merger, including any cash incentive compensation and bonus payments, and 36 months of continued insurance benefits. Mr. Roegner and Ms. Whiteman would be entitled to a lump sum payment equal to 100% of his or her annual salary paid during the calendar year preceding the year of the merger, including any cash incentive compensation and bonus payments, and 12 months of continued insurance benefits.

        Upon a qualifying termination on the effective date of the merger, we estimate that each of Messrs. Funderburg, Entsminger, Roop, Roegner, and Ms. Whiteman would be entitled to cash payments of $2,668,575, $1,674,400, $2,040,376, $346,080, and $280,000, respectively, and continued insurance benefits with a value of $73,044, $73,044, $48,363, $22,500, and $22,500, respectively.

        Nonqualified Deferred Compensation Plan.    Alpine sponsors and maintains the Alpine Bancorporation, Inc. Nonqualified Deferred Compensation Plan for the benefit of select current and former employees and directors, including each of Messrs. Funderburg and Roop, as well as Larry H. Beckman, John A. Crone, James L. Gingrich, Curtis R. Tobin, and Frank Wehrstein, each a director of Alpine. Per the terms of nonqualified deferred compensation plan, Alpine has established a deferral account with respect to each participant. The deferral accounts are credited with elective deferral contributions made by each participant, discretionary company contributions made by Alpine and earnings crediting based on a selection of predetermined investments. Per the terms of the plan, each participant is 100% vested in his deferral account at all times and the deferral account balances will be distributed in accordance with the participant's election upon the participant's separation from service, a specified date, the participant's disability or a change in control of Alpine. The participant may also receive an earlier distribution from the plan upon the occurrence of an unforeseeable emergency. Amounts deferred under the plan may be distributed in a lump sum or installment payments over a period not to exceed 15 years.

        Midland intends to have Alpine terminate the nonqualified deferred compensation plan and distribute the deferral account balances prior to the effective time of the merger. As of November 30, 2017, the deferral account balances of Messrs. Funderburg, Roop, Beckman, Crone, Gingrich, Tobin and Wehrstein were $352,773, $406,389, $46,831, $12,265, $197,242, $160,678 and $46,941, respectively.

        Alpine 2015 Restricted Stock Plan.    Alpine maintains the Alpine Bancorporation, Inc. 2015 Restricted Stock Plan which allows for the grant of restricted stock and restricted stock units. Alpine has previously granted restricted stock units to various employees which vest over a three year period based on the attainment of performance metrics by Alpine. Under the terms of the plan and award agreements thereunder, a pro-rated portion of any unvested restricted stock units would become vested based on the number of completed months in the restricted period and attainment of performance conditions upon the participant's death, disability, involuntary separation from service without cause, satisfaction of a one-year noncompetition and nonsolicitation provision following retirement, or involuntary termination within six months following a change in control of Alpine.

        Per the terms of the merger agreement, a pro-rated portion of the outstanding restricted stock units will vest immediately prior to the effective time of the merger based on target performance, and each vested restricted stock unit will be cancelled in exchange for a cash payment equal to $19.55. As of November 30, 2017, Messrs. Funderburg, Entsminger, Roop, Roegner and Ms. Whiteman held 16,392, 10,985, 13,095, 7,828, and 6,046 unvested restricted stock unit awards, respectively. Assuming the merger closes on March 31, 2018, Messrs. Funderburg, Entsminger, Roop, Roegner and Ms. Whiteman would vest in 9,600, 6,443, 7,633, 4,602, and 3,508 restricted stock unit awards, respectively, which would entitle each of them to cash payments upon cancellation of $187,680, $125,961, $149,225, $89,969, and $68,581, respectively.

        Company-Owned Automobiles.    Midland has agreed to allow Alpine and Alpine Bank to transfer the ownership of company-owned automobiles to certain employees, along with an imputed gross-up payment to cover any applicable income and sales taxes. As of November 30, 2017, we estimate the aggregate value of such automobiles and gross-up payments for Messrs. Funderburg, Entsminger, Roop, Roegner and Ms. Whiteman to be approximately $74,789, $89,909, $64,009, $31,635, and $29,277, respectively.

        Severance Payments.    In connection with the merger, Midland has agreed to cover any employee of Alpine or Alpine Bank, who is not otherwise entitled to contractual severance or change in control benefits, under Midland's general severance policy, as may be in effect from time to time. To the extent an employee incurs a qualifying involuntary termination, such employee may be entitled to a severance payment equal to one to four weeks of base salary for each whole year of service with Alpine or Midland (or their respective subsidiaries) based on their position, subject to a maximum payment equal to 26 weeks of base salary. All severance payments are contingent upon the employee's execution of a general release and waiver against Alpine, Midland, and their respective affiliates. Any employee who is a party to an employment, severance, change in control or other agreement providing for contractual severance or change in control benefits may waive and relinquish his or her right to any such benefits and receive a severance payment as described above.

        Indemnification and Insurance.    Pursuant to the terms of the merger agreement, Midland has agreed to maintain, for six years following the effective time, insurance coverage under the current policy of directors' and officers' liability insurance maintained by Alpine for actions taken prior to the effective time of the merger, provided, however that if the aggregate premiums for such coverage exceed 200% of the premiums Alpine paid for its current policy term, Midland will only maintain the maximum coverage available for such 200% amount. Following the effective time, to the extent permitted by applicable law, Midland has agreed to indemnify, hold harmless, and advance expenses to the current and former directors, officers and employees of Alpine and its subsidiaries for all actions taken by them prior to the effective time of the merger.

Voting agreement

        On October 16, 2017, certain of the principal shareholders of Alpine entered into a voting agreement with Midland and Merger Sub. Under this agreement, these shareholders have each agreed, subject to certain exceptions, to vote their respective shares of Alpine common stock:

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  in favor of the merger agreement and the transactions contemplated by the merger agreement;

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  against any tender or exchange offer to acquire more than 15% of the voting power of Alpine of any of its subsidiaries, a proposal for a merger, consolidation or other business combination involving Alpine, or any other proposal involving the acquisition of more than 15% of the voting power or business, assets, or deposits of Alpine or any of its subsidiaries;

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  against any action or agreement which would result in a breach of any term of, or any other obligation of Alpine under the merger agreement or would impede, interfere with or delay the transactions contemplated by the merger agreement.

        The 6,050,225 shares of Alpine common stock subject to the voting agreement represent approximately 71.6% of Alpine's outstanding shares of common stock as of October 16, 2017. The voting obligations under the voting agreement will automatically terminate upon the earlier of October 16, 2019, the termination of the merger agreement in accordance with its terms, and the date, if any, on which Alpine publicly discloses that its board of directors has withdrawn, qualified or adversely modified its recommendation to its shareholders to vote in favor of the merger agreement. A copy of the voting agreement is attached to this joint proxy statement/prospectus as Annex B.

Restrictions on resale of Midland common stock

        The shares of Midland common stock to be issued in connection with the merger will be registered under the Securities Act, and will be freely transferable, except for shares issued to any shareholder who may be deemed to be an "affiliate" of Midland for purposes of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates of Midland include individuals or entities that control, are controlled by, or are under common control with Midland and may include the executive officers, directors and significant shareholders of Midland.

Alpine shareholder appraisal rights

        The following discussion is a summary of the material statutory procedures to be followed by a holder of record of Alpine common stock to dissent from the merger and perfect appraisal rights. If you want to exercise appraisal rights, you should review carefully Section 262 of the DGCL and are urged to consult a legal advisor before electing or attempting to exercise these rights because the failure to precisely follow all the necessary legal requirements may result in the loss of such appraisal rights. This description is not complete and is qualified in its entirety by the full text of the relevant provisions of the DGCL, which are reprinted in their entirety as Annex D to this proxy statement/prospectus. Alpine shareholders seeking to exercise appraisal rights must strictly comply with these provisions.

        Shareholders of record of Alpine as of the record date may exercise appraisal rights in connection with the merger by complying with Section 262 of the DGCL. Completion of the merger is subject to, among other things, the holders of no more than 2% in the aggregate, of the outstanding shares of Alpine common stock electing to exercise their appraisal rights unless the condition is waived by Midland.

        If you are the holder of record of one or more shares of Alpine common stock, you are entitled to appraisal rights under Delaware law and have the right to dissent from the merger, have your shares appraised by the Delaware Court of Chancery and receive the "fair value" of such shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) as of the completion of the merger in place of the merger consideration, as determined by the court, if you strictly comply with the procedures specified in Section 262 of the DGCL. Any such Alpine shareholder awarded "fair value" for such shareholder's shares by the Delaware Chancery Court would receive payment of that fair value in cash, together with interest, if any, in lieu of the right to receive the merger consideration, and accordingly, such shareholder awarded "fair value" for their shares would not receive any shares of Midland stock following the completion of the merger. Such fair value amount may differ from the value of the consideration that you would otherwise receive in the merger.

        The following is a summary of the statutory procedures that you must follow if you elect to exercise your appraisal rights under the DGCL. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that you exercise your rights to seek appraisal under Section 262 of the DGCL. This summary is not complete and is qualified in its entirety by reference to Section 262 of the DGCL, the text of which is set forth in full in Annex D to this proxy statement/prospectus.

        Under Section 262 of the DGCL, where a merger agreement is to be submitted for adoption at a meeting of shareholders, the corporation, not less than 20 days prior to the meeting, must notify each of its shareholders who was a shareholder on the record date for notice of the meeting that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement/prospectus constitutes Alpine's notice to its shareholders that appraisal rights are available in connection with the merger, and the full text of Section 262 of the DGCL is attached to this proxy statement/prospectus as Annex D. A holder of record of Alpine common stock who wishes to exercise appraisal rights or who wishes to preserve the right to do so should review the following discussion and Annex D carefully. Failure to strictly comply with the procedures of Section 262 of the DGCL in a timely and proper manner will result in the loss of appraisal rights. A shareholder who loses his, her or its appraisal rights will be entitled to receive the applicable form of merger consideration.

        How to exercise and perfect your right to dissent.    Alpine shareholders wishing to exercise the rights to seek an appraisal of its shares must do ALL of the following:

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  you must not vote in favor of the adoption of the merger agreement. Because a proxy that is signed and submitted but does not otherwise contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, if you vote by proxy and wish to exercise your appraisal rights you must vote against the adoption of the merger agreement or abstain from voting your shares;

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  you must deliver to Alpine a written demand for appraisal before the vote on the adoption of the merger agreement at the special meeting, and all demands for appraisal must reasonably inform Alpine of your identity and your intention to demand appraisal of your shares;

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  you must continuously hold the shares from the date of making the demand through the effective date of the merger. You will lose your appraisal rights if you transfer the shares before the effective date of the merger; and

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  you or the surviving company must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective date of the merger. The surviving company is under no obligation to file any such petition in the Delaware

    Court of Chancery and has no intention of doing so. Accordingly, it is the obligation of the Alpine shareholders to initiate all necessary action to perfect their appraisal rights in respect of shares of Alpine common stock within the time prescribed in Section 262 of the DGCL.

        Voting, in person or by proxy, against, abstaining from voting on or failing to vote on the adoption of the merger agreement will not constitute a written demand for appraisal as required by Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

        Who may exercise appraisal rights.    Any holder of record of shares of Alpine common stock wishing to exercise appraisal rights must deliver to Alpine, before the vote on the adoption of the merger agreement at the special meeting at which the merger proposal will be submitted to the Alpine shareholders, a written demand for the appraisal of such shareholder's shares, and that shareholder must not submit a blank proxy or vote in favor of the merger proposal. A holder of shares of Alpine common stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective date of the merger. A demand for appraisal must be executed by or on behalf of the shareholder of record and must reasonably inform Alpine of the identity of the shareholder and that the shareholder intends to demand appraisal of his, her or its shares of Alpine common stock.

        Only a holder of record of shares of Alpine common stock is entitled to demand appraisal rights for the shares registered in that holder's name. Beneficial owners who do not also hold their shares of common stock of record may not directly make appraisal demands to Alpine. The beneficial holder must, in such cases, have the owner of record, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of common stock of record. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of Alpine common stock as a nominee for others, may exercise his, her or its right of appraisal with respect to the shares of Alpine common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Alpine common stock as to which appraisal is sought. Where no number of shares of Alpine common stock is expressly mentioned, the demand will be presumed to cover all shares of Alpine common stock held in the name of the record owner.

        IF YOU HOLD YOUR SHARES IN BANK OR BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS, AND YOU WISH TO EXERCISE APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR BANK, BROKERAGE FIRM OR OTHER NOMINEE, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKERAGE FIRM OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. IF YOU HAVE A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKERAGE FIRM OR OTHER NOMINEE, YOU MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT YOUR APPRAISAL RIGHTS.

        If you own shares of Alpine common stock jointly with one or more other persons, as in a joint tenancy or tenancy in common, demand for appraisal must be executed by or for you and all other joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a shareholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner. If you hold shares of Alpine common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

        If you elect to exercise appraisal rights under Section 262 of the DGCL, you should mail or deliver a written demand to:

  Alpine Bancorporation, Inc.
  Attention: Rex K. Entsminger
  President and Chief Executive Officer
  600 South State Street
  Belvidere, Illinois 61108

        You should sign every communication.

        Midland's actions after completion of the merger.    If the merger is completed, the surviving company will give written notice of the effective date of the merger within 10 days after the effective date to you if you did not vote in favor of the merger agreement and you made a written demand for appraisal in accordance with Section 262 of the DGCL. At any time within 60 days after the effective date of the merger, you have the right to withdraw the demand and to accept the merger consideration in accordance with the merger agreement for your shares of Alpine common stock, provided that you have not commenced an appraisal proceeding or joined an appraisal proceeding as a named party. Within 120 days after the effective date of the merger, but not later, either you, provided you have complied with the requirements of Section 262 of the DGCL, or the surviving company may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving company in the case of a petition filed by you, demanding a determination of the value of the shares of Alpine common stock held by all shareholders entitled to appraisal rights. The surviving company is under no obligation to file an appraisal petition and has no intention of doing so. If you desire to have your shares appraised, you should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

        Within 120 days after the effective date of the merger, provided you have complied with the provisions of Section 262 of the DGCL, you will be entitled to receive from the surviving company, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which Alpine has received demands for appraisal, and the aggregate number of holders of those shares. The surviving company must mail this statement to you within the later of 10 days of receipt of the request or 10 days after expiration of the period for delivery of demands for appraisal. If you are the beneficial owner of shares of stock held in a voting trust or by a nominee on your behalf you may, in your own name, file an appraisal petition or request from the surviving company the statement described in this paragraph.

        If a petition for appraisal is duly filed by you or another record holder of Alpine common stock who has properly exercised appraisal rights in accordance with the provisions of Section 262 of the DGCL, and a copy of the petition is delivered to the surviving company, the surviving company will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all holders who have demanded an appraisal of their shares. The Delaware Court of Chancery will then determine which shareholders are entitled to appraisal rights and may require the shareholders demanding appraisal who hold certificated shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and the Delaware Court of Chancery may dismiss any shareholder who fails to comply with this direction from the appraisal proceedings. Where appraisal proceedings are not dismissed or the demand for appraisal is not successfully withdrawn, the appraisal proceeding will be conducted as to the shares of Alpine common stock owned by such shareholders, in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. The Delaware Court of Chancery will thereafter determine the fair value of the shares of Alpine common stock at the effective time held by shareholders entitled to appraisal rights, exclusive of any element of value arising from the accomplishment or expectation of the merger. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon, if any, to the shareholders entitled to receive the same, upon surrender by such shareholders of their stock certificates.

        In determining the fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

        An opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL. The fair value of the shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the value of the merger consideration. We do not anticipate offering more than the per share merger consideration to any shareholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the "fair value" of a share of Alpine common stock is less than the per share merger consideration.

        If no party files a petition for appraisal within 120 days after the effective time, then you will lose the right to an appraisal, and will instead receive the merger consideration described in the merger agreement, without interest thereon, less any withholding taxes.

        The Delaware Court of Chancery may determine the costs of the appraisal proceeding and may allocate those costs to the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. However, costs do not include attorneys and expert witness fees. Each shareholder exercising appraisal rights is responsible for its own attorneys and expert witnesses expenses, although, upon application of a shareholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any shareholder in connection with the appraisal proceeding, including reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

        If you have duly demanded an appraisal in compliance with Section 262 of the DGCL you may not, after the effective date of the merger, vote the Alpine shares subject to the demand for any purpose or receive any dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of shares of Alpine common stock as of a record date prior to the effective date of the merger.

        If you have not commenced an appraisal proceeding or joined such a proceeding as a named party you may withdraw a demand for appraisal and accept the merger consideration by delivering a written withdrawal of the demand for appraisal to the surviving company, except that any attempt to withdraw made more than 60 days after the effective date of the merger will require written approval of the surviving company, and no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any shareholder without the approval of the Delaware Court of Chancery. Such approval may be conditioned on the terms the Delaware Court of Chancery deems just, provided, however, that this provision will not affect the right of any shareholder who has not commenced an appraisal proceeding or joined such proceeding as a named party to withdraw such shareholder's demand for appraisal and to accept the terms offered in the merger within 60 days after the effective date of the merger. If you fail to perfect, successfully withdraw or lose the appraisal right, your shares will be converted into the right to receive the merger consideration, without interest thereon, less any withholding taxes.

        Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of appraisal rights. In that event, you will be entitled to receive the merger consideration for your shares in accordance with the merger agreement. In view of the complexity of the provisions of Section 262 of the DGCL, if you are a Alpine shareholder and are considering exercising your appraisal rights under the DGCL, you should consult your own legal advisor.

        THE PROCESS OF DEMANDING AND EXERCISING APPRAISAL RIGHTS REQUIRES STRICT COMPLIANCE WITH TECHNICAL PREREQUISITES. IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR OWN LEGAL COUNSEL IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262 OF THE DGCL, THE DGCL WILL GOVERN.

Financing

        Midland's obligation to complete the merger is not subject to any financing condition. Midland expects to pay the cash portion of the merger consideration using cash on hand, including approximately $39.4 million of net proceeds received from the issuance of subordinated notes to institutional accredited investors completed on October 13, 2017.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

        The following summary describes the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Alpine common stock. The summary is based upon the Internal Revenue Code, applicable Treasury Regulations, judicial decisions and administrative rulings and practice, all as in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. This summary does not address any tax consequences of the merger under state, local or foreign laws, or any federal laws other than those pertaining to income tax.

        For purposes of this discussion, the term "U.S. holder" means a beneficial owner that is: an individual citizen or resident of the United States; a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions; a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or an estate that is subject to U.S. federal income taxation on its income regardless of its source.

        This discussion addresses only those U.S. holders of Alpine common stock that hold their Alpine common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code and does not address all the U.S. federal income tax consequences that may be relevant to particular holders of Alpine common stock in light of their individual circumstances or to holders of Alpine common stock that are subject to special rules, such as non-U.S. holders (as defined below) (except to the extent discussed under the subheading "Tax Implications to Non-U.S. Shareholders" below); financial institutions; qualified insurance plans; qualified retirement plans and individual retirement accounts investors in pass-through entities; persons who are subject to alternative minimum tax; insurance companies; mutual funds; tax-exempt organizations; brokers or dealers in securities or currencies; traders in securities that elect to use a mark-to-market method of accounting; persons that hold Alpine common stock as part of a straddle, hedge, constructive sale or conversion or other integrated transaction; regulated investment companies; real estate investment trusts; persons whose "functional currency" is not the U.S. dollar; and holders who acquired their shares of Alpine common stock through the exercise of an employee stock option or otherwise as compensation.

        If a partnership (or other entity that is taxed as a partnership for federal income tax purposes) holds Alpine common stock, the tax treatment of a partner in that partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in partnerships should consult their own tax advisors about the tax consequences of the merger to them.

        The parties intend for the merger to be treated as a "reorganization" for U.S. federal income tax purposes. Each of Barack Ferrazzano and Chapman have delivered opinions, dated [    •    ], 2017, and filed as exhibits to the registration statement of which this proxy statement/prospectus is a part, to the effect that (i) the merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, (ii) Alpine and Midland will each be a party to such reorganization within the meaning of Section 368(b) of the Internal Revenue Code, and (iii) no gain or loss will be recognized to Alpine's shareholders upon receipt of Midland common stock in exchange for their shares of Alpine common stock, except to the extent of any cash consideration received and any cash received in lieu of fractional shares. Additionally, it is a condition to Alpine's obligation to complete the merger that Alpine receive an opinion from Chapman, dated the closing date of the merger, and it is a condition to Midland's obligation to complete the merger that Midland receive an opinion from Barack Ferrazzano, dated the closing date of the merger, each to the same effect as the opinions described in the preceding sentence. These conditions are waivable, and Midland and Alpine undertake to recirculate and resolicit if either of these conditions is waived and the change in tax consequences is material. These opinions are and will be based upon representation letters provided by Midland and Alpine and upon customary factual assumptions. Neither Midland nor Alpine has sought, and neither of them will seek, any ruling from the Internal Revenue Service regarding any matters relating to the merger, and the opinions described above will not be binding on the Internal Revenue Service or any court. Consequently, there can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected. For purposes of their analyses, neither Barack Ferrazzano nor Chapman incorporate previously publicly-announced proposed changes to United States tax laws, including proposed changes to the corporate tax rates.

        The actual tax consequences of the merger to you may be complex and will depend upon your specific situation and upon factors that are not within the control of Midland or Alpine. You should consult with your own tax advisor as to the tax consequences of the merger in light of your particular circumstances, including the applicability and effect of the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, the alternative minimum tax and any state, local or foreign and other tax laws and of any changes in those laws.

Tax Consequences of the Merger

        Based upon the facts and representations contained in the representation letters received from Alpine and Midland in connection with the filing of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, it is the opinion of Barack Ferrazzano and Chapman that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and accordingly, the material U.S. federal income tax consequences of the merger to U.S. holders will be as follows:

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  No gain or loss will be recognized by Midland or Alpine as a result of the merger.

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  Gain (but not loss) will be recognized by U.S. holders of Alpine common stock who receive shares of Midland common stock and cash in exchange for shares of Alpine common stock pursuant to the merger, in an amount equal to the lesser of (i) the excess, if any, of the amount of cash plus the fair market value of any Midland common stock received in the merger, over such U.S. holder's adjusted tax basis in the shares of Alpine common stock surrendered by such U.S. holder in the merger and (ii) the amount of cash received by such U.S. holder in the merger (other than cash received in lieu of fractional shares of Midland common stock, which is discussed below under "—Cash in Lieu of Fractional Shares of Midland Common Stock.").

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  Generally, a U.S. holder's aggregate tax basis in the Midland common stock received by such U.S. holder in the merger in exchange for its Alpine common stock, including any fractional shares deemed received by the U.S. holder under the treatment discussed below in "—Cash in Lieu of Fractional Shares of Midland Common Stock," will equal such U.S. holder's aggregate tax basis in the Alpine common stock surrendered in the merger, increased by the amount of taxable gain or dividend income (see below), if any, recognized by such U.S. holder in the merger (other than with respect to cash received in lieu of fractional shares of Midland common stock), and decreased by the amount of cash, if any, received by such U.S. holder in the merger (other than cash received in lieu of fractional shares of Midland common stock).

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  The holding period for the shares of Midland common stock received in the merger, including any fractional shares deemed received by the U.S. holder under the treatment discussed below in "—Cash in Lieu of Fractional Shares of Midland Common Stock," generally will include the holding period for the shares of Alpine common stock exchanged therefor.

        For purposes of calculating the gain recognized by U.S. holders of Alpine common stock who receive shares of Midland common stock and cash in exchange for shares of Alpine common stock pursuant to the merger, the fair market value of Midland common stock is based on the trading price of that stock on the date of the merger, rather than the methodology used in calculating the number of shares of Midland common stock to be issued to the shareholder. In the case of any U.S. holder who acquired different blocks of Alpine common stock at different times and at different prices, any realized gain or loss will be determined separately for each identifiable block of shares exchanged in the merger. A loss realized on the exchange of one block of shares cannot be used to offset a gain realized on the exchange of another block of shares, but a U.S. holder will generally be able to reduce its capital gains by capital losses in determining its income tax liability. Such U.S. holder should consult its tax advisor prior to the exchange with regard to identifying the basis or holding periods of the particular shares of Midland common stock received in the merger.

        Any capital gain generally will be long-term capital gain if the U.S. holder held the shares of Alpine common stock for more than one year at the effective time of the merger. The deductibility of capital losses is subject to limitations.

        All or part of the gain that a particular U.S. holder of Alpine common stock recognizes could be treated as dividend income rather than capital gain generally if such U.S. holder's percentage ownership, taking into account constructive ownership rules, in Midland after the merger is not meaningfully reduced from what its percentage ownership would have been if it had received solely shares of Midland common stock rather than a combination of cash and shares of Midland common stock in the merger. This could happen, for example, because of ownership of additional shares of Midland common stock by such holder, ownership of shares of Midland common stock by a person related to such holder or a share repurchase by Midland from other holders of Midland common stock. The Internal Revenue Service has ruled that a shareholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is generally considered to have a "meaningful reduction" if that shareholder has even a relatively minor reduction in its percentage stock ownership. These rules are complex and dependent upon the specific factual circumstances particular to each U.S. holder. Consequently, each U.S. holder that may be subject to those rules should consult its tax advisor as to the application of these rules to the particular facts relevant to such U.S. holder.

Cash in Lieu of Fractional Shares of Midland Common Stock

        A U.S. holder who receives cash instead of a fractional share of Midland common stock will be treated as having received the fractional share of Midland common stock pursuant to the merger and then as having exchanged the fractional share of Midland common stock for cash in a redemption by Midland. In general, this deemed redemption will be treated as a sale or exchange, and a U.S. holder will recognize gain or loss equal to the difference between (i) the amount of cash received by such U.S. holder and (ii) the portion of the basis of the shares of Alpine common stock allocable to such fractional interest. Such gain or loss generally will constitute capital gain or loss and will be long-term capital gain or loss if the U.S. holder's holding period for the Alpine common stock exchanged by such U.S. Holder is greater than one year as of the effective time of the merger.

Medicare Tax on Unearned Income

        A U.S. holder that is an individual is subject to a 3.8% tax on the lesser of (i) his or her "net investment income" for the relevant taxable year or (ii) the excess of his or her modified adjusted gross income for the taxable year over a certain threshold (between $125,000 and $250,000 depending on the individual's U.S. federal income tax filing status). A similar regime applies to estates and trusts. Net investment income generally would include any capital gain realized in connection with the merger.

Backup Withholding and Information Reporting

        Payments of cash to a U.S. holder of Alpine common stock pursuant to the merger may, under certain circumstances, be subject to information reporting and backup withholding (currently at a rate of 28%) unless the holder provides proof of an applicable exemption satisfactory to Midland and the exchange agent or, in the case of backup withholding, furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against the U.S. holder's U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

        A U.S. holder of Alpine common stock, as a result of having received Midland common stock in the merger, will be required to retain records pertaining to the merger. In addition, each U.S. holder of Alpine common stock who is a "significant holder" will be required to file a statement with such holder's U.S. federal income tax return in accordance with Treasury Regulations Section 1.368-3(b) setting forth such holder's basis in the Alpine common stock surrendered and the fair market value of the Midland common stock and cash received in the merger. A "significant holder" is a holder of Alpine common stock who, immediately before the merger, owned at least 5% of the vote or value of the outstanding stock of Alpine or securities of Alpine with a basis for federal income taxes of at least $1 million.

Tax Implications to Non-U.S. Shareholders

        For purposes of this discussion, the term "non-U.S. holder" means a beneficial owner of Alpine common stock (other than an entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder. The rules governing the U.S. federal income taxation of non-U.S. holders are complex, and no attempt will be made herein to provide more than a limited summary of those rules. Any gain a non-U.S. holder recognizes from the exchange of Alpine common stock for Midland common stock and cash in the merger generally will not be subject to U.S. federal income taxation unless (i) the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States, or (ii) in the case of a non-U.S. holder who is an individual, such shareholder is present in the United States for 183 days or more in the taxable year of the sale and other conditions are met. Non-U.S. holders described in (i) above will be subject to tax on gain recognized at applicable U.S. federal income tax rates and, in addition, non-U.S. holders that are corporations (or treated as corporations for U.S. federal income tax purposes) may be subject to a branch profits tax equal to 30% (or a lesser rate under an applicable income tax treaty) on their effectively connected earnings and profits for the taxable year, which would include such gain. Non-U.S. holders described in (ii) above will be subject to a flat 30% tax on any gain recognized, which may be offset by U.S. source capital losses.

        This discussion does not address tax consequences that may vary with, or are contingent upon, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular federal, state, local or foreign tax consequences,including the applicability and effect of the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

DESCRIPTION OF THE MERGER AGREEMENT

        The following is a summary of the material terms of the merger agreement. This summary does not purport to describe all the terms of the merger agreement and is qualified by reference to the complete text of the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference into this joint proxy statement/prospectus. You should read the merger agreement completely and carefully as it, rather than this description, is the legal document that governs the merger.

        The text of the merger agreement has been included to provide you with information regarding its terms. The terms of the merger agreement (such as the representations and warranties) are intended to govern the contractual rights and relationships, and allocate risks, between the parties in relation to the merger The merger agreement contains representations and warranties that Midland and Alpine made to each other as of specific dates. The statements embodied in those representations and warranties may be subject to important limitations and qualifications as set forth therein, including a contractual standard of materiality different from that generally applicable under federal securities laws.

General

        The merger agreement provides for the merger of Alpine with and into Merger Sub, with Merger Sub as the surviving company as a wholly owned subsidiary of Midland. The merger is anticipated to be completed in the first quarter of 2018. Following the completion of the merger, Midland intends to merge Alpine Bank with and into Midland States Bank, with Midland States Bank as the surviving bank. At such time, Alpine Bank's banking offices will become banking offices of Midland States Bank.

Closing and effective time

        Closing.    The closing of the merger will take place on a date that is: (i) mutually agreed upon by the parties in writing and that is within a five (5) business day period commencing on the date of the satisfaction or waiver of the conditions to closing set forth in the merger agreement; (ii) if the parties are unable to agree upon a closing date that is within this five (5) business day period, then closing date will be the second (2nd) business day after the end of such period; provided, however, that if this date is within the last five (5) business days of a month or the first five (5) business days of a month immediately following the month in which the conditions to closing are satisfied or waived, then the closing date will be the sixth (6th) business day of such immediately following month; or (iii) otherwise mutually agreed to by the parties in writing. See "—Conditions to completion of the merger" for a description of the conditions that must be satisfied or waived prior to closing. The date of the completion of the merger sometimes is referred to in this joint proxy statement/prospectus as the "closing date."

        Completion of the merger.    The merger will become effective when a certificate of merger is filed with the Delaware Secretary of State, or at such later time as Merger Sub and Alpine agree and is specified in the certificate of merger. The time at which the merger becomes effective is sometimes referred to in this joint proxy statement/prospectus as the "effective time" or the "effective time of the merger."

Merger consideration

        If the merger is completed, Midland will pay an aggregate of $33,306,000 in cash and issue an aggregate of 4,463,200 shares of Midland common stock. Based on 8,449,278 shares of Alpine common stock outstanding as of [    •    ], 2018, the latest practicable date before the date of this proxy statement/prospectus, each share of Alpine common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by Alpine, Midland or Merger Sub and any dissenting shares), will be converted into the right to receive $3.94 in cash and 0.5282 shares of Midland common stock, subject to certain adjustments, as described in this joint proxy statement/prospectus. In addition, Alpine will cause the restricted stock units of Alpine to vest and be cancelled on the date of the effective time of the merger, and Midland will provide a cash payment in respect of each restricted stock unit of Alpine in an amount equal to $19.55.

        Notwithstanding the foregoing, no fractional shares of Midland common stock will be issued in the merger, and in lieu of any such fractional shares, Midland will pay an amount in cash, without interest, rounded to the nearest whole cent, equal to the product of (i) the fractional share interest to which the holder would otherwise be entitled (rounded to the nearest ten-thousandth of a share) and (ii) a price per share equal to the average of the volume-weighted average prices, rounded to four decimal points, of a share of Midland common stock on the Nasdaq Global Select Market for the 10 consecutive trading days ending on (and including) the fifth (5th) full trading day prior to the effective time, in each case as reported by Bloomberg Financial Markets, or any successor thereto, through its "Volume Weighted Average Price" function (or, if not reported therein, in another authoritative source mutually selected by Midland and Alpine), subject to appropriate adjustments for any stock dividend, stock split or other similar transactions that occur during such period. If the volume-weighted average price cannot be calculated for Midland common stock on any such date, the volume-weighted average price for such date will be the fair market value as mutually agreed upon by Midland and Alpine.

        The merger consideration is subject to the following potential adjustments:

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  If Alpine's adjusted total tangible shareholders' equity is less than $105.4 million.  If Alpine's adjusted total tangible shareholders' equity is less than $105.4 million, then the cash portion of the merger consideration will be reduced by the amount of such deficiency. For purposes of this provision, Alpine's adjusted total tangible shareholders' equity will equal Alpine's total tangible shareholders' equity reflected on the consolidated balance sheet of Alpine as of the close of business on the final day of the month that immediately precedes the month in which the closing date occurs (which we refer to as the "measurement date"), provided, that any unpaid transaction expenses will be considered a liability of Alpine irrespective of whether such transaction expenses are required under GAAP to be recorded or accrued as a liability; and provided, further, that the calculation shall (i) disregard and exclude all payments made or required to be made in connection with the conversion or termination of data processing contracts, (ii) include a liability equal to the product of (A) $19.55 and (B) the number of restricted stock units of Alpine outstanding as of the measurement date (whether vested or unvested), (iii) disregard and exclude all severance or change-in-control payments or benefits made or required to be made pursuant to any Alpine benefit plan or employment or change-in-control agreement, in connection with or related to the consummation of any of the contemplated transactions, and (iv) disregard and exclude any loss realized from the sale or transfer of the subordinated note of Midland held by Alpine pursuant to the terms of the merger agreement, relative to the book value of the subordinated note as of the date of sale or transfer, after taking into account any accrued other comprehensive income or loss with respect to the subordinated note as of the date of sale or transfer. As of September 30, 2017, Alpine's total tangible shareholders' equity was approximately $110.5 million. As of the date of this joint proxy statement/prospectus, the parties are not aware of any existing facts or circumstances that would cause the adjusted total shareholders' equity to be less than $105.4 million.

  •
  Significant decrease in market price of Midland common stock.  If on the determination date (which is date on which all required regulatory approvals have been received, disregarding any regulatory waiting period) the volume-weighted average closing price of a share of Midland common stock for the 20 consecutive trading days ending on and including the determination date (which we refer to as the "Midland market value") is less than $23.88 and represents a percentage change, relative to a base value of $29.85 per share of Midland common stock, that is more than 20% below the percentage change in the KBW Nasdaq Regional Banking Index, measured by comparing the average closing value of that index over that 20-day period to a base value of $100.40, then Alpine will have the right to terminate the merger agreement unless

    Midland elects to increase the exchange ratio within five business days of Alpine's notice of termination. Midland may elect to increase the exchange ratio to equal the lesser of (i) a quotient, the numerator of which is equal to the product of (A) $29.85, (B) the exchange ratio and (C) the quotient of the average daily closing sales price of the KBW Nasdaq Regional Banking Index for the 20 consecutive trading days immediately preceding the determination date divided by $100.40 minus 0.20, and the denominator of which is equal to the Midland market value; or (ii) the quotient determined by dividing $29.85 by the Midland market value, and multiplying the quotient by the product of the exchange ratio and 0.80. If Midland elects to increase the exchange ratio, the merger agreement will remain in effect in accordance with its terms, except that the consideration for the merger will be increased to reflect the revised exchange ratio. If Midland or any company belonging to the KBW Nasdaq Regional Banking Index declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between October 16, 2017 and the determination date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of adjusting the exchange ratio.

  •
  Reclassification, recapitalization or other adjustment to Midland or Alpine common stock.  If, prior to the effective time, shares of Midland or Alpine common stock are changed into a different number of shares or a different class of shares pursuant to any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, an appropriate adjustment shall be made to the stock portion of the merger consideration so as to provide the holders of Alpine common stock the same economic effect as contemplated by the merger agreement prior to such event.

        The market price of Midland common stock will fluctuate before the completion of the merger and before holders of Alpine common stock receive the merger consideration to which they are entitled. Holders of Alpine common stock should obtain current stock price quotations for Midland common stock before voting on the merger.

Exchange procedures

        Midland has engaged Computershare Trust Company, N.A. to act as its exchange agent to handle the exchange of Alpine common stock for the merger consideration. Within five (5) business days after the closing date, the exchange agent will send to each Alpine certificated record holder a letter of transmittal for use in the exchange with instructions explaining how to surrender Alpine common stock certificates to the exchange agent. Holders of Alpine common stock who cannot locate their stock certificates should follow the instructions set forth in the letter of transmittal for lost or stolen stock certificates.

        As soon as reasonably practicable after its receipt of properly completed and signed letters of transmittal and accompanying Alpine stock certificates, Midland's exchange agent will issue shares of Midland common stock and cash representing the merger consideration, together with cash in lieu of fractional share interests. No interest will be paid on any cash payment. Until the certificates representing Alpine common stock are surrendered for exchange, holders of such certificates will not receive the merger consideration or dividends or distributions on the shares of Midland common stock into which such shares of Alpine common stock have been converted. When the certificates are surrendered to Midland's exchange agent, any unpaid dividends or other distribution will be paid without interest. In no event will Midland, the exchange agent, or any other person be liable to any former holder of shares of Alpine common stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

        Holders of Alpine common stock should follow the instructions in the letter of transmittal for sending their stock certificates to the exchange agent.

Conduct of business pending the merger

        Conduct of business of Alpine.    Under the merger agreement, Alpine has agreed to certain operating limitations on its activities and the activities of its subsidiaries until the merger is completed or the merger agreement is terminated. In general, Alpine and its subsidiaries are required to conduct their business in the ordinary course of business, use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships, and take no action that is intended to or would reasonably be expected to adversely affect or materially delay the receipt of the necessary regulatory approvals, the performance of its agreements under the merger agreement, or the consummation of the transactions contemplated by the merger agreement.

        The following is a summary of the more significant operating limitations imposed upon Alpine, subject to the exceptions set forth in the merger agreement and disclosure schedules. Alpine may not (and neither it nor its subsidiaries may agree to take, make any commitment to take or adopt any resolutions in support of any action to), without Midland's prior written consent:

  •
  issue, sell or permit to become outstanding any shares of Alpine common stock, permit any additional shares of Alpine common stock to become subject to new grants, including under Alpine's benefit plans (in each case other than in connection with the vesting of outstanding restricted stock units), or grant any registration rights with respect to Alpine's common stock;

  •
  pay any dividends or other distributions on its common stock, except Alpine is permitted (i) to continue to pay cash dividends and tax distributions consistent with past practice, provided that Alpine's adjusted total tangible shareholders' equity as of the measurement date could not reasonably be expected to be less than $105.4 million as a result of the declaration, payment or setting aside of any such dividend or distribution, and (ii) to pay a final cash dividend to Alpine's shareholders prior to the closing in an aggregate amount equal to the amount, if any, by which Alpine's adjusted total tangible shareholders' equity as of the measurement date exceeds $105.4 million, in each of the foregoing cases, in accordance with the requirements and subject to the limitations of the DGCL;

  •
  adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of Alpine common stock (other than under limited circumstances as set forth in the merger agreement);

  •
  amend the material terms of, waive any rights under, terminate, knowingly violate the terms of or enter into any material contract or obligation;

  •
  enter into loan transactions not in accordance with past practices of Alpine Bank;

  •
  enter into any new credit relationships that would require an exception to Alpine Bank's loan policy or extend credit to any borrower or related entity if such borrower is the obligor under a nonperforming loan or loan that has required loss reserves or has been charged-off;

  •
  maintain an inadequate allowance for loan and lease losses;

  •
  fail to charge-off loans that would be deemed uncollectible under GAAP or place on non-accrual any loans that are past due more than 90 days;

  •
  sell, transfer, encumber or otherwise dispose of any of its assets, deposits, business or properties, except in the ordinary course of business, and except for any obsolete or unused equipment in a transaction that is not material to Alpine;

  •
  acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business) any assets, business, deposits or property of another entity except in the ordinary course of business and in a transaction that is not material the Alpine and does not present a material risk that the closing date of the merger will be materially delayed or that any necessary approvals for the merger would be more difficult to obtain;

  •
  amend its certificate of incorporation or bylaws, or similar governing documents of its subsidiaries;

  •
  implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;

  •
  increase the compensation or benefits of Alpine's directors, officers, employees, consultants, independent contractors or other service providers to Alpine, establish, amend, or terminate any employee benefit plan, or make certain other changes to any employee benefit plans or awards;

  •
  incur or guarantee indebtedness for borrowed money other than in the ordinary course of business;

  •
  enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies;

  •
  settle any action, suit, claim or proceeding against it or any of its subsidiaries, except for settlements not in excess of $100,000 and that would not impose a material restriction of the business of Alpine or any of its subsidiaries or create precedent for claims that are reasonably likely to be material to Alpine;

  •
  make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;

  •
  make or change any material tax elections, change its method of accounting for tax purposes, take any material position on any material tax return filed after October 16, 2017, settle or compromise a material tax liability, enter into any closing agreement, waive or extend the statute of limitations with respect to a material amount of taxes, surrender any right to claim a refund for a material amount of taxes, or file any material amended tax return; or

  •
  hire any employee with an annual salary in excess of $100,000.
        Conduct of Business of Midland.    Under the merger agreement, Midland has agreed to certain operating limitations on its activities and the activities of its subsidiaries until the merger is completed or the merger agreement is terminated. In general, Midland is required to conduct its business in the ordinary course of business in all material respects and take no action that is intended to or would reasonably be expected to adversely affect or materially delay the receipt of the necessary regulatory approvals, the performance of its agreements under the merger agreement, or the consummation of the transactions contemplated by the merger agreement.

        The following is a summary of the more significant operating limitations imposed upon Midland, subject to the exceptions set forth in the merger agreement. Midland may not (and neither it nor its subsidiaries may agree to take, make any commitment to take or adopt any resolutions in support of any action to), without Alpine's prior written consent:

  •
  enter into any agreement with respect to, or consummate, any merger or business combination, or any acquisition of any other person, in each case that would reasonably be expected to prevent, impede or materially delay the consummation of the merger;

  •
  make any loan, advance or capital contribution to, or investment in, any person, in each case that would reasonably be expected to prevent, impede or materially delay the consummation of the merger; or

  •
  amend its articles of incorporation or bylaws or similar governing documents of any of its subsidiaries, in a manner that would materially and adversely affect the benefits of the merger to the shareholders of Alpine.

Certain covenants of the parties

        In addition to the operating limitations noted above, the merger agreement contains certain other covenants and agreements, including, among other things, the following:

  •
  Midland and Alpine agreed to file the requisite applications with the Federal Reserve and IDFPR within 45 days of execution of the merger agreement and take all other appropriate actions necessary to obtain the regulatory approvals required for the merger.

  •
  Midland and Alpine each agreed to duly call, give notice of, convene and hold a meeting of their respective shareholders for the purpose of obtaining required shareholder approvals.

  •
  Alpine agreed to not withhold, withdraw, qualify or adversely modify the Alpine board of directors' recommendation to Alpine shareholders that they vote in favor of adopting the merger agreement, provided, however, that the Alpine board of directors may withhold, withdraw, qualify or adversely modify their recommendation if it determines in good faith that it is reasonably likely that to, or to continue to, recommend the adoption of the merger agreement to Alpine shareholders would be inconsistent with its fiduciary duties.

  •
  Alpine agreed to take all appropriate action to amend or terminate, at the request of Midland, any of its employee benefit plans.

  •
  Midland has agreed to provide indemnification to the current and former directors, officers and employees of Alpine and its subsidiaries, and to pay the premium for the extension of Alpine's directors' and officers' liability insurance, subject to certain limitations.

  •
  Midland has agreed to take all actions required to obtain approval to list the shares of Midland common stock issuable under the merger agreement on the Nasdaq Global Select Market.

  •
  Midland has agreed to honor, pay and satisfy Alpine's financial commitments to community organizations.

  •
  Midland and Alpine each agreed to use their respective reasonable efforts in good faith to satisfy the conditions required to close the merger and to complete the merger as soon as practicable and not to intentionally take or intentionally permit to be taken any action that would be in breach of the terms or provisions of the merger agreement.

  •
  Midland and Alpine each agreed to coordinate any public statement regarding the transactions contemplated by the merger agreement to the media.

        In addition, Alpine is entitled to request that Midland increase the number of directors of the Midland board of directors and, subject to the fiduciary duties of the Midland board of directors, appoint R. Robert Funderburg, Jr. as a Class III director of the Midland board of directors. Additionally, if Mr. Funderburg continues to beneficially own shares of Midland common stock with a market value of at least $10 million, the Midland board of directors has agreed to re-nominate him for election to the Midland board of directors at the 2019 annual meeting of Midland's shareholders provided that he remains able and willing to serve as a director.

        Mr. Funderburg, age 56, is a businessman and leader in several different industries, including financial services, real estate development and investment, and agribusiness. Currently, he serves as Chairman of Alpine and Alpine Bank, and president of Funderburg Farms, Inc. and K-B Farms, Inc, which are privately held agricultural firms. He also serves on numerous boards of non-for-profit and community organizations within Boone and Winnebago counties in Illinois. In 2009, Mr. Funderburg was honored by the Rockford Chamber of Commerce as the Citizen of the Year. In 2010, he was awarded the Doctor of Civic Betterment by the Belvidere Chamber of Commerce. In 2015, he was named Chair of the Illinois Finance Authority and served for two years.

        The merger agreement also contains certain other covenants relating to employee benefits and other matters pertaining to officers and directors. See "The Merger—Interests of certain persons in the merger."

No solicitation of or discussions relating to an acquisition proposal

        Except as described below, Alpine has agreed in the merger agreement that it will not and will cause its subsidiaries and affiliates to not initiate, solicit, encourage or knowingly facilitate any inquiries or proposal with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to an acquisition proposal. Alpine also agreed to cease immediately and cause to be immediately terminated any activities, discussions and negotiations with any person (other than Midland) with respect to any acquisition proposal.

        Notwithstanding the foregoing operating limitations, if Alpine receives an unsolicited bona fide acquisition proposal prior to obtaining approval of the merger from the Alpine shareholders, and the Alpine board of directors determines in good faith that the acquisition proposal constitutes a superior proposal or would reasonably be likely to result in a superior proposal and, after consultation with outside counsel, that failure to take such actions would be inconsistent with the directors' fiduciary duties, Alpine may, subject to certain conditions including notice to Midland: (i) furnish information with respect to it to such person making such acquisition proposal pursuant to a customary confidentiality agreement; (ii) participate in discussions or negotiations regarding such acquisition proposal; and (iii) terminate the merger agreement to concurrently enter into an agreement with respect to such acquisition proposal. However, prior to terminating the merger agreement pursuant to this provision, Alpine must provide Midland at least five days' notice thereof and cooperate with Midland to engage in good faith negotiations so that the transactions contemplated by the merger agreement may be effected.

        Under the merger agreement, "superior proposal" means a bona fide acquisition proposal containing terms that the board of directors of Alpine determines in good faith to be more favorable to Alpine's shareholders from a financial point of view than the merger, after receiving the advice of Sheshunoff and after taking into account the likelihood and timing of the consummation of the proposed transaction and all legal, financial, regulatory and other aspects of such proposal.

        If Midland terminates the merger agreement because Alpine breaches its covenant not to solicit an acquisition proposal from a third party or if Alpine terminates the merger agreement to enter into an agreement for a superior proposal, Alpine will pay to Midland a termination fee equal to $9.0 million. See "—Termination fees".

Representations and warranties

        The merger agreement contains representations and warranties made by Alpine, Midland and Merger Sub. These include, among other things, representations relating to:

  •
  valid corporate organization and existence;

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  valid corporate organization and existence of their respective subsidiaries;

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  corporate power and authority to enter into the merger and the merger agreement;

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  absence of any breach of organizational documents or law as a result of the merger;

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  consents and approvals;

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  capitalization;

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  financial statements;

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  filing of necessary reports with regulatory authorities;

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  books of account, minutes and stock records;

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  loans and allowance for loan losses;

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  certain tax matters;

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  compliance with laws;

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  legal proceedings and orders;

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  absence of any material changes or events since December 31, 2016;

  •
  compliance with environmental laws;

  •
  broker/finder fees; and

  •
  compliance with the Community Reinvestment Act.

        Alpine made additional representations and warranties to Midland and Merger Sub in the merger agreement relating to, among other things:

  •
  real property and personal property;

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  employee benefit plans;

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  material contracts;

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  compliance with, absence of default under and information regarding, material contracts;

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  trust assets;

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  insurance matters;

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  affiliate transactions;

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  voting requirements to approve the merger agreement;

  •
  inapplicability of state business combination statutes;

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  receipt of an opinion from its financial advisor;

  •
  employee matters;

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  intellectual property; and

  •
  investment securities.

        Midland and Merger Sub made additional representations and warranties to Alpine in the merger agreement relating to their financial capability to pay the cash consideration and perform their obligations under the merger agreement.

Conditions to completion of the merger

        Closing conditions for the benefit of Midland and Merger Sub.    Midland's and Merger Sub's obligations are subject to fulfillment of certain conditions, including:

  •
  accuracy of representations and warranties of Alpine in the merger agreement, subject to certain materiality exceptions (and the receipt of an officer's certificate to that effect);

  •
  performance by Alpine in all material respects of its obligations under the merger agreement (and the receipt of an officer's certificate to that effect);

  •
  adoption of the merger agreement by Alpine shareholders and approval of the Midland share issuance proposal by Midland shareholders;

  •
  the holders of no more than 2% in the aggregate of the outstanding shares of Alpine common stock electing to exercise their appraisal rights;

  •
  no proceedings challenging or seeking damages in connection with, or that may prevent, delay, make illegal or otherwise interfere with, the transactions contemplated by the merger agreement, in each case that would reasonably be expected to have a material adverse effect on Midland;

  •
  no order, injunction, decree, statute, rule, regulation or other legal restraint or prohibition preventing or making illegal the consummation of the merger or any of the other transactions contemplated by the merger agreement;

  •
  receipt of all necessary regulatory approvals, none of which imposes a restriction or condition that would reasonably be expected by Midland's board to materially restrict or burden Midland;

  •
  the registration statement, of which this joint proxy statement/prospectus is a part, concerning Midland common stock issuable pursuant to the merger agreement having been declared effective by the SEC and continuing to be effective as of the effective time of the merger;

  •
  receipt of a legal opinion from Chapman, counsel to Alpine, with respect to the authorization of the merger agreement by Alpine and certain other matters;

  •
  receipt of a tax opinion from Barack Ferrazzano that: (i) the merger constitutes a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code; (ii) each of Midland and Alpine will be a party to such reorganization within the meaning of Section 368(b) of the Internal Revenue Code; (iii) no gain or loss will be recognized to Alpine's shareholders upon receipt of Midland common stock in exchange for their shares of Alpine common stock, except to the extent of any cash consideration received and any cash received in lieu of fractional shares;

  •
  the filing of a notification form for the listing of additional shares of Midland with the Nasdaq Stock Market, LLC and the absence of any objection from the Nasdaq Stock Market, LLC;

  •
  Alpine's adjusted total tangible shareholders' equity is no less than $100,130,000, after giving effect to all dividends on Alpine common stock on or prior to the closing date; and

  •
  no material adverse change with respect to Alpine since October 16, 2017.

        Closing conditions for the benefit of Alpine.    Alpine's obligations are subject to fulfillment of certain conditions, including:

  •
  accuracy of representations and warranties of Midland in the merger agreement, subject to certain materiality exceptions (and the receipt of an officer's certificate to that effect);

  •
  performance by Midland in all material respects of its obligations under the merger agreement (and the receipt of an officer's certificate to that effect);

  •
  adoption of the merger agreement by Alpine shareholders and approval of the Midland share issuance proposal by Midland shareholders;

  •
  no proceedings challenging or seeking damages in connection with, or that may prevent, delay, make illegal or otherwise interfere with, the transactions contemplated by the merger agreement, in each case that would reasonably be expected by Alpine's board to have a material adverse effect on the surviving entity in the merger;

  •
  no order, injunction, decree, statute, rule, regulation or other legal restraint or prohibition preventing or making illegal the consummation of the merger or any of the other transactions contemplated by the merger agreement;

  •
  receipt of all necessary regulatory approvals, none of which imposes a restriction or condition that would reasonably be expected by Alpine's board to materially restrict or burden the surviving entity in the merger;

  •
  the registration statement, of which this joint proxy statement/prospectus is a part, concerning Midland common stock issuable pursuant to the merger agreement having been declared effective by the SEC and continuing to be effective as of the effective time of the merger;

  •
  receipt of a tax opinion from Chapman that: (i) the merger constitutes a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code; (ii) each of Midland and Alpine will be a party to such reorganization within the meaning of Section 368(b) of the Internal Revenue Code; (iii) no gain or loss will be recognized to Alpine's shareholders upon receipt of Midland common stock in exchange for their shares of Alpine common stock, except to the extent of any cash consideration received and any cash received in lieu of fractional shares;

  •
  the filing of a notification form for the listing of additional shares of Midland with the Nasdaq Stock Market, LLC and the absence of any objection from the Nasdaq Stock Market, LLC; and

  •
  no material adverse change with respect to Midland since October 16, 2017.

Termination

        Midland and Alpine may mutually agree to terminate the merger agreement and abandon the merger at any time. Subject to conditions and circumstances described in the merger agreement, either Midland or Alpine may also terminate the merger agreement if:

  •
  any regulatory authority has denied approval of any of the transactions contemplated by the merger agreement and such denial has become final and nonappealable, or any application for a necessary regulatory approval has been withdrawn at the request of a regulatory authority, provided that this right to terminate is not available to a party whose failure to fulfill its covenants under the merger agreement has been the cause of the denial or withdrawal of regulatory approval;

  •
  the Alpine shareholders do not adopt the merger agreement or the Midland shareholders do not approve the Midland share issuance proposal;

  •
  the merger is not completed by September 30, 2018 (which we refer to as the "outside date"), provided that this right to terminate is not available to a party whose failure to fulfill its covenants under the merger agreement has been the cause of the failure of the merger to be completed before such date; or

  •
  any court or regulatory authority issues a final, non-appealable judgment, order, injunction, rule or decree, or taken any other action prohibiting the transactions contemplated by the merger agreement.

        In addition, Alpine may terminate the merger agreement if:

  •
  Alpine is not in material breach of the merger agreement, and there is a breach of any of the covenants, agreements, representations or warranties of Midland (other than as specified in the merger agreement) such that the applicable conditions set forth in the merger agreement would not be satisfied, and such breach has not been, or cannot be, cured prior to the earlier of two business days before the outside date or 30 days after notice to Midland from Alpine;

  •
  prior to adoption of the merger agreement by Alpine shareholders, Alpine receives an unsolicited third-party acquisition proposal for at least 50% of Alpine and Alpine's board of directors concludes, after considering the advice of its advisors, that such acquisition proposal is or would reasonably be likely to result in a superior proposal and that failing to terminate the merger agreement would be inconsistent with the Alpine directors' fiduciary duties; provided that Midland is given five business days to renegotiate the transaction, and at the conclusion of that period, Alpine continues to believe that the third party proposal is a superior proposal; or

  •
  on the determination date, the volume-weighted average closing price of a share of Midland common stock for the 20 consecutive trading days ending on and including the determination date is less than $23.88 and represents a percentage change, relative to a base value of $29.85 per share of Midland common stock, that is more than 20% below the percentage change in the KBW Nasdaq Regional Banking Index, measured by comparing the average closing value of that index over that 20-day period to a base value of $100.40, unless Midland elects to cure either of these deficiencies by increasing the stock portion of the merger consideration as described in the section entitled "The Merger Agreement—Merger consideration."

        In addition, Midland may terminate the merger agreement as follows:

  •
  Midland is not in material breach of the merger agreement, and there is a breach of any of the covenants, agreements, representations or warranties of Alpine (other than as specified in the merger agreement) such that the applicable conditions set forth in the merger agreement would not be satisfied, and such breach has not been, or cannot be, cured prior to the earlier of two business days before the outside date or 30 days after notice to Alpine from Midland;

  •
  Alpine materially breaches its obligations under the merger agreement to hold the Alpine special meeting or its non-solicitation obligations; or

  •
  Alpine's board of directors withholds, withdraws, qualifies or adversely modifies its recommendation to Alpine's shareholders that they vote in favor of the adoption of the merger agreement, or publicly proposes to do the same.

        Any termination of the merger agreement will not relieve the breaching party from liability resulting from its fraud or any willful and material beach by that party of the merger agreement.

Termination fee

        Midland has agreed to pay Alpine its documented out-of-pocket costs and expenses incurred in connection with the merger agreement if the merger agreement is terminated by Alpine if Alpine is not in material breach of the merger agreement, and there is a breach of any of the covenants, agreements, representations or warranties of Midland such that the conditions set forth in the merger agreement would not be satisfied, and such breach has not been, or cannot be, cured prior to the earlier of two business days before the outside date or thirty days after notice to Midland from Alpine.

        Alpine has agreed to pay Midland its documented out-of-pocket costs and expenses incurred in connection with the merger agreement if the merger agreement is terminated by Midland if Midland is not in material breach of the merger agreement, and there is a breach of any of the covenants, agreements, representations or warranties of Alpine such that the conditions set forth in the merger agreement would not be satisfied, and such breach has not been, or cannot be, cured prior to the earlier of two business days before the outside date or thirty days after notice to Alpine from Midland.

        In addition, Alpine has agreed to pay Midland a termination fee of $9.0 million if the merger agreement is terminated:

  •
  by Midland if Alpine materially breaches its obligations under the merger agreement to hold a meeting of its shareholders to obtain the approval of the proposal to adopt the merger agreement or to not solicit an acquisition proposal from a third party;

  •
  by Midland if Alpine's board of directors withholds, withdraws, qualifies or adversely modifies its recommendation to Alpine's shareholders that they vote in favor of the adoption of the merger agreement, or publicly proposes to do the same;

  •
  by Alpine to enter into an agreement with respect to an unsolicited superior proposal from a third party;

  •
  by Midland if: (i) (A) the Alpine shareholders do not adopt the merger agreement or (B) due to a breach of any of the covenants, agreements, representations or warranties of Alpine such that the conditions set forth in the merger agreement would not be satisfied, and such breach has not been, or cannot be, cured prior to the earlier of two business days before the outside date or thirty days after notice to Alpine from Midland; and (B) and prior to such termination but after the date of the merger agreement an acquisition proposal is made and not withdrawn or any person (other than Midland or its affiliates) has publicly announced an intention to make an acquisition proposal; and (ii) within 12 months after the termination, Alpine enters into an agreement with respect to an acquisition proposal (provided, however, that any prior payment documented out-of-pocket costs and expenses paid will be deducted from the $9.0 million termination fee otherwise payable in this case); or

  •
  by Midland or Alpine if: (i) the merger is not completed by the outside date; (ii) both (A) prior to such termination but after the date of the merger agreement an acquisition proposal is made and not withdrawn or any person (other than Midland or its affiliates) has publicly announced an intention to make an acquisition proposal and (B) at the time of such termination, Alpine's shareholders have adopted the merger agreement, if required, and that all requisite regulatory approvals have been obtained (other than the expiration or termination of statutory waiting periods); and (iii) within 12 months after the termination, Alpine enters into an agreement with respect to an acquisition proposal (provided, however, that any prior payment documented out-of-pocket costs and expenses paid will be deducted from the $9.0 million termination fee otherwise payable in this case).

Nasdaq stock listing

        Midland common stock currently is listed on the Nasdaq Global Select Market under the symbol "MSBI." The shares to be issued to Alpine's shareholders as merger consideration also will be eligible for trading on the Nasdaq Global Select Market.

Amendment

        The merger agreement may be amended in writing by the parties.

ADDITIONAL INFORMATION ABOUT ALPINE

Business

        Alpine is a financial holding company headquartered in Belvidere, Illinois with assets of $1.3 billion as of September 30, 2017. Through Alpine Bank, Alpine offers a full range of banking services to commercial and retail customers in North Central Illinois and Southern Wisconsin. Alpine Bank has 19 locations in Illinois and is connected to an ATM network that provides customers with access to more than 55,000 surcharge-free ATMs. Alpine Bank is community oriented and focuses primarily on offering commercial and consumer loan and deposit services to individuals, and small and middle market businesses in and around Rockford, Illinois, with leading market positions in Boone and Winnebago Counties, Illinois. Primary deposit products are demand deposits, savings and commercial CDs and primary lending products are agribusiness, commercial, real estate mortgage and installment loans.

        On January 20, 1908, the seed of what is now Alpine was planted at the corner of State and Logan in downtown Belvidere and was known as Farmers State Bank. In 1923, Hugh K. Funderburg was elected to the board of the bank. His actions as a director during the national banking depression in the early 1930s demonstrated best his strong commitment to the community and its citizens. While banks were failing across the country, Hugh met with the bank examiners and pledged all of his and his family's assets in an attempt to keep the Farmers State Bank from closing. His efforts were successful, and as a result, none of the depositors of the Farmers State Bank lost their homes, farms or any of their savings. Now, through three generations of family ownership, Alpine's fundamental purpose has always remained the same: help people, businesses and our communities succeed.

        Alpine's business strategy is built upon the foundation of six key pillars:

  •
  Happy and productive employees.  Alpine strives to produce a work environment that is professional, honest, fair and fun in which people are recognized for their contribution, have an opportunity to advance and are treated as family. In a recent survey, 96.1% of Alpine's employees believe they are treated like family and 99.2% are happy to work at Alpine Bank.

  •
  Happy and satisfied customers.  Alpine Bank is "a bank you can actually like" because of its belief that if your officers and employees provide outstanding customer service, accuracy and convenience, the rest will take care of itself. Alpine also surveys its customers and obtain results that are nearly double in satisfaction ratings compared to the national averages. Alpine offers a full range of consumer and commercial products from traditional loan and deposit accounts to technically advanced products that can be accessed from most devices.

  •
  Profitability.  Alpine has a disciplined approach to growth, which has enabled it to achieve strong operating results over the past five years. Its community banking philosophy emphasizes personalized service and building broad customer relationships, which have provided Alpine with a core deposit base that is the foundation of its strong financial results. Alpine has expanded its trust, investment and single-family mortgage businesses over the last 20 years and currently enjoy a commanding market share position in Boone and Winnebago Counties. These expansions have produced significant revenue helping Alpine Bank report record earnings.

  •
  Superior Brand Identification.  Through community involvement, media campaigns, ATM expansion, social media channels and internet-based banking, we have established a superior brand identity in and around Boone and Winnebago Counties. This branding, when combined with its mandate to provide outstanding customer service, has enabled Alpine to become the leading community banking organization in our markets with customer satisfaction results well in excess of our peers. Alpine encourages employees to engage in activities that enhance the overall quality of life in the communities it serves. Alpine employees have volunteered approximately 11,000 hours annually in community events and hold positions of leadership in over 120 non-profit organizations in the markets it serves. Alpine also gives financial support to 350 non-profit organizations that serve the needs of community members.

  •
  Strategic targeted growth.  Alpine has strategically targeted specific sectors of its market to grow the organization with high quality assets and core deposit relationships.

  •
  Carpe Diem.  Alpine will continue to seek ways to meet its communities', customers', employees' and shareholders' needs through awareness of environmental factors and market conditions, creating the ability to react quickly to opportunities.

        Alpine Bank offers comprehensive banking services to the residential, commercial, agricultural and industrial areas that it serves. Services include commercial, real estate and personal loans; checking, savings, and time deposits; trust and investment services, individual retirement accounts, and other customer services, such as safe deposit facilities, online banking and bill payment, telephone banking, e-Statements, credit cards, check cards, direct deposit, and wire transfers.

        Alpine Bank's loan portfolio at September 30, 2017 consists of approximately 24.8% commercial loans, 39.5% commercial real estate loans 7.7% construction and land development loans, 13.3% residential real estate loans and 14.7% installment and personal loans. Alpine reports loans that it intends to hold for the foreseeable future, until maturity or pay-off at their outstanding unpaid principal balance adjusted for charge-offs and the allowance for loan losses. Interest income is accrued on the unpaid principal balance and loan origination fees are generally recognized as income upon receipt. The accrual of interest on a loan is discontinued at the time the loan becomes 90 days past due unless the loan is well secured and in the process of collection. The uncollected interest is reversed against interest income and is then accounted for on a cash basis or cost recovery basis until the loan re-qualifies for accrual.

        Alpine Bank maintains an allowance for loan losses to provide for loan defaults and non-performance. The adequacy of Alpine Bank's allowance for loan losses is based on prior experience, as well as an evaluation of the risks in the loan portfolio. The amount of realizable future losses is susceptible to changes beyond the current allowance in certain economic, operating and other conditions, including changes in the local and general Boone and Winnebago Counties real estate market and operating environment as well as interest rates, employment levels and other economic factors that may be beyond its control.

        In addition to loans, Alpine's assets consist primarily of $339.8 million of marketable securities at September 30, 2017. These securities are divided among approximately 26.4% of U.S. government and federal agency securities, 29.4% of state and municipal bonds and notes, 40.1% of residential mortgage-backed securities, 1.6% of corporate debt and 2.5% of equity securities. At September 30, 2017 securities held available for sale was $334.2 million. These securities are reported at fair value. Fair value is determined based on quoted market prices and if quoted market prices are not available, fair value is determined based on quoted prices of similar securities. The securities portfolio is reviewed periodically for possible other-than-temporary impairment with unrealized gains and losses excluded from earnings and reported on our balance sheet as "accumulated other comprehensive income."

        Alpine Bank's primary deposit products are demand deposits, savings accounts and commercial CDs. At September 30, 2017, deposits totaled $1.1 billion and are comprised of $332.0 million of non-interest bearing deposits and $792.9 million of interest bearing deposits. Within interest bearing deposits are demand accounts of $431.2 million, savings accounts of $160.2 million and CDs totaling $195.7 million with scheduled maturities running from 2017 through 2021. Net interest margin, on a tax-equivalent basis, was 3.50% for the nine months ending September 30, 2017.

        At September 30, 2017, Alpine's liabilities primarily consisted of the customer deposits, FHLB advances of $20.1 million and accrued expenses and other liabilities of $13.0 million.

        Personal Banking.    To individuals, Alpine offers checking accounts, free online banking, free online check images, direct deposit, credit cards, free access to our ATMs, check safekeeping, combined account statements and eStatements, account access through mobile banking, savings accounts, no-minimum, no service charge minor savings accounts; smart saver accounts, holiday and vacation clubs, next generation savings accounts. We provide the convenience of online banking, which includes access to available account balance information, transaction statements, monthly statements, bill paying, funds transfer, ability to download information into personal financial management software, check re-order, stop payments, check images and paperless eStatements. Alpine Bank also provides competitive home mortgages, installment loans, auto loans, home equity loans and home equity lines of credit.

        Business Services.    To business customers, Alpine Bank offers a variety of commercial loans, including commercial business loans, working capital loans, machinery and equipment loans, SBA loans, accounts receivable loans, inventory loans, business acquisition loans, agricultural loans, floor plan loans, municipal loans, domestic and international letters of credit, commercial real estate loans, commercial building loans, multi-family apartment loans, land development loans, construction loans and SBA 7a and 504 loans. Alpine also provides checking, savings and other deposit and money market accounts, and offer a mix of interest bearing and non-interest bearing accounts to help businesses conveniently manage their daily cash flow. Alpine has a variety of corporate checking and savings services, which include free small business checking, account analysis statements, tiered rate money market accounts, business check cards, business savings accounts, CDs, and cash management services designed to provide businesses with resources to manage and grow their cash flow and business. Alpine provides automated sweep investment services, business credit cards, business online banking, ACH origination, remote deposit (captures consumer checks, commercial checks, and cashier's checks electronically with a secure, accountable check processing system), lock box receivable collection, electronic account reconciliation, zero balance accounts, wire transfer, positive pay and 24-hour online banking. Alpine also provides services related to helping employers provide their employees with the financial services and products they need, such as retirement plan services.

        Merchant Services.    Alpine Bank provides services for local merchants. Alpine offers a merchant VISA®, MasterCard®, and Discover® Program, which includes competitive pricing based upon a business' average ticket size and sales volume, is capable of processing all non-bank cards (American Express, Diners, Carte Blanc), no unreasonable holds on deposits; with funds available in two business days, and a gift card program. Alpine will provide merchants with a free analysis of three months of their current VISA®, MasterCard® and/or Discover® Merchant Services, and provide a comparative quote for services with Alpine Bank.

        Agricultural Services.    Agricultural financing is a specialty of Alpine Bank. Alpine makes available a variety of loans tailored to the business of farming, as well as to enterprises that serve them. The loans are designed to be flexible enough to accommodate a farm's changing needs, and written so that payment schedules follow the farm's cash flow cycle. Alpine Bank is a preferred Farm Service Agency Lender and an Illinois Finance Authority Approved Ag Lender. Alpine Bank offers to its agricultural customers a variety of loans, including farm loans, operating loans, livestock and equipment loans, and real estate loans. Alpine Bank also participates in a number of government loan programs.

        Trust and Investment Services.    Alpine Trust & Investment Group, provides a comprehensive array of wealth management services delivered by credentialed and experienced professionals. Asset management, financial planning and consultation, social security claiming strategies, trustee services, wealth transfer planning, and estate settlement services are offered. Alpine Trust & Investment Group also offers a full-service retirement plan solution to companies seeking or offer a retirement plan.

        Other types of accounts offered include: revocable and irrevocable trusts, charitable trusts, special needs trusts, guardianships, irrevocable life insurance trusts, land trusts, investment agencies, IRAs, Roth IRAs, corporate investment accounts, and foundation and endowments among others. Alpine Trust & Investment Group serves in a fiduciary capacity and may accept the role of trustee in many of these accounts. Alpine Bank also may serve as executor of estates.

        Alpine Trust & Investment Group's value proposition revolves around three key attributes: the trust officers are accessible, comprehensive and experienced. The families and institutions that work with Alpine value the local services and the fact that all decisions are made in one office. Client facing professionals offer comprehensive wealth management services with experience averaging 20 years and credentials such as Certified Financial Planner, Chartered Financial Analyst, Certified Public Accountant, Juris Doctor, Certified Trust and Financial Advisor, Certified Securities Operations Professional and others. Client retention has been strong in recent years.

Credit Risk Management

        The principal economic risk associated with Alpine's lending activities is the creditworthiness of the borrower. Borrower creditworthiness is affected by general economic conditions and the strength of the relevant business market segment, including inflation and employment rates, as well as other factors affecting a borrower's customers, suppliers and employees. Since Alpine's target customers are small to medium-sized businesses and individuals who may be less able to withstand competitive, economic and financial pressures than larger borrowers, it is imperative that the loan underwriting and approval processes are as thorough as is necessary to prevent Alpine from taking excessive credit risks, both on a per-loan basis and throughout the entire portfolio.

        Alpine centralizes its loan underwriting and credit approval process to ensure consistency in underwriting and facilitates the analysis of trends within the loan portfolio, and it is designed to be scalable. Alpine believes it maintains conservative underwriting principles, which include the following:

  •
  diversifying the loan portfolio by industry, market and loan type;

  •
  focusing on originating loans from existing performing customers;

  •
  thoroughly analyzing new borrower's and, if applicable, the project's financial status to verify the adequacy of repayment sources in light of the amount of the contemplated loan;

  •
  strictly adhering to its policies relating to loan to value ratios and collateral requirements; and

  •
  ensuring that each loan is thoroughly documented and all liens on collateral are fully perfected.

        Concentration limits are set as a percentage of total risk-based capital for Alpine's loan portfolio on the basis of established limits based on, among other criteria, loan type, and industry. Alpine believes that maintaining a diversified portfolio is an essential facet of a sound credit risk management process. Additionally, Alpine closely monitors exposure to any single borrower or group of affiliated borrowers, to ensure an appropriate level of diversification is maintained within loan types.

        Approvals.    Certain credit risks are inherent in making loans. These include repayment risks, risks resulting from uncertainties in the future value of collateral, risks resulting from changes in economic and industry conditions, and risks inherent in dealing with individual borrowers. Alpine attempts to minimize loan losses through various means and the use of standardized underwriting criteria and has established a standardized loan policy that is periodically modified to reflect the evolution of the credit culture. Existing policies and procedures includes officer lending limits, a group approval process for larger loans, documentation examination, and follow-up procedures for loan review and any exceptions to credit policies. Policy is periodically reviewed and modified to stay abreast of general economic conditions, Alpine's financial position, changes in the comprehensive situation, and changes in policy guidance received from Alpine Bank's board of directors and regulatory authorities.

        Risk Ratings.    Loan officers are directly responsible for monitoring the risk in their respective portfolios. The risk rating system has been established to assist management in analyzing the entire commercial loan portfolio. On commercial loans, risk ratings are assigned by the loan officer following an analysis of borrower characteristics and external economic factors. However, on installment and personal and residential real estate loans, risk grades are determined by the borrower's repayment history with Alpine Bank as well as contractual aging. Each commercial loan product is evaluated for proper risk rating at origination. To monitor the ongoing credit quality of the commercial loan portfolio, each credit is evaluated for proper risk rating using a nine-grade risk rating system at the time of origination, with reviews repeated with evaluation of updated financial information from borrowers or as circumstances dictate at subsequent renewals.

        Regulatory Restrictions.    Alpine's lending activities are also subject to Illinois laws and internal guidelines limiting the amount Alpine Bank can lend to any one borrower. Subject to certain exceptions, under Illinois law Alpine Bank may not lend on an unsecured basis to any single borrower (i.e., any one individual or business entity and his or its affiliates) an amount in excess of 25% of the sum of Alpine Bank's Tier 2 capital (the sum of unimpaired capital, unimpaired surplus, individual profits, earnings and reserve). At September 30, 2017, Alpine Bank's legal lending limit was approximately $29.6 million.

Deposits

        Alpine Bank offers a broad base of deposit products and services to individual and business clients, including savings, checking, money market and NOW accounts, debit cards and mobile banking with smartphone deposit capability as well as a variety of CDs and individual retirement accounts. For business clients, Alpine Bank offers a competitive suite of cash management products which include, but are not limited to, remote deposit capture, electronic statements, positive pay, ACH origination and wire transfer, investment sweep accounts and enhanced business Internet banking. Deposits at the Bank are insured by the FDIC up to statutory limits. At September 30, 2017, Alpine Bank held $1.1 billion in deposits.

        Deposits are Alpine's principal source of funds for use in lending and for other general banking purposes. At September 30, 2017, Alpine Bank's loan-to-deposit ratio was 74.3%. Deposit pricing is driven by market rates as well as by liquidity needs and the primary sources of deposits are individuals and small to medium-sized businesses located in Alpine's market areas of Boone and Winnebago counties.

Investment securities

        Alpine's investment policy is to provide Alpine Bank with a source of liquidity to fund loan growth, with investment return being a secondary consideration, all within the context of maintaining our asset quality and an appropriate asset/liability mix. Alpine's investment securities consist of obligations of the U.S. government and federal agencies, obligations of states and municipalities, and mortgage backed securities (including collateralized mortgage obligations). From time to time, Alpine may also acquire CDs, investment-grade corporate debt or other securities, including equity securities.

        The yield on the investment securities portfolio is affected by fluctuations in interest rates. A sudden and substantial change in interest rates may adversely impact earnings because the interest rates borne by assets and liabilities do not change at the same speed, to the same extent or on the same basis. As of September 30, 2017, none of the securities in Alpine's investment portfolio were other than temporarily impaired.

        Alpine Bank's board of directors reviews the investment policy at least annually, and the board also receives monthly information regarding purchases and sales with the resulting gains or losses, average maturity, federal taxable equivalent yields and appreciation or depreciation by investment categories. In addition, Alpine Bank's Asset Liability Committee, made up of directors and certain executive officers, monitors the investment securities portfolio and directs the overall acquisition and allocation of funds. Consistent with the investment policy, the committee's charge is to structure the portfolio such that the securities provide Alpine with a stable source of interest income but without exposing Alpine Bank to an excessive degree of market risk. At its monthly meetings, the Asset Liability Committee reviews data on economic conditions in Alpine's operating market and beyond, the current interest rate outlook, current forecast on loans and deposits, the mix of interest rate sensitive assets and liabilities, the liquidity position and transactions within the investment portfolio. Alpine's accounting department oversees day-to-day activities pertaining to the investment portfolio.

Competition

        Alpine faces competition in all major product and geographic areas in which it conducts operations. Alpine competes for available loans and deposits with state, regional and national banks, as well as savings and loan associations, credit unions, finance companies, mortgage companies, insurance companies, brokerage firms and investment companies. All of these institutions compete in the delivery of services and products through availability, quality and pricing, both with respect to interest rates on loans and deposits and fees charged for banking services. Many of Alpine's competitors are larger and have substantially greater resources, including higher total assets and capitalization, greater access to capital markets and a broader offering of financial services. As larger institutions, many of Alpine's competitors can offer more attractive pricing and have more extensive branch networks from which they can offer their financial services products.

Employees

        As of September 30, 2017, Alpine had 309 full-time equivalent employees and 52 part-time employees. None of Alpine's employees are represented by any collective bargaining unit or are parties to a collective bargaining agreement. Alpine believes that its relations with its employees are excellent.

Supervision and Regulation

        Alpine is a bank holding company that has elected to be treated as a financial holding company, or FHC, under the Bank Holding Company Act of 1956, as amended, or the BHC Act. As a result, Alpine is subject to supervision, regulation and examination by the Federal Reserve. Alpine Bank is a commercial bank chartered under the laws of the State of Illinois. As a member of the Federal Reserve System, Alpine Bank is subject to supervision, regulation and examination by the Federal Reserve Bank of Chicago. As an Illinois bank, Alpine Bank is also subject to supervision, regulation and examination by the Illinois Department of Financial and Professional Regulation, or the IDFPR. As a result of this extensive system of supervision and regulation, the growth and earnings performance of Alpine and Alpine Bank is affected not only by management decisions and general and local economic conditions, but also by the statutes, rules, regulations and policies administered by the Federal Reserve and the IDFPR, as well as by other federal and state regulatory authorities with jurisdiction over its operations.

        Federal and state banking laws and regulations control, among other things, the types of activities in which Alpine and Alpine Bank may engage, permissible investments, the level of reserves that Alpine Bank must maintain against deposits, minimum equity capital levels, the nature and amount of collateral required for loans, maximum interest rates that can be charged, the manner and amount of the dividends that may be paid, and corporate activities regarding mergers, acquisitions and the establishment of branch offices.

        As of September 30, 2017: (i) Alpine Bank was not subject to a directive from the IDFPR or Federal Reserve to increase its capital and (ii) Alpine Bank was well-capitalized, as defined by banking regulations.

S corporation

        Alpine has previously elected to be taxed as a Subchapter S corporation (an "S corporation") under the Internal Revenue Code and has historically paid tax distributions to its holders on common stock at the highest marginal tax rate for federal and state obligations. S corporations pass corporate income, losses, deductions and credits through to its shareholders for federal and state tax purposes and shareholders must report these items on their personal tax returns and are assessed tax at their individual income tax rate. As an S corporation, Alpine's financial statements do not include any corporate tax liability. Midland is taxed as a C-corporation under the Internal Revenue Code, and following the closing date of the merger, Alpine shareholders who receive and hold Midland common stock will no longer receive tax distributions from the combined company.

Share ownership of directors and officers and certain beneficial owners

        The following table set forth, as of November 30, 2017, the shares of common stock beneficially owned by Alpine's executive officers and directors individually, by all executive officers and directors as a group, and by each shareholder known by Alpine to beneficially own in excess of five percent of Alpine's outstanding common stock. The percentages below are based on 8,534,575 shares of Alpine common shares outstanding as of [    •    ], including 85,297 shares of Alpine common stock reserved for issuance in connection with outstanding restricted stock units awarded under Alpine's stock incentive plan but not vested as of such date.

        The address for each shareholder listed in the table below is: c/o Alpine Bancorporation, Inc., 600 South State Street, Belvidere, Illinois 61008.

Name and Address of Beneficial Owners	Amount of Shares Owned and Nature of Beneficial Ownership(1)	Percent of Shares of Common Stock Outstanding
Directors and Executive Officers:
R. Robert Funderburg, Jr.(2)	2,358,941	27.92%
Larry H. Beckmann(3)	40,650	*
John A. Crone(4)	97,050	1.15%
Rex K. Entsminger(5)	80,250	*
James L. Gingrich(6)	16,500	*
Raymond M. Porter(7)	0	—
Matthew W. Roegner(8)	7,500	*
William C. Roop(9)	67,900	*
Curtis R. Tobin II(10)	28,500	*
Frank Wehrstein(11)	35,250	*
Jennifer A. Whiteman(12)	6,025	*
All Directors and Executive Officers as a Group (11 persons)	2,738,566	32.41%
5% Owners:
R. Robert Funderburg, Jr.(2)	2,358,941	27.92%
Hugh K. Funderburg II(13)	2,148,942	25.43%
Alex D. Funderburg(14)	2,215,542	26.22%

(1)
In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner for purposes of this table, of any shares of our common stock if he or she has or shares voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from [    •    ]. As used herein, "voting power" is the power to vote or direct the voting of shares, and "investment power" is the power to dispose or direct the disposition of shares. The nature of beneficial ownership for shares shown in this column, unless otherwise noted, represents sole voting and investment power.

(2)
Mr. R. Funderburg's shares include shares held by the following trusts: R. Robert Funderburg 1992 GST Exemption, Sally Deane Funderburg 1992 GST Exemption, Funderburg-Warren Trust, Dtd. 2/24/67, Alice Iles Funderburg Trust, Dtd. 6/1/61, Hugh K. Funderburg Trust Dtd. 7/12/55, R. Robert Funderburg 5/11/90 TUA, R. Robert Funderburg, Jr. Revocable Trust Dtd 2/22/97, R. Robert Funderburg, Jr. Grantor Annuity Trust, Robert and Catherine Funderburg Children's Trust; his spouse and his children. 489,000 shares held by the R. Robert Funderburg, Jr. Revocable Trust Dtd 2/22/97 are pledged as collateral for a loan.

(3)
Mr. Beckmann's shares are owned by the Larry H. Beckmann Trust dated February 4, 1992.

(4)
Mr. Crone's shares include shares held by his spouse.

(5)
Mr. Entsminger's shares are owned individually, 78,000 of which are pledged as collateral for a loan.

(6)
Mr. Gingrich's shares are owned individually.

(7)
All of Mr. Porter's shares were sold to Alpine on March 15, 2016.

(8)
Mr. Roegner's shares are owned individually.

(9)
Mr. Roop's shares are owned by The Roop Family Trust.

(10)
Mr. Tobin's shares include shares held by his spouse.

(11)
Mr. Wehrstein's shares are owned by the Frank James Wehrstein Trust dated 12/10/08.

(12)
Ms. Whiteman's shares are owned jointly with her spouse.

(13)
Mr. H. Funderburg's shares include shares held by the following trusts: R. Robert Funderburg 1992 GST Exemption, Sally Deane Funderburg 1992 GST Exemption, Funderburg-Warren Trust, Dtd. 2/24/67, Alice Iles Funderburg Trust, Dtd. 6/1/61, Alice Iles Funderburg Trust, Dtd 7/10/61, Hugh K. Funderburg Trust Dtd. 7/12/55, R. Robert Funderburg 5/11/90 TUA, and the under Hugh K. Funderburg Living Trust Dtd. 3/2/98.

(14)
Mr. A. Funderburg's shares include shares held by the following trusts: R. Robert Funderburg 1992 GST Exemption, Sally Deane Funderburg 1992 GST Exemption, Funderburg-Warren Trust, Dtd. 2/24/67, Alice Iles Funderburg Trust, Dtd. 6/1/61, Hugh K. Funderburg Trust Dtd. 7/12/55, R. Robert Funderburg 5/11/90 TUA, Alex and Patricia Funderburg Children's Trust, Alex D. Funderburg Irrevocable Grantor Retained Annuity Trust and the Alex D. Funderburg Trust dated March 30, 1998, and his spouse.

*
Less than 1%.

Management's discussion and analysis of financial condition and results of operations

Overview

        U.S Generally Accepted Accounting Principles.    The accounting and reporting policies of Alpine conform to accounting principles generally accepted in the United States of America and to general practices in the banking industry. Alpine has established detailed policies and procedures intended to insure that valuation methods are well-controlled and applied consistently from period to period. In addition, the policies and procedures are intended to ensure that the process for changing methodologies occurs in an appropriate manner.

        Use of estimates.    The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Although these estimates and assumptions are based upon the best available information, actual results could differ from those estimates. The allowance for loan losses, valuation of mortgage servicing rights, valuation of OREO, and fair values of financial instruments are particularly subject to change.

Average balance sheet, interest and yield/rate analysis

        The following table presents average balance sheet information, interest income, interest expense and the corresponding average yields earned and rates paid for the three and nine months ended September 30, 2017 and 2016. The average balances are principally daily averages and, for loans, include both performing and nonperforming balances. Interest income on loans includes the effects of the amortization of deferred loan fees, net of deferred loan costs accounted for as yield adjustments.

	For the three Months Ended September 30,
	2017			2016
(tax-equivalent basis, dollars in thousands)	Average Balance	Interest & Fees	Yield / Rate	Average Balance	Interest & Fees	Yield / Rate
Earning Assets
Federal funds sold and cash investments	$11,906	$43	1.45%	$49,329	$72	0.58%
Investment securities:
Taxable investment securities	254,610	1,412	2.22	241,479	1,271	2.11
Investment securities exempt from federal income tax(1)	89,606	782	3.49	92,033	855	3.72

Total investment securities	344,216	2,194	2.55	333,512	2,126	2.55

Loans:
Taxable loans(2)	764,174	8,243	4.24	727,965	7,540	4.07
Loans exempt from federal income tax(1)	61,285	758	4.84	46,885	553	4.81

Total loans	825,459	9,001	4.29	774,850	8,093	4.12

Loans held for sale	9,507	73	3.07	14,225	89	2.50
Nonmarketable equity securities	2,208	25	4.54	3,759	26	2.75

Total earning assets	1,193,296	$11,336	3.75%	1,175,675	$10,406	3.50%

Noninterest-Earning Assets	79,563			73,571

Total assets	$1,272,859			$1,249,246

Interest-Bearing Liabilities
Checking and money market deposits	$437,944	$115	0.10%	$429,469	$96	0.09%
Savings deposits	160,323	21	0.05	140,144	18	0.05
Time deposits	197,936	417	0.84	236,040	524	0.88
Time, brokered deposits	—	—	0.00	—	—	0.00

Total interest-bearing deposits	796,203	553	0.28	805,653	638	0.32

Short-term borrowings	1,565	4	1.20	5	—	0.76
FHLB advances	20,180	114	2.20	20,931	117	2.19
Line of Credit	—	—	0.00	—	—	0.00
Trust preferred debentures	—	—	0.00	—	—	0.00

Total interest-bearing liabilities	817,948	$671	0.32%	826,589	$755	0.36%

Noninterest-Bearing Liabilities
Noninterest-bearing deposits	333,295			295,233
Other noninterest-bearing liabilities	11,742			15,044

Total noninterest-bearing liabilities	345,037			310,277
Shareholders' equity	109,874			112,380

Total liabilities and shareholders' equity	$1,272,859			$1,249,246

Net interest income / net interest margin(3)		$10,665	3.55%		$9,651	3.27%

(1)
Interest income and average rates for tax-exempt loans and securities are presented on a tax-equivalent basis, assuming a income tax rate of 54%. Tax-equivalent adjustments totaled $539,000 and $494,000 for the three months ended September 30, 2017 and 2016 respectively.

(2)
Average loan balances include nonaccrual loans. Interest income on loans includes amortization of deferred loan fees, net of deferred loan costs.

(3)
Net interest margin during the periods presented represents: (i) the difference between interest income on interest-earing assets and the interest expense on interest-bearing liabilities, divided by (ii) average interest-earing assets for the period.

	For the Nine Months Ended September 30,
	2017			2016
(tax-equivalent basis, dollars in thousands)	Average Balance	Interest & Fees	Yield / Rate	Average Balance	Interest & Fees	Yield / Rate
Earning Assets
Federal funds sold and cash investments	$19,701	$185	1.26%	$53,799	$232	0.57%
Investment securities:
Taxable investment securities	253,796	4,203	2.21	263,957	4,217	2.13
Investment securities exempt from federal income tax(1)	90,347	2,431	3.59	84,314	2,432	3.85

Total investment securities	344,143	6,634	2.57	348,271	6,649	2.55

Loans:
Taxable loans(2)	756,085	23,969	4.19	703,067	21,742	4.08
Loans exempt from federal income tax(1)	57,270	2,073	4.77	47,635	1,668	4.74

Total loans	813,355	26,042	4.23	750,702	23,410	4.12

Loans held for sale	8,477	204	3.21	11,946	246	2.74
Nonmarketable equity securities	2,289	81	4.72	3,759	74	2.62

Total earning assets	1,187,965	$33,146	3.70%	1,168,477	$30,611	3.47%

Noninterest-Earning Assets	77,888			72,376

Total assets	$1,265,853			$1,240,853

Interest-Bearing Liabilities
Checking and money market deposits	$431,983	$309	0.10%	$422,887	$290	0.09%
Savings deposits	156,293	61	0.05	138,680	54	0.05
Time deposits	204,665	1,289	0.84	247,472	1,811	0.98
Time, brokered deposits	—	—	0.00	—	—	0.00

Total interest-bearing deposits	792,941	1,659	0.28	809,039	2,155	0.36

Short-term borrowings	923	7	1.06	13	—	0.80
FHLB advances	20,367	342	2.21	18,482	306	2.18
Line of Credit	—	—	0.00	45	1	3.44
Trust preferred debentures	—	—	0.00	—	—	0.00

Total interest-bearing liabilities	814,231	$2,008	0.33%	827,579	$2,462	0.40%

Noninterest-Bearing Liabilities
Noninterest-bearing deposits	332,002			290,396
Other noninterest-bearing liabilities	11,397			12,146

Total noninterest-bearing liabilities	343,399			302,542
Shareholders' equity	108,223			110,732

Total liabilities and shareholders' equity	$1,265,853			$1,240,853

Net interest income / net interest margin(3)		$31,138	3.50%		$28,149	3.22%

(1)
Interest income and average rates for tax-exempt loans and securities are presented on a tax-equivalent basis, assuming a income tax rate of 54%. Tax-equivalent adjustments totaled $1.5 million and $1.0 million for the nine months ended September 30, 2017 and 2016 respectively.

(2)
Average loan balances indlude nonaccrual loans. Interest income on loans includes amortization of deferred loan fees, net of deferred loan costs.

(3)
Net interest margin during the periods presented represents: (i) the difference between interest income on interest-earing assets and the interest expense on interest-bearing liabilities, divided by (ii) average interest-earing assets for the period.

Interest rates and operating interest differential

        Increases and decreases in interest income and interest expense result from changes in average balances (volume) of interest-earning assets and interest-bearing liabilities, as well as changes in average interest rates. The following table shows the effect that these factors had on the interest earned on interest-earning assets and the interest incurred on interest-bearing liabilities. The effect of changes in volume is determined by multiplying the change in volume by the previous period's average rate. Similarly, the effect of rate changes is calculated by multiplying the change in average rate by the previous period's volume. Changes which are not due solely to volume or rate have been allocated proportionally to the change due to volume and the change due to rate. Interest income and average rates for tax-exempt loans and securities were calculated on a tax-equivalent basis, assuming an income tax rate of 46%.

	Three Months Ended September 30, 2016 Compared with Three Months Ended September 30, 2017			Nine Months Ended September 30, 2016 Compared with Nine Months Ended September 30, 2017
	Change due to:			Change due to:
			Interest Variance			Interest Variance
(tax-equivalent basis, dollars in thousands)	Volume	Rate		Volume	Rate
Earning Assets
Federal funds sold and cash investments	$(109)	$80	$(29)	$(260)	$213	$(47)
Investment securities:
Taxable investment securities	42	99	141	(196)	182	(14)
Investment securities exempt from federal income tax	(22)	(51)	(73)	168	(169)	(1)

Total investment securities	20	48	68	(28)	13	(15)

Loans:
Taxable loans	321	382	703	1,463	764	2,227
Loans exempt from federal income tax	173	32	205	327	78	405

Total loans	494	414	908	1,790	842	2,632

Loans held for sale	(32)	16	(16)	(76)	34	(42)
Nonmarketable equity securities	(15)	14	(1)	(45)	52	7

Total earning assets	$358	$572	$930	$1,381	$1,154	$2,535

Interest-Bearing Liabilities
Checking and money market deposits	$(3)	$22	$19	$(1)	$20	$19
Savings deposits	3	—	3	7	—	7
Time deposits	(88)	(19)	(107)	(343)	(179)	(522)
Time, brokered deposits	—	—	—	—	—	—

Total interest-bearing deposits	(88)	3	(85)	(337)	(159)	(496)

Short-term borrowings	4	—	4	7	—	7
FHLB advances and other borrowings	(3)	—	(3)	31	5	36
Line of Credit	—	—	—	(1)	—	(1)
Trust preferred debentures	—	—	—	—	—	—

Total interest-bearing liabilities	$(87)	$3	$(84)	$(300)	$(154)	$(454)

Net interest income	$445	$569	$1,014	$1,681	$1,308	$2,989

        Net Interest Income.    Alpine Bank's primary source of revenue is net interest income, which is the difference between interest income from interest-earning assets (primarily loans and securities) and interest expense of funding sources (primarily interest-bearing deposits and borrowings). Net interest income is impacted by the volume of interest-earning assets and related funding sources, as well as changes in the levels of interest rates. Noninterest-bearing sources of funds, such as demand deposits and shareholders' equity, also support earning assets. The impact of the noninterest-bearing sources of funds is captured in the net interest margin, which is calculated as net interest income divided by average interest-earning assets. The net interest margin is presented on a tax-equivalent basis, which means that tax-free interest income has been adjusted to a pretax-equivalent income, assuming a 46% tax rate.

        In the third quarter of 2017, Alpine generated $10.7 million of net interest income on a tax-equivalent basis, which was an increase of $1.0 million, or 10.5%, from the $9.7 million of net interest income produced on a tax-equivalent basis in the third quarter of 2016. This increase in net interest income was primarily due to improved yields on earning assets resulting in a $930,000 increase in interest income on a tax-equivalent basis in addition, there was an $84,000 decrease in interest expense primarily due to lower average balances.

        For the first nine months of 2017, net interest income on a tax-equivalent basis was $31.1 million, an increase of $3.0 million, or 10.6%, from the $28.1 million of net interest income generated on a tax-equivalent basis for the first nine months of the prior year. This increase was mainly due to improved yields on variable rate assets resulting in a $2.5 million increase in interest income on a tax-equivalent basis in addition, there was a $454,000 decrease in interest expense due to higher yielding time deposits renewing a lower rate or moving to lower yielding deposit products.

        Interest Income.    Total interest income on a tax-equivalent basis was $11.3 million and $33.1 million for the three and nine months ended September 30, 2017, respectively, compared to $10.4 million and $30.6 million for the three and nine months ended September 30, 2016, respectively. These increases were primarily attributable to increases in interest income on loans and cash investments, offset in part by decreases in interest income on investment securities.

        Interest income on loans increased to $9.0 million and $26.0 million for the three and nine months ended September 30, 2017, respectively, compared to $8.1 million and $23.4 million for the three and nine months ended September 30, 2016, respectively. Increases of 6.5% and 8.3% in the average balances of loans outstanding for the three and nine months ended September 30, 2017, respectively, were primarily driven by organic loan growth over the past year. A seventeen basis point increase in the average yield on loans for the three months ended September 30, 2017 and an eleven basis point increase in the average yield on loans for the nine months ended September 30, 2017 was primarily driven by the impact of higher market rates.

        Interest income on investment securities increased $68,000 and decreased $15,000 for the three and nine months ended September 30, 2017, respectively. These changes were mainly attributable changes in the average balances and lower yields on securities purchased during the period.

        Interest income on short-term cash investments decreased to $43,000 and $185,000 for the three and nine months ended September 30, 2017, respectively, compared to $72,000 and $232,000 for the three and nine months ended September 30, 2016, respectively. These decreases were primarily due to a decrease in cash balances held.

        Interest Expense.    Interest expense on interest-bearing liabilities decreased $84,000, or 11.1%, to $671,000 for the third quarter of 2017, and $454,000, or 18.4%, to $2.0 million for the nine months ended September 30, 2017. The decrease in interest expense was primarily due to a decrease in interest expense, the result of interest bearing liabilities repricing into lower market sales for the period.

        Interest expense on deposits decreased to $553,000 and $1.7 million for the three and nine months ended September 30, 2017, respectively, as compared to $638,000 and $2.1 million for the three and nine months ended September 30, 2016, respectively. The $85,000, or 13.3%, decrease in interest expense on deposits for the third quarter of 2017 was primarily due to the migration of higher yielding certificates of deposits into non-interest bearing and low interest bearing accounts. For the nine-month period, the $496,000, or 23.0%, decrease in interest expense on deposits was mainly attributable to the same migration of higher yielding accounts into lower yielding accounts.

        Interest expense on borrowings increased to $118,000 and $349,000 for the three and nine months ended September 30, 2017, respectively, as compared to $117,000 and $307,000 for the three and nine months ended September 30, 2016, respectively. Interest expense on borrowings remained relatively consistent for the three month periods ending September 30, 2017 and 2016, the slight increase was due to increased usage of short-term FHLB advances. Interest expense increased $42,000 for the nine month periods ending September 30, 2017 due to increased usage of both short-term and long-term FHLB advances.

        Provision for Loan Losses.    Provision for loan losses was zero for the three and nine months ended September 30, 2017, respectively, compared to zero and $200,000 for the three and nine months ended September 30, 2016, respectively, due to the continued improvement in asset quality.

        Noninterest Income.    Noninterest income totaled $5.8 million in the third quarter of 2017 and in the third quarter of 2016 remaining consistent year-over-year. For the nine months ended September 30, 2017, noninterest income decreased $151,000 to $17.8 million due to the reductions of gains realized in the sales of securities and loans. These were partially offset by improved fee income. The following table sets forth the major components of noninterest income for the three and nine months ended September 30, 2017 and 2016:

	For the Three Months Ended September 30,
			Increase (decrease)
(dollars in thousands)	2017	2016
Noninterest income:
Trust income	$1,784	$1,681	$103
Service charges on deposits	999	1,022	(23)
Mortgage servicing income, net of changes in fair value	543	687	(144)
Net gain on sale of loans	835	851	(16)
Net gain on sales of securities	66	—	66
Increase in cash surrender value of bank-owned life insurance	154	163	(9)
Debit card interchange income	940	910	30
Commercial card processing income	142	153	(11)
Other income	384	344	40

Total noninterest income	$5,847	$5,811	$36

	For the Nine Months Ended September 30,
			Increase (decrease)
(dollars in thousands)	2017	2016
Noninterest income:
Trust income	$5,483	$5,023	$460
Service charges on deposits	2,846	2,745	101
Mortgage servicing income, net of changes in fair value	2,263	1,697	566
Net gain on sale of loans	2,265	2,704	(439)
Net gain on sales of securities	190	1,358	(1,168)
Increase in cash surrender value of bank-owned life insurance	463	490	(27)
Debit card interchange income	2,794	2,430	364
Commercial card processing income	448	505	(57)
Other income	1,089	1,040	49

Total noninterest income	$17,841	$17,992	$(151)

        Trust Income.    Noninterest income from the Alpine Trust & Investment Group increased $103,000, or 6.1%, to $1.7 million in the third quarter of 2017. For the first nine months of 2017, noninterest income from the Trust business increased $460,000, or 9.1% to $5.5 million. The increase in revenue is the result of an increase in assets under management. Assets under management as of September 30, 2017 was $1.0 billion, an increase of $89.9 million, or 9.6%.

        Service charges on deposits.    Noninterest income from service charges on deposit accounts totaled $1.0 million and $2.8 million for the three and nine months ended September 30, 2017, respectively, compared to $1.0 million and $2.7 million for the corresponding three and nine month periods in the prior year, respectively.

        Mortgage servicing income, net of changes in fair value.    Mortgage servicing income, net of changes in fair value was $543,000 and $2.3 million for the three and nine months ended September 30, 2017, respectively, compared to $687,000 and $1.7 million for the corresponding three and nine month period in the prior year respectively. Mortgage servicing rights are valued under the fair value measurement method. Fair value is based on market prices for comparable mortgage servicing contracts when available, or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income. The $566,000 increase for the nine months ending September 30, 2017 compared to the nine months ending September 30, 2016 was primarily due to national market value changes in the value of mortgage servicing rights.

        Net gain on sale of loans.    Net gain on sale of loans totaled $835,000 and $2.3 million for the three and nine months ended September 30, 2017, respectively, compared to $851,000 and $2.7 million for the corresponding three and nine month periods in the prior year, respectively. The changes were the result of market conditions affecting volume and the fluctuation of market value on the interest-rate locks.

        Net gain on sale of securities.    Net gain on sale of securities totaled $66,000 and $190,000 for the three and nine months ended September 30, 2017, respectively, compared to zero and $1.4 million for the corresponding three and nine month periods in the prior year, respectively.

        Increase in cash surrender value of bank-owned life insurance.    Noninterest income from the change in the cash surrender value of bank-owned life insurance was $154,000 and $463,000 for the three and nine months ended September 30, 2017, respectively, compared to $163,000 and $490,000 for the corresponding three and nine month periods in the prior year, respectively due to market change in the securities held to support the program.

        Debit card interchange income.    Noninterest income from debit card interchange totaled $940,000 and $2.8 million for the three and nine months ended September 30, 2017, respectively, compared to $910,000 and $2.4 million for the corresponding three and nine month periods in the prior year, respectively. The increase year over year is primarily due to the implementation of a rewards program encouraging debit card usage at point of sale.

        Commercial card processing income.    Noninterest income from commercial card processing service totaled $142,000 and $488,000 for the three and nine months ended September 30, 2017, respectively, compared to $153,000 and $505,000 for the corresponding three and nine month periods in the prior year, respectively due to reduced customer volume.

        Other income.    Other income totaled $384,000 and $1.1 million for the three and nine months ended September 30, 2017, respectively, compared to $344,000 and $1.0 million for the corresponding three and nine month periods in the prior year, respectively.

        Noninterest Expense.    Noninterest expense totaled $11.4 million and $11.6 million in the third quarter of 2017 and in the third quarter of 2016, respectively. For the nine months ended September 30, 2017, noninterest expense totaled $34.7 million, compared to $33.9 million for the nine months ended September 30, 2016. The following table sets forth the major components of noninterest expense for the three and nine months ended September 30, 2017 and 2016:

	For the Three Months Ended September 30,
			Increase (decrease)
(dollars in thousands)	2017	2016
Noninterest expense:
Salaries and employee benefits	$7,063	$7,199	$(136)
Occupancy expense, net	708	723	(15)
Furniture and equipment expense	364	455	(91)
FDIC Insurance	178	158	20
Data processing	986	918	68
Card processing	401	356	45
Communications	249	261	(12)
Professional fees	219	368	(149)
Directors Fees	105	59	46
Advertising	250	206	44
Other real estate expense, net	(52)	6	(58)
Other expense	970	914	56

Total noninterest expense	$11,441	$11,623	$(182)

	For the Nine Months Ended September 30,
			Increase (decrease)
(dollars in thousands)	2017	2016
Noninterest expense:
Salaries and employee benefits	$21,444	$20,794	$650
Occupancy expense, net	2,096	2,152	(56)
Furniture and equipment expense	1,271	1,312	(41)
FDIC Insurance	463	470	(7)
Data processing	2,902	2,595	307
Card processing	1,242	987	255
Communications	743	811	(68)
Professional fees	828	1,162	(334)
Directors Fees	230	185	45
Advertising	522	646	(124)
Other real estate expense, net	2	149	(147)
Other expense	2,940	2,619	321

Total noninterest expense	$34,683	$33,882	$801

        Salaries and employee benefits.    Salaries and employee benefits expense decreased $136,000, or 1.9%, to $7.1 million in the third quarter of 2017. The decrease is partially attributable to the decrease benefit cost, particularly group medical insurance. For the first nine months of 2017, salaries and employee benefits expense increased $650,000, or 3.1%, to $21.4 million. These increases are attributable annual salary increases that took effect in 2017.

        Occupancy expense, net.    Occupancy expense totaled $708,000 and $2.1 million for the three and nine months ended September 30, 2017, respectively, compared to $723,000 and $2.2 million for the corresponding three and nine month periods in the prior year, respectively.

        Furniture and equipment expense.    Furniture and equipment expense totaled $364,000 and $1.3 million for the three and nine months ended September 30, 2017, respectively, compared to $455,000 and $1.3 million for the corresponding three and nine month periods in the prior year, respectively.

        Data processing.    Data processing expense totaled $986,000 and $2.9 million for the three and nine months ended September 30, 2017, respectively, compared to $918,000 and $2.6 million for the corresponding three and nine month periods in the prior year, respectively as a result of renegotiating certain data processing contracts.

        Card processing.    Card processing expense totaled $401,000 and $1.2 million for the three and nine months ended September 30, 2017, respectively, compared to $356,000 and $1.0 million for the corresponding three and nine month periods in the prior year, respectively. These increases are partially due to the expense related to the implementation of a program to improve interchange income.

        Communication.    Communication expense totaled $249,000 and $743,000 for the three and nine months ended September 30, 2017, respectively, compared to $261,000 and $811,000 for the corresponding three and nine month periods in the prior year, respectively.

        Professional.    Professional fees totaled $219,000 and $828,000 for the three and nine months ended September 30, 2017, respectively, compared to $368,000 and $1.2 million for the corresponding three and nine month periods in the prior year, respectively. The decline in expense was the result of a change in the strategic plan, aborting a decision to list on NASDAQ.

        Advertising.    Advertising expense totaled $250,000 and $522,000 for the three and nine months ended September 30, 2017, respectively, compared to $206,000 and $646,000 for the corresponding three and nine month periods in the prior year, respectively. This was the result of timing of television commercial production and local airtime.

        Other expense.    Other expense totaled $970,000 and $2.9 million for the three and nine months ended September 30, 2017, respectively, compared to $914,000 and $2.6 million for the three and nine months ended September 30, 2016, respectively.

Financial Condition

        Assets.    Total assets increased $14.5 million to $1.3 billion at September 30, 2017 as compared to December 31, 2016. The increase was primarily attributable to loan growth.

        Loans.    The loan portfolio is the largest category of Alpine's assets. At September 30, 2017, total loans, net of allowance for loan losses, were $812.9 million. Loans increased $21.7 million to $812.9 million at September 30, 2017 as compared to December 31, 2016. The increase in loans resulted from organic growth of commercial real estate loans and residential real estate loans.

        The principal categories of Alpine's loan portfolio are discussed below:

	September 30, 2017		December 31, 2016
(dollars in thousands)	Book Value	%	Book Value	%
Loans:
Commercial	$203,658	24.8%	$209,960	26.5%
Commercial real estate	324,715	39.5%	298,025	37.7%
Construction and land development	63,718	7.7%	67,795	8.6%

Total commercial loans	592,091		575,781
Residential real estate	109,259	13.3%	102,209	12.9%
Installment and personal	121,310	14.7%	123,120	15.6%
Lease financing	0	—%	—	—%

Total loans, gross	822,660	100%	801,110	100%
Allowance for loan losses	(9,751)		(9,856)

Total loans, net	$812,909		$791,254

        Commercial loans.    Alpine Bank provides a mix of variable and fixed rate commercial loans. The loans are typically made to small- and medium-sized manufacturing, wholesale, retail and service businesses for working capital needs, business expansions and farm operations. Commercial loans generally include lines of credit and loans with maturities of five years or less. The loans are generally made with business operations as the primary source of repayment, but may also include collateralization by inventory, accounts receivable and equipment, and generally include personal guarantees. Commercial loans decreased $6.3 million to $203.7 million at September 30, 2017 as compared to December 31, 2016. This decrease was due to repayments and payoffs exceeding new originations.

        Commercial real estate loans.    Commercial real estate loans increased $26.7 million to $324.7 million at September 30, 2017 as compared to December 31, 2016. The increase in commercial real estate loans resulted from organic growth.

        Construction and land development loans.    Construction and land development loans are comprised of residential construction, commercial construction and land acquisition and development loans. Construction and land development loans decreased $4.1 million to $63.7 million at September 30, 2017 as compared to December 31, 2016.

        Residential real estate loans.    Residential real estate loans increased $7.1 million to $109.3 million at September 30, 2017 as compared to December 31, 2016. This increase was due to organic growth of residential real estate loans exceeding repayments.

        Installment and personal loans.    Installment and personal loans include home equity loans, direct personal loans, indirect automobile loans, credit cards and lines of credit. Personal loans are generally secured by automobiles, boats and other types of personal property and are made on an installment basis. Installment and personal loans decreased $1.8 million to $121.3 million at September 30, 2017 as compared to December 31, 2016. Indirect automobile lending loans were $64.4 million and $63.3 million as of September 30, 2017 and December 31, 2016 respectively. As of September 30, 2017, indirect automobile loans were 53% of the installment and personal loan portfolio. Home equity loans were $28.8 million and $31.0 million as of September 30, 2017 and December 31, 2106 respectively. As of September 30, 2017, home equity loans were 23.7% of the installment and personal loan portfolio.

        The following table shows the contractual maturities of Alpine's loan at September 30, 2017:

		September 30, 2017
(dollars in thousands)	Indeterminate	Within One Year	One Year to Five Years	After Five Years	Total
Loans:
Commercial	$—	$75,470	$60,748	$67,440	$203,658
Commercial real estate	—	42,689	200,186	81,840	324,715
Construction and land development	—	8,083	38,874	16,761	63,718

Total commercial loans	—	126,242	299,808	166,041	592,091
Residential real estate	—	5,916	26,560	76,783	109,259
Installment and personal	407	10,652	90,848	19,403	121,310
Lease financing	—	—	—	—	—

Total loans	$407	$142,810	$417,216	$262,227	$822,660

Loan Quality

        Alpine Bank uses what it believes is a comprehensive methodology to monitor credit quality and prudently manage credit concentrations within the loan portfolio. Underwriting policies and practices govern the risk profile and credit and geographic concentrations for the loan portfolio and Alpine Bank monitors credit quality through a risk classification system that identifies potential problem loans based on risk characteristics by loan type as well as the early identification of deterioration at the individual loan level.

        Analysis of the Allowance for Loan Losses.    The following table allocates the allowance for loan losses, or the allowance, by loan category

	September 30, 2017		December 31, 2016
(dollars in thousands)	Allowance	%(1)	Allowance	%(1)
Loans:
Commercial	$3,387	1.66%	$2,692	1.28%
Commercial real estate	3,323	1.02	2,884	0.97
Construction and land development	2,268	3.56	2,574	3.80

Total commercial loans	8,978	1.52	8,218	1.42
Residential real estate	256	0.23	684	0.67
Installment and personal	517	0.43	1,022	0.83
Lease financing	—	—	—	—

Total allowance for loan losses	$9,751	1.20	$9,856	1.25

(1)
Represents the percentage of the allowance to total loans in the respective category

        The allowance represents Alpine's estimate of probable and reasonably estimable credit losses inherent in loans held for investment as of the respective balance sheet date.

        The allowance for loan losses was $9.8 million at September 30, 2017 compared to $9.9 million at December 31, 2016. The $105,000 decrease in the allowance at September 30, 2017 compared to December 31, 2016 was attributable to the affects of net charge-offs and lower reserve estimates related to improved loan quality.

        Individual loans considered to be uncollectible are charged off against the allowance. Factors used in determining the amount and timing of charge-offs on loans include consideration of the loan type, length of delinquency, sufficiency of collateral value, lien priority and the overall financial condition of the borrower. Collateral value is determined using updated appraisals and/or other market comparable information. Charge-offs are generally taken on loans once the impairment is determined to be other-than-temporary. Recoveries on loans previously charged off are added to the allowance. Net charge-offs to average loans were .02% and .11% for the nine months ended September 30, 2017 and the year ended December 31, 2016, respectively.

        For commercial and commercial real estate loans, a specific allowance may be assigned to individual loans based on an impairment analysis. Loans are considered impaired when it is probable that Alpine Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. The amount of impairment is based on an analysis of the most probable source of repayment, including the present value of the loan's expected future cash flows and the estimated market value or the fair value of the underlying collateral. Interest income on impaired loans is accrued as earned, unless the loan is placed on nonaccrual status.

        Provision for Loan Losses.    In determining the allowance and the related provision for loan losses, Alpine Bank considers two principal elements: (i) valuation allowances based upon probable losses identified during the review of impaired commercial, commercial real estate, and construction and land development loans, and (ii) allocations, by loan classes, on loan portfolios based on historical loan loss experience and qualitative factors.

        The following table provides an analysis of the allowance for loan losses, provision for loan losses and net charge-offs for the three and nine months ended September 30, 2017 and 2016:

	As of and for the Three Months Ended September 30,		As of and for the Nine Months Ended September 30,
(dollars in thousands)	2017	2016	2017	2016
Balance, beginning of period	$9,798	$10,076	$9,856	$10,057
Charge-offs:
Commercial	8	—	106	21
Commercial real estate	40	—	—	—
Construction and land development	—	—	—	—
Residential real estate	—	—	—	7
Installment and personal	246	172	511	519

Total charge-offs	294	172	618	547

Recoveries:
Commercial	1	22	29	38
Commercial real estate	115	—	89	105
Construction and land development	—	—	—	—
Residential real estate	48	31	60	54
Installment and personal	83	50	335	100

Total recoveries	247	103	512	298

Net charge-offs	47	70	105	250

Provision for loan losses	—	—	—	200

Balance, end of period	$9,751	$10,007	$9,751	$10,007

Net charge-offs to average loans	0.01%	0.01%	0.02%	0.04%
Allowance to total loans	1.19%	1.29%	1.19%	1.29%

        Impaired Loans.    The following table sets forth nonperforming assets by asset categories as of the dates indicated. Impaired loans include nonaccrual loans, loans past due 90 days or more and still accruing interest and loans modified under troubled debt restructurings.

(dollars in thousands)	September 30, 2017	December 31, 2016
Impaired loans:
Commercial	$2,797	$2,402
Commercial real estate	579	2,329
Construction and land development	601	—
Residential real estate	103	134
Installment and personal	0	5

Total impaired loans	4,080	4,870
Other real estate owned, non-covered/non-guaranteed	75	748

Nonperforming assets	$4,155	$5,618

Impaired loans to total loans	0.01%	0.01%
Nonperforming assets to total assets	0.35%	0.32%

        The decrease in nonperforming assets at September 30, 2017 was primarily due to the payoff of two commercial loans in the third quarter of 2017.

        Alpine Bank uses a nine grade risk rating system to categorize and determine the credit risk of our loans. Potential problem loans include loans with a risk grade of 5, which are "special mention," and loans with a risk grade of 6, which are "substandard" loans that are not considered to be impaired. These loans generally require more frequent loan officer contact and receipt of financial data to closely monitor borrower performance. Potential problem loans are managed and monitored regularly through a number of processes, procedures and committees, including oversight by a loan administration committee comprised of executive officers and other members of Alpine Bank's senior management team.

        The following table presents the recorded investment of potential problem commercial loans by loan category at the dates indicated:

	Commercial Risk Category		Commercial Real Estate Risk Category		Construction & Land Development Risk Category
(dollars in thousands)	5	6(1)	5	6(1)	5	6(1)	Total
September 30, 2017	$5,793	$1,283	$9,453	$78	$3,325	$—	$19,932
December 31, 2016	1,065	4,420	344	6,402	—	4,912	17,143

(1)
Includes only those 6 rated loans that are not included in impaired loans.

        Investment Securities.    Alpine's investment strategy aims to maximize earnings while maintaining liquidity in securities with minimal credit risk. The types and maturities of securities purchased are primarily based on current and projected liquidity and interest rate sensitivity positions. The following table sets forth the book value and percentage of each category of investment securities at September 30, 2017 and December 31, 2016. The book value for investment securities classified as available for sale is equal to fair market value and the book value for investment securities classified as held to maturity is equal to amortized cost.

	September 30, 2017		December 31, 2016
(dollars in thousands)	Book Value	% of Total	Book Value	% of Total
Investment securities, available for sale, at fair value
U.S. Government and federal agency debt securities	$89,840	26.4%	106,371	30.7%
Residential mortgage-backed securities	136,091	40.1	120,908	34.9
State and municipal securities	99,792	29.4	105,607	30.5
Corporate bond securities	—	—	515	0.1
Equity securities	8,563	2.5	7,811	2.2

Total investment securities, available for sale, at fair value	334,286	98.4	341,212	98.4
Investment securities, held to maturity, at amortized cost
Corporate bond securities	5,496	1.6	5,495	1.6

Total investment securities	$339,782	100.0%	$346,707	100.0%

        The following table sets forth the book value, maturities and weighted average yields for the investment portfolio at September 30, 2017. The book value for investment securities classified as available for sale is equal to fair market value and the book value for investment securities classified as held to maturity is equal to amortized cost.

	September 30, 2017
(dollars in thousands)	Book Value	% of Total Investment Securities	Weighted Average Yield
Investment securities, available for sale
U.S. Government and federal agency debt securitie:
Maturing within one year	$20,311	6.0%	1.7%
Maturing in one to five years	69,529	20.4	2.4
Maturing in five to ten years	—	0.0	0.0
Maturing after ten years	—	0.0	0.0

Total U.S. Government and federal agency debt securities	$89,840	26.4%	2.2%

Residential mortgage-backed securities
Maturing within one year	$7,982	2.4%	1.9%
Maturing in one to five years	101,684	29.9	2.0
Maturing in five to ten years	26,425	7.8	2.0
Maturing after ten years	—	0.0	2.3

Total residential mortgage-backed securities	$136,091	40.1%	2.1%

State and municipal securities(1)
Maturing within one year	$11,938	3.5%	6.8%
Maturing in one to five years	42,494	12.5	5.5
Maturing in five to ten years	23,413	6.9	5.6
Maturing after ten years	21,947	6.5	5.2

Total state and municiapal securities	$99,792	29.4%	5.8%

Corporate bond securities
Maturing within one year	$—	0.0%	0.0%
Maturing in one to five years	—	0.0	0.00
Maturing in five to ten years	—	0.0	0.0
Maturing after ten years	—	0.0	0.0

Total corporate bond securities	$—	0.0%	3.2%

Equity securities:
No stated maturity	$8,563	2.5%	2.2%

Total investment securities, available for sale	$334,286	98.4%	2.2%

Investment securities, held to maturity
Corporate bond securities
Maturing within one year	$—	0.0%	0.0%
Maturing in one to five years	5,000	1.5	6.0
Maturing in five to ten years	496	0.1	6.0
Maturing after ten years	—	0.0	0.0

Total corporate bond securities	$5,496	1.6%	6.0%

Total investment securities	$339,782	100.0%	2.7%

        The table below presents the credit ratings at September 30, 2017 at fair value for the investment securities classified as available for sale and amortized cost for investment securities classified as held to maturity.

	September 30, 2017
			Average Credit Rating
	Amortized Cost	Estimated Fair Value
(dollars in thousands)			AAA	AA+/–	A+/–	BBB+/–	<BBB–	Not Rated
Investment securities available for sale:
U.S. Government and federal agency debt securities	$88,909	$89,840	$—	$89,840	$—	$—	$—	$—
Residential mortgage-backed securities	136,526	136,091	19,924	116,167	—	—	—	—
State and municipal securities	98,669	99,792	15,217	79,463	2,541	—	—	2,571
Corporate bond securities	—	—	—	—	—	—	—	—
Equity securities	8,509	8,563	—	—	—	—	—	8,563

Total investment securities, available for sale	332,613	334,286	35,141	285,470	2,541	—	—	11,134
Investment securities held to maturity:
Corporate bond securities	5,496	5,536	—	—	—	—	511	5,025

Total investment securities	$338,109	$339,822	$35,141	$285,470	$2,541	$—	$511	$16,159

        Cash and Cash Equivalents.    Cash and cash equivalents increased $974,000 to $32.7 million as of September 30, 2017 as compared to December 31, 2016. This increase was primarily due to cash flows provided by operating activities of $21.1 million exceeding cash flows from investing activities of $18.8 million and financing activities of $1.3 million. Cash provided by operating activities primarily reflected $12.6 million of net income and $5.5 million of proceeds received from sales of loans held for sale that exceeded originations. Cash used in investing activities primarily reflected loan growth.

        Liabilities.    Total liabilities increased $13.2 million to $1.2 billion at September 30, 2017 due primarily to an increase of $11.4 million in deposits.

        Deposits.    Alpine Bank is focused on growing and maintaining a stable source of funding, specifically core deposits, and allowing more costly deposits mature, with in the context of mitigating interest rate risk and maintaining our net interest margin and sufficient levels of liquidity. Alpine Bank's deposit mix has evolved from a reliance on certificates of deposit, which are less relationship driven and less dependent on the convenience of branch locations than other types of deposit accounts. Alpine Bank's mix of accounts is weighted towards transactional accounts, such as checking, savings, money market and NOW accounts. The following table summarizes our average deposit balances and weighted average rates at September 30, 2017 and December 31, 2016:

	September 30, 2017		December 31, 2016
(dollars in thousands)	Average Balance	Weighted Average Rate	Average Balance	Weighted Average Rate
Deposits:
Noninterest-bearing demand	$332,002	—	$295,240	—
Interest-bearing:
NOW	214,335	0.07%	211,480	0.08%
Money market	217,648	0.12	213,103	0.11
Savings	156,293	0.05	139,581	0.05
Time, less, equal to $250,000	162,013	0.71	182,312	0.77
Time, greater than $250,000	22,730	0.80	31,192	0.82
Time, brokered	19,922	1.97	28,488	2.25

Total interest-bearing	$792,941	0.28%	$806,156	0.34%

Total deposits	$1,124,943	0.20%	$1,101,396	0.25%

        The following table sets forth the maturity of time deposits greater than $250,000 and brokered deposits as of September 30, 2017:

	September 30, 2017
	Maturity Within:
(dollars in thousands)	Three Months or Less	Three to Six Months	Six to 12 Months	After 12 Months	Total
Time, greater than $250,000	$6,612	$7,045	$—	$6,734	$20,391
Time, brokered	—	—	—	19,362	19,362

Total	$6,612	$7,045	$—	$26,096	$39,753

        Total deposits increased $11.4 million to $1.1 billion at September 30, 2017, the result of organic growth. At September 30, 2017, total deposits were comprised of 29.8% noninterest-bearing demand accounts, 52.7% interest-bearing transaction accounts and 17.5% of time deposits. At September 30, 2017, brokered deposits totaled $19.3 million, or 1.7% of total deposits, compared to $24.6 million, or 2.2% of total deposits, at December 31, 2016.

        Short-Term Borrowings.    In addition to deposits, Alpine Bank uses short-term borrowings, such as federal funds purchased and short-term FHLB advances as a source of funds to meet the daily liquidity needs of customers and fund growth in earning assets. Short-term borrowings were zero at September 30, 2017 and at December 31, 2016.

        FHLB Advances and Other Borrowings.    FHLB advances and other borrowings totaled $20.1 million and $20.7 million as of September 30, 2017 and December 31, 2016, respectively. The change was due to amortizing term associated with one contract.

Capital Resources and Liquidity Management

        Capital Resources.    Shareholders' equity is influenced primarily by earnings, dividends, and changes in accumulated other comprehensive income caused primarily by fluctuations in unrealized holding gains or losses on available-for-sale investment securities.

        Shareholders' equity totaled $110.5 million and $109.2 million as of September 30, 2017 and December 31, 2016, respectively. Alpine, as a Subchapter S corporation chooses to distribute and return capital to the shareholders while maintaining appropriate levels of regulatory capital.

        Liquidity Management.    Liquidity is a measure of the ability to fund loan commitments and meet deposit maturities and withdrawals in a timely and cost effective way. Cash flow requirements can be met be generating net income, attracting new deposits, converting assets to cash or borrowing funds. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit outflows, loan prepayments, loan sales and borrowing are greatly influenced by general interest rates, economic conditions and competitive environment in which Alpine Bank operates. To minimize funding risks, Alpine Bank closely monitors liquidity position through periodic reviews of maturity profiles, yield and rate behaviors, and loan and deposit forecasts. Excess short-term liquidity is usually invested at the Federal Reserve Bank of Chicago or in overnight federal funds sold.

        As of September 30, 2017 and December 31, 2016, Alpine Bank had $65.0 million of unsecured federal funds lines for both periods, with no amounts advanced against the lines at either date. In addition, available lines of credit from the Federal Reserve Discount Window at September 30, 2017 and December 31, 2016 were $49.2 million and $60.8 million, respectively. Federal Reserve Discount Window lines were collateralized by a pool of commercial and commercial real estate loans totaling $43.9 million and $56.5 million as of September 30, 2017 and December 31, 2016, respectively and a pool of securities totaling $14.4 million and $17.3 million as of September 30, 2017 and December 31, 2016, respectively. No borrowings outstanding with the Federal Reserve at September 30, 2017 or December 31, 2016, and borrowing capacity is limited only by eligible collateral.

        At September 30, 2017 and December 31, 2016, we had $20.1 million and $20.7 million of outstanding advances from the FHLB, respectively. Based on the values of loans pledged as collateral, we had $96.5 million and $94.1 million of additional borrowing capacity with the FHLB as of September 30, 2017 and December 31, 2016, respectively. We also maintain relationships in the capital markets with brokers and dealers to issue certificates of deposit.

        Alpine is a corporation separate and apart from Alpine Bank and, therefore, must provide for its own liquidity. Alpine's main source of funding is dividends declared and paid to us by Alpine Bank. There are statutory, regulatory and debt covenant limitations that affect the ability of the Alpine Bank to pay dividends to Alpine. Management believes that these limitations will not impact Alpine's ability to meet our ongoing short-term cash obligations. Alpine maintains a $10 million revolving line of credit with no balance outstanding as of September 30, 2017 and December 31, 2016

Regulatory Capital Requirements

        Alpine is subject to various regulatory capital requirements administered by the federal and state banking regulators. Failure to meet regulatory capital requirements may result in certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on our financial statements. Under capital adequacy guidelines and the regulatory framework for "prompt corrective action", Alpine must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting policies.

        The Dodd-Frank Wall Street Reform and Consumer Protection Act and the Basel III regulatory capital reforms (which we refer to as the "Basel III Rule") have established capital standards for banks and bank holding companies. The table below summarizes the minimum capital requirements applicable to Alpine under the Basel III Rule.

	Basel III
Ratio	Well Capitalized	Adequately Capitalized
Tier 1 leverage ratio	5.0%	4.0%
Common equity Tier 1 capital ratio	6.5	4.5
Tier 1 risk-based capital ratio	8.0	6.0
Total risk-based capital ratio	10.0	8.0

        In addition to the minimum regulatory capital requirements set forth in the table above, the Basel III Rule implemented a "capital conservation buffer" that is added to the minimum requirements for capital adequacy purposes. A banking organization that fails to meet the required amount of the capital conservation buffer will be subject to limits on capital distributions (e.g., dividends, stock buybacks, etc.) and certain discretionary bonus payments to executive officers. For community banks, the capital conservation buffer requirement is being phased in over a three-year period beginning on January 1, 2016. The capital conservation buffer in 2016 was 0.625%, is 1.25% in 2017 and will increase by 0.625% on January 1 of each subsequent year until fully phased in at 2.5% on January 1, 2019.

        At September 30, 2017, Alpine exceeded all regulatory capital requirements under the Basel III Rule and was considered to be "well-capitalized" with a Tier 1 leverage ratio of 8.57%, a common equity Tier 1 capital ratio of 11.62%, a Tier 1 capital ratio of 11.62% and a total capital ratio of 12.67%.

        At September 30, 2017, Alpine Bank exceeded all regulatory capital requirements under the Basel III Rule and was considered to be "well-capitalized" with a Tier 1 leverage ratio of 8.54%, a common equity Tier 1 capital ratio of 11.59%, a Tier 1 capital ratio of 11.59% and a total capital ratio of 12.63%.

Contractual Obligations

        The following table contains supplemental information regarding Alpine Bank's total contractual obligations at September 30, 2017:

	Payments Due
(dollars in thousands)	Less than One Year	One to Three Years	Three to Five Years	More than Five Years	Total
Deposits without a stated maturity	$925,142	$—	$—	$—	$925,142
Time deposits	89,881	71,003	29,442	5,401	195,727
FHLB advances and other borrowings	—	7,188	12,174	—	19,362
Operating lease obligations	243	230	—	—	473

Total contractual obligations	$1,015,266	$78,421	$41,616	$5,401	$1,140,704

        Alpine believes that we will be able to meet contractual obligations as they come due through the maintenance of adequate cash levels. Alpine expects to maintain adequate cash levels through profitability, loan and securities repayment and maturity activity and continued deposit gathering activities, and has in place various borrowing mechanisms for both short-term and long-term liquidity needs.

Quantitative and qualitative disclosures about market risk

        Market Risk.    Market risk represents the risk of loss due to changes in market values of assets and liabilities. Alpine incurs market risk in the normal course of business through exposures to market interest rates, equity prices, and credit spreads. Alpine has identified two primary sources of market risk: interest rate risk and price risk.

Interest Rate Risk

        Overview.    Interest rate risk is the risk to earnings and value arising from changes in market interest rates. Interest rate risk arises from timing differences in the repricing and maturities of interest-earning assets and interest-bearing liabilities (reprice risk), changes in the expected maturities of assets and liabilities arising from embedded options, such as borrowers' ability to prepay residential mortgage loans at any time and depositors' ability to redeem certificates of deposit before maturity (option risk), changes in the shape of the yield curve where interest rates increase or decrease in a nonparallel fashion (yield curve risk), and changes in spread relationships between different yield curves, such as U.S. Treasuries and LIBOR (basis risk).

        As part of normal operations, Alpine is subject to interest-rate risk on the assets it invests in, primarily loans and securities, and the liabilities Alpine funds with, primarily customer deposit and borrowed funds, as well as the ability to manage such risk. Fluctuations in interest rates may result in changes in the fair market values of financial instruments, cash flows, and net interest income.

        Like most financial institutions, Alpine Bank has exposure to changes in both short-term and long-term interest rates, and net income can be significantly influenced by a variety of external factors, including: overall economic conditions, policies and actions of regulatory authorities, the amounts of and rates at which assets and liabilities reprice, variance in prepayment of loans and securities other than those that are assumed, early withdrawal of deposits, exercise of call options on borrowing or securities, competition, a general rise or decline in interest rates, changes in the slope of the yield-curve, changes in historical relationships between indices, such as LIBOR and prime, and balance sheet growth or contraction. Management seeks to manage interest rate risk under a variety of rate environments by structuring balance sheet and off-balance sheet positions. Interest income at risk is monitored and managed within approved policy limits.

        Alpine Bank has an Asset-Liability Committee (which we refer to as "ALCO") which has been authorized by Alpine Bank's board of directors to implement the asset/liability management policy, which established guidelines with respect to exposure due to interest rate fluctuations, liquidity, loan limits as a percentage of funding sources, exposure to correspondent banks and brokers and reliance on non-core deposits. The goal of the policy is to enable Alpine to maximize our interest income and maintain our net interest margin without exposing Alpine Bank to excessive interest rate risk, credit-risk and liquidity risk. Within that framework, ALCO monitors the interest rate sensitivity and makes decisions relating to asset/liability composition. ALCO meets quarterly to monitor the level of interest rate risk sensitivity to ensure compliance with the board of directors' approved risk limits.

        Interest rate risk management is an active process that encompasses monitoring loan and deposit flows complemented by investment and funding activities. Effective management of interest rate risk begins with understanding the dynamic characteristics of assets and liabilities and determining the appropriate interest rate risk posture given business forecasts, management objectives, market expectations, and policy constraints.

        An asset sensitive position refers to a balance sheet position in which an increase in short-term interest rates is expected to generate higher net interest income, as rates earned on our interest-earning assets would reprice upward more quickly than rates paid on our interest-bearing liabilities, thus expanding our net interest margin. Conversely, a liability sensitive position refers to a balance sheet position in which an increase in short-term interest rates is expected to generate lower net interest income, as rates paid on our interest-bearing liabilities would reprice upward more quickly than rates earned on our interest-earning assets, thus compressing our net interest margin.

        Income Simulation and Economic Value Analysis.    Interest rate risk measurement is calculated and reported to the ALCO at least quarterly. The information reported includes period-end results and identifies any policy limits exceeded, along with an assessment of the policy limit breach and the action plan and timeline for resolution, mitigation, or assumption of the risk.

        Alpine uses two approaches to model interest rate risk: Net Interest Income at Risk (which we refer to as "NII at Risk") and Economic Value of Equity (which we refer to as "EVE"). Under NII at Risk, net interest income is modeled utilizing various assumptions for assets, liabilities, and derivatives. EVE measures the period end market value of assets minus the market value of liabilities and the change in this value as rates change. EVE is a period end measurement.

        The following table shows NII at Risk at the dates indicated:

	Net Interest Income Sensitivity (Shocks)
	Immediate Change in Rates
(dollars in thousands)	–100	+100	+200
September 30, 2017:
Dollar change	$(3,435)	$605	$1,047
Percent change	(8.6)%	1.5%	2.6%
December 31, 2016:
Dollar change	$(2,768)	$925	$1,871
Percent change	(7.3)%	2.4%	4.9%

        Alpine reports NII at Risk to isolate the change in income related solely to interest earning assets and interest-bearing liabilities. The NII at Risk results included in the table above reflect the analysis used quarterly by management. It models immediate –100, +100 and +200 basis point parallel shifts in market interest rates. Due to the current low level of short-term interest rates, the analysis reflects a declining interest rate scenario of 100 basis points, the point at which many assets and liabilities reach zero percent.

        Alpine is within board policy limits for the –100, +100 and +200 basis point scenarios. The NII at Risk reported at September 30, 2017, projects that earnings exhibit decreased sensitivity to changes in interest rates compared to December 31, 2016.

        The following table shows EVE at the dates indicated:

	Economic Value of Equity Sensitivity (Shocks)
	Immediate Change in Rates
(dollars in thousands)	–50	+100	+200
September 30, 2017:
Dollar change	$(34,986)	$14,474	$24,735
Percent change	(21.2)%	8.8%	15.0%
December 31, 2016:
Dollar change	$(31,133)	$13,289	$23,120
Percent change	(18.0)%	7.7%	13.3%

        The EVE results included in the table above reflect the analysis used quarterly by management. It models immediate –100, +100 and +200 basis point parallel shifts in market interest rates. Due to the current low level of short-term interest rates, the analysis reflects a declining interest rate scenario of 100 basis points, the point at which many assets and liabilities reach zero percent.

        Alpine is within board policy limits for the +100 and +200 basis point scenarios. At September 30, 2017, Alpine was outside of policy for the –100 basis point scenario. The EVE reported at September 30, 2017 projects that as interest rates increase, the economic value of equity position will increase, and as interest rates decrease, the economic value of equity position will decrease. When interest rates rise, fixed rate assets generally lose economic value; the longer the duration, the greater the value lost. The opposite is true when interest rates fall.

        Price Risk.    Price risk represents the risk of loss arising from adverse movements in the prices of financial instruments that are carried at fair value and subject to fair value accounting. Alpine has price risk from equity investments and investments in securities backed by mortgage loans.

UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL DATA

        The following tables show unaudited pro forma financial information about the financial condition and results of operations of Midland, including per share data, after giving effect to the merger with Alpine and other pro forma adjustments. The unaudited pro forma financial information assumes that the Alpine merger is accounted for under the acquisition method of accounting for business combinations in accordance with GAAP, and that the assets and liabilities of Alpine will be recorded by Midland at their respective fair values as of the date the Alpine merger is completed. The unaudited pro forma condensed combined balance sheet as of September 30, 2017 gives effect to the Alpine merger as if it had occurred on that date. The unaudited pro forma condensed combined income statements for the nine months ended September 30, 2017 and the year ended December 31, 2016 give effect to the Alpine merger as if it had become effective on January 1, 2016. The unaudited pro forma condensed combined income statements also give effect to the Centrue acquisition that closed on June 9, 2017 as if that transaction became effective on January 1, 2016.

        The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company that would have been achieved had the transactions been completed as of the dates indicated or that may be achieved in the future. The unaudited pro forma condensed combined financial information also does not consider any expense efficiencies or other potential financial benefits of the Alpine merger or Centrue acquisition. In addition, as explained in more detail in the accompanying notes, the preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma condensed combined financial information for the Alpine merger is subject to adjustment and may vary from the actual purchase price allocation that will be recorded in Midland's consolidated financial statements upon completion of the Alpine merger.

        The preparation of the unaudited pro forma condensed combined financial information and related adjustments required management to make certain assumptions and estimates as of the dates hereof—actual amounts may differ significantly. The unaudited pro forma condensed combined financial statements should be read together with:

  •
  the accompanying notes to the unaudited pro forma condensed combined financial information;

  •
  Midland's separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2016 included in Midland's Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 10, 2017, and incorporated by reference into this joint proxy statement/prospectus;

  •
  Midland's separate unaudited historical consolidated financial statements and accompanying notes as of and for the three and nine months ended September 30, 2017 included in Midland's Quarterly Report on Form 10-Q for the quarter ended September, 2017, filed with the SEC on November 9, 2017, and incorporated by reference into this joint proxy statement/prospectus;

  •
  Alpine's audited consolidated financial statements and accompanying notes as of and for the year ended December 31, 2016 included in this joint proxy statement/prospectus;

  •
  Alpine's unaudited consolidated financial statements and accompanying notes as of and for the nine months ended September 30, 2017 included in this joint proxy statement/prospectus; and

  •
  Centrue's separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2016 included in Centrue's Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 2, 2017, and incorporated by reference into this joint proxy statement/prospectus.

Unaudited Pro Forma Condensed Combined Balance Sheet

September 30, 2017

(dollars in thousands, except per share data)

	Midland	Alpine	Pro Forma Adjustments		Pro Forma Combined
Assets
Cash and cash equivalents	$183,572	$32,715	$968	A	$217,255
Investment securities	467,852	339,782	—		807,634
Loans	3,157,972	822,660	(19,950)	B	3,960,682
Allowance for loan losses	(16,861)	(9,751)	9,751	C	(16,861)

Total loans, net	3,141,111	812,909	(10,199)		3,943,821
Loans held for sale	35,874	10,308	—		46,182
Premises and equipment, net	80,941	24,078	—		105,019
Other real estate owned	6,379	75	(12)	D	6,442
Mortgage servicing rights	66,917	6,098	—		73,015
Intangible assets	17,966	—	19,717	E	37,683
Goodwill	97,351	—	69,459	F	166,810
Cash surrender value of life insurance policies	112,591	22,330	—		134,921
Other assets	137,207	16,176	—		153,383

Total assets	$4,347,761	$1,264,471	$79,933		$5,692,165

Liabilities
Deposits:
Noninterest-bearing	$674,118	$333,776	$—		$1,007,894
Interest-bearing	2,440,349	787,093	—		3,227,442

Total deposits	3,114,467	1,120,869	—		4,235,336
Short-term borrowings	153,443	—	—		153,443
FHLB advances and other borrowings	488,870	20,114	—		508,984
Subordinated debt	54,581	—	39,400	G	93,981
Trust preferred debentures	45,267	—	—		45,267
Other liabilities	40,444	12,962	3,327	H	56,733

Total liabilities	3,897,072	1,153,945	42,727		5,093,744

Shareholders' Equity
Preferred shareholders' equity	3,015	—	—		3,015
Common shareholders' equity	447,674	110,526	37,206	I	595,406

Total shareholders' equity	450,689	110,526	37,206		598,421

Total liabilities and shareholders' equity	$4,347,761	$1,264,471	$79,933		$5,692,165

Book value per common share	$23.45	$13.08			$25.28
Common shares outstanding	19,093,153	8,449,278	(3,986,078)	I	23,556,353

Unaudited Pro Forma Condensed Combined Statement of Income

for the Nine Months Ended September 30, 2017

(dollars in thousands, except per share data)

	Midland	Centrue	Centrue Pro Forma Adjustments		Pro Forma Midland Including Centrue	Alpine	Alpine Pro Forma Adjustments		Pro Forma Midland Including Centrue and Alpine
Interest income:
Loans	$99,895	$13,187	$1,160	J	$114,242	$25,519	$2,417	Q	$142,178
Investment securities	8,313	1,239	50	K	9,602	5,862	—		15,464
Federal funds sold and cash investments	1,405	6	—		1,411	185	—		1,596

Total interest income	109,613	14,432	1,210		125,255	31,566	2,417		159,238

Interest expense:
Deposits	8,570	693	39	L	9,302	1,659	—		10,961
Short-term borrowings	262	13	—		275	—	—		275
FHLB advances and other borrowings	2,901	435	570	M	3,906	349	1,870	R	6,125
Subordinated debt	2,619	—	—		2,619	—	—		2,619
Trust preferred debentures	1,635	171	63	N	1,869	—	—		1,869

Total interest expense	15,987	1,312	672		17,971	2,008	1,870		21,849

Net interest income	93,626	13,120	538		107,284	29,558	547		137,389
Provision for loan losses	3,480	—	—		3,480	—	—		3,480

Net interest income after provision for loan losses	90,146	13,120	538		103,804	29,558	547		133,909

Noninterest income:
Commercial FHA revenue	14,625	—	—		14,625	—	—		14,625
Residential mortgage banking revenue	7,563	568	—		8,131	4,528	—		12,659
Wealth management revenue	9,754	—	—		9,754	5,483	—		15,237
Service charges on deposit accounts	4,147	1,542	—		5,689	2,846	—		8,535
Interchange revenue	3,816	1,121	—		4,937	3,242	—		8,179
Gain on sales of investment securities	219	313	—		532	190	—		722
Other income	5,240	770	—		6,010	1,552	—		7,562

Total noninterest income	45,364	4,314	—		49,678	17,841	—		67,519

Noninterest expense:
Salaries and employee benefits	61,368	9,058	—		70,426	21,444	—		91,870
Occupancy and equipment	10,800	1,478	—		12,278	3,367	—		15,645
Data processing	11,531	844	—		12,375	4,144	—		16,519
FDIC insurance	1,403	143	—		1,546	463	—		2,009
Professional	10,285	292	—		10,577	828	—		11,405
Marketing	2,517	59	—		2,576	522	—		3,098
Intangible assets amortization	2,291	—	1,078	O	3,369	—	2,319	S	5,688
Loss on mortgage servicing rights held for sale	3,617	—	—		3,617	—	—		3,617
Other	12,993	4,737	—		17,730	3,915	—		21,645

Total noninterest expense	116,805	16,611	1,078		134,494	34,683	2,319		171,496

Income before income taxes	18,705	823	(540)		18,988	12,716	(1,772)		29,932
Income taxes	4,640	583	(189)	P	5,034	132	3,698	T	8,864

Net income	$14,065	$240	$(351)		$13,954	$12,584	$(5,470)		$21,068

Earnings per share data:
Basic earnings per common share	$0.81	$0.04	—		$0.72	$1.48	—		$0.89
Diluted earnings per common share	$0.78	$0.04	—		$0.70	$1.48	—		$0.87

Unaudited Pro Forma Condensed Combined Statement of Income

for the Year Ended December 31, 2016

(in thousands, except per share data)

	Midland	Centrue	Centrue Pro Forma Adjustments		Pro Forma Midland Including Centrue	Alpine	Alpine Pro Forma Adjustments		Pro Forma Midland Including Centrue and Alpine
Interest income:
Loans	$106,686	$28,558	$2,646	J	$137,890	$31,146	$3,231	Q	$172,267
Investment securities	13,615	2,996	114	K	16,725	7,828	—		24,553
Federal funds sold and cash investments	948	134	—		1,082	272	—		1,354

Total interest income	121,249	31,688	2,760		155,697	39,246	3,231		198,174

Interest expense:
Deposits	8,936	1,357	90	L	10,383	2,756	—		13,139
Short-term borrowings	303	37	—		340	—	—		340
FHLB advances and other borrowings	1,057	760	1,300	M	3,117	425	2,500	R	6,042
Subordinated debt	3,858	—	—		3,858	—	—		3,858
Trust preferred debentures	1,841	548	144	N	2,533	—	—		2,533

Total interest expense	15,995	2,702	1,534		20,231	3,181	2,500		25,912

Net interest income	105,254	28,986	1,226		135,466	36,065	731		172,262
Provision for loan losses	5,591	300	—		5,891	450	—		6,341

Net interest income after provision for loan losses	99,663	28,686	1,226		129,575	35,615	731		165,921

Noninterest income:
Commercial FHA revenue	22,064	—	—		22,064	—	—		22,064
Residential mortgage banking revenue	13,389	1,175	—		14,564	6,393	—		20,957
Wealth management revenue	8,091	—	—		8,091	6,774	—		14,865
Service charges on deposit accounts	3,904	3,927	—		7,831	3,734	—		11,565
Interchange revenue	3,750	2,536	—		6,286	3,955	—		10,241
Gain on sales of investment securities	14,702	142	—		14,844	1,358	—		16,202
Gain on sale of branches	—	1,877	—		1,877	—	—		1,877
Gain on extinguishment of debt	—	1,000	—		1,000	—	—		1,000
Other income	6,157	2,089	—		8,246	2,040	—		10,286

Total noninterest income	72,057	12,746	—		84,803	24,254	—		109,057

Noninterest expense:
Salaries and employee benefits	66,293	16,748	—		83,041	27,220	—		110,261
Occupancy and equipment	13,080	3,772	—		16,852	4,669	—		21,521
Data processing	10,658	1,809	—		12,467	5,053	—		17,520
FDIC insurance	1,707	450	—		2,157	603	—		2,760
Professional	8,049	1,732	—		9,781	1,690	—		11,471
Marketing	2,733	244	—		2,977	928	—		3,905
Intangible assets amortization	2,147	880	2,460	O	5,487	—	3,100	S	8,587
Other	16,622	5,879	—		22,501	5,141	—		27,642

Total noninterest expense	121,289	31,514	2,460		155,263	45,304	3,100		203,667

Income before income taxes	50,431	9,918	(1,234)		59,115	14,565	(2,369)		71,311
Income taxes	18,889	3,602	(432)	P	22,059	125	4,144	T	26,328

Net income	$31,542	$6,316	$(802)		$37,056	$14,440	$(6,513)		$44,983

Earnings per share data:
Basic earnings per common share	$2.22	$0.92	—		$2.11	$1.70	—		$2.04
Diluted earnings per common share	$2.17	$0.92	—		$2.07	$1.70	—		$2.01

Note 1—Basis of Presentation

        The unaudited pro forma condensed combined consolidated financial information and explanatory notes have been prepared under the acquisition method of accounting for business combinations. The unaudited pro forma condensed combined balance sheet as of September 30, 2017 gives effect to the Alpine merger as if it had occurred on that date. The unaudited pro forma condensed combined income statements for the nine months ended September 30, 2017 and the year ended December 31, 2016 give effect to the Alpine merger as if it had become effective on January 1, 2016. The unaudited pro forma condensed combined income statements also give effect to the Centrue acquisition that closed on June 9, 2017 as if that transaction became effective on January 1, 2016. This information is not intended to reflect the actual results that would have been achieved had the acquisition actually occurred on those dates. The pro forma adjustments are preliminary, based on estimates, and are subject to change as more information becomes available and after final analyses of the fair values of both tangible and intangible assets acquired and liabilities assumed are completed. Accordingly, the final fair value adjustments may be materially different from those presented in this document.

Note 2—Purchase Price

        Pursuant to the Alpine merger agreement, Alpine shares, in the aggregate, will be exchanged for 4,463,200 shares of Midland common stock and $33,306 in cash. Based on 8,449,278 shares of Alpine common stock outstanding as of [    •    ], 2018, the latest practicable date before the date of this proxy statement/prospectus, each share of Alpine common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive $3.94 in cash and 0.5282 shares of Midland common stock, subject to possible adjustment, including a possible reduction to the extent that Alpine's adjusted total tangible shareholders' equity at closing is less than $105.4 million, and with cash paid in lieu of fractional shares. Based upon the closing price of Midland common stock of $33.10 on October 13, 2017, this represents total consideration of approximately $181,038.

Note 3—Allocation of Purchase Price

        Under the acquisition method of accounting, the total purchase price is allocated to the acquired tangible and intangible assets and assumed liabilities of Alpine based on their estimated fair value as of the closing of the transaction. The excess of the purchase price over the fair value of the net assets acquired, net of deferred taxes, is allocated to goodwill. Estimated fair value adjustments included in the pro forma financial statements are based upon available information, and certain assumptions considered reasonable, and may be revised as additional information becomes available. The following

Note 3—Allocation of Purchase Price (Continued)

estimated pro forma amounts adjust Alpine's assets and liabilities to their estimated fair values at September 30, 2017.

(dollars in thousands)
Purchase price allocation:
Midland common stock to be paid (based on closing price of $33.10 on October 13, 2017)	$147,732
Cash to be paid for Alpine common stock	33,306

Pro forma purchase price	181,038
Allocated to:
Net historical book value of Alpine's assets and liabilities	110,526
Less: Dividends paid by Alpine to its shareholders	(3,826)
Less: Deal expenses (net of taxes) paid by Alpine	(1,300)

Adjusted net historical book value of Alpine's assets and liabilities	105,400
Adjustments to record assets and liabilities at fair value:
Loans	(19,950)
Elimination of Alpine's allowance for loan losses	9,751
Other real estate owned	(12)
Core deposit intangible	13,794
Trust relationship intangible	5,923
Deferred taxes	(3,327)

Preliminary pro forma goodwill	$69,459

        Any change in the price of Midland's common stock would change the purchase price allocated to goodwill. The following table presents the sensitivity of the purchase price and resulting goodwill to changes in the price of Midland common stock of $33.10, the closing price on October 13, 2017:

(dollars in thousands)	Purchase Price	Goodwill
Up 20%	$210,584	$99,005
Up 10%	195,811	84,232
As presented in pro forma financial information	181,038	69,459
Down 10%	166,265	54,686
Down 20%	151,492	39,913

        The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined balance sheet as of September 30, 2017 gives effect to the Alpine merger as if it had occurred on that date. The unaudited pro forma condensed combined income statements for the nine months ended September 30, 2017 and the year ended December 31, 2016 give effect to the Alpine merger as if it had become effective on January 1, 2016. The unaudited pro forma condensed combined income statements also give effect to the Centrue acquisition that closed on June 9, 2017 as if that transaction became effective on January 1, 2016. Accordingly, the Centrue income statement amounts and pro forma adjustments included in the unaudited pro forma condensed combined income statement for the nine months ended September 30, 2017 represent the period from January 1, 2017 to June 9, 2017, the date the Centrue acquisition closed. All taxable adjustments were calculated using a 35.0% tax rate to arrive at deferred

Note 3—Allocation of Purchase Price (Continued)

tax asset or liability adjustments. All adjustments are based on current assumptions and valuations, which are subject to change:

  A.
  Cash received from private placement of subordinated debt ($39,400—see "G" below), minus cash consideration to be paid to Alpine shareholders ($33,306 million), seller paid deal expenses, net of taxes ($1,300), and seller paid dividends ($3,826).

  B.
  Fair value adjustment on Alpine's loans based on a $12,300 discount to adjust for estimated credit deterioration of the acquired portfolio and a $7,650 discount for the impact of changes in market interest rates. The net fair value adjustment of $19,950 is expected to be accreted over an estimated six year remaining life of the underlying loans in a manner that approximates level yield.

  C.
  Elimination of Alpine's allowance for loan losses.

  D.
  Fair value adjustment on Alpine's other real estate owned based on management's estimate.

  E.
  Fair value adjustments of $13,794 to record estimate of core deposit intangible asset and $5,923 to record estimate of trust relationship intangible asset, both of which will be recognized as part of the Alpine merger. The core deposit intangible is assumed to be amortized on an accelerated basis over a period of 10 years, while the trust relationship intangible is assumed to be amortized on a straight-line basis over a period of 10 years.

  F.
  Adjustment to record estimate of goodwill that will be recognized as part of the Alpine merger—see the allocation of purchase price calculation above.

  G.
  Adjustment to record net proceeds received from a borrowing in the form of a $40,000 subordinated debt issuance to fund the cash portion of the Alpine merger. These subordinated notes, which mature in October 2027, were issued in October 2017 with a fixed interest rate of 6.25% for the first five years and a floating rate based on LIBOR plus 423 basis points thereafter.

  H.
  Adjustment to record the net deferred tax liability related to the Alpine fair value adjustments and core deposit and trust relationship intangibles resulting from book versus tax timing differences valued at an estimated tax rate of 35.0%.

  I.
  Adjustment to record the elimination of Alpine's shareholders' equity of $110,526 and the issuance of $147,732 million in Midland common shares for the merger. In the aggregate, assumes a portion of the outstanding shares of Alpine common stock will be entitled to receive cash consideration of $33,306 with the remaining outstanding shares of Alpine common stock converted into the right to receive 4,463,200 shares of Midland common stock.

  J.
  To record accretion estimate of the credit / interest rate adjustments on the Centrue loan portfolio.

  K.
  To record accretion estimate of the interest rate adjustments on the Centrue investment securities portfolio.

  L.
  To record amortization estimate of the interest rate adjustment on the Centrue time deposits.

  M.
  To record interest expense estimate on the $40,000 term note issued in conjunction with the Centrue transaction.

  N.
  To record accretion estimate of the interest rate mark on the Centrue trust preferred securities.

Note 3—Allocation of Purchase Price (Continued)

  O.
  To record amortization estimate of the Centrue core deposit intangible.

  P.
  To record tax effects of the Centrue pro forma adjustments at an estimated effective tax rate of 35%.

  Q.
  To record accretion estimate of the credit / interest rate adjustments on the Alpine loan portfolio.

  R.
  To record interest expense estimate on the $40,000 subordinated note issued in conjunction with the Alpine transaction.

  S.
  To record amortization estimate of the Alpine core deposit intangible and the Alpine trust relationship intangible.

  T.
  To record tax effects of Alpine pro forma adjustments at an estimated effective tax rate of 35% combined with an increase in income taxes to conform tax provisioning for Alpine (historically a pass-through entity) at an estimated effective corporate tax rate of 35%.

Note 4—Estimated Merger Costs

        The table below reflects Midland's current estimate of the aggregated merger costs of $12,350 (net of $6,650 of income taxes using a 35% tax rate) expected to be incurred in connection with the Alpine merger, which are excluded from the pro forma financial statements. The current estimates of these costs are as follows:

(dollars in thousands)
Change of control, severance and retention payments	$8,166
Data processing, termination and conversion	5,479
Professional fees and other noninterest expenses	5,355

Pre-tax merger costs	19,000
Income tax benefit	(6,650)

Total merger costs	$12,350

COMPARISON OF RIGHTS OF MIDLAND SHAREHOLDERS AND
ALPINE SHAREHOLDERS

        The rights of Alpine shareholders are governed by Alpine's restated certificate of incorporation and its amended and restated bylaws, each as currently in effect. Upon completion of the merger, the rights of Alpine shareholders who receive shares of Midland common stock will instead be governed by Midland's articles of incorporation, as amended, and bylaws. Midland is incorporated in Illinois and subject to the Illinois Business Corporation Act, as amended, and Alpine is incorporated in Delaware and is subject to the Delaware General Corporation Law.

        The following discussion summarizes material similarities and differences between the rights of Alpine shareholders and Midland shareholders and is not a complete description of all of the differences. This discussion is qualified in its entirety by reference to the Illinois Business Corporation Act and the Delaware General Corporation Law, and to Midland's and Alpine's respective organizational documents, each as amended and restated from time to time.

	Midland Shareholder Rights	Alpine Shareholder Rights
Authorized Capital Stock:	Midland is authorized to issue 35 million shares of common stock, par value $0.01 per share, 5 million shares of non-voting common stock, par value $0.01 per share, and 4 million shares of preferred stock, par value $2.00 per share, which we refer to as Midland preferred stock.	Alpine is authorized to issue 15 million shares of common stock, par value $1.00 per share.

	On October 31, 2017, Midland had 19,098,890 outstanding shares of Midland voting common stock, no outstanding shares of non-voting common stock, 209 outstanding shares of Series G Preferred Stock and 2,636 outstanding shares of Series H Preferred Stock. Further issuance of shares of Midland's preferred stock would affect the relative rights of the holders of its common stock, depending upon the exact terms, qualifications, limitations and relative rights and preferences, if any, of the shares of the preferred stock as determined by Midland's board of directors.	On October 31, 2017, Alpine had 8,449,278 shares of common stock outstanding.

	Midland Shareholder Rights	Alpine Shareholder Rights
Dividends:	Subject to any rights of holders of Midland preferred stock, Midland may pay dividends if, as and when declared by its board of directors from any funds legally available therefor. See "Summary—Comparative Per Share Market Price and Dividend Information." The terms of Midland's Series G Preferred Stock and Series H Preferred Stock limit Midland's ability to pay dividends on shares of Midland common stock if Midland fails to make certain dividend payments on Midland's Series G Preferred Stock and Series H Preferred Stock.	Alpine may pay dividends if, as and when declared by its board of directors from any funds legally available therefor.
Number of Directors, Classification:
The Midland board of directors currently consists of eleven (11) members. Midland's articles of incorporation provide that its board of directors must consist of no fewer than six (6) nor more than eleven (11) directors, as may be established by a resolution adopted by two-thirds of the then-current board.
The Alpine board of directors currently consists of nine (9) members. Alpine's amended and restated bylaws provide that its board of directors must consist of no fewer than seven (7) nor more than fifteen (15) directors, as may be established by a resolution adopted by a majority of the then-current board.

	Midland's board of directors is divided into three classes, with each class consisting of approximately one-third of the total number of directors. Directors are elected for three-year terms, with one class of directors up for election at each annual meeting of shareholders.	Alpine has one class of directors.
Election of Directors; Vacancies:
	The IBCA requires that directors be elected by the affirmative vote of a majority of the shares represented at the meeting and entitled to vote thereon. The Midland articles of incorporation provide that no cumulative voting is permitted.	Alpine's directors are elected at the annual meeting of the shareholders, and directors shall be elected to serve until their successors are elected and qualified.

	Midland Shareholder Rights	Alpine Shareholder Rights
	Midland's articles of incorporation provide that any vacancy on the board of directors may be filled by a two-thirds vote of the board of directors then in office.	Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, or by the holders of majority of the outstanding shares entitled to vote, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and qualified.
Removal of Directors:	A Midland director may be removed only for cause, at a shareholder meeting by the affirmative vote of 70% of the outstanding shares entitled to vote.	A director of Alpine may be removed either for or without cause at any time by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote.
Call of Special Meeting of Directors:	Midland's bylaws provide that a special meeting of the board of directors may be called by or at the request of the chairman of the board, vice-chairman of the board, president or any two directors.	Special meetings of the board of directors of Alpine may be called by the chairman or the president on at least three days' notice to each director.
Limitation on Director Liability:
Midland's articles of incorporation provide that no director will be personally liable to the corporation or any of its shareholders for monetary damages for any breach of fiduciary duty to the fullest extent permitted by law.
Alpine's certificate of incorporation provides that no director will be personally liable to the corporation or any of its shareholders for monetary damages for any breach of fiduciary duty to the fullest extent permitted by law.
The IBCA provides that personal liability for a director cannot be eliminated for the following:

•

for any breach of the director's duty of loyalty to the corporation or its shareholders;

•

for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

The DGCL provides that personal liability for a director cannot be eliminated for the following:

•

for any breach of the director's duty of loyalty to the corporation or its shareholders;

•

for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

• under Section 8.65 of the IBCA (which creates liability for unlawful payment of dividends); or • for any transaction from which the director derived an improper personal benefit.

•

under Section 174 of the DGCL (which creates liability for unlawful payment of dividends and unlawful stock purchases and redemptions) as it exists or may be amended; or

•

for any transaction from which the director derived an improper personal benefit.

	Midland Shareholder Rights	Alpine Shareholder Rights
Indemnification:	Midland's articles of incorporation and bylaws provide that the corporation shall indemnify its directors and officers and each person who serves or served at the request of the corporation as a director, officer or partner of another enterprise to the fullest extent authorized by the IBCA.	Alpine's certificate of incorporation and bylaws provide for the indemnification of its directors, officers, employees or agents to the fullest extent authorized by the DGCL.
Alpine's bylaws provide, to the extent permitted by Delaware law and banking regulations, for the indemnification, to the extent that a present or former director or officer of Alpine, (a) acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person's conduct was unlawful or (b) has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein.
Call of Special Meetings of Shareholders:
Midland's bylaws provide that a special meeting of the shareholders may be called by the president, the board of directors or the holders of not less than twenty percent (20%) of all the outstanding shares entitled to vote for the purpose or purposes stated in the call of the meeting.
Alpine's bylaws provide that a special meeting of the shareholders may be called by the board of directors, the president, or the holders of at least a majority of all the outstanding shares entitled to vote for the purpose or purposes stated in the call of the meeting.
	Written notice stating the place, date, hour and purpose(s) of the special meeting must be delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting.	Written notice stating the place, date, hour and purpose(s) of the special meeting must be delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting.
Quorum of Shareholders:	Midland's bylaws provide that a majority of the outstanding shares entitled to vote on a matter represented in person or by proxy constitutes a quorum at any meeting of shareholders.	Alpine's bylaws provide that a majority of the outstanding shares entitled to vote on a matter represented in person or by proxy constitutes a quorum at any meeting of shareholders.

	Midland Shareholder Rights	Alpine Shareholder Rights
Advance Notice Regarding Shareholders Proposals (other than Nomination of Candidates for Election to the Board of Directors):	Midland's bylaws provide that for a proposal to be properly brought before a special or annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the secretary of Midland. To be timely, a shareholder's notice must be delivered, mailed or telegraphed to the principal executive offices of Midland not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the date of the originally scheduled meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date; provided, however, that, if less than one hundred (100) days' notice of the date of the scheduled meeting is given or made by Midland, notice by the shareholder, to be timely, must be so delivered, mailed or telegraphed to the corporation not later than the close of business on the 10th day following the day on which notice of the date of the scheduled meeting was first mailed to shareholders. Such shareholder's notice shall set forth as to each matter the shareholder proposes to bring before the meeting: (i) a brief description of the proposal desired to be brought before the meeting and the reasons for conducting such business at the meeting; (ii) the name and address, as they appear on Midland's books, of the shareholder proposing such business; (iii) the number of shares of Midland common stock beneficially owned by such shareholder on the date of such shareholder's notice; and (iv) any financial or other interest of such shareholder in the proposal.	Alpine's certificate of incorporation and bylaws have no advance notice provisions.

	Midland Shareholder Rights	Alpine Shareholder Rights
Advance Notice Regarding Shareholder Nominations of Candidates for Election to the Board of Directors:	Midland's bylaws provide that for nominations for election to the board of directors of Midland to be properly brought by a shareholder, timely written notice of such nomination must be given to the secretary of Midland. To be timely, such notice shall be delivered to or mailed and received at the principal executive offices of Midland not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the meeting irrespective of any deferrals, postponements or adjournments thereof to a later date; provided, however, that in the event that less than one hundred (100) days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of meeting was mailed or such public disclosure was made, whichever first occurs. Each such notice to the secretary shall set forth: (i) the name and address of record of the shareholder who intends to make the nomination; (ii) a representation that the shareholder is a holder of record of shares of Midland entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) the name, age, business and residence addresses, and principal occupation or employment of each nominee; (iv) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or person) pursuant to which the nomination or nominations are to be made by the shareholder; (v) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement	Alpine's certificate of incorporation and bylaws have no advance notice provisions.

	Midland Shareholder Rights	Alpine Shareholder Rights
filed pursuant to the proxy rules of the SEC, as then in effect; and (vi) the consent of each nominee to serve as a director of Midland if so elected. Midland may require any proposed nominee to furnish such other information as may reasonably be required by Midland to determine the eligibility of such proposed nominee to serve as a director of the Midland.
Shareholder Action by Written Consent
Midland's articles of incorporation and bylaws provide that its shareholders are not permitted to act by written consent. Any action required or permitted to be taken at a meeting of the shareholders must be effected at a duly called annual or special meeting.
Alpine's bylaws provide that any action required by the DGCL to be taken at any annual or special meeting of the shareholders, or any action which may be taken at any annual or special meeting of the shareholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing setting forth the action taken, shall be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.
Appointment and Removal of Officers:
Midland's bylaws provide that the officers shall be elected annually by the board of directors at the first meeting of the board of directors held after each annual meeting of the shareholders. Each officer will hold office until his successor is duly elected and shall have qualified or until his prior death, resignation or removal.
Alpine's bylaws provide that the officers shall be elected annually by the board of directors at the first meeting of the board of directors held after each annual meeting of the shareholders. Each officer will hold office until his successor is duly elected and shall have qualified or until such officer's prior death, resignation or removal.
	Any officer may be removed by the board of directors at any time with or without cause by the majority vote of the members of the board of directors then in office.	Any officer may be removed by the board of directors whenever in its judgment the best interests of the corporation will be served thereby.

	Midland Shareholder Rights	Alpine Shareholder Rights
Required Vote for Certain Transactions:	Midland's articles of incorporation provide that for: (i) any merger of Midland or any of its subsidiaries with or into another corporation; (ii) any sale, lease, exchange or other disposition of all or substantially all of the assets of Midland or its subsidiaries; (iii) the amendment of Midland's articles of incorporation; or (iv) the voluntary dissolution of Midland; the affirmative vote of the holders of at least 70% of the voting power of all outstanding stock of Midland entitled to vote thereon is required.	All items presented to the shareholders or directors require the affirmative vote of the holders of at least a majority of all outstanding shares.

However, if such matters are either: (i) approved by at least two-thirds of the directors of Midland; (ii) a transaction with any entity of which a majority of all classes of equity is owned by Midland; or (iii) a merger with another entity that may be authorized without action by the shareholders of Midland; then such transactions only require the affirmative vote of the holders of at least a majority of the voting power of all outstanding stock of Midland entitled to vote thereon. In addition, the interpretation, construction and application of this voting requirement will be made by two-thirds of Midland's board of directors.

	Midland Shareholder Rights	Alpine Shareholder Rights
Amendment to Articles of Incorporation or Certificate of Incorporation and Bylaws:	An amendment to the articles of incorporation of Midland requires the affirmative vote of the holders of at least seventy percent (70%) of the voting power of all outstanding stock of Midland entitled to vote thereon, unless the amendment is approved by at least two-thirds of the directors of Midland, in which case such amendment only requires the affirmative vote of the holders of at least a majority of the voting power of all outstanding stock of Midland entitled to vote thereon. In addition, the interpretation, construction and application of this voting requirement will be made by two-thirds of Midland's board of directors.	An amendment to the certificate of incorporation or bylaws of Alpine requires the affirmative vote of the holders of at least a majority of all outstanding shares.

An amendment to the bylaws of Midland requires either the approval of two-thirds of the number of directors on the board of directors or the affirmative vote of the holders of not less than seventy percent (70%) of the outstanding shares of stock of Midland then entitled to vote generally in the election of directors.

SHAREHOLDER PROPOSALS

        Midland.    For proposals to be otherwise brought by a Midland shareholder and voted upon at an annual meeting, the shareholder must file written notice of the proposal to Midland's secretary not less than 90 days nor more than 120 days prior to the annual meeting. However, if less than 100 days' notice of the date of the annual meeting is given to shareholders, then written notice of the proposal must be delivered to Midland's secretary no later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed to shareholders. The shareholder's notice to the secretary must include: (a) a brief description of the proposal desired to be brought before the meeting and the reasons for conducting such business at the meeting; (b) the name and address, as they appear on Midland's books, of the shareholder proposing such business; (c) the number of shares of Midland's common stock beneficially owned by such shareholder on the date of such shareholder's notice; and (d) any financial or other interest of such shareholder in the proposal.

        Midland anticipates holding its 2018 annual meeting of shareholders on May 7, 2018. As a result, notice of shareholder proposals to be brought at the 2018 annual meeting of shareholders must be delivered to Midland's secretary no earlier than January 7, 2018 and no later than February 6, 2018.

        Any shareholder wishing to nominate an individual for election as a director at the 2018 annual meeting must comply with certain provisions in Midland's bylaws. Midland's bylaws establish an advance notice procedure with regard to the nomination, other than by or at the direction of Midland's board of directors, of candidates for election as directors. If the notice is not timely and in proper form, the proposed nomination will not be considered at the annual meeting. Generally, a shareholder may nominate a director for election at an annual meeting of shareholders by delivering written notice of the nomination to Midland's secretary, at the above address, not less than 90 days nor more than 120 days prior to the annual meeting. However, if less than 100 days' notice or prior public disclosure of the date of the annual meeting is given to shareholders, then written notice of the nomination must be delivered to our secretary no later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. The shareholder's notice to the secretary must include: (a) the name and address of record of the nominating shareholder; (b) a representation that the nominating shareholder is a holder of record of shares of Midland entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the persons specified in the notice; (c) the name, age, business and residence addresses, and principal occupation or employment of each nominee; (d) a description of all arrangements or understandings between the nominating shareholder and each nominee and any other person (naming such person) pursuant to which the nominations are to be made by the nominating shareholder; (e) such other information regarding each nominee proposed by such nominating shareholder as is required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, as in effect; and (f) the consent of each nominee to serve as a director of Midland if so elected.

        Midland anticipates holding its 2018 annual meeting of shareholders on May 7, 2018. As a result, notice of nominations for directors to be elected at the 2018 annual meeting of shareholders must be delivered to Midland's secretary no earlier than January 7, 2018, and no later than February 6, 2018.

        Alpine.    If the merger occurs, there will be no Alpine annual meeting of shareholders for 2018. In that case, holders of Alpine common stock who become holders of Midland common stock must submit any shareholder proposals to Midland in accordance with the procedures described above. Alpine will hold its 2018 annual meeting of shareholders only if the merger is not completed.

LEGAL MATTERS

        The validity of the Midland common stock to be issued in connection with the merger will be passed upon for Midland by Barack Ferrazzano Kirschbaum & Nagelberg LLP. Certain U.S. federal income tax consequences relating to the merger will be passed upon for Midland by Barack Ferrazzano Kirschbaum & Nagelberg LLP and for Alpine by Chapman and Cutler LLP.

EXPERTS

        The consolidated financial statements of Midland as of December 31, 2016 and 2015 and the consolidated financial statements of Alpine as of Decemeber 31, 2015 and 2014, and for each of the years then ended have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of Alpine as of December 31, 2016 and 2015 and for each of the years in the three-year period ended December 31, 2016, have been included herein in reliance upon the report of Wipfli LLP, independent auditor, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of Centrue for the year ended December 31, 2016 have been audited by Crowe Horwath LLP, independent registered public accounting firm, as set forth in its reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        Midland has filed a registration statement on Form S-4 with the SEC that registers the Midland common stock to be issued in the merger to Alpine shareholders. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Midland and a proxy statement of each of Midland and Alpine for their respective special meetings. As allowed by SEC rules and regulations, this joint proxy statement/prospectus does not contain all of the information in the registration statement.

        Midland files reports, proxy statements, and other information with the SEC under the Exchange Act. The SEC maintains a web site that contains such reports, proxy statements and other information about public companies, including Midland's filings. The Internet address of that site is www.sec.gov. You may also read and copy any materials filed with the SEC by Midland at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may obtain copies of the information that Midland files with the SEC, free of charge, by accessing Midland's website at www.midland.com under the tab "Investors" and then under "SEC Filings". Alternatively, these documents, when available, can be obtained free of charge from Midland upon written request to Midland States Bancorp, Inc., Assistant Secretary, 1201 Network Centre Drive, Effingham, Illinois 62401, by calling (217) 342-7321 or emailing corpsec@midlandsb.com.

        If you would like to request documents, please do so by [    •    ] to receive them before the Midland special meeting, or by [    •    ] to receive them before the Alpine special meeting.

        Midland has supplied all of the information contained in this joint proxy statement/prospectus relating to Midland and Midland States Bank. Alpine has supplied all of the information contained in this joint proxy statement/prospectus relating to Alpine and Alpine Bank.

        You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus to vote on the proposals to Midland and Alpine shareholders in connection with the merger. We have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [    •    ], 2018. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any other date other than such date, and neither the mailing of this joint proxy statement/prospectus nor the issuance by Midland of shares of Midland common stock in connection with the merger will create any implication to the contrary.

INCORPORATION OF CERTAIN MIDLAND DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" the information that Midland files with the SEC, which means that we can disclose important information to you by referring to its filings with the SEC. The information incorporated by reference is considered a part of this joint proxy statement/prospectus, and certain information that Midland files later with the SEC will automatically update and supersede the information in this joint proxy statement/prospectus.

        We incorporate by reference the following documents Midland has filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, other than information in these documents that is not deemed to be filed with the SEC:

  •
  Midland's Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on March 10, 2017;

  •
  Midland's Quarterly Reports on Form 10-Q for the periods ended March 31, 2017, June 30, 2017 and September 30, 2017, filed with the SEC on May 10, 2017, August 9, 2017 and November 9, respectively;

  •
  Midland's Proxy Statement on Schedule 14A for the 2017 annual meeting of shareholders filed on March 17, 2017;

  •
  The description of Midland's capital stock included in its Registration Statement on Form S-4 (SEC File No. 333-216708) filed with the SEC on April 25, 2017, and all amendments or reports filed for the purpose of updating such description.; and

  •
  Midland's Current Reports on Form 8-K filed with the SEC on January 26, 2017, February 7, 2017, March 31, 2017, May 2, 2017, May 3, 2017, June 12, 2017, August 7, 2017, August 8, 2017, October 17, 2017, October 26, 2017 and November 13, 2017.

        In addition, we are incorporating by reference any documents Midland may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (a) after the date of the initial registration statement of which this joint proxy statement/prospectus forms a part and prior to the date of the registration statement and (b) after the date of this joint proxy statement/prospectus and prior to the date of the Midland special meeting, provided, however, that we are not incorporating by reference any information furnished (but not filed), except as otherwise specified herein.

ALPINE FINANCIAL STATEMENTS

Independent Auditor's Report

Board of Directors
Alpine Bancorporation, Inc. and Subsidiaries
Belvidere, Illinois

        We have audited the accompanying consolidated balance sheets of Alpine Bancorporation, Inc. and Subsidiaries (the "Company") as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income, stockholders' equity, and cash flows for the years then ended and the related notes to the consolidated financial statements.

Management's Responsibility for the Financial Statements

        Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

        Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audit of the December 31, 2016 financial statements in accordance with auditing standards generally accepted in the United States. Our audit of the December 31, 2015 financial statements was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

        We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Alpine Bancorporation, Inc. and Subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States.

Report on Internal Controls over Financial Reporting

        We also have audited in accordance with auditing standards generally accepted in the United States, the Company's internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring

Organizations of the Treadway Commission (COSO) in 2013 and our report dated March 6, 2017, expressed an unmodified opinion.

Wipfli LLP

March 6, 2017
Madison, Wisconsin

Alpine Bancorporation, Inc. and Subsidiaries

Consolidated Balance Sheets

December 31, 2016 and 2015

(In thousands, except share data)

	2016	2015
Assets
Cash and due from banks	$26,099	$22,547
Interest bearing deposits with financial institutions	5,642	25,344

Cash and cash equivalents	31,741	47,891
Securities available-for-sale	341,212	364,012
Securities held-to-maturity (fair value $5,518 and $4,988)	5,495	5,000
Loans held-for-sale, at fair value	13,568	8,763
Loans held for investment	801,110	728,181
Less: allowance for loan losses	(9,856)	(10,056)

Loans held for investment, net	791,254	718,125
Federal Home Loan Bank Stock, at cost	2,644	2,644
Federal Reserve Bank Stock, at cost	1,115	1,115
Premises and equipment, net	21,509	19,751
Other real estate owned, net	748	1,130
Mortgage servicing rights, at fair value	5,771	5,227
Bank-owned life insurance	21,867	21,215
Accrued interest receivable	4,804	4,830
Other assets	8,158	8,185

Total assets	$1,249,886	$1,207,888

Liabilities
Deposits:
Non-interest bearing demand	$325,829	$289,919
Interest bearing:
Savings, NOW, and money market	563,581	541,313
Time	220,036	251,890

Total deposits	1,109,446	1,083,122
FHLB Advances	20,681	5,300
Other borrowings	—	150
Accrued interest payable	654	746
Accrued taxes and employee salaries & benefits	3,317	3,421
Other liabilities	6,618	5,195

Total liabilities	1,140,716	1,097,934

Commitments and contingent liabilities (Note 13)
Stockholders' Equity
Common stock, $1.00 par value, 15,000,000 shares authorized; 8,475,000 and 8,475,000 shares issued and outstanding	8,475	8,475
Additional paid-in capital	10,191	10,103
Retained earnings	89,725	85,009
Accumulated other comprehensive income	779	6,367

Total stockholders' equity	109,170	109,954

Total liabilities and stockholders' equity	$1,249,886	$1,207,888

See Notes to Consolidated Financial Statements.

Alpine Bancorporation, Inc. and Subsidiaries

Consolidated Statements of Operations

Years Ended December 31, 2016, and 2015

(In thousands, except share data)

	2016	2015
Interest and dividend income
Loans, including fees	$31,146	$28,368
Securities:
Taxable	5,409	6,642
Tax-exempt	2,152	2,160
Dividends	267	229
Federal funds sold and other	272	123

Total interest and dividend income	39,246	37,522

Interest expense
Deposits	2,756	3,012
Federal funds purchased	—	1
Line of credit	1	—
Other borrowed funds	424	121

Total interest expense	3,181	3,134

Net interest and dividend income	36,065	34,388
Provision for loan losses	450	100

Net interest and dividend income after provision for loan losses	35,615	34,288

Non-interest income
Trust income	6,774	6,895
Service charges on deposits	3,734	3,583
Mortgage servicing income, net of changes in fair value	3,271	2,721
Net gain on sale of loans	3,122	2,076
Net gain on sales of securities	1,358	507
Increase in cash surrender value of bank-owned life insurance	652	678
Debit card interchange income	3,310	3,062
Commercial card processing income	645	666
Other income	1,388	1,641

Total non-interest income	24,254	21,829

Non-interest expense
Salaries and employee benefits	27,220	25,815
Occupancy expense, net	2,914	2,861
Furniture and equipment expense	1,755	1,808
FDIC Insurance	603	560
Data processing	3,580	2,674
Card processing	1,473	1,059
Communications	1,072	1,083
Professional fees	1,690	1,273
Directors Fees	233	280
Advertising	928	925
Other real estate expense, net	156	(216)
Other expense	3,680	3,692

Total non-interest expense	45,304	41,814

Income before income taxes	14,565	14,303
Provision for income taxes	125	111

Net income	$14,440	$14,192

Basic earnings per share	$1.70	$1.67
Diluted earnings per share	1.70	1.67
Non-tax distributions per share	0.54	0.63

See Notes to Consolidated Financial Statements.

Alpine Bancorporation, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

Years Ended December 31, 2016, and 2015

(In thousands)

	2016	2015
Net income	$14,440	$14,192

Unrealized holding losses (gains) on available-for-sale securities arising during the period	(4,230)	(355)
Less: Reclassification adjustment for the net gains realized during the period	1,358	507

Total other comprehensive loss	(5,588)	(862)

Comprehensive income	$8,852	$13,330

See Notes to Consolidated Financial Statements.

Alpine Bancorporation, Inc. and Subsidiaries

Consolidated Statements of Stockholders' Equity

Years Ended December 31,2016 and 2015

(In thousands, except share data)

	Common Stock	Additional Paid-in Capital	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income	Total Stockholders' Equity
Balance, January 1, 2015	$8,505	$10,497	$81,269	$—	$7,229	$107,500
Net income	—	—	14,192	—	—	14,192
Other comprehensive loss	—	—	—	—	(862)	(862)
Purchase of treasury stock	—	—	—	(543)	—	(543)
Sale of treasury stock	—	—	—	119	—	119
Retirement of common stock	(30)	(394)	—	424	—	—
Cash dividends declared	—	—	(10,452)	—	—	(10,452)

Balance, December 31, 2015	$8,475	$10,103	$85,009	$—	$6,367	$109,954

Net income	—	—	14,440	—	—	14,440
Other comprehensive loss	—	—	—	—	(5,588)	(5,588)
Purchase of treasury stock	—	—	—	(546)	—	(546)
Sale of treasury stock	—	—	—	546	—	546
Contribution of land	—	88	—	—	—	88
Cash dividends declared	—	—	(9,724)	—	—	(9,724)

Balance, December 31, 2016	$8,475	$10,191	$89,725	$—	$779	$109,170

See Notes to Consolidated Financial Statements.

Alpine Bancorporation, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended December 31, 2016 and 2015

(In thousands)

	2016	2015
Cash flows from operating activities
Net income	$14,440	$14,192
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization of premises and equipment	1,859	1,780
Net change in fair value of mortgage servicing rights	(544)	(387)
Provision for loan losses	450	100
Originations of loans held-for-sale	(185,590)	(140,002)
Proceeds from sales of loans held-for-sale	183,907	141,325
Net gain on sale of loans	(3,122)	(2,076)
Increase in cash surrender value of bank-owned life insurance	(652)	(678)
Net discount (accretion)/premium amortization on securities	4,188	5,064
Net gain on sale of securities	(1,358)	(507)
Net gains on sale of other real estate owned	(44)	(269)
Provision for other real estate owned losses	159	80
Net (gain) loss on disposal of fixed assets	18	(24)
Change in accrued interest receivable and other assets	53	(1,706)
Change in accrued interest payable and other liabilities	1,227	(974)

Net cash provided by operating activities	14,991	15,918

Cash flows from investing activities
Proceeds from maturities and calls, including paydown on securities available-for-sale	37,761	41,886
Proceeds from sales of securities available-for-sale	44,314	52,120
Purchases of securities available-for-sale	(67,693)	(28,039)
Purchases of securities held-to-maturity	(495)	(5,000)
Loan originations and principal collections, net	(74,246)	(113,378)
Recoveries of loans charged off	457	563
Proceeds from sales of other real estate owned	477	1,747
Proceeds from disposition of premises and equipment	15	75
Net purchases of premises and equipment	(3,562)	(1,796)

Net cash used in investing activities	(62,972)	(51,822)

Cash flows from financing activities
Net change in deposits	26,324	44,430
Proceeds from FHLB advances	88,700	—
Repayment of FHLB advances	(73,319)	—
Proceeds (repayment) from line of credit	(150)	150
Dividends paid	(9,724)	(10,452)
Purchase of treasury shares	(546)	(543)
Sales of treasury shares	546	119

Net cash provided by financing activities	31,831	33,704

Net change in cash and cash equivalents	(16,150)	(2,200)
Cash and cash equivalents at beginning of period	47,891	50,091

Cash and cash equivalents at end of period	$31,741	$47,891

Supplemental disclosures of cash flow information
Cash payments for:
Interest	$3,272	$3,345
Income Taxes	154	160
Non-cash transactions:
Transfer of loans to OREO	219	362
Transfer of premises to OREO	—	131
Retirement of common stock	—	424
Contribution of land	88	—

See Notes to Consolidated Financial Statements.

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016 and 2015

Note 1. Summary of Significant Accounting Policies

        The accounting and reporting policies of Alpine Bancorporation, Inc. (the Company) conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. Certain reclassifications were made to prior year amounts to conform to the current year presentation. The following is a description of the significant policies.

        Principles of consolidation:    The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Alpine Bank & Trust Co. (the Bank). Alpine Insurance Solutions is a wholly owned consolidated subsidiary of the Bank that provides limited insurance services. Assets held in a fiduciary or agency capacity are not assets of the Company or its subsidiary and are not included in the consolidated financial statements. All significant intercompany accounts and transactions have been eliminated in consolidation.

        Nature of operations:    The Bank provides a variety of banking products and services to individuals and businesses through facilities in the Illinois counties of Winnebago, Boone, and northern DeKalb and has an increasing commercial presence in the Wisconsin counties of Dane and Milwaukee. Primary deposit products are demand deposits, savings, and certificates of deposit and primary lending products are agribusiness, commercial, including commercial real estate, real estate mortgage, and installment loans. The Bank also offers wealth and trust services to the public.

        Use of estimates:    The preparation of consolidated financial statements in conformity with United States of America generally accepted accounting principles ("GAAP") requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Although these estimates and assumptions are based upon the best available information, actual results could differ from those estimates. The allowance for loan losses, valuation of mortgage servicing rights, valuation of OREO, and fair values of financial instruments are particularly subject to change.

        Significant group concentrations of credit risk:    Most of the Company's activities are with customers located within the Illinois counties of Winnebago, Boone, and northern DeKalb. An increasing portion of the Company's loan portfolio activities are with customers located within the Wisconsin counties of Dane and Milwaukee. Therefore, the Company's exposure to credit risk is significantly affected by changes in the economy in the preceding areas. Note 3 addresses the types of securities in which the Company invests. Note 4 addresses the types of lending that the Company engages in. The Company does not have any significant concentrations to any one industry or customer.

        Presentation of cash flows:    For purposes of reporting cash flows, cash and cash equivalents include cash, deposits with other financial institutions with maturities fewer than 90 days, and federal funds sold. Cash flows from loans, deposits, federal funds purchased, other short-term borrowings, and any sweep repurchase agreements are reported net.

        Securities:    Securities are classified as available-for-sale or held-to-maturity at the time of purchase. Debt securities classified as held-to-maturity are carried at amortized cost when management has the positive intent and ability to hold them to maturity. Debt securities are classified as available-for-sale when they might be sold before maturity. Equity securities with readily determinable fair values are classified as available-for-sale. Securities classified as available-for-sale are recorded at fair value,

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

Note 1. Summary of Significant Accounting Policies (Continued)

with unrealized holding gains and losses excluded from earnings and reported in other comprehensive income.

        Purchase premiums and discounts are recognized in interest income on the level yield method without anticipating prepayments. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

        Management evaluates securities for other-than-temporary impairment ("OTTI") on at least a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell, or if it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: 1) OTTI related to credit loss, which must be recognized in the Consolidated Statements of Operations and 2) OTTI related to other factors, which is recognized in other comprehensive income. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis. For equity securities, the entire amount of impairment is recognized through earnings.

        Loan Commitments and related financial instruments:    Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer-financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded. Instruments, such as standby or performance letters of credit that are considered financial guarantees are recorded at fair value at inception, if material.

        Loans held-for-sale:    The Bank originates residential mortgage loans, which consist of loan products eligible for sale to the secondary market. Residential mortgage loans intended and eligible for sale in the secondary market are carried at fair value. The fair value of loans held-for-sale is determined using quoted secondary market prices on similar loans.

        Mortgage loans held-for-sale are generally sold with servicing rights retained. The carrying value of mortgage loans sold is reduced by the amount allocated to the servicing right. Gains and losses on sales of mortgage loans are recorded in non-interest income and are based upon the difference between the selling price and the carrying value of the related loan sold using the specific identification method.

        Loans:    The Bank grants mortgage, commercial, agriculture and consumer loans to customers. A substantial portion of the loan portfolio is represented by loans throughout Winnebago, Boone, and northern DeKalb counties in Illinois. In addition, an increasing portion of the loan portfolio is represented by loans, principally commercial, in Dane and Milwaukee Counties in Wisconsin. The ability of the Bank's debtors to honor their contracts is dependent upon the real estate and general economic conditions in these areas.

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

Note 1. Summary of Significant Accounting Policies (Continued)

        Loans held-for-investment are loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off and are generally reported at their outstanding unpaid principal balances adjusted for charge-offs and net of an allowance for loan losses. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield.

        Interest income on mortgage and commercial loans is discontinued and placed on non-accrual status at the time the loan is 90 days delinquent unless the loan is well-secured and in process of collection. Open-end home equity lines of credit loans are charged off no later than 180 days past due, and commercial loans are charged off to the extent principal or interest is deemed uncollectible. Closed end retail and mortgage loans continue to accrue interest until they are charged off no later than 120 days past due unless the loan is in the process of collection and well secured. Past-due status is based on the contractual terms of the loan. In all cases, loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. Non-accrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

        All interest accrued but not received for loans placed on non-accrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Under the cost-recovery method, interest income is not recognized until the loan balance is reduced to zero. Under the cash-basis method, interest income is recorded when the payment is received in cash. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

        Allowance for loan losses:    The allowance for loan losses is a valuation allowance for probable incurred credit losses and is maintained at a level, which, in management's judgment, is adequate to absorb credit losses relating to specifically identified loans, as well as probable credit losses inherent in the loan portfolio. The amount of the allowance is an estimate based on management's evaluation of the collectability of the loan portfolio, including the nature and volume of the portfolio, credit concentrations, and trends in historical loss experience, specific impaired loans, and the effect of economic conditions and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged off. Because of uncertainties inherent in the estimation process, management's estimate of credit losses inherent in the loan portfolio and the related allowance may change materially in the near term. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses and may require the Bank to make additions to the allowance based on their judgment about information available to them at the time of their examinations. The allowance is increased by a provision for loan losses, which is charged to expense. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

Note 1. Summary of Significant Accounting Policies (Continued)

        When establishing the general component of the allowance for loan losses, management categorizes loans into loan pools generally based on the nature of the collateral or purpose of the loan. These loan pools and their common characteristics are as follows:

        The Commercial loan segment includes the following:

        Commercial loans—Commercial loans are loans for commercial and industrial purposes, including issuing letters of credit, whether secured or unsecured, single-payment or amortizing. These loans originate to sole proprietorships, partnerships, or corporations. These may also include loans made to individuals for commercial, industrial, and professional purposes but not for investment or personal expenditures. The Bank's commercial business loan portfolio is comprised of loans for a variety of business purposes and generally is secured by equipment, machinery and other business assets.

        Municipal loans—These loans provide financing for counties, municipalities, school districts, irrigation districts, state and local housing authorities and drainage and sewer districts or any obligations that are initiated by the state or local governments.

        Agricultural loans—These are loans which originate to finance agricultural production, whether secured or unsecured and whether made to farm owners and operators or to non-farmers. These include loans made for the purpose of financing the growing and storing of crops, the marketing or carrying of agricultural products and the production of livestock. Also included in this pool would be loans made to farmers for the purchase or maintenance of farm machinery, equipment and implements, or provisions for farmer living expenses.

        The commercial real estate loan segment includes the following:

        Owner occupied real estate loans—These are loans secured by owner-occupied non-farm nonresidential properties. These are loans for which the primary source of repayment is the cash flow from the ongoing operations and activities conducted by the party who owns the property. Rental income, if derived from a nonaffiliated third party, must be less than 50% of the source of repayment.

        Non owner-occupied real estate—Non owner-occupied are loans secured by non-farm nonresidential properties, including business and industrial properties, hotels, motels, churches, hospitals, educational and charitable institutions, dormitories, clubs, lodges, association buildings, homes for aged persons and orphans, golf courses, recreational facilities and similar properties.

        Construction, land development, and other land loans—These loans are secured by real estate and originated to finance (a) land development preparatory to erecting vertical improvements or (b) the on-site construction of industrial, commercial, residential, or farm buildings. For purposes of this classification, "construction" includes not only construction of new structures, but also includes any loans originated to finance additions or alterations to existing structures and the demolition of existing structures to make way for new structures. Also included are loans secured by vacant land, except land known to be used or usable for agricultural purposes. Until a permanent loan originates or payoff occurs all construction loans secured by real estate are reportable in this loan pool. Loans to finance construction and land development that are not secured by real estate are segmented and reported separate from this pool.

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

Note 1. Summary of Significant Accounting Policies (Continued)

        Other commercial real estate loans—This includes farmland loans, multi-family loans and other real estate secured loans. Farmland loans include all loans secured by farmland and improvements thereon. Farmland includes all land known to be used or usable for agricultural purposes, such as crop and livestock production. Farmland includes grazing or pastureland, whether tillable or not and whether wooded or not. Multi-family loans include loans to finance non-farm properties with five or more units in structures primarily to accommodate households on a temporary or permanent basis. These may include apartment buildings or apartment hotels.

        Residential real estate loans—Residential loans are generally smaller in size and are homogenous because they exhibit similar characteristics. These loans are secured by nonfarm property containing one to four family dwelling units (including vacation homes), mobile homes, and individual condominium dwelling units secured by an interest in the individual housing unit.

        The installment and personal loan segment includes the following:

        Direct consumer loans—These loans may take the form of installment loans, demand loans, and single payment loans and are extended to individuals for household, family, and other personal expenditures. These also include direct consumer automobile loans extended by the bank for the purpose of purchasing a new or used vehicle for personal use.

        Indirect consumer loans—These loans include retail installment-sales paper purchased by the bank from merchants or dealers of retail sales of vehicles for personal use.

        Home equity loans—These consist of closed-end loans secured by one to four family residential properties secured by junior liens.

        Home equity lines—These loans consist of revolving open-end lines of credit secured by one to four family residential properties extended to individuals for household, family, and other personal expenditures. These lines of credit, commonly known as home equity lines, are typically secured by a junior lien and are usually accessible by check.

        Personal reserve account loans—These consist of extensions of credit to individuals for household, family and other personal expenditures arising from prearranged overdraft plans.

        Credit card lines—These consist of unsecured revolving open-end lines of credit to individuals and businesses for expenditures.

        The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. Loans for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings ("TDRs") and classified as impaired.

        Additional factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

Note 1. Summary of Significant Accounting Policies (Continued)

borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

        Impaired loans are measured on an individual basis based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral, net of costs to sell, if the loan is collateral dependent. For impaired loans, accrual of interest is discontinued on a loan when management believes after considering collection efforts and other factors that the borrower's financial condition is such that the collection of interest is doubtful.

        Troubled debt restructurings are individually evaluated for impairment and included in the separately identified impairment disclosures. TDRs are measured at the present value of estimated future cash flows using the loan's effective rate at inception. If a commercial TDR is considered to be a collateral dependent loan, the loan is reported at the fair value of the collateral, net. For TDRs that subsequently default, the Bank determines the amount of the allowance on that loan in accordance with the accounting policy for the allowance for loan losses on loans individually identified as impaired. The Bank incorporates recent historical experience related to TDRs including the performance of TDRs that subsequently default into the calculation of the allowance by loan portfolio segment.

        The general component covers loans that are collectively evaluated for impairment. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans are collectively evaluated for impairment. The general allowance component also includes loans that are not individually identified for impairment evaluation, as well as those loans that are individually evaluated but are not considered impaired. The general component is based on historical loss experience adjusted for current factors. The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Bank. This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment.

        These economic and other factors include, but are not limited to, consideration of the following: changes in the nature and volume of the portfolio and terms of loans, changes in volume and severity of past due loans and similar conditions such as trends in delinquencies and impaired loans (including TDRs); levels of and trends in charge-offs and recoveries; changes in levels of loans classified as special mention, substandard, or doubtful; effects of any changes in the quality of the organization's loan review system including risk selection; other changes in lending policies and procedures including changes in underwriting standards and collections, charge offs, and recovery practices; changes in the experience, ability, and depth of lending management and other relevant staff; changes in international, national, regional, and local economic trends and conditions; changes in the value of underlying collateral on collateral dependent loans; industry conditions and effects of changes in credit concentration and levels of such concentration; and the effect of other external factors (i.e. competition, legal and regulatory requirements) on the level of estimated credit losses.

        Troubled debt restructurings:    A loan is classified as a troubled debt restructuring when a borrower is experiencing financial difficulties that leads to a restructuring of the loan, and the Company grants concessions to the borrower in the restructuring that it would not otherwise consider. These concessions may include rate reductions, principal forgiveness, extension of maturity date, and other actions intended to minimize potential losses. Loans are not classified as a TDR when the

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

Note 1. Summary of Significant Accounting Policies (Continued)

modification is short-term or results in only an insignificant delay or shortfall in the payments to be received. The Bank's TDRs are determined on a case-by-case basis in connection with ongoing loan collection and credit analysis processes.

        The Company generally does not accrue interest on any TDRs unless it believes collection of all principal and interest under the modified terms is reasonably assured. For TDRs to accrue interest, the borrower must demonstrate both some level of past performance and the capacity to perform under the modified terms. Generally, six months of consecutive payment performance by the borrower under the restructured terms is required before TDRs are returned to accrual status. However, the period could vary depending on the individual facts and circumstances of the loan. An evaluation of the borrower's current creditworthiness is used to assess whether the borrower has the capacity to repay the loan under the modified terms. This evaluation includes an estimate of expected cash flows, evidence of strong financial position, and estimates of the value of collateral, if applicable.

        Mortgage servicing rights:    The Bank is also involved in the business of servicing mortgage loans. Servicing activities include collecting principal, interest, and escrow payments from borrowers, making tax and insurance payments on behalf of the borrowers, monitoring delinquencies, executing foreclosure proceedings, and accounting for and remitting principal and interest payments to the investors. Mortgage servicing rights represent the right to a stream of cash flows and an obligation to perform specified residential mortgage servicing activities.

        Servicing rights are recognized separately as assets when they are acquired through sales of loans and servicing rights are retained. Servicing rights are initially recorded at fair value with the effect recorded in gains on sales of loans on the Consolidated Statements of Operations. Mortgage servicing rights are valued under the fair value measurement method. Fair value is based on market prices for comparable mortgage servicing contracts, when available, or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income. The valuation model incorporates assumptions that market participants would use in estimating future net servicing income, such as the cost to service, the discount rate, the custodial earnings rate, an inflation rate, ancillary income, prepayment speeds and default rates and losses. While market-based data is used to determine the input assumptions, the Bank incorporates its own estimates of assumptions market participants would use in determining fair value of mortgage servicing rights. Changes in fair value are recognized and reported in the consolidated statement of operations as a component of mortgage servicing income.

        Servicing fee income, which is included on the Consolidated Statements of Operations as mortgage servicing income, net of fair value changes, is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal or a fixed amount per loan and are recorded as income when earned.

        Mortgage loans that the Company is servicing for others are not included in the Consolidated Balance Sheets. Fees received in connection with servicing loans for others are recognized as earned. Loan servicing costs are charged to expense as incurred.

        Premises and equipment:    Premises and equipment are stated at cost less accumulated depreciation. Depreciation is charged to operating expense on a straight-line or an accelerated basis

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

Note 1. Summary of Significant Accounting Policies (Continued)

over the estimated useful lives of the assets (10-60 years, buildings and improvements; 3-15 years, furniture and equipment). Gains and losses are included in other noninterest income in the Consolidated Statements of Operations. Maintenance and repairs are charged to operating expenses as incurred, while improvements that conform to definitions of tangible property improvements are capitalized and depreciated over the estimated remaining life.

        Non-marketable equity securities:    Non-marketable equity securities include Federal Reserve Bank ("FRB") and Federal Home Loan Bank ("FHLB") stock as well as other non-marketable equity securities. The Bank is a member of its regional Federal Reserve Bank. FRB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.

        The Bank is also a member of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income. FHLB announced that beginning in 2017, it will begin repurchasing all stock in excess of membership or activity requirements. All other non-marketable equity securities are carried at cost, classified as restricted, and periodically evaluated for impairment.

        Other Real Estate Owned:    Other real estate owned ("OREO") properties are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. Physical possession of residential real estate property collateralizing a consumer mortgage loan occurs when legal title is obtained upon completion of foreclosure or when the borrower conveys all interest in the property to satisfy the loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. These assets are subsequently accounted for at the lower of cost or fair value less estimated costs to sell. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Revenue and expenses from operations and fair value write-downs are included in other real estate expense.

        Bank-owned life insurance:    The Company has purchased life insurance policies on certain employees (both current and former). The bank owned life insurance ("BOLI") is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value ("CSV") or the amount that can be realized. The change in CSV is recorded as increase in cash surrender value of bank-owned life insurance in the Consolidated Statements of Operations in noninterest income.

        Loss contingencies:    Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

        Wealth Management & Trust Services:    Assets held in a fiduciary or agency capacity for customers are not included in the consolidated financial statements as they are not assets of the Company or its subsidiaries. Fee income is recognized on a cash basis and is included as a component of noninterest income in the Consolidated Statements of Operations.

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

Note 1. Summary of Significant Accounting Policies (Continued)

        Long Term Incentive Plan:    Compensation cost for the Company Restricted Stock Plan awards issued to employees is based upon the fair value of the awards at the effective date of grant. The market price of the Company's common stock at the grant date is used for the valuation of restricted stock and restricted stock unit awards. Compensation cost is recognized over the required service performance period, generally defined as the vesting period.

        Transfers of financial assets:    Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

        Earnings per common share:    Basic earnings per share ("EPS") of common stock is computed by dividing net income applicable to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS is computed by dividing net income applicable to common shareholders by the weighted-average number of common shares outstanding plus the number of additional common shares that would have been outstanding if dilutive shares were issued.

        Mortgage banking derivatives:    Commitments to fund mortgage loans (interest rate locks) to be sold into the secondary market and forward commitments for the future delivery of these mortgage loans are accounted for as free standing derivatives. Fair values of these mortgage derivatives are estimated based on changes in mortgage interest rates from the date the interest rate on the loan is locked. The Company enters into forward commitments for the future delivery of mortgage loans when interest rate locks are entered into, in order to hedge the change in interest rates resulting from its commitments to fund the loans. Changes in the fair values of these derivatives are included in net gain on sales of loans.

        Income taxes:    Effective January 1, 2006, the Company, with the consent of its stockholders and the applicable taxing authorities, began being taxed under sections of federal and state income tax law, which provide that, in lieu of corporation income taxes, the stockholders separately account for their pro rata share of the Company's income, deductions, losses and credits. As a result, the Company may be subject to federal tax if certain assets are sold at a gain for a select period following the election (Built-in-Gains Tax). The Company is responsible for and records as expense appropriate state income taxes.

        The Company accounts for uncertainty in income taxes, which arise, based on determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. The Company did not have any significant uncertain tax positions as of December 31, 2016 and 2015.

        Comprehensive income:    Comprehensive income is the total of reported earnings of all other revenues, expenses, gains, and losses that are not reported in earnings under GAAP. The Company includes the following items in other comprehensive income (loss) in the Consolidated Statements of Comprehensive Income: (i) change in net unrealized gains or losses on available-for-sale securities, less (ii) the reclassification adjustment for the net gains (losses) realized during the period.

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

Note 1. Summary of Significant Accounting Policies (Continued)

Recent accounting pronouncements:

Newly adopted standards:

        In April 2015, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2015-03 "Simplifying the Presentation of Debt Issuance Costs." ASU 2015-03 amended prior guidance to simplify the presentation of debt issuance costs. The amendments in this ASU require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. ASU 2015-03 was effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within fiscal years. The adoption of this standard did not have a material effect to the Company's operating results or financial condition.

Future accounting standards:

        In May 2014, the FASB issued ASU No. 2014-09 "Revenue from Contracts with Customers (Topic 606)." The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. ASU 2014-09 was to be effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. The amendments can be applied retrospectively to each prior reporting period or retrospectively with the cumulative effect of initially applying this update recognized at the date of initial application. Early application is not permitted. The Company is assessing the impact of ASU 2014-09 on its accounting and disclosures. In August 2015, the FASB issued ASU 2015-14 "Revenue from Contracts with Customers (Topic 606) Deferral of the Effective Date." This accounting standards update defers the effective date for an additional year. ASU 2015-14 will be effective for non-public business entities for annual reporting periods beginning after December 15, 2018.

        In January 2016, the FASB issued ASU No. 2016-01 Financial Instruments—Overall (Subtopic 825-10) "Recognition and Measurement of Financial Assets and Financial Liabilities". The amendments in this ASU require all equity investments to be measured at fair value with changes in the fair value recognized through net income (other than those accounted for under equity method of accounting or those that result in consolidation of the investee). The amendments in this accounting standard update also require an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments. In addition, the amendments in this accounting standard update eliminate the requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public business entities and the requirement to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet for public business entities. This new standard is effective for consolidated financial statements issued for annual periods beginning after December 15, 2018. The Company is currently evaluating whether it will adopt the provision in this standard eliminating the requirement to disclose the fair value of financial instruments measured at amortized cost. The Company does not believe the adoption of the rest of the standard will have a significant impact on its consolidated financial statements.

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

Note 1. Summary of Significant Accounting Policies (Continued)

        In February 2016, the FASB issued ASU 2016-02 Leases (Topic 842). The amendment requires lessees recognized the following for all leases (with the exception of short-term leases) as the commencement date (1) A lease liability, which is a lessee's obligation to make lease payments arising from a lease, measured on a discount basis; and (2) A right of use asset which is an asset that represents the lessee's right to use, control the us e of, a specified asset for the lease term. Under the new guidance, lessor accounting is largely unchanged. Certain targeted improvements were made to align, where necessary, lessor accounting with the lessee accounting model and Topic 606, Revenue from Contracts with Customers. These amendments are effective for fiscal years beginning after December 15, 2019. Early application is permitted. Lessees (for capital and operating leases) and lessors (for sales-type, direct financing, and operating leases) must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The Company does not believe the adoption of the standard will have a significant impact on its consolidated financial statements.

        In June 2016, FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326). This guidance replaces the current incurred loss model with an expected loss model, which is referred to as the current expected credit loss (CECL) model. The CECL model is applicable to the measurement of credit losses in financial assets, measures at amortized cost, including loan receivables, held to maturity debt securities, and reinsurance receivables. It also applies to off-balance sheet credit exposures not accounted for as insurance (loan commitments, standby letters of credit, financial guarantees, and other similar instruments) and net investments in leases recognized by a lessor. These amendments are effective for fiscal years beginning after December 15, 2020. Entities may adopt early for fiscal years beginning after December 15, 2018. The Company is assessing the impact of ASU 2016-13 on its accounting and disclosures.

        Subsequent events:    The Company has evaluated subsequent events for recognition and disclosure through March 6, 2017, which is the date the consolidated financial statements were available to be issued. January 26, 2017, the Board of Directors approved the purchase of a facility, currently under a lease agreement from a land trust controlled by a related party for $3.3 million. This sale is expected to close by March 31, 2017. There are no additional subsequent events to report.

Note 2. Restrictions on Cash and Amounts Due From Banks

        The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank. In accordance with the reserve requirements, the average reserve balances were $1.4 million and $27.7 million, for the years ending December 31, 2016, and 2015, respectively. There were no reserve balances held on deposit with the Federal Reserve Bank at December 31, 2016 and 2015.

        The nature of the Company's business requires that it maintain amounts with other banks and federal funds, which, at times, may exceed federally insured limits. Management monitors these correspondent relationships, and the Company has not experienced any losses in such accounts.

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

Note 3. Securities

        Investment portfolio management: The investment portfolio serves the liquidity and income needs of the Company. While the portfolio serves as an important component of the overall liquidity management at the Bank, portions of the portfolio also serve as income producing assets. The size and composition of the portfolio reflects liquidity needs, loan demand and interest income objectives. Portfolio size and composition will be adjusted from time to time. While a significant portion of the portfolio consists of readily marketable securities to address liquidity, other parts of the portfolio may reflect funds invested pending future loan demand or to maximize interest income without undue interest rate risk.

        Securities are comprised of debt securities, certificates of deposit, and marketable equity securities. Securities available-for-sale are carried at fair value. Unrealized gains and losses, net of tax, on securities available-for-sale are reported as a separate component of equity. This balance sheet component changes as interest rates and market conditions change. Unrealized gains and losses are not included in the calculation of regulatory capital.

        Securities held-to-maturity are carried at amortized cost. In accordance with GAAP, the Company has the positive intent and ability to hold the securities to maturity.

        The following tables summarize the amortized cost and fair value of the securities portfolio and the corresponding amounts of gross unrealized gains and losses at December 31:

	2016
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
	(in thousands)
Securities Available-for-Sale
Debt Securities:
U.S. Government and federal agency	$105,155	$1,216	$—	$106,371
State and municipal	105,435	1,637	(1,465)	105,607
Residential mortgate-backed	121,670	426	(1,188)	120,908
Corporate bonds	514	1	—	515

	332,774	3,280	(2,653)	333,401
Marketable equity securities	7,659	219	(67)	7,811

Total Securities Available-for-Sale	$340,433	$3,499	$(2,720)	$341,212

Securities Held-to-Maturity
Corporate bonds	$5,495	$23	$—	$5,518

Total Securities Held-to-Maturity	$5,495	$23	$—	$5,518

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

Note 3. Securities (Continued)

	2015
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
	(in thousands)
Securities Available-for-Sale
Debt Securities:
U.S. Government and federal agency	$155,840	$2,468	$—	$158,308
State and municipal	92,703	3,312	(8)	96,007
Residential mortgate-backed	100,157	754	(259)	100,652
Corporate bonds	1,035	4	—	1,039

	349,735	6,538	(267)	356,006
CD Investments	250	—	—	250
Marketable equity securities	7,660	102	(6)	7,756

Total Securities Available-for-Sale	$357,645	$6,640	$(273)	$364,012

Securities Held-to-Maturity
Corporate bonds	$5,000	$—	$(12)	$4,988

Total Securities Held-to-Maturity	$5,000	$—	$(12)	$4,988

        Gross realized gains and gross realized losses on sales of securities available-for-sale for the years ended December 31, are as follows:

	2016	2015
	(in thousands)
Proceeds from sales of securities	$44,314	$52,120

Gross Realized gains	$1,372	$508
Gross Realized losses	(14)	(1)

Securities gains (losses), net	$1,358	$507

        The amortized cost and fair value of debt securities by contractual maturity as of December 31, 2016, are shown in the following summary. Maturities may differ from contractual maturities on mortgage-backed securities because the mortgages underlying the securities may be called or repaid

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

Note 3. Securities (Continued)

without any penalties. Therefore, these securities are not included in the maturity categories in the following summary.

	Amortized Cost	Fair Value
	(in thousands)
Securities Available-for-Sale
Due in one year or less	$23,383	$23,451
Due after one year through five years	138,138	140,329
Due after five years through ten years	23,372	23,323
Due after ten years	26,211	25,390

	211,104	212,493
Marketable equity securities	7,659	7,811
Residential mortgage-backed	121,670	120,908

	$340,433	$341,212

Securities Held-to-Maturity
Due after one year through five years	$5,000	$5,013
Due after five years through ten years	495	505

	$5,495	$5,518

        The following table shows the fair value and the unrealized losses aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31:

	2016
	Less than 12 Months			12 Months or More			Total
	Fair Value	Unrealized Loss	Number of Securities	Fair Value	Unrealized Loss	Number of Securities	Fair Value	Unrealized Loss	Number of Securities
	(in thousands, except for number of securities)
Securities Available-for-Sale
Debt Securities:
State and municipal	$37,324	$(1,465)	53	$—	$—	—	$37,324	$(1,465)	53
Residential mortgage backed	69,740	(1,188)	26	—	—	—	69,740	(1,188)	26
Marketable equity securities	6,938	(62)	1	5	(5)	1	6,943	(67)	2

	$114,002	$(2,715)	80	$5	$(5)	1	$114,007	$(2,720)	81

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

Note 3. Securities (Continued)

	2015
	Less than 12 Months			12 Months or More			Total
	Fair Value	Unrealized Loss	Number of Securities	Fair Value	Unrealized Loss	Number of Securities	Fair Value	Unrealized Loss	Number of Securities
	(in thousands, except for number of securities)
Securities Available-for-Sale
Debt Securities:
State and municipal	$3,574	$(7)	5	$660	$(1)	2	$4,234	$(8)	7
Residential mortgage backed	35,863	(220)	12	2,254	(39)	1	38,117	(259)	13
Marketable equity securities	—	—	—	4	(6)	1	4	(6)	1

	$39,437	$(227)	17	$2,918	$(46)	4	$42,355	$(273)	21

Securities Held-to-Maturity
Debt Securities:
Corporate Bonds	$5,000	$(12)	1	$—	$—	—	$5,000	$(12)	1

        Unrealized losses have not been recognized into income because the issuers' bonds are of high credit quality, the decline in fair value is largely due to changes in market interest rates, and the Company will likely not be required to sell the investments before recovery of their amortized costs. The fair value is expected to recover as the bonds approach their maturity date and/or market rates decline.

        Securities pledged at year-end 2016 and 2015 had a carrying amount of $128.1 million and $178.8 million and were pledged to secure public deposits or for other purposes as permitted or required by law.

        At December 31, 2016 and 2015, there were no holdings of securities of any one issuer, other than U.S. Government and its agencies, in an amount greater than 10% of stockholders' equity.

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

Note 4. Loans

        The composition of net loans as of December 31 is as follows:

	2016	2015
	(in thousands)
Commercial	$193,332	$182,126
Agricultural	16,628	17,292
Commercial real estate:
Owner occupied	111,961	100,205
Non-owner occupied	128,668	107,305
Construction real estate	67,795	60,298
Other	57,396	61,786
Residential real estate	102,209	82,699
Installment and personal	123,121	116,470

	801,110	728,181
Allowance for loan losses	(9,856)	(10,056)

Loans, net	$791,254	$718,125

        The following tables present the contractual aging of the recorded investment in past due loans, by class of loans, as of December 31:

		2016
	Current	30-59 Days Past Due	60-89 Days Past Due	Loans Past Due 90 Days or More	Total	90 Days or More Past Due and Accruing
	(in thousands)
Commercial	$193,200	$96	$—	$36	$193,332	$—
Agricultural	16,591	37	—	—	16,628	—
Commercial real estate:
Owner occupied	111,892	—	—	69	111,961	—
Non-owner occupied	128,668	—	—	—	128,668	—
Construction real estate	66,850	945	—	—	67,795	—
Other	57,374	22	—	—	57,396	—
Residential real estate	101,805	216	—	188	102,209	—
Installment and personal	122,645	181	94	201	123,121	—

Total	$799,025	$1,497	$94	$494	$801,110	$—

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

Note 4. Loans (Continued)

		2015
	Current	30-59 Days Past Due	60-89 Days Past Due	Loans Past Due 90 Days or More	Total	90 Days or More Past Due and Accruing
	(in thousands)
Commercial	$181,973	$99	$—	$54	$182,126	$—
Agricultural	17,244	13	—	35	17,292	—
Commercial real estate:
Owner occupied	100,128	—	77	—	100,205	—
Non-owner occupied	107,305	—	—	—	107,305	—
Construction real estate	59,981	317	—	—	60,298	—
Other	61,786	—	—	—	61,786	—
Residential real estate	81,907	410	—	382	82,699	80
Installment and personal	116,267	58	119	26	116,470	—

Total	$726,591	$897	$196	$497	$728,181	$80

        The recorded investment in non-accrual loans by class of loans as of December 31 is as follows:

	2016	2015
	(in thousands)
Commercial	$721	$545
Agricultural	28	35
Commercial real estate:
Owner occupied	1,174	207
Non-owner occupied	612	690
Construction real estate	—	7
Residential real estate	265	376
Installment and personal	414	103

Total	$3,214	$1,963

        As part of the on-going monitoring of the credit quality of the Company's loan portfolio, management categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt and comply with various terms of their loan agreements. The Company considers current financial information, historical payment experience, credit documentation, public information, and current economic trends. Generally, all sizeable credits receive a financial review no less than annually to monitor and adjust, if necessary, the credit's risk profile. For special mention, substandard, and doubtful credit classifications, the frequency of review is increased to no less than quarterly in order to determine potential impact on credit loss estimates.

        The Company categorizes loans into the following risk categories based on relevant information about the ability of borrowers to service their debt:

          Pass—A pass asset is well protected by the current worth and paying capacity of the obligator (or guarantors, if any) or by the fair value, less cost to acquire and sell, of any underlying collateral.

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

Note 4. Loans (Continued)

          Special Mention—A special mention asset, or risk rating of 5, has potential weaknesses that deserve management's close attention. The asset may also be subject to a weak or speculative market or to economic conditions, which may, in the future adversely affect the obligator. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or in the Bank's credit position at some future date. Special mention assets are not adversely classified and do not expose the Bank to sufficient risk to warrant adverse classification.

          Substandard—A substandard asset, or risk rating of 6, is an asset with a well-defined weakness that jeopardizes repayment, in whole or in part, of the debt. These credits are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged. These assets are characterized by the distinct possibility that the Company will sustain some loss of principal and/or interest if the deficiencies are not corrected. It is not necessary for a loan to have an identifiable loss potential in order to receive this rating.

          Doubtful—An asset that has all the weaknesses, or risk rating of 7, inherent in the substandard classification, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently known facts, conditions and values, highly questionable and improbable.

          Loss—An asset, or portion thereof, classified as loss, or risk rated 8, is considered uncollectible and of such little value that its continuance on the Company's books as an asset is not warranted. This classification does not necessarily mean that an asset has no recovery or salvage value; but rather, there is much doubt about whether, how much, or when the recovery would occur. As such, it is not practical or desirable to defer the write-off.

          Residential real estate, installment, and personal loans are assessed for credit quality based on the contractual aging status of the loan and payment activity. Such assessment is completed at the end of each reporting period

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

Note 4. Loans (Continued)

        The following tables present the risk category of loans evaluated by class of loans based on the most recent analysis performed as of December 31:

	2016
	Pass	Special Mention	Substandard	Doubtful	Loss	Total
	(in thousands)
Commercial	$187,126	$1,065	$5,141	$—	$—	$193,332
Agricultural	16,600	—	28	—	—	16,628
Commercial real estate:
Owner occupied	108,220	344	3,397	—	—	111,961
Non-owner occupied	128,056	—	612	—	—	128,668
Construction real estate	62,883	—	4,912	—	—	67,795
Other	56,938	—	458	—	—	57,396
Residential real estate	96,890	1,195	4,124	—	—	102,209
Installment and Personal	121,387	169	1,565	—	—	123,121

Total	$778,100	$2,773	$20,237	$—	$—	$801,110

	2015
	Pass	Special Mention	Substandard	Doubtful	Loss	Total
Commercial	$173,543	$3,297	$5,286	$—	$—	$182,126
Agricultural	16,881	376	35	—	—	17,292
Commercial real estate:
Owner occupied	96,680	2,293	1,232	—	—	100,205
Non-owner occupied	104,888	1,727	690	—	—	107,305
Construction real estate	54,954	3,700	1,644	—	—	60,298
Other	61,237	74	475	—	—	61,786
Residential real estate	78,009	4,094	596	—	—	82,699
Installment and Personal	114,995	24	1,451	—	—	116,470

Total	$701,187	$15,585	$11,409	$—	$—	$728,181

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

Note 4. Loans (Continued)

        The following tables present additional detail of impaired loans, segregated by class of loans, as of December 31, 2016 and 2015. The unpaid principal balance represents the recorded balance prior to any partial charge-offs. The recorded investment represents customer balances net of any partial charge-offs recognized on the loans. The interest income recognized column represents all interest income reported on either a cash or accrual basis after the loan became impaired. The cash basis income column represents only the interest income recognized on a cash basis after the loan was classified as impaired:

	2016
	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment	Interest Income Recognized	Cash Basis Interest Income Recognized
	(in thousands)
With no related allowance recorded:
Commercial	$486	$486	$—	$552	$8	$8
Agricultural	—	—	—	—	—	—
Commercial real estate:
Owner occupied	1,091	1,091	—	406	78	78
Non-owner occupied	612	612	—	642	—	—
Construction real estate	—	—	—	1	—	—
Other	—	—	—	6	—	—
Residential real estate	71	71	—	75	—	—
Installment and personal	28	5	—	—	—	—
With an allowance recorded:
Commercial	2,020	1,916	528	496	109	109
Commercial real estate
Owner occupied	82	12	7	3	—	—
Non-owner occupied	—	—	—	—	4	4
Construction real estate	614	614	592	622	29	29
Other	—	—	—	—	—	—
Residential real estate	63	63	36	64	3	3
Installment and personal	—	—	—	—	—	—

Total	$5,067	$4,870	$1,163	$2,867	$231	$231

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

Note 4. Loans (Continued)

	2015
	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment	Interest Income Recognized	Cash Basis Interest Income Recognized
	(in thousands)
With no related allowance recorded:
Commercial	$1,186	$633	$—	$588	$8	$8
Agricultural	35	35	—	31	1	1
Commercial real estate:
Owner occupied	299	207	—	182	—	—
Non-owner occupied	951	690	—	755	—	—
Construction real estate	276	7	—	1,053	—	—
Residential real estate	217	133	—	29	—	—
Installment and personal	—	—	—	137	—	—
With an allowance recorded:
Commercial	41	39	6	275	2	2
Commercial real estate
Owner occupied	—	—	—	423	—	—
Non-owner occupied	—	—	—	4	—	—
Construction real estate	632	632	609	639	30	30
Residential real estate	67	67	38	286	—	—
Installment and personal	—	—	—	33	—	—

Total	$3,704	$2,443	$653	$4,435	$41	$41

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

Note 4. Loans (Continued)

        The following table provides additional detail of the activity in the allowance for loan losses, by portfolio segment, for the year ended December 31:

	2016
	Commercial	Agricultural	Commercial Real Estate	Residential Real Estate	Installment and Personal	Total
	(in thousands)
Allowance for loan losses:
Balance, beginning of year	$2,297	$41	$5,464	$941	$1,313	$10,056
Provision for loan losses	363	33	55	(347)	346	450
Loans charged off	(80)	—	(236)	(7)	(784)	(1,107)
Recoveries	38	—	175	97	147	457

Balance, end of year	$2,618	$74	$5,458	$684	$1,022	$9,856

Allowance allocated to loans:
Individually evaluated for impairment	$528	$—	$599	$36	$—	$1,163
Collectively evaluated for impairment	2,090	74	4,859	648	1,022	8,693

Total	$2,618	$74	$5,458	$684	$1,022	$9,856

Loans:
Individually evaluated for impairment	$2,402	$—	$2,329	$134	$5	$4,870
Collectively evaluated for impairment	190,930	16,628	363,491	102,075	123,116	796,240

Total	$193,332	$16,628	$365,820	$102,209	$123,121	$801,110

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

Note 4. Loans (Continued)

        The following table provides additional detail of the activity in the allowance for loan losses, by portfolio segment, for the year ended December 31:

	2015
	Commercial	Agricultural	Commercial Real Estate	Residential Real Estate	Installment and Personal	Total
	(in thousands)
Allowance for loan losses:
Balance, beginning of year	$2,214	$16	$5,521	$1,261	$1,452	$10,464
Provision for loan losses	315	25	(131)	(402)	293	100
Loans charged off	(274)	—	(55)	(132)	(610)	(1,071)
Recoveries	42	—	129	214	178	563

Balance, end of year	$2,297	$41	$5,464	$941	$1,313	$10,056

Allowance allocated to loans:
Individually evaluated for impairment	$6	$—	$609	$38	$—	$653
Collectively evaluated for impairment	2,291	41	4,855	903	1,313	9,403

Total	$2,297	$41	$5,464	$941	$1,313	$10,056

Loans:
Individually evaluated for impairment	$672	$35	$1,536	$200	$—	$2,443
Collectively evaluated for impairment	181,454	17,257	328,058	82,499	116,470	725,738

Total	$182,126	$17,292	$329,594	$82,699	$116,470	$728,181

        The following tables present loans that were modified as troubled debt restructurings during the years ended December 31:

		2016
	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment	Charge-offs	Specific Reserves
		(in thousands, except number of contracts)
Commercial	1	$1,724	$1,724	$—	$410

Total	1	$1,724	$1,724	$—	$410

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

Note 4. Loans (Continued)

		2015
	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment	Charge-offs	Specific Reserves
		(in thousands, except number of contracts)
Residential real estate	1	$272	$67	$12	$38

Total	1	$272	$67	$12	$38

        Included in impaired loans are certain loans that have been modified because of deterioration in the financial condition of the borrower. These loans are accounted for as troubled debt restructurings and totaled $3.3 million and $1.8 million as of December 31, 2016 and 2015, respectively. Troubled debt restructurings accruing interest totaled $2.5 million and $759,000 as of December 31, 2016 and 2015.

        In its estimate of the allowance for loan losses, management considers the probability of troubled debt restructurings re-default and its impact on expected cash flows. There were no troubled debt restructurings entered into during 2016 or 2015 that subsequently defaulted before within 12 months of their modification date.

Note 5. Other Real Estate Owned

        Details related to the activity in the other real estate owned ("OREO") portfolio, net of valuation reserve, for the periods ended December 31 are presented in the following table:

	2016	2015
	(in thousands)
Beginning balance	$1,130	$2,195
Loans transferred to real estate owned	219	362
Land transferred to real estate owned	—	131
Direct write-downs	(9)	(80)
Sale of real estate owned	(433)	(1,478)
Write-down charge to valuation reserve	(159)	—

End of Year	$748	$1,130

        The balance of OREO included $139,000 and $424,000 of foreclosed residential real estate properties recorded as a result of obtaining physical possession of the property as of December 31, 2016 and 2015 respectively. As of December 31, 2016 and 2015, there were no consumer mortgage loans secured by residential real estate properties for which formal foreclosure is in process.

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

Note 5. Other Real Estate Owned (Continued)

        Activity in the valuation allowance was as follows for the periods ended December 31:

	2016	2015
	(in thousands)
Beginning balance	$6	$12
Reductions from sales of real estate owned	(115)	(86)
Direct write-downs	159	80

End of Year	$50	$6

        Expenses related to OREO, net of lease revenue, if any, for the periods ended December 31 includes:

	2016	2015
	(in thousands)
Net loss (gain) on sales	$(44)	$(269)
Provision for unrealized losses	159	80
Operating expenses, net of rental income	41	(27)

OREO expense, net	$156	$(216)

Note 6. Loan Servicing

        Mortgage loans serviced for others are not reported as assets. The principal balances of these loans as of December 31 are as follows:

	2016	2015
	(in thousands)
FNMA	$708,279	$695,003
FHLMC	845	1,039
FHLB	28,191	9,325

Unpaid principal balance of mortgage loans serviced for others	$737,315	$705,367

        Custodial escrow accounts maintained in connection with serviced loans were $8.6 million and $8.1 million as of December 31, 2016 and 2015, respectively.

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

Note 6. Loan Servicing (Continued)

        Activity for loan servicing rights and the related valuation are as follows for the periods as of December 31:

	2016	2015
	(in thousands)
Loan servicing rights
Beginning of year	$5,227	$4,840
Additions	1,353	830
Disposals	(509)	(441)
Other changes in fair value	(300)	(2)

End of year	$5,771	$5,227

        Fair value at December 31, 2016 was determined using discount rates ranging from 9.95% to 25.04% and prepayment speeds ranging from 4.6% to 22.3%, depending on the specific stratification of the specific right. Fair value at December 31, 2015 was determined using discount rates ranging from 10.0% to 15.9% and prepayment speeds ranging from 5.6% to 31.9%, depending on the specific stratification of the specific right.

Note 7. Derivative Financial Instruments

        The Company enters into contracts that meet the definition of derivative financial instruments in accordance with ASC 815-Derivatives and Hedging. Derivatives are used as part of a risk management strategy to address exposure to changes in interest rate inherent in the Company's origination and sale of certain residential mortgages into the secondary market. These derivative contracts used for risk management purposes include: (1) interest rate lock commitments provided to customers to fund mortgages intended to be sold; and (2) forward sale contracts for the future delivery of funded residential mortgages.

        Forward sale contracts are entered into when interest rate lock commitments are granted to customers in an effort to economically hedge the effect of future changes in interest rates on the commitments to fund mortgage loans intended to be sold ("the pipeline"), as well as on the portfolio of funded mortgages not yet sold (the "warehouse"). For accounting purposes, these derivatives are not designated as being in a hedging relationship. The contracts are carried at fair value on the Consolidated Balance Sheets, with changes in fair values recorded in the Consolidated Statements of Operations.

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

Note 7. Derivative Financial Instruments (Continued)

        Derivative financial instruments, as of December 31, are summarized as follows:

		2016		2015
	Balance Sheet Location	Notional Amount	Estimated Fair Value	Notional Amount	Estimated Fair Value
			(in thousands)
Derivative Assets:
Interest rate lock commitments	Other assets	$9,428	$152	$5,201	$24
Forward contracts to sell mortgage loans	Other assets	11,500	132	6,950	36

Total included in other assets			$284		$60

Derivative Liabilities:
Interest rate lock commitments	Other liabilities	$783	$12	$2,490	$10
Forward contracts to sell mortgage loans	Other liabilities	7,020	32	6,400	36

Total included in other liabilities			$44		$46

        Net derivative gains (losses) included in the consolidated statements of operations, in net gain on sale of loans, related to derivative financial instruments are summarized as follows:

	2016	2015
	(in thousands)
Interest rate lock commitments	$126	$13
Forward contracts to sell mortgage loans	100	16

Total	$226	$29

Note 8. Premises and Equipment

        A summary of premises and equipment as of December 31 follows:

	2016	2015
	(in thousands)
Land and land improvements	$5,837	$5,743
Buildings	20,704	18,234
Furniture, fixtures and equipment	8,221	7,172
Construction-in-progress	24	161
Leasehold improvements	2,398	2,392

	37,183	33,702
Less accumulated depreciation	(15,674)	(13,951)

	$21,509	$19,751

Depreciation expense	$1,859	$1,780

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

Note 8. Premises and Equipment (Continued)

        During 2016, the Company received a contribution of land from the City of Rockford with a value of $88,000 for the construction of a new branch facility. This contribution was recorded as additional paid in capital on the company's balance sheet.

        The Bank leases a facility in Rockford under a lease agreement dated January 1, 1998, from a land trust controlled by a related party. The lease requires minimum annual rental amounts, plus a prorated share of any increase in taxes and expenses for the building. The lease expires December 31, 2019, and contains a provision for two consecutive five-year renewal options.

        The total minimum rental commitment at December 31, 2016, for the related party lease is $1.3 million, which is due during the next three years ending December 31, 2019. The projected annual commitment for each of the years remaining under the lease is $438 thousand per year.

        The total net rental expense included in the Consolidated Statements of Operations for the related party lease is $522,000 and $ 525,000 for 2016 and 2015, respectively.

        The Bank leases several banking facilities from non-related parties. Lease terms generally are for five-year periods, with varying options for two to five year renewals.

        The total minimum rental commitment at December 31, 2016, for leases from non-related parties is as follows:

Year Ending December 31,	Amount of Future Minimum Payments
(in thousands)
2017	$273
2018	246
2019	165
2020	18
2021	—

$702

        The total rental expense included in the Consolidated Statements of Operations for leases from non-related parties is $ 265,000 and $ 267,000 for the year ended December 31, 2016 and 2015, respectively.

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

Note 9. Deposits

        The aggregate amounts of time deposits (including certificates of deposit) in denominations that meet or exceed the FDIC insurance limit of $250,000 were $25.8 million and $37.7 million as of December 31, 2016 and 2015, respectively.

        At December 31, 2016, the scheduled maturities of certificates of deposit are as follows:

Amount
(in thousands)
Matures During Year Ending December 31:
2017	$109,029
2018	35,243
2019	29,296
2020	25,266
2021	13,805
thereafter	7,397

Total certificates of deposit	$220,036

        The Company had brokered deposits of $24.6 million and $24.4 million as of December 31, 2016 and 2015, respectively.

Note 10. Borrowed Funds

        The Bank's borrowings at the Federal Home Loan Bank (FHLB) requires that the Bank be a member and invest in the stock of the FHLB. As of December 31, 2016, total borrowings are generally limited to the lower of 35% of total assets or the combination of 77% of the book value of certain mortgage loans and 56% of the book value of certain loans secured by other non-farm/non-residential commercial real estate properties. As of December 31, 2016, the Bank had advances totaling $20.7 million, which were fully collateralized by the loans pledged. At the same time, the Bank had excess collateral of $94.1 million available to secure future borrowings as compared to $60.4 million at December 31, 2015. The FHLB provides both fixed and floating rate advances as well as letter of credits issued on behalf of bank customers. The Bank had no letters of credit outstanding at December 31, 2016 and $1.5 million in letters of credit outstanding at December 31, 2015.

        Pursuant to collateral agreements with FHLB, advances were collateralized by qualifying first mortgage loans totaling approximately $63.9 million and $58.2 million at December 31, 2016 and 2015 respectively. In addition, FHLB advances were further collateralized by loans secured by other non-farm/non-residential commercial real estate properties of $85.0 and $45.4 million at December 31, 2016 and 2015 respectively.

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

Note 10. Borrowed Funds (Continued)

        Federal Home Loan Bank advances outstanding as of December 31, 2016:

Description	Maturity	Balance	Interest Rate
	(in thousands)
Fixed Rate Term	10/05/17	$1,500	1.02%
Fixed Rate Term	10/07/19	1,400	1.53%
Fixed Rate Term	05/15/20	3,000	2.59%
Fixed Rate Term	08/29/22	2,400	3.46%
Level Payment Amortizer	02/21/23	12,381	2.12%

		$20,681

        Principal payments on the Level Payment Amortizer advance are as follows:

Amount of
(in thousands)
Principal Payment During Year Ending December 31:
2017	$757
2018	774
2019	790
2020	807
2021	824
thereafter	8,429

Total Level Payment Amortizer	$12,381

        Federal Home Loan Bank advances outstanding as of December 31, 2015:

Description	Maturity	Balance	Interest Rate
	(in thousands)
Fixed Rate Term	10/05/17	$1,500	1.02%
Fixed Rate Term	10/07/19	1,400	1.53%
Fixed Rate Term	08/29/22	2,400	3.46%

		$5,300

        In addition to the above borrowing activity, the Bank participates in FHLB Community Investment Programs including the Competitive Affordable Housing Program ("AHP"), which assists qualified borrowers with obtaining funding for housing related projects. While the borrower retains primary responsibility for administering the funds advanced under such programs, the Bank agrees to sponsor the borrower and provide program oversight for such funds. That off-balance sheet commitment activity is discussed in Note 13 to these consolidated financial statements.

        The Bank participates in the Federal Reserve Bank's Discount Window Borrower-In-Custody Program. Under this Program, the Bank can borrow from the Federal Reserve based on the value of eligible loans and securities. As of December 31, 2016 and 2015, the Bank's availability under this

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

Note 10. Borrowed Funds (Continued)

Program was $60.8 million and $53.8 million, respectively. There were no outstanding borrowings at December 31, 2016 and 2015.

        The Company has a $10.0 million revolving line of credit, originating in 2014, with no balance outstanding as of December 31, 2016; interest on advances accrues at LIBOR plus 250 basis points. There was a $150,000 balance outstanding as of December 31, 2015. The revolving line of credit matures on May 14, 2017. Prepayments can be made on the note without penalty. Advances on the line of credit are secured by all of the shares of capital stock of the Bank. The loan agreement contains certain restrictive covenants.

Note 11. Benefit Plans

        The Company has a profit-sharing plan covering substantially all employees. Participants are not required to contribute, but may make voluntary contributions up to legal limits. The Company is required to match each participant's contribution up to 3% of the participant's compensation. The plan provides for discretionary contributions to be determined annually by the Board of Directors. Total discretionary and matching contributions charged to expense, net of forfeitures, were $1.2 million and $1.1 million for the years ended December 31, 2016 and 2015, respectively.

        The Company maintains a voluntary Nonqualified Deferred Compensation Plan (Plan) for all directors and certain executive officers of the Company. The Plan allows directors to defer some or all of their compensation. The Company may also elect to make additional discretionary contributions to the Plan. Compensation is deferred into various investment account types at the direction of the director or executive officer. As of December 31, 2016 and 2015, the Company had accrued $1.9 million and $1.7 million, respectively, in deferred director and officer compensation.

        The Bank has purchased life insurance contracts for certain employees. The Bank is the owner and co-beneficiary of the life insurance policies, which provide an aggregate death benefit of approximately $62.0 million and $62.0 million at December 31, 2016 and 2015, respectively. The liability for the co-beneficiaries is $275,000 and $254,000 at December 31, 2016 and 2015, respectively, and the related expense for the years then ended was $21,000 and $78,000, respectively. These policies have cash surrender values of $21.9 million and $21.2 million at December 31, 2016 and 2015, respectively.

Note 12. Long-Term Incentive Plan

        The 2015 Alpine Bancorporation, Inc., Restricted Stock Plan ("Incentive Plan") was approved by the duly authorized Compensation Committee of the Company's Board of Directors in November 2015 subject to shareholder consent, which was subsequently received in December 2015. The Incentive Plan authorizes the issuance of up to 450,000 shares of the Company's stock and includes the granting of restricted stock units ("RSU") and restricted stock. Stock based awards may be granted to selected directors and officers or employees at the discretion of the Compensation Committee of the Board of Directors, which also has discretionary authority to change some terms. The terms of an award require achievement of certain performance targets including metrics for minimum performance thresholds for an award to be earned. The performance period is generally three years from the date of award, but allows up to an additional ten-week calculation period to finalize the earned award amount. These awards have no voting or dividend rights and are subject to forfeiture until certain restrictions have

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

Note 12. Long-Term Incentive Plan (Continued)

lapsed including the employment period. Awards granted under the Incentive Plan become fully vested upon a merger or change in control of the Company.

        The remaining awards issuable under the plan were 364,706 as of December 31, 2016. On December 16, 2016, the Compensation Committee of the Board authorized an additional 42,044 Restricted Share Unit Awards at a fair value of $16.25 per share, or $683,215, and an award effective date of January 1, 2017. The vesting period commenced on the same date. The number of Restricted Share Units awarded January 1, 2016 and still outstanding is 43,250. The fair value of the restricted stock units is amortized to compensation and benefits over the vesting period. The expense for the Restricted Stock Plan for the year ended December 31, 2016 was $260,000.

Note 13. Off-Balance-Sheet Risk, Commitments, and Contingent Liabilities

        To meet the financing needs of its customers, the Bank, as a subsidiary of the Company, is a party to various financial instruments with off-balance-sheet risk in the normal course of business. These off-balance-sheet financial instruments include commitments to originate and sell loans as well as financial standby, performance standby and commercial letters of credit. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet. The Bank's exposure to credit loss for loan commitments and letters of credit is represented by the dollar amount of those instruments. Commitments may expire without being used. Management generally uses the same credit policies and collateral requirements in making commitments and conditional obligations as for on-balance-sheet instruments.

        Exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual amount of these instruments. The Bank uses the same credit policies in making commitments and conditional obligations as for on-balance-sheet instruments.

        Standby and performance letters of credit are considered financial guarantees in accordance with generally accepted accounting principles. These letters of credit are typically issued for a period of one year, but can be extended depending on customer needs. As of December 31, 2016, the maximum remaining term for any outstanding letters of credit was approximately 2 years, expiring on December 30, 2018.

        Financial instruments outstanding whose contract amounts represent off-balance-sheet credit risk are as follows:

	December 31,
	2016	2015
	(in thousands)
Commitments to extend credit	$62,119	$38,136
Unfunded lines of credit	202,755	187,706
Standby letters of credit	1,028	4,721
Performance letters of credit	2,040	1,815
Less commitments to sell participations	(10,635)	(11,749)

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

Note 13. Off-Balance-Sheet Risk, Commitments, and Contingent Liabilities (Continued)

        Included in the amounts in the above table are commitments to extend credit and standby letters of credit to directors, officers, and principal shareholders of the Company and the Bank. A summary of commitments and letters of credits to insiders is as follows:

	December 31,
	2016	2015
	(in thousands)
Unfunded lines of credit	$12,507	$12,578
Performance letters of credit	215	215

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary upon extension of credit, is based on management's credit evaluation of the party. Collateral held varies, but may include accounts receivable, crops, livestock, inventory, property and equipment, residential real estate, and income-producing commercial properties.

        Unfunded lines of credit are agreements to lend to a customer as long as there is no violation of any conditions established in the contract and may be drawn upon a borrowers' discretion.

        Standby and performance letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which management deems necessary. In the event the customer does not perform in accordance with the terms of the agreement with the third party, the Company would be required to fund the commitment. The maximum potential amount of future payments the Company would be required to make is represented by the contractual amounts shown in the summary above. If the commitment were funded, the Company would be entitled to seek recovery from the customer.

Unfunded Commitment and Repurchase Loan Reserves

        In addition to the allowance for loan losses reflected on the Consolidated Balance Sheets, management estimated a reserve for off balance sheet liabilities related to unfunded loan commitments at December 31, 2016. The Bank also has a separate reserve for the estimated liability to repurchase previously sold loans. The reserve for unfunded loan related commitments includes unfunded commitments to lend as well as commercial, performance, and standby letters of credit. Both of these

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

Note 13. Off-Balance-Sheet Risk, Commitments, and Contingent Liabilities (Continued)

reserves are classified in other liabilities on the Consolidated Balance Sheets. The respective balance of each of these reserves for the periods ending December 31 is as follows:

	2016	2015
	(in thousands)
Reserve for unfunded commitments
Beginning balance	$45	$—
Provision for unfunded commitments	20	45

Ending reserve for unfunded commitments	$65	$45

	2016	2015
	(in thousands)
Reserve for repurchased loans
Beginning balance	$271	$249
Charge-off	(81)	(189)
Recovery	10	86
Provision for repurchased loans	95	125

Ending reserve for repurchased loans	$295	$271

        The amount of the allowance for unfunded loan commitments is determined using a reserve rate estimate that applies to each associated category multiplied by the unfunded commitment amount. The reserve also covers potential loss on commercial, performance, and standby letters of credit outstanding for which the Bank may be unable to recover the amount outstanding.

        Loans intended to be sold are originated in accordance with specific criteria established by the investor agencies—these are known as "conforming loans". During the sale of these loans, certain representations and warranties are made that the loans conform to these previously established underwriting standards. In event that any of these representations and warranties or standards are found to be out of compliance, the Company may be responsible for repurchasing the loan at the unpaid principal balance or indemnifying the buyer against loss related to those loans. The estimated amount of the reserve for repurchased loans is determined by a review of investor requests regarding reimbursement and the probability of future payment.

        As disclosed in Note 10 to these consolidated financial statements, the Bank is a member of the Federal Home Loan Bank of Chicago. As such, the Bank participates in FHLB Community Investment Programs including the Competitive Affordable Housing Program ("AHP"), which assists borrowers with obtaining funding for qualified housing related projects. While the borrower retains primary responsibility for administering the funds advanced under this program, the member Bank agrees to act as sponsor and provide program oversight for those funds. As of December 31, 2016, the approved and disbursed amounts under the AHP program were $1.6 million and $1.3 million, respectively, as compared to $1.6 million and $240,000 approved and disbursed, respectively, at December 31, 2015.

        The Company offers a deposit product, secured by investment in a third-party mutual fund that is not recorded in the balance sheet. Deposits and withdrawals are swept daily to and from the fund. The Company has no direct claim to the fund investments. Off-balance-sheet mutual fund deposits totaled $12.9 million and $17.7 million for years ended December 31, 2016 and 2015, respectively.

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

Note 13. Off-Balance-Sheet Risk, Commitments, and Contingent Liabilities (Continued)

        Loss Contingencies:    Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

Note 14. Fair Value Measurement

        Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Generally accepted accounting principles establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that maybe used to measure fair value:

  Level 1:    Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

  Level 2:    Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active and other inputs that are observable or can be corroborated by observable market data.

  Level 3:    Significant unobservable inputs that reflect a Bank's own assumptions about the assumptions that market participants would use in pricing an asset or liability.

        Any transfers between levels are deemed to have occurred at the end of the reporting period. For the years ended December 31, 2016, and 2015 there were no significant transfers between levels. A description of the valuation methodologies used for assets and liabilities measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below.

        Securities:    Where quoted prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities would include highly liquid government bonds and exchange traded equities. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics, or discounted cash flow. Level 2 securities would include U.S. agency securities, mortgage–backed agency securities, obligations of states and political subdivisions and certain corporate, asset backed and other securities. For securities where quoted prices or market prices are not available, Level 3 is utilized. Level 3 fair values are calculated by management on a quarterly basis using discounted cash flows. These discounted cash flow calculations incorporate loss severities, volatility, credit spreads, defaults, deferrals and illiquidity.

        Derivatives:    Derivatives instruments such as interest rate lock commitments and forward contracts are valued by means of pricing models based on readily observable market parameters such as interest rate yield curves and option pricing volatilities (Level 2).

        Loans held-for-sale:    Loans held—for-sale are carried at fair value, in accordance with The Fair Value Option for Financial Assets and Financial Liabilities. The fair value of loans held-for-sale is determined using quoted market prices for similar assets (Level 2).

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

Note 14. Fair Value Measurement (Continued)

        Mortgage servicing rights:    Mortgage servicing rights do not trade in an active market with readily observable prices. Accordingly, the Bank determines the fair value of mortgage servicing rights by estimating the present value of the future cash flows associated with the loans being serviced. Key economic assumptions used in measuring the fair value of mortgage servicing rights include prepayment speeds and discount rates. While market-based data is used to determine the input assumptions, the Bank incorporates its own estimates of assumptions market participants would use in determining fair value of mortgage servicing rights (Level 3).

        Impaired loans:    The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. The specific reserves for collateral dependent impaired loans are generally based on the fair value of the collateral less estimated costs to sell. For loans collateralized by real estate, the fair value of collateral was determined based on appraisals, net estimated costs to sell.

        Appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value. Non real estate collateral may be valued using an appraisal, book values, or aging reports adjusted or discounted based on management's historical knowledge, changes in market conditions from the time of the valuation, and managements expertise and knowledge of the client and client's business, resulting in Level 3 fair value classification. Impaired loans are evaluated on a quarterly basis for additional impairment and adjusted accordingly.

        Other Real Estate Owned:    Nonrecurring adjustments to certain commercial and residential real estate properties classified as other real estate owned are measured at the lower of carrying amount or fair value, less costs to sell. Fair values are generally based on third party appraisals of the property. Appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value. Other real estate owned properties are evaluated on a quarterly basis for additional impairment and adjusted accordingly. In cases where the carrying amount exceeds the fair value, less costs to sell, an impairment loss is recognized.

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

Note 14. Fair Value Measurement (Continued)

        The following tables provide the hierarchy and fair value for each major category of assets and liabilities measured at fair value at December 31, 2016:

        Assets and Liabilities measured at fair value on a recurring basis

	Fair Value Measurement Using
	Level 1	Level 2	Level 3	Total
	(in thousands)
Assets:
Securities available-for-sale:
U.S. Government and federal agency	$20,727	$85,644	$—	$106,371
State and municipal bond	—	105,607	—	105,607
Residential mortgage backed securities	—	120,908	—	120,908
Corporate Bonds	—	515	—	515
CD investments	—	—	—	—
Marketable equity securities	7,811	—	—	7,811
Loan held for sale, at fair value	—	13,568	—	13,568
Mortgage servicing rights	—	—	5,771	5,771
Derivatives	—	284	—	284
Liabilities:
Derivatives	$—	$44	$—	$44

        Assets and Liabilities measured at fair value on a non-recurring basis

	Fair Value Measurement Using
	Level 1	Level 2	Level 3	Total
	(in thousands)
Assets:
Collateral dependent impaired loans, net of specific reserves	$—	$—	$1,442	$1,442
Other Real Estate Owned	—	—	748	748

        Loans with the carrying amount of $2.6 million were considered impaired and were written down to their estimated fair value of $1.4 million by recognizing a specific valuation allowance of $1.2 million. There was $17,000 of impaired loans on which a charge-off had been recorded and a reserve existed at December 31, 2016, which is included in the allowance for loan losses.

        Other Real Estate Owned, which is measured at the lower of carrying value or fair value less costs to sell, were carried at their fair value of $748,000.

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

Note 14. Fair Value Measurement (Continued)

        The following is a reconciliation of assets measured as fair value on a recurring basis using significant unobservable inputs (level 3):

	Year Ended December 31,
	2016	2015
Mortgage Servicing Rights
Beginning balance	$5,227	$4,840
Total gains or losses included in earnings	(300)	(2)
Issuances	844	389

Ending Balance	$5,771	$5,227

        The following table presents quantitative information about level 3 fair value measurements for financial instruments measured at fair value at December 31, 2016:

	Fair Value	Valuation Technique	Unobservable Input
	(in thousands)
Mortgage servicing rights	$5,771	Discounted cash flows. As discussed in Note 6 to these consolidated financial statements.	Prepayment rates. As discussed in Note 6 to these consolidated financial statements.
Collateral dependent impaired loans, net of specific reserves	$1,442	Sales comparison approach	Appraised values
Other real estate owned	$748	Sales comparison approach	Appraised values

        As detailed in Note 4 to these consolidated financial statements, the Bank reduced the appraised values by selling and holding costs, which were estimated at 10% for the period ended December 31, 2016 and December 31, 2015.

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

Note 14. Fair Value Measurement (Continued)

        The following tables provide the hierarchy and fair value for each major category of assets and liabilities measured at fair value at December 31, 2015:

        Assets and Liabilities measured at fair value on a recurring basis

	Fair Value Measurement Using
	Level 1	Level 2	Level 3	Total
	(in thousands)
Assets:
Securities available-for-sale:
U.S. Government and federal agency	$42,580	$115,728	$—	$158,308
State and municipal bond	—	96,007	—	96,007
Residential mortgage backed securities	—	100,652	—	100,652
Corporate Bonds	—	1,039	—	1,039
CD investments	—	250	—	250
Marketable equity securities	7,747	—	—	7,747
Loan held for sale, at fair value	—	8,763	—	8,763
Mortgage servicing rights	—	—	5,227	5,227
Derivatives	—	60	—	60
Liabilities:
Derivatives	$—	$46	$—	$46

        Assets and Liabilities measured at fair value on a non-recurring basis

	Fair Value Measurement Using
	Level 1	Level 2	Level 3	Total
	(in thousands)
Assets:
Collateral dependent impaired loans, net of specific reserves	$—	$—	$85	$85
Other Real Estate Owned	—	—	1,130	1,130

        Loans with a carrying value of $738,000 were considered impaired and were written down to their estimated fair value of $85,000 by recognizing a specific valuation of $653,000 at December 31, 2015,., which is included in the allowance for loan losses.

        Other Real Estate Owned, which is measured at the lower of carrying value or fair value less costs to sell, were carried at their fair value of $1.1 million.

Note 15. Fair Value of Financial Instruments

        The FASB specifies the disclosure of the estimated fair value of financial instruments. The Company's estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required to develop the estimates of fair value. Accordingly, the estimates are not necessarily indicative of the amounts the Company could have realized in a current market exchange. The use of different market

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

Note 15. Fair Value of Financial Instruments (Continued)

assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

        Fair value estimates are subjective in nature, involve uncertainties and matters of significant judgment, and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

        The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

        Cash and cash equivalents:    For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

        Securities:    See Note 14—Fair Value Measurement in the notes to these consolidated financial statements for additional discussion.

        Non-marketable equity securities:    No ready market exists for the equity securities, as they have no quoted market value. The carrying amount of non-marketable equity securities approximates their fair value.

        Loans, net:    The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings for the same remaining maturities.

        Loans held-for-sale:    See Note 14—Fair Value Measurement in the notes to these consolidated financial statements for additional discussion.

        Banked-owned life insurance:    The carrying amount of the cash surrender value of life insurance approximates its fair value as the carrying value represents the current settlement amount.

        Deposits:    The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable at the reporting date. The fair value of time deposits is estimated using discounted future cash flows as current rates offered for deposits of similar remaining maturities.

        FHLB advances:    The fair value of FHLB advances was estimated considering current interest rates for similar advances plus any estimated prepayment penalties.

        Accrued interest:    The carrying amounts of accrued interest approximate fair value.

        Off-balance-sheet financial instruments:    No estimated fair value is attributable to unused lines of credit and letters of credit. Fair Value Measurement of derivative financial instruments related to mortgage loan origination is discussed in Note 7—Derivative Financial Instruments in the notes to these consolidated financial statements.

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

Note 15. Fair Value of Financial Instruments (Continued)

        The estimated fair values of the Company's financial instruments as of December 31 are as follows:

	December 31, 2016
	Carrying Value	Fair Value	Level 1	Level 2	Level 3
	(in thousands)
Financial Assets:
Cash and cash equivalents	$31,741	$31,741	$31,741	$—	$—
Securities available-for-sale	341,212	341,212	28,538	312,674	—
Securities held-to-maturity	5,495	5,518		5,518
Non-marketable equity securities	3,759	3,759	—	3,759	—
Bank-owned life insurance (BOLI)	21,867	21,867		21,867
Loans held-for-sale, at fair value	13,568	13,568	—	13,568	—
Loans, net	791,254	785,845	—	—	785,845
Accrued interest receivable	4,804	4,804	4,804	—	—
Financial Liabilities:
Non-interest bearing deposits	$325,829	$325,829	$325,829	$—	$—
Interest bearing deposits	783,617	774,925	563,585	—	211,340
FHLB Advances	20,681	20,922	—	20,922	—
Accrued interest payable	654	654	654	—	—

	December 31, 2015
	Carrying Value	Fair Value	Level 1	Level 2	Level 3
	(in thousands)
Financial Assets:
Cash and cash equivalents	$47,891	$47,891	$47,891	$—	$—
Securities available-for-sale	364,012	364,012	50,336	313,676	—
Securities held-to-maturity	5,000	4,988		4,988
Non-marketable equity securities	3,759	3,759	—	3,759	—
Bank-owned life insurance (BOLI)	21,215	21,215		21,215
Loans held-for-sale, at fair value	8,763	8,763	—	8,763	—
Loans, net	718,125	717,307	—	—	717,307
Accrued interest receivable	4,830	4,830	4,830	—	—
Financial Liabilities:
Non-interest bearing deposits	$289,919	$289,919	$289,919	$—	$—
Interest bearing deposits	793,203	794,981	541,313	—	253,668
FHLB Advances	5,300	5,490	—	5,490	—
Other borrowings	150	150	—	150	—
Accrued interest payable	746	746	746	—	—

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

Note 16. Regulatory Matters

        Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve qualitative measures of assets, liabilities and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgement by regulators. Failure to meet capital requirements can initiate regulatory action. The final rules implementing Basel Committee on Banking Supervision's capital guidelines for U.S. Banks (Basel III rules) became effective for the Company on January 1, 2015 with full compliance with all of the requirements being phased in over a multi-year schedule and fully phased in by January 1, 2019. The net unrealized gain or loss on available-for-sale securities is not included in computing regulatory capital. Management believes as of December 31, 2016, the Company and Bank meet all capital adequacy requirements to which they are subject.

        Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these items are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as to asset growth and expansion, and capital restoration plans are required. At December 31, 2016 and 2015, the Bank is considered as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's category.

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

Note 16. Regulatory Matters (Continued)

        The actual capital amounts and ratios for the Company and Bank as of December 31 are presented in the following table:

	Actual		Minimum Required for Capital Adequacy Purposes		Minimum Required to Be Well Capitalized Under Prompt Corrective Action Requirements
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(dollars in thousands)
As of December 31, 2016
Total Capital to risk-weighted assets
Company	$118,380	12.75%	$74,287	8.00%	NA	NA
Bank	117,579	12.67%	74,255	8.00%	92,818	10.00%
Tier 1 (Core) Capital to risk-weighted assets
Company	$108,391	11.67%	$55,715	6.00%	NA	NA
Bank	107,658	11.60%	55,691	6.00%	74,255	8.00%
Common Equity Tier 1 Capital to risk-weighted assets (CET1)
Company	$108,391	11.67%	$41,786	4.50%	NA	NA
Bank	107,658	11.60%	41,768	4.50%	60,332	6.50%
Tier 1 (Core) Capital to average assets (leverage)
Company	$108,391	8.69%	$49,904	4.00%	NA	NA
Bank	107,658	8.63%	49,891	4.00%	62,364	5.00%
As of December 31, 2015
Total Capital to risk-weighted assets
Company	$113,732	13.01%	$69,960	8.00%	NA	NA
Bank	113,258	12.96%	69,911	8.00%	87,389	10.00%
Tier 1 (Core) Capital to risk-weighted assets
Company	$103,587	11.85%	$52,470	6.00%	NA	NA
Bank	103,134	11.80%	52,433	6.00%	69,911	8.00%
Common Equity Tier 1 Capital to risk-weighted assets (CET1)
Company	$103,587	11.85%	$39,352	4.50%	NA	NA
Bank	103,134	11.80%	39,325	4.50%	56,803	6.50%
Tier 1 (Core) Capital to average assets (leverage)
Company	$103,587	8.56%	$48,432	4.00%	NA	NA
Bank	103,134	8.52%	48,411	4.00%	60,514	5.00%
        Dividend Restrictions—The Company's principal source of funds for dividend payments is dividends received from the Bank. Banking regulations limit the amount of dividends that may be paid without prior approval of regulatory agencies. Under these regulations, the amount of dividends that may be paid in any calendar year is limited to the current year's profits, combined with the retained profit of the previous two years, subject to the capital requirements described above. Pursuant to the

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

Note 16. Regulatory Matters (Continued)

Basel III rules that came into effect January 1, 2015, the Bank must keep a buffer of 0.625% for 2016, 1.25% for 2017, 1.875% for 2018, and 2.5% for 2019 and thereafter of minimum capital requirements in order to avoid additional limitations on capital distributions.

Note 17. Related-Party Transactions

        Loans to principal officers, directors and their affiliates during 2016 were as follows (in thousands):

Beginning balance	$18,905
Prinicpal advances	41,149
Effect in changes in composition of related parties	—
Repayments	(40,838)

Ending balance	$19,216

        These loans were made substantially in the same terms, including interest rates and collateral as those prevailing at the same time for comparable transactions with other persons and did not involve more than normal risks of collectability. The total of unfunded loan commitments to related parties is detailed in Note 13 to these consolidated financial statements.

        Deposit accounts from principal officers, directors and their affiliates at December 31, 2016 and 2015 totaled $8.9 million and $8.9 million, respectively.

        The Company also leases a facility from a related party as detailed in Note 8 to these consolidated financial statements.

Note 18. Earnings per Share

        Basic earnings per common share is computed by dividing net income by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted-average number of shares determined for the basic earnings per common share computation plus any dilutive effects if applicable.

        The factors used in the earnings per share computation follows:

	2016	2015
Net income (in thousands)	$14,440	$14,192

Basic potential common shares:
Weighted average common shares outstanding	8,470,743	8,493,454

Dilutive potential common shares	—	—

Dilutive weighted average shares outstanding	8,470,743	8,493,454

Basic earnings per share	$1.70	$1.67

Diluted earnings per share	$1.70	$1.67

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

Note 19. Parent Company Only Condensed Financial Information

        Condensed Balance Sheets as of December 31 are as follows:

	2016	2015
	(in thousands)
Assets
Cash and cash equivalents	$583	$175
Investments in subsidiaries	108,285	109,454
Other assets	473	633

Total assets	$109,341	$110,262

Liabilities
Loans Payable	$—	$150
Other liabilities	171	158

Total liabilities	171	308
Stockholders' Equity
Total stockholders' equity	109,170	109,954

Total liabilities and stockholders' equity	$109,341	$110,262

        Condensed Statements of Operations for the years ended December 31 are as follows:

	2016	2015
	(in thousands)
Operating income
Dividends from subsidiaries	$10,460	$10,950
Other income	216	333

	10,676	11,283
Operating Expenses
Other interest expense	1	—
Other expenses	685	466

	686	466
Income before income taxes	9,990	10,817
Income tax benefit	(8)	(47)

Income before equity in undistributed net income of subsidiaries	9,998	10,864
Equity in undistributed net income of subsidiaries	4,442	3,328

Net income available to common stockholders	$14,440	$14,192

Other Comprehensive income	$8,852	$13,330

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016 and 2015

Note 19. Parent Company Only Condensed Financial Information (Continued)

        Condensed Statements of Cash Flow for the years ended December 31 are as follows:

	2016	2015
	(in thousands)
Cash flows from operating activities
Net income	$14,440	$14,192
Adjustments to reconcile net income to net cash provided by operating activities
Increase in equity in undistributed net income of subsidiaries	(4,442)	(3,328)
Change in other assets	271	(123)
Change in other liabilities	13	5

Net cash provided by operating activities	10,282	10,746

Cash flows from financing activities
Net change in line of credit	(150)	150
Dividends paid	(9,724)	(10,452)
Purchase of treasury shares	(546)	(543)
Sales of treasury shares	546	119

Net cash used in financing activities	(9,874)	(10,726)

Net change in cash and cash equivalents	408	20
Cash and cash equivalents at beginning of period	175	155

Cash and cash equivalents at end of period	$583	$175

Report of Independent Registered Public Accounting Firm

Board of Directors
Alpine Bancorporation, Inc. and Subsidiaries
Belvidere, Illinois

        We have audited the accompanying consolidated balance sheets of Alpine Bancorporation, Inc. and Subsidiaries (the "Company") as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2015. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audit of the December 31, 2015 financial statement in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our audit for the year ended December 31, 2014 was conducted in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included considerations of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Alpine Bancorporation, Inc. and Subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2015, in conformity with accounting principles generally accepted in the United States.

Wipfli LLP

March 8, 2016
Madison, Wisconsin

Alpine Bancorporation, Inc. and Subsidiaries

Consolidated Balance Sheets

December 31, 2015 and 2014

(In thousands, except share data)

	2015		2014
Assets
Cash and due from banks	$23,950		$32,955
Interest bearing deposits with financial institutions	23,941

Cash and cash equivalents	47,891		50,091
Securities available-for-sale	364,003		435,389
Securities held-to-maturity (fair value $4,988)	5,000
Loans held-for-sale, at fair value	8,763		8,010
Loans	728,181		616,236
Less: allowance for loan losses	{10,056	}	{10,464	}

Loans, net	718,125		605,772
Federal Home Loan Bank Stock, at cost	2,644		2,644
Federal Reserve Bank, at cost	1,115		1,115
Premises and equipment, net	19,751		19,917
Other real estate owned, net	1,130		2,195
Mortgage servicing rights, at fair value	5,227		4,840
Bank-owned life insurance (BOLi)	21,215		20,537
Accrued interest receivable	4,830		5,037
Other assets	8,194		6,281

Total assets	$1,207,888		$1,161,828

Liabilities
Deposits:
Non-interest bearing demand	$289,919		$251,075
Interest bearing:
Savings, NOW, and money market	541,313		510,969
Time	251,890		276,648

Total deposits	1,083,122		1,038,692
FHLB Advances	5,300		5,300
Other borrowings	150
Accrued interest payable	746		956
Accrued taxes and employee salaries & benefits	3,421		2,871
Other liabilities	5,195		6,509

Total liabilities	1,097,934		1,054,328

Commitments and contingent liabilities (Note 13)
Stockholders' Equity
Common stock, $1.00 par value, 15,000,000 shares authorized; 8,475,000 and 8,505,000 shares issued and outstanding(1)	8,475		8,505
Additional paid-in capital	10,103		10,497
Retained earnings	85,009		81,269
Accumulated other comprehensive income	6,367		7,229

Total stockholders' equity	109,954		107,500

Total liabilities and stockholders' equity	$1,207,888		$1,161,828

(1)
On December 28, 2015, the Company restated the par value per share to $1.00 and simultaneously approved a stock split of 150 shares to 1, which increased the authorized shares outstanding from 100,000 to 15,000,000. The prior year was restated to conform to the current year presentation.

See Notes to Consolidated Financial Statements.

Alpine Bancorporation, Inc. and Subsidiaries.

Consolidated Statements of Operations

Years Ended December 31, 2015, and 2014

(In thousands, except share data)

Interest and dividend income
Loans, including fees	$28,368	$26,488
Securities:
Taxable	6,642	6,964
Tax-exempt	2,160	2,477
Dividends	229	218
Federal funds sold and other		149

Total interest and dividend income	37,522	36,296
Interest expense
Deposits	3,012	3,529
Federal funds purchased	1
Subordinated debt		963
Line of credit		16
Other borrowed funds	121	122

Total interest expense	3,134	4,630

Net interest and dividend income	34,388	31,666
Provision for (release of) loan losses	100	{1,950	}

Net interest and dividend income after provision for loan losses	34,288	33,616
Non-interest income
Trust income	6,895	6,435
Service charges on deposits	3,583	3,678
Mortgage servicing income, net of changes in fair value	2,721	2,627
Net gain on sale of loans	2,076	1,228
Net gain on sales of securities	507	374
Increase in cash surrender value of bank-owned life insurance	678	537
Debit card interchange income	3,062	2,808
Commercial card processing income	666	738
other income	1,641	1,259

Total non-interest income	21,829	19,684
Non-interest expense
Salaries and employee benefits	25,815	23,422
Occupancy expense, net	2,861	2,782
Furniture and equipment expense	1,808	1,861
FDIC Insurance	560	750
Data processing	2,674	2,533
Card processing	1,059	1,293
Communications	1,083	896
Professional fees	1,273	1,198
Directors Fees	280	235
Advertising	925	1,063
other real estate expense, net	(216)	36
Other expense	3,692	3,336

Total non-interest expense	41,814

Income before income taxes	14,303	13,895
Provision for income taxes	111	127

Net income	$14,192	$13,768

Basic earnings per share	$1.67	$1.76
Diluted earnings per share	1.67	1.76
Distributions per share	0.63	0.42

See Notes to Consolidated Financial Statements.

Alpine Bancorporation, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

Years Ended December 31, 2015, and 2014

(In thousands)

Net income	$14,192		$13,768
Unrealized holding (losses) gains on available-for-sale securities arising during the period	(355)		5,052
Less: Reclassification adjustment for the net gains realized during the period	507		374

Total other comprehensive (loss) income on available-for-sales securities	{862	}	4,678

Comprehensive income	$13,330		$18,446

See Notes to Consolidated Financial Statements.

Alpine Bancorporation, Inc. and Subsidiaries

Consolidated Statements of Stockholders' Equity

Years Ended December 31, 2015 and 2014

(In thousands, except share data)

	Common Stock(1)	Additional Paid-in Capital	Retained Earnings	Treasury Stock		Accumulated Other Comprehensive Income	Total Stockholders' Equity
Balance, January 1, 2014	$7,725	$452	$76,250	$		$2,551	$86,978
Net income			13,768				13,768
Other comprehensive income						4,678	4,678
Common stock issued	780	10,045					10,825
Cash dividends declared			(8,749)				(8,749)

Balance, December 31, 2014	$8,505	$10,497	$81,269		$—	$7,229	$107,500

Net income			14,192				14,192
Other comprehensive loss						(862)	(862)
Purchase of treasury stock					(543)		(543)
Sale of treasury stock					119		119
Retirement of common stock	(30)	(394)			424
Cash dividends declared			(10,452)				(10,452)

Balance, December 31, 2015	$8,475	$10,103	$85,009	$		$6,367	$109,954

(1)
On December 28, 2015, the Company restated the par value per share to $1.00 and simultaneously approved a stock split of 150 shares to 1, which increased the authorized shares outstanding from 100,000 to 15,000,000. The prior year was restated to conform to the current year presentation.

See Notes to Consolidated Financial Statements.

Alpine Bancorporation, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended December 31, 2015, and 2014

(In thousands)

	2015	2014
Cash flows from operating activities
Net income	$14,192	$13,768
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization of leasehold improvements	1,780	1,773
Change in fair value of mortgage servicing rights	(387)	(542)
Provision for (release of) loan losses	100	(1,950)
Originations of loans held-for-sale	(140,002)	(69,378)
Proceeds from sales of loans held-for-sale	141,325	68,274
Net gain on sale of mortgage loans	(2,076)	(1,228)
Increase in cash surrender value of bank-owned life insurance	(678)	(537)
Net discount (accretion)/premium amortization on securities	5,064	5,439
Net gain on sale of securities	(507)	(374)
Net gains on sale of other real estate owned	(269)	(47)
Provision for other real estate owned losses	80	6
Net gain on disposal of fixed assets	(24)	(15)
Change in accrued interest receivable and other assets	(1,707)	(219)
Change in accrued interest payable and other liabilities	(974)	2,232

Net cash provided by operating activities	15,917	17,202

Cash flows from investing activities
Proceeds from maturities and calls, including paydown on securities available-for-sale	41,886	58,825
Proceeds from sales of securities available-for-sale	52,120	36,965
Purchases of securities available-for-sale	(28,039)	(93,244)
Purchases of securities held-to-maturity	(5,000)
Loan originations and principal collections, net	(113,378)	(19,285)
Recoveries of loans charged off	563	435
Proceeds from sales of other real estate owned	1,747	210
Proceeds from disposition of premises and equipment	75	15
Net purchases of premises and equipment	(1,796)	(1,340)
Purchase of bank-owned life insurance		(20,000)

Net cash used in investing activities	(51,822)	(37,419)

Cash flows from financing activities
Net change in deposits	44,430	39,327
Repayment of subordinated debentures		(13,450)
Proceeds from line of credit, net	150
Dividends paid	(10,452)	(8,749)
Purchase of treasury shares	(543)
Sales of treasury shares	119
Net proceeds from issuance of common stock		10,825

Net cash provided by financing activities	33,704	27,953

Net change in cash and cash equivalents	(2,201)	7,736
Cash and cash equivalents at beginning of period	50,091	42,355

Cash and cash equivalents at end of period	$47,890	$50,091
Supplemental disclosures of cash flow information
Cash payments for:
Interest	$3,345	$4,790
Income Taxes	160	89
Non-cash transactions:
Transfer of loans to OREO	362	2,094
Transfer of premises to OREO	131
Retirement of common stock	424

See Notes to Consolidated Financial Statements.

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015 and 2014

Note 1. Summary of Significant Accounting Policies

        The accounting and reporting policies of Alpine Bancorporation, Inc. (the Company) conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. Certain reclassifications were made to prior year amounts to conform to the current year presentation. The following is a description of the significant policies.

        Principles of consolidation:    The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Alpine Bank & Trust Co. (the Bank). Alpine Insurance Solutions is a wholly owned consolidated subsidiary of the Bank that provides limited insurance services. Assets held in a fiduciary or agency capacity are not assets of the Company or its subsidiary and are not included in the consolidated financial statements. All significant intercompany accounts and transactions have been eliminated in consolidation.

        Nature of operations:    The Bank provides a variety of banking products and services to individuals and businesses through facilities in the Illinois counties of Winnebago, Boone, and northern DeKalb and has an increasing commercial presence in the Wisconsin counties of Dane and Milwaukee. Primary deposit products are demand deposits, savings, and certificates of deposit and primary lending products are agribusiness, commercial, including commercial real estate, real estate mortgage, and installment loans. The Bank also offers wealth and trust services to the public.

        Use of estimates:    The preparation of consolidated financial statements in conformity with United States of America generally accepted accounting principles ("GAAP") requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Although these estimates and assumptions are based upon the best available information, actual results could differ from those estimates. The allowance for loan losses, valuation of mortgage servicing rights, valuation of OREO, and fair values of financial instruments are particularly subject to change.

        Significant group concentrations of credit risk:    Most of the Company's activities are with customers located within the Illinois counties of Winnebago, Boone, and northern DeKalb. An increasing portion of the Company's loan portfolio activities are with customers located within the Wisconsin counties of Dane and Milwaukee. Therefore, the Company's exposure to credit risk is significantly affected by changes in the economy in the preceding areas. Note 3 addresses the types of securities in which the Company invests. Note 4 addresses the types of lending that the Company engages in. The Company does not have any significant concentrations to any one industry or customer.

        Presentation of cash flows:    For purposes of reporting cash flows, cash and cash equivalents include cash, deposits with other financial institutions with maturities fewer than 90 days, and federal funds sold. Cash flows from loans, deposits, interest-bearing deposits in other financial institutions, federal funds, other short-term borrowings, and any sweep repurchase agreements are reported net.

        Securities:    Securities are classified as available-for-sale or held-to-maturity at the time of purchase. Debt securities classified as held-to-maturity are carried at amortized cost when management has the positive intent and ability to hold them to maturity. Debt securities are classified as available-for-sale when they might be sold before maturity. Equity securities with readily determinable fair values are classified as available-for-sale. Securities classified as available-for-sale are recorded at

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2015 and 2014

Note 1. Summary of Significant Accounting Policies (Continued)

fair value, with unrealized holding gains and losses excluded from earnings and reported in other comprehensive income.

        Purchase premiums and discounts are recognized in interest income on the level yield method without anticipating prepayments. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

        Management evaluates securities for other-than-temporary impairment ("OTTI") on at least a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell, or if it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: 1) OTTI related to credit loss, which must be recognized in the Consolidated Statements of Operations and 2) OTTI related to other factors, which is recognized in other comprehensive income. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis. For equity securities, the entire amount of impairment is recognized through earnings.

        Loan Commitments and related financial instruments:    Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer- financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded. Instruments, such as standby or performance letters of credit that are considered financial guarantees are recorded at fair value at inception, if material.

        Loans held-for-sale:    The Bank originates residential mortgage loans, which consist of loan products eligible for sale to the secondary market. Residential mortgage loans intended and eligible for sale in the secondary market are carried at fair value. The fair value of loans held-for-sale is determined using quoted secondary market prices on similar loans.

        Mortgage loans held-for-sale are generally sold with servicing rights retained. The carrying value of mortgage loans sold is reduced by the amount allocated to the servicing right. Gains and losses on sales of mortgage loans are recorded in non-interest income and are based upon the difference between the selling price andthe carrying value of the related loan sold using the specific identification method.

        Loans:    The Bank grants mortgage, commercial, agriculture and consumer loans to customers. A substantial portion of the loan portfolio is represented by loans throughout Winnebago, Boone, and northern DeKalb counties in Illinois. In addition, an increasing portion of the loan portfolio is represented by loans, principally commercial, in Dane and Milwaukee Counties in Wisconsin. The ability of the Bank's debtors to honor their contracts is dependent upon the real estate and general economic conditions in these areas.

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2015 and 2014

Note 1. Summary of Significant Accounting Policies (Continued)

        Loans held-for-investment are loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off and are generally reported at their outstanding unpaid principal balances adjusted for charge-offs and net of an allowance for loan losses. Interest income is accrued on the unpaid principal balance. Loan origination fees approximate direct loan origination costs and are generally recognized as income upon receipt.

        Interest income on mortgage and commercial loans is discontinued and placed on non-accrual status at the time the loan is 90 days delinquent unless the loan is well-secured and in process of collection. Open-end home equity lines of credit loans are charged off no later than 180 days past due, and commercial loans are charged off to the extent principal or interest is deemed uncollectible. Closed end retail and mortgage loans continue to accrue interest until they are charged off no later than 120 days past due unless the loan is in the process of collection and well secured. Past-due status is based on the contractual terms of the loan. In all cases, loans are placed on non- accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. Non-accrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

        All interest accrued but not received for loans placed on non-accrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Under the cost-recovery method, interest income is not recognized until the loan balance is reduced to zero. Under the cash-basis method, interest income is recorded when the payment is received in cash. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

        Allowance for loan losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses and is maintained at a level, which, in management's judgment, is adequate to absorb credit losses relating to specifically identified loans, as well as probable credit losses inherent in the loan portfolio. The amount of the allowance is an estimate based on management's evaluation of the collectability of the loan portfolio, including the nature and volume of the portfolio, credit concentrations, and trends in historical loss experience, specific impaired loans, and the effect of economic conditions and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged off. Because of uncertainties inherent in the estimation process, management's estimate of credit losses inherent in the loan portfolio and the related allowance may change materially in the near term. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses and may require the Bank to make additions to the allowance based on their judgment about information available to them at the time of their examinations. The allowance is increased by a provision for loan losses, which is charged to expense. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2015 and 2014

Note 1. Summary of Significant Accounting Policies (Continued)

        When establishing the general component of the allowance for loan losses, management categorizes loans into loan pools generally based on the nature of the collateral or purpose of the loan. These loan pools and their common characteristics are as follows:

        The Commercial loan segment includes the following loan classifications:

        Commercial loans—Commercial loans are loans for commercial and industrial purposes, including issuing letters of credit, whether secured or unsecured, single-payment or amortizing. These loans originate to sole proprietorships, partnerships, or corporations. These may also include loans made to individuals for commercial, industrial, and professional purposes but not for investment or personal expenditures. The Bank's commercial business loan portfolio is comprised of loans for a variety of business purposes and generally is secured by equipment, machinery and other business assets.

        Municipal loans—These loans provide financing for counties, municipalities, school districts, irrigation districts, state and local housing authorities and drainage and sewer districts or any obligations that are initiated by the state or local governments.

        Agricultural loans—These are loans which originate to finance agricultural production, whether secured or unsecured and whether made to farm owners and operators or to non-farmers. These include loans made for the purpose of financing the growing and storing of crops, the marketing or carrying of agricultural products and the production of livestock. Also included in this pool would be loans made to farmers for the purchase or maintenance of farm machinery, equipment and implements, or provisions for farmer living expenses.

        The commercial real estate loan segment includes the following loan classifications:

        Owner occupied real estate loans—These are loans secured by owner-occupied non-farm nonresidential properties. These are loans for which the primary source of repayment is the cash flow from the ongoing operations and activities conducted by the party who owns the property. Rental income, if derived from a nonaffiliated third party, must be less than 50% of the source of repayment.

        Non owner-occupied real estate—Non owner-occupied are loans secured by non-farm nonresidential properties, including business and industrial properties, hotels, motels, churches, hospitals, educational and charitable institutions, dormitories, clubs, lodges, association buildings, homes for aged persons and orphans, golf courses, recreational facilities and similar properties.

        Construction, land development, and other land loans—These loans are secured by real estate and originated to finance (a) land development preparatory to erecting vertical improvements or (b) the on-site construction of industrial, commercial, residential, or farm buildings. For purposes of this classification, "construction" includes not only construction of new structures, but also includes any loans originated to finance additions or alterations to existing structures and the demolition of existing structures to make way for new structures. Also included are loans secured by vacant land, except land known to be used or usable for agricultural purposes. Until a permanent loan originates or payoff occurs all construction loans secured by real estate are reportable in this loan pool. Loans to finance construction and land development that are not secured by real estate are segmented and reported separate from this pool.

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2015 and 2014

Note 1. Summary of Significant Accounting Policies (Continued)

        Other commercial real estate loans—This includes farmland loans, multi-family loans and other real estate secured loans. Farmland loans include all loans secured by farmland and improvements thereon. Farmland includes all land known to be used or usable for agricultural purposes, such as crop and livestock production. Farmland includes grazing or pastureland, whether tillable or not and whether wooded or not. Multi-family loans include loans to finance non-farm properties with five or more units in structures primarily to accommodate households on a temporary or permanent basis. These may include apartment buildings or apartment hotels.

        Residential real estate loans—Residential loans are generally smaller in size and are homogenous because they exhibit similar characteristics. These loans are secured by nonfarm property containing one to four family dwelling units (including vacation homes), mobile homes, and individual condominium dwelling units secured by an interest in the individual housing unit.

        The installment and personal loan segments include the following loan classifications:

        Direct consumer loans—These loans may take the form of installment loans, demand loans, and single payment loans and are extended to individuals for household, family, and other personal expenditures. These also include direct consumer automobile loans extended by the bank for the purpose of purchasing a new or used vehicle for personal use.

        Indirect consumer loans—These loans include retail installment-sales paper purchased by the bank from merchants or dealers of retail sales. of vehicles for personal use.

        Home equity loans—These consist of closed-end loans secured by one to four family residential properties secured by junior liens.

        Home equity lines—These loans consist of revolving open-end lines of credit secured by one to four family residential properties extended to individuals for household, family, and other personal expenditures. These lines of credit, commonly known as home equity lines, are typically secured by a junior lien and are usually accessible by check.

        Personal reserve account loans—These consist of extensions of credit to individuals for household, family and other personal expenditures arising from prearranged overdraft plans.

        The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. Loans for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings ("TDRs") and classified as impaired.

        Additional factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2015 and 2014

Note 1. Summary of Significant Accounting Policies (Continued)

        Impaired loans are measured on an individual basis based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's obseNable market price or the fair value of the collateral, net of costs to sell, if the loan is collateral dependent. For impaired loans, accrual of interest is discontinued on a loan when management believes after considering collection efforts and other factors that the borrower's financial condition is such that the collection of interest is doubtful. For the year ended December 31, 2014, the Company included general impairment amounts related to collectively evaluated large groups of smaller balance consumer and residential loans in the impairment disclosure whereas such impairment amounts are included in the general component of the allowance for the year ended December 31, 2015. The amount of impairment and any subsequent changes are included in the allowance for loan losses.

        Troubled debt restructurings are individually evaluated for impairment and included in the separately identified impairment disclosures. TDRs are measured at the present value of estimated future cash flows using the loan's effective rate at inception. If a commercial TOR is considered to be a collateral dependent loan, the loan is reported at the fair value of the collateral, net. For TDRs that subsequently default, the Bank determines the amount of the allowance on that loan in accordance with the accounting policy for the allowance for loan losses on loans individually identified as impaired. The Bank incorporates recent historical experience related to TDRs including the performance of TDRs that subsequently default into the calculation of the allowance by loan portfolio segment.

        The general component covers loans that are collectively evaluated for impairment. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans are collectively evaluated for impairment for the years ended December 31, 2015, and 2014, and they are not included in the separately identified impairment disclosures for the year ended December 31, 2015. The general allowance component also includes loans that are not individually identified for impairment evaluation, as well as those loans that are individually evaluated but are not considered impaired. The general component is based on historical loss experience adjusted for current factors. The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Bank. This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment.

        These economic and other factors include, but are not limited, to consideration of the following: changes in the nature and volume of the portfolio and terms of loans, changes in volume and severity of past due loans and similar conditions such as trends in delinquencies and impaired loans (including TDRs); levels of and trends in charge-offs and recoveries; changes in levels of loans classified as special mention, substandard, or doubtful; effects of any changes in the quality of the organization's loan review system including risk selection; other changes in lending policies and procedures including changes in underwriting standards and collections, charge offs, and recovery practices; changes in the experience, ability, and depth of lending management and other relevant staff; changes in international, national, regional, and local economic trends and conditions; changes in the value of underlying collateral on collateral dependent loans; industry conditions and effects of changes in credit concentration and levels of such concentration; and the effect of other external factors (i.e. competition, legal and regulatory requirements) on the level of estimated credit losses.

        Due to the added risks associated with loans which are graded as special mention or substandard that are not classified as impaired, an additional analysis is performed to determine whether an

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2015 and 2014

Note 1. Summary of Significant Accounting Policies (Continued)

adjustment to loss rates is needed that is not fully captured by the historical loss experience. At December 31, 2014, such classified loans were collectively evaluated for impairment by segment in additional pools whereas the Company included loans that were risk rated as special mention or substandard and accruing in their related industry pool segments at December 31, 2015.

        In the fourth quarter of 2015, management determined that as credit quality improved, it became increasingly difficult to differentiate rationale for additional reserves assigned to performing loans risk rated as "special mention" or "substandard" from the reserves assigned to pass-rated performing loans. With improving credit conditions, these loans, while having heightened risk characteristics, behaved as performing loans and are not considered impaired. This determination resulted in a change in methodology to discontinue segregating classified assets from its industry performing pool so long as their payment characteristics and behavior model those of performing loans. This change in method resulted in a decrease of $355,000 in the estimated allowance for loan loss.

        The Bank also elongated the historical loss factor period from the two-year timeframe used at December 31, 2014 to a five-year historical loss period at December 31, 2015. The Bank concurrently reduced the effect of the external factors on qualitative risk adjustments to historical loss rates because the lengthening of the historical loss period to five years captured risks previously reflected in the adjustment to qualitative factors. When taken together, these two changes resulted in substantially no change to the balance in the allowance for loan losses.

        Troubled debt restructurings:    A loan is classified as a troubled debt restructuring when a borrower is experiencing financial difficulties that leads to a restructuring of the loan, and the Company grants concessions to the borrower in the restructuring that it would not otherwise consider. These concessions may include rate reductions, principal forgiveness, extension of maturity date, and other actions intended to minimize potential losses. Loans are not classified as a TOR when the modification is short-term or results in only an insignificant delay or shortfall in the payments to be received. The Bank's TDRs are determined on a case-by-case basis in connection with ongoing loan collection and credit analysis processes.

        The Company generally does not accrue interest on any TDRs unless it believes collection of all principal and interest under the modified terms is reasonably assured. For TDRs to accrue interest, the borrower must demonstrate both some level of past performance and the capacity to perform under the modified terms. Generally, six months of consecutive payment performance by the borrower under the restructured terms is required before TDRs are returned to accrual status. However, the period could vary depending on the individual facts and circumstances of the loan. An evaluation of the borrower's current creditworthiness is used to assess whether the borrower has the capacity to repay the loan under .the modified terms. This evaluation includes an estimate of expected cash flows, evidence of strong financial position, and estimates of the value of collateral, if applicable.

        Mortgage servicing rights: The Bank is also involved in the business of servicing mortgage loans. Servicing activities include collecting principal, interest, and escrow payments from borrowers, making tax and insurance payments on behalf of the borrowers, monitoring delinquencies, executing foreclosure proceedings, and accounting for and remitting principal and interest payments to the investors. Mortgage servicing rights represent the right to a stream of cash flows and an obligation to perform specified residential mortgage servicing activities.

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2015 and 2014

Note 1. Summary of Significant Accounting Policies (Continued)

        Servicing rights are recognized separately as assets when they are acquired through sales of loans and servicing rights are retained. Servicing rights are initially recorded at fair value with the effect recorded in gains on sales of loans on the Consolidated Statements of Operations. Mortgage servici'ng rights are valued under the fair value measurement method. Fair value is based on market prices for comparable mortgage servicing contracts, when available, or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income. The valuation model incorporates assumptions that market participants would use in estimating future net servicing income, such as the cost to service, the discount rate, the custodial earnings rate, an inflation rate, ancillary income, prepayment speeds and default rates and            losses. While market-based data is used to determine the input assumptions, the Bank incorporates its own estimates of assumptions market participants would use in determining fair value of mortgage servicing rights. Changes in fair value are recognized and reported in the consolidated statement of operations as a component of mortgage servicing income.

        Servicing fee income, which is included on the Consolidated Statements of Operations as mortgage servicing income, net of fair value changes, is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal or a fixed amount per loan and are recorded as income when earned.

        Mortgage loans that the Company is servicing for others aggregated to $705.4 million and $686.8 million at December 31, 2015, and 2014, respectively. Mortgage loans that the Company is servicing for others are not included in the Consolidated Balance Sheets. Fees received in connection with servicing loans for others are recognized as earned. Loan servicing costs are charged to expense as incurred.

        Premises and equipment:    Premises and equipment are stated at cost less accumulated depreciation. Depreciation is charged to operating expense on a straight-line or an accelerated basis over the estimated useful lives of the assets (10-60 years, buildings and improvements; 3-15 years, furniture and equipment). Gains and losses are included in other noninterest income in the Consolidated Statements of Operations. Maintenance and repairs are charged to operating expenses as incurred, while improvements that conform to definitions of tangible property improvements are capitalized and depreciated over the estimated remaining life.

        Non-marketable equity securities:    Non-marketable equity securities include Federal Reserve Bank ("FRB") and Federal Home Loan Bank ("FHLB") stock as well as other non-marketable equity securities. The Bank is a member of its regional Federal Reserve Bank. FRB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.

        The Bank is also a member of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income. All other non-marketable equity securities are carried at cost, classified as restricted, and periodically evaluated for impairment.

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2015 and 2014

Note 1. Summary of Significant Accounting Policies (Continued)

        Other Real Estate Owned:    other real estate owned ("OREO") properties are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. Physical possession of residential real estate property collateralizing a consumer mortgage loan occurs when legal title is obtained upon completion of foreclosure or when the borrower conveys all interest in the property to satisfy the loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. These assets are subsequently accounted for at the lower of cost or fair value less estimated costs to sell. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Revenue and expenses from operations and fair value write-downs are included in other real estate expense.

        Bank-owned life insurance: The bank has purchased life insurance policies on certain employees (both current and former). The bank owned life insurance ("BOLi") is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value ("CSV") or the amount that can be realized. The change in CSV and insurance proceeds received are recorded a BOLi income in the Consolidated Statements of Operations in noninterest income.

        Loss contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

        Wealth Management & Trust Services: Assets held in a fiduciary or agency capacity for customers are not included in the consolidated financial statements as they are not assets of the Company or its subsidiaries. Fee income is recognized on a cash basis and is included as a component of noninterest income in the Consolidated Statements of Operations.

        Long Term Incentive Plan:    Compensation cost for the Company Restricted Stock Plan awards issued to employees is based upon the fair value of the awards at the effective date of grant. The market price of the Company's common stock at the grant date is used for the valuation of restricted stock and restricted stock unit awards. Compensation cost is recognized over the required service performance period, generally defined as the vesting period.

        Transfers of financial assets:    Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

        Earnings per common share:    Basic earnings per share ("EPS") of common stock is computed by dividing net income applicable to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS is computed by dividing net income applicable to common shareholders by the weighted- average number of common shares outstanding plus the number of additional common shares that would have been outstanding if dilutive shares were issued.

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2015 and 2014

Note 1. Summary of Significant Accounting Policies (Continued)

        Mortgage banking derivatives:    Commitments to fund mortgage loans (interest rate locks) to be sold into the secondary market and forward commitments for the future delivery of these mortgage loans are accounted for as free standing derivatives. Fair values of these mortgage derivatives are estimated based on changes in mortgage interest rates from the date the interest rate on the loan is locked. The Company enters into forward commitments for the future delivery of mortgage loans when interest rate locks are entered into, in order to hedge the.change in interest rates resulting from its commitments to fund the loans. Changes in the fair values of these derivatives are included in net gain on sales of loans.

        Income taxes:    Effective January 1, 2006, the Company, with the consent of its stockholders and the applicable taxing authorities, began being taxed under sections of federal and state income tax law, which provide that, in lieu of corporation income taxes, the stockholders separately account for their pro rata share of the Company's income, deductions, losses and credits. As a result, the Company may be subject to federal tax if certain assets are sold at a gain for a select period following the election (Built-in-Gains Tax). The Company is responsible for and records as expense appropriate state income taxes.

        The Company accounts for uncertainty in income taxes, which arise, based on determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. The Company did not have any significant uncertain tax positions as of December 31, 2015 and 2014.

        Comprehensive income: Comprehensive income (loss) is the total of reported earnings of all other revenues, expenses, gains, and losses that are not reported in earnings under GAAP. The Company includes the following items in other comprehensive income (loss) in the Consolidated Statements of Comprehensive Income (Loss): (i) change in net unrealized gains or losses on available-for-sale securities, less (ii) the reclassification adjustment for the net gains (losses) realized during the period.

Recent accounting pronouncements:

Newly adopted standards:

        In January 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update (ASU) No. 2014-04, Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure. The primary purpose of this new guidance is to clarify, for residential mortgage loans, when an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a residential mortgage loan. This new accounting standard is effective for financial statements issued for annual periods beginning after December 15, 2014. The Company adopted this new accounting standard effective January 1, 2015, which required the Company to classify residential real estate collateralized mortgage loans as other real estate upon foreclosure.

Future accounting standards:

        In May 2014, the FASB issued ASU No. 2014-09 "Revenue from Contracts with Customers (Topic 606)." The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2015 and 2014

Note 1. Summary of Significant Accounting Policies (Continued)

which the entity expects to be entitled in exchange for those goods and services. ASU 2014-09 was to be effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. The amendments can be applied retrospectively to each prior reporting period or retrospectively with the cumulative effect of initially applying this update recognized at the date of initial application. Early application is not permitted. The Company is assessing the impact of ASU 2014-09 on its accounting and disclosures. In August 2015, the FASB issued ASU 2015-14 "Revenue from Contracts with Customers (Topic 606) Deferral of the Effective Date." This accounting standards update defers the effective date for an additional year. ASU 2015-14 will be effective for annual reporting periods beginning after December 15, 2017.

        In April 2015, the FASB issued ASU No. 2015-03 "Simplifying the Presentation of Debt Issuance Costs." ASU 2015-03 amended prior guidance to simplify the presentation of debt issuance costs. The amendments in this ASU require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. ASU 2015-03 will be effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within fiscal years. The adoption of this standard will not have a material effect to the Company's operating results or financial condition.

        In January 2016, the FASB issued ASU No. 2016-01 Financial Instruments—Overall (Subtopic 825-10) "Recognition and Measurement of Financial Assets and Financial Liabilities". The amendments in this ASU require all equity investments to be measured at fair value with changes in the fair value recognized through net income (other than those accounted for under equity method of accounting or those that result in consolidation of the investee). The amendments in this accounting standard update also require an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments. In addition, the amendments in this accounting standard update eliminate the requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public business entities and the requirement to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet for public business entities. This new standard is effective for consolidated financial statements issued for annual periods beginning after December 15, 2018. The Company is currently evaluating whether it will adopt the provision in this standard eliminating the requirement to disclose the fair value of financial instruments measured at amortized cost. The Company does not believe the adoption of the rest of the standard will have a significant impact on its consolidated financial statements.

        Subsequent events: The Company has evaluated subsequent events for recognition and disclosure through March 8, 2016, which is the date the consolidated financial statements were available to be issued.

Note 2. Restrictions on Cash and Amounts Due From Banks

        The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank. In accordance with the reserve requirements, the average reserve balances were $27.7 million and $25.9 million, for the years ending December 31, 2015, and 2014, respectively. The reserve balances held on deposit with the Federal Reserve Bank were $0, and $15.2 million, for the years ended December 31, 2015, and 2014, respectively.

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2015 and 2014

Note 2. Restrictions on Cash and Amounts Due From Banks (Continued)

        The nature of the Company's business requires that it maintain amounts with other banks and federal funds, which, at times, may exceed federally insured limits. Management monitors these correspondent relationships, and the Company has not experienced any losses in such accounts.

Note 3. Securities

        Investment portfolio management: The investment portfolio serves the liquidity and income needs of the Company. While the portfolio serves as an important component of the overall liquidity management at the Bank, portions of the portfolio also serve as income producing assets. The size and composition of the portfolio reflects liquidity needs, loan demand and interest income objectives. Portfolio size and composition will be adjusted from time to time. While a significant portion of the portfolio consists of readily marketable securities to address liquidity, other parts of the portfolio may reflect funds invested pending future loan demand or to maximize interest income without undue interest rate risk.

        Securities are comprised of debt securities, certificates of deposit, and marketable equity securities. Until the second quarter of 2015, all debt securities had been classified as available-for-sale. Securities available-for-sale are carried at fair value. Unrealized gains and losses, net of tax, on securities available-for-sale are reported as a separate component of equity. This balance sheet component changes as interest rates and market conditions change. Unrealized gains and losses are not included in the calculation of regulatory capital.

        Securities held-to-maturity are carried at amortized cost. In accordance with GAAP, the Company has the positive intent and ability to hold the securities to maturity.

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2015 and 2014

Note 3. Securities (Continued)

        The following tables summarize the amortized cost and fair value of the securities portfolio and the corresponding amounts of gross unrealized gains and losses at December 31:

	2015
	Amortized Cost	Gross Unrealized Gains		Gross Unrealized (Losses)		Fair Value
	(in thousands)
Securities Available-for-Sale
Debt Securities:
U.S. Government and federal agency	$155,840		$2,468	$		$158,308
State and municipal	92,703		3,312		(8)	96,007
Residential mortgage-backed	100,157		754		(259)	100,652
Corporate bonds	1,035		4			1,039
	349,735		6,538		(267)	356,006
CD Investments	250					250
Marketable equity securities	7,651		102		(6)	7,747

Total Securities Available-for-Sale	$357,636		$6,640		$(273)	$364,003

Securities Held-to-Maturity
Corporate bonds	$5,000	$			$(12)	$4,988

Total Securities Held-to-Maturity	$5,000	$			$(12)	$4,988

        During the twelve months ended December 31, 2015, the securities portfolio generally decreased as the Company reduced investments to fund its increasing loan demand, which are typically higher yielding assets. The change is largely found in the U.S. Government and federal agency debt securities and, to a lesser amount, residential mortgage-backed bonds. Securities with a carrying value of

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2015 and 2014

Note 3. Securities (Continued)

$178.8 million and $157.4 million at December 31, 2015 and 2014, respectively, were pledged to secure deposits or for other purposes as permitted, or required, by law.

	2014
	Amortized Cost		Gross Unrealized Gains		Gross Unrealized (Losses)		Fair Value
	(in thousands)
Securities Available-for-Sale
Debt Securities:
U.S. Government and federal agency		$193,467		$2,268		$(26)		$195,709
State and municipal		103,904		3,984		(64)		107,824
Residential mortgage-backed		120,811		1,185		(253)		121,743
Corporate bonds		2,577		43				2,620

		420,759		7,480		(343)		427,896
CD Investments		750						750
Marketable equity securities		6,651		98		(6)		6,743

Total Securities Available-for-Sale		$428,160		$7,578	$	{349 }		$435,389

Securities Held-to-Maturity
Corporate bonds	$		$		$		$

Total Securities Held-to-Maturity

        Gross realized gains and gross realized losses on sales of securities available-for-sale for the years ended December 31, are as follows:

	2015	2014
	(in thousands)
Proceeds from sales of securities	$52,120	$36,965
Gross Realized gains	508	380
Gross Realized losses	(1)	(6)

Securities gains (losses), net	507	374

        The amortized cost and fair value of securities, other than equity securities, by contractual maturity as of December 31, 2015, are shown in the following summary. Maturities may differ from contractual maturities on mortgage- backed securities because the mortgages underlying the securities may be

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2015 and 2014

Note 3. Securities (Continued)

called or repaid without any penalties. Therefore, these securities are not included in the maturity categories in the following summary.

	Amortized Cost	Fair Value
	(in thousands)
Securities Available-for-Sale
Due in one year or less	$20,724	$20,924
Due after one year through five years	154,825	158,362
Due after five years through ten years	54,857	56,269
Due after ten years	19,422	20,049
	249,828	255,604
Marketable equity securities	7,651	7,747
Residential mortgage-backed	100,157	100,652

	$357,636	$364,003
Securities Held-to-Maturity
Due after five years through ten years	$5,000	$4,988

        The following table shows the fair value and the unrealized losses aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31:

	2015
	Less than 12 Months			12 Months or More					Total
	Fair Value	Unrealized Loss	Number of Securities	Fair Value		Unrealized Loss		Number of Securities	Fair Value	Unrealized Loss	Number of Securities
	(in thousands, except for number of securities)
Securities Available-for-Sale
Debt Securities:
State and municipal	$3,574	$(7)	5		$660		$(1)	2	$4,234	$(8)	7
Residential mortgage backed	35,863	(220)	12		2,254		(39)		38,117	(259)	13
Marketable equity securities					4		(6)		4	(6)

	$39,437	$(227)	17		$2,918		$(46)	4	$42,355	$(273)	21

Securities Held-to-Maturity
Debt Securities:
Corporate Bonds	$5,000	$(12)		$		$			$5,000	$(12)

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2015 and 2014

Note 3. Securities (Continued)

	2014
	Less than 12 Months			12 Months or More					Total
	Fair Value	Unrealized Loss	Number of Securities	Fair Value		Unrealized Loss		Number of Securities	Fair Value	Unrealized Loss	Number of Securities
	(in thousands, except for number of securities)
Securities Available-for-Sale
Debt Securities:
U.S. Government and federal agency	$21,339	$(26)	3	$		$			$21,339	$(26)	3
State and municipal	4,638	(23)	7		7,803		(41)	11	12,441	(64)	18
Residential mortgage backed					47,314		(253)	13	47,314	(253)	13
Marketable equity securities					4		(6)		4	(6)

	25,977	$(49)	10		55,121		$(300)	25	81,098	$(349)	35

        Unrealized losses have not been recognized into income because the issuers' bonds are of high credit quality, the decline in fair value is largely due to changes in market interest rates, and the Company will likely not be required to sell the investments before recovery of their amortized costs. The fair value is expected to recover as the bonds approach their maturity date and/or market rates decline.

        At December 31, 2015 and 2014, there were no holdings of securities of any one issuer, other than U.S. Government and its agencies, in an amount greater than 10% of stockholders' equity.

Note 4. Loans

        The composition of net loans as of December 31 is as follows:

	2015	2014
	(in thousands)
Commercial	$182,126	$123,050
Agricultural	17,292	15,305
Commercial real estate: Owner occupied	100,205	98,909
Non-owner occupied	107,305	104,215
Construction real estate	60,298	41,754
Other	61,786	52,609
Residential real estate	82,699	72,205
Installment and personal	116,470	108,189

	728,181	616,236
Allowance for loan losses	(10,056)	(10,464)

Loans, net	$718,125	$605,772

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2015 and 2014

Note 4. Loans (Continued)

        The following tables present the contractual aging of the recorded investment in past due loans, by class of loans, as of December 31:

	Current	30 - 59 Days Past Due	60 - 89 Days Past Due		Loans Past Due 90 Days or More	Total	90 Days or More Past Due and Accruing
	(in thousands)
Commercial	$181,973	$99	$		$54	$182,126	$
Agricultural	17,244	13			35	17,292
Commercial real estate:
Owner occupied	100,128			77		100,205
Non-owner occupied	107,305					107,305
Construction real estate	59,981	317				60,298
Other	61,786					61,786
Residential real estate	81,907	410			382	82,699		80
Installment and personal	116,267	58		119	26	116,470

Total	$726,591	$897		$196	$497	$728,181		$80

	2014
	Current	30 - 59 Days Past Due	60 - 89 Days Past Due	Loans Past Due 90 Days or More	Total	90 Days or More Past Due and Accruing
	(in thousands)
Commercial	$122,495	$24	$190	$341	$123,050	$
Agricultural	15,292	13			15,305
Commercial real estate:
Owner occupied	98,872		37		98,909
Non-owner occupied	103,303			912	104,215
Construction real estate	41,754				41,754
Other	52,609				52,609
Residential real estate	71,159	306	416	324	72,205
Installment and personal	107,918	171	63	37	108,189

Total	$613,402	$514	$706	$1,614	$616,236	$

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2015 and 2014

Note 4. Loans (Continued)

        The recorded investment in non-accrual loans by class of loans as of December 31 is as follows:

	2015	2014
	(in thousands)
Commercial	$545	$1,298
Agricultural	35
Commercial real estate:
Owner occupied	207	269
Non-owner occupied	690	912
Construction real estate	7	30
Residential real estate	376	518
Installment and personal	103	152

Total	$1,963	$3,179

        As part of the on-going monitoring of the credit quality of the Company's loan portfolio, management categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt and comply with various terms of their loan agreements. The Company considers current financial information, historical payment experience, credit documentation, public information, and current economic trends. Generally, all sizeable credits receive a financial review no less than annually to monitor and adjust, if necessary, the credit's risk profile. For special mention, substandard, and doubtful credit classifications, the frequency of review is increased to no less than quarterly in order to determine potential impact on credit loss estimates.

        The Company categorizes loans into the following risk categories based on relevant information about the ability of borrowers to service their debt:

          Pass—A pass asset is well protected by the current worth and paying capacity of the obligator (or guarantors, if any) or by the fair value, less cost to acquire and sell, of any underlying collateral.

          Special Mention—A special mention asset, or risk rating of 5, has potential weaknesses that deserve management's close attention. The asset may also be subject to a weak or speculative market or to economic conditions, which may, in the future adversely affect the obligator. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or in the Bank's credit position at some future date. Special mention assets are not adversely classified and do not expose the Bank to sufficient risk to warrant adverse classification.

          Substandard—A substandard asset, or risk rating of 6, is an asset with a well-defined weakness that jeopardizes repayment, in whole or in part, of the debt. These credits are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged. These assets are characterized by the distinct possibility that the institution will sustain some loss of principal and/or interest if the deficiencies are not corrected. It is not necessary for a loan to have an identifiable loss potential in order to receive this rating.

          Doubtful—An asset that has all the weaknesses, or risk rating of 7, inherent in the substandard classification, with the added characteristic that the weaknesses make collection or

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2015 and 2014

Note 4. Loans (Continued)

  liquidation in full, on the basis of currently known facts, conditions and values, highly questionable and improbable.

          Loss—An asset, or portion thereof, classified as loss, or risk rated 8, is considered uncollectible and of such little value that its continuance on the Company's books as an asset is not warranted. This classification does not necessarily mean that an asset has no recovery or salvage value; but rather, there is much doubt about whether, how much, or when the recovery would occur. As such, it is not practical or desirable to defer the write-off.

          Residential real estate, installment, and personal loans are assessed for credit quality based on the contractual aging status of the loan and payment activity. Such assessment is completed at the end of each reporting period

        The following tables present the risk category of loans evaluated by class of loans based on the most recent analysis performed as of December 31:

	2015
	Pass	Mention	Substandard	Doubtful	Loss	Total
	(in thousands)
Commercial	$173,543	$3,297	$5,286	$	$	$182,126
Agricultural	16,881	376	35			17,292
Commercial real estate:
Owner occupied	96,680	2,293	1,232			100,205
Non-owner occupied	104,888	1,727	600			107,305
Construction real estate	54,954	3,700	1,644			60,298
Other	61,237	74	475			61,786
Residential real estate	78,009	4,094	500			82,699
Installment and Personal	114,995	24	1,451			116,470

Total	$701,187	$15,585	$11,409	$	$	$728,181

	2014
	Pass	Special Mention	Substandard	Doubtful	Loss		Total
	(in thousands)
Commercial	$118,788	$2,322	$1,940	$	$		$123,050
Agricultural	15,305						15,305
Commercial real estate:
Owner occupied	95,733	1,873	1,303				98,909
Non-owner occupied	100,864	263	3,088				104,215
Construction real estate	37,437	1,004	3,313				41,754
Other	51,823	786					52,609
Residential real estate	66,674	4,641	800				72,205
Installment & Personal	107,999		100				108,189

Total	$594,623	$10,889	$10,724	$		$—	$616,236

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2015 and 2014

Note 4. Loans (Continued)

        The following tables present additional detail of impaired loans, segregated by class of loans, as of December 31, 2015 and 2014. The unpaid principal balance represents the recorded balance prior to any partial charge-offs. The recorded investment represents customer balances net of any partial charge-offs recognized on the loans. The interest income recognized column represents all interest income reported on either a cash or accrual basis after the loan became impaired. The cash basis income column represents only the interest income recognized on a cash basis after the loan was classified as impaired:

	2015
	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated		Average Recorded Investment	Interest Income Recognized	Cash Basis Interest Income Recognized
	(in thousands)
With no related allowance recorded:
Commercial	$1,186	$633	$		$588	$8	$8
Agricultural	35	35			31	1	1
Commercial real estate:
Owner occupied	299	207			182
Non-owner occupied	951	690			755
Construction real estate	276	7			1,053
Residential real estate	217	133			29
Installment and personal					137
With an allowance recorded:
Commercial	41	39		6	275	2	2
Commercial real estate
Owner occupied					423
Non-owner occupied					4
Construction real estate	632	632		609	639	30	30
Residential real estate	67	67		38	286
Installment and personal					33

Total	$3,704	$2,443		$653	$4,435	$41	$41

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2015 and 2014

Note 4. Loans (Continued)

	2014
	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated		Average Recorded Investment	Interest Income Recognized	Cash Basis Interest Income Recognized
	(in thousands)
With no related allowance recorded:
Commercial	$1,459	$957	$		$696	$31	$31
Commercial real estate:
Owner occupied	433	101			175
Non-owner occupied	1,104	912			1,346	13	13
Construction real estate	2,376	2,130			2,585	87	87
Residential real estate	245	172			512
With an allowance recorded:
Commercial	368	368		189	118	18	18
Commercial real estate:
Owner occupied	175	168		16	160	5	5
Non-owner occupied					2,039
Construction real estate	650	650		650	1,265	25	25
Residential real estate	357	342		1	533		1
Installment and personal	185	168		14	143	6	6

Total	$7,352	$5,968		$870	$9,572	$187	$187

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2015 and 2014

Note 4. Loans (Continued)

        The following table provides additional detail of the activity in the allowance for loan losses, by portfolio segment, for the year ended December 31:

	2015
	Commercial	Agricultural		Commercial Real Estate	Residential Real Estate	Installment and Personal		Total
	(in thousands)
Allowance for loan losses:
Balance, beginning of year	$2,214		$16	$5,521	$1,261		$1,452	$10,464
Provision for loan losses	315		25	(131)	(402)		293	100
Loans charged off	(274)			(55)	(132)		(610)	(1,071)
Recoveries	42			129	214		178	563

Balance, end of year	$2,297		$41	$5,464	$941		$1,313	$10,056

Allowance allocated to loans:
Individually evaluated for impairment	$6	$		$609	$38	$		$653
Collectively evaluated for impairment	2,291		41	4,855	903		1,313	9,403

Total	$2,297		$41	$5,464	$941		$1,313	$10,056

Loans:
Individually evaluated for impairment	$672		$35	$1,536	$200	$		$2,443
Collectively evaluated for impairment	181,454		17,257	328,058	82,499		116,470	725,738

Total	$182,126		$17,292	$329,594	$82,699		$116,470	$728,181

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2015 and 2014

Note 4. Loans (Continued)

        The following table provides additional detail of the activity in the allowance for loan losses, by portfolio segment, for the year ended December 31:

	Commercial	Agricultural		Commercial Real Estate	Residential Real Estate		Installment and Personal	Total
	(in thousands)
Allowance for loan losses:
Balance, beginning of year	$1,059	$		$8,735		$1,083	$1,788	$12,665
Provision for loan losses	1,178		16	(3,282)		160	(22)	(1,950)
Loans charged off	(129)			(38)		(49)	(471)	(687)
Recoveries	106			106		67	157	436

Balance, end of year	$2,214		$16	$5,521		$1,261	$1,452	$10,464

Allowance allocated to loans:
Individually evaluated for impairment	$189	$		$666	$		$14	$870
Collectively evaluated for impairment	2,025		16	4,855		1,260	1,438	9,594

Total	$2,214		$16	$5,521		$1,261	$1,452	$10,464

Loans:
Individually evaluated for impairment	$1,325	$		$3,961		$514	$168	$5,968
Collectively evaluated for impairment	121,725		15,305	293,526		71,691	108,021	610,268

Total	$123,050		$15,305	$297,487		$72,205	$108,189	$616,236

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2015 and 2014

Note 4. Loans (Continued)

        The following tables present loans that were modified as troubled debt restructurings during the years ended December 31:

	2015
	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment	Charge-offs	Specific Reserves
	(in thousands, except number of contracts)
Residential real estate	$	$272	$67	$12	$38

Total	$	$272	$67	$12	$38

	2014
	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment	Charge-offs	Specific Reserves
	(in thousands, except number of contracts)
Installment and personal	$2	$8	$6	$	$6

Total	$2	$8	$6	$	$6

        Included in impaired loans are certain loans that have been modified because of deterioration in the financial condition of the borrower. These loans are accounted for as troubled debt restructurings and totaled $1.8 million and $4.2 million as of December 31, 2015 and 2014, respectively. Troubled debt restructurings accruing interest totaled $759,000 and $2.8 million as of December 31, 2015 and 2014.

        In its estimate of the allowance for loan losses, management considers the probability of troubled debt restructurings re-default and its impact on expected cash flows. There were no troubled debt restructurings entered into during 2015 or 2014 that subsequently defaulted before December 31, 2015 or December 31, 2014.

Note 5. Other Real Estate Owned

        Details related to the activity in the other real estate owned ("OREO") portfolio, net of valuation reserve, for the periods ended December 31 are presented in the following table:

	2015	2014
	(in thousands)
Beginning balance	$2,195	$270
Loans transferred to real estate owned	362	2,094
Land transferred to real estate owned	131
Direct write-downs	(80)	(6)
Sale of real estate owned	(1,478)	(163)

End of Year	$1,130	$2,195

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2015 and 2014

Note 5. Other Real Estate Owned (Continued)

        At December 31, 2015, the balance of OREO included $424,000 of foreclosed residential real estate properties recorded as a result of obtaining physical possession of the property. As of December 31, 2015, there were no consumer mortgage loans secured by residential real estate properties for which formal foreclosure is in process,.

        Activity in the valuation allowance was as follows for the periods ended December 31:

	2015	2014
	(in thousands)
Beginning balance	$12	$16
Reductions from sales of real estate owned	(86)	(10)
Direct write-downs	80	6

End of Year	$6	$12

        Expenses related to OREO, net of lease revenue, if any, for the periods ended December 31 includes:

	2015	2014
	(in thousands)
Net loss (gain) on sales	$(269)	$(47)
Provision for unrealized losses	80	6
Operating expenses, net of rental income	(27)	77

OREO expense, net	$(216)	36

Note 6. Loan Servicing

        Mortgage loans serviced for others are not reported as assets. The principal balances of these loans as of December 31 are as follows:

	2015	2014
	(in thousands)
FNMA	$695,003	$685,454
FHLMC	1,039	1,352
FHLB	9,325

Unpaid principal balance of mortgage loans serviced for others	$705,367	$686,806

        Custodial escrow accounts maintained in connection with serviced loans were $8.1 million and $7.2 million as of December 31, 2015 and 2014, respectively.

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2015 and 2014

Note 6. Loan Servicing (Continued)

        Activity for loan servicing rights and the related valuation are as follows for the periods as of December 31:

	2015	2014
	(in thousands)
Loan servicing rights
Beginning of year	$4,840	$4,298
Additions	830	446
Disposals	(441)	(338)
Change in fair value due to changes in assumptions
Other changes in fair value	(2)	434

End of year	$5,227	$4,840

        Fair value at December 31, 2015 was determined using discount rates ranging from 10.0% to 15.9% and prepayment speeds ranging from 5.6% to 31.9%, depending on the specific stratification of the specific right. Fair value at December 31, 2014 was determined using discount rates ranging from 9.6% to 15.5% and prepayment speeds ranging from 5.9% to 31.8%, depending on the specific stratification of the specific right.

Note 7. Derivative Financial Instruments

        The Company enters into contracts that meet the definition of derivative financial instruments in accordance with ASC 815-Derivatives and Hedging. Derivatives are used as part of a risk management strategy to address exposure to changes in interest rate inherent in the Company's origination and sale of certain residential mortgages into the secondary market. These derivative contracts used for risk management purposes include: (1) interest rate lock commitments provided to customers to fund mortgages intended to be sold; and (2) forward sale contracts for the future delivery of funded residential mortgages.

        Forward sale contracts are entered into when interest rate lock commitments are granted to customers in an effort to economically hedge the effect of future changes in interest rates on the commitments to fund mortgage loans intended to be sold ("the pipeline"), as well as on the portfolio of funded mortgages not yet sold (the "warehouse"). For accounting purposes, these derivatives are not designated as being in a hedging relationship. The contracts are carried at fair value on the Consolidated Balance Sheets, with changes in fair values recorded in the Consolidated Statements of Operations.

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2015 and 2014

Note 7. Derivative Financial Instruments (Continued)

        Derivative financial instruments, as of December 31, are summarized as follows:

		2015
	Balance Sheet Location	Notional Amount	Estimated Fair Value	Notional Amount	Estimated Fair Value
		(in thousands)
Derivative Assets:
Interest rate lock commitments	Other assets	$5,201	$24	$2,669	$4
Forward contracts to sell mortgage loans	Other assets	6,950	36	1,980

Total included in other assets			$60

Derivative Liabilities:
Interest rate lock commitments	Other liabilities	$2,490	$10	$1,472	$3
Forward contracts to sell mortgage loans	Other liabilities	6,400	36	5,650	19

Total included in other liabilities			$46		$22

        Net derivative gains (losses) included in the consolidated statements of operations, in net gain on sale of loans, related to derivative financial instruments are summarized as follows:

	2015	2014
	(in thousands)
Interest rate lock commitments	$13	$(4)
Forward contracts to sell mortgage loans	16	(60)

Total	$29	$(64)

Note 8. Premises and Equipment

        A summary of premises and equipment as of December 31 follows:

	2015	2014
	(in thousands)
Land and land improvements	$5,743	$5,810
Buildings	18,234	18,178
Furniture, fixtures and equipment	7,172	7,356
Construction-in-progress	161	8
Leasehold improvements	2,392	2,453

	33,702	33,805
Less accumulated depreciation	(13,951)	(13,888)

	$19,751	$19,917

Depreciation expense	$1,780	$1,773

        The Bank leases a facility in Rockford under a lease agreement dated January 1, 1998, from a land trust controlled by a related party. The lease requires minimum annual rental amounts, plus a prorated

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2015 and 2014

Note 8. Premises and Equipment (Continued)

share of any increase in taxes and expenses for the building. The lease expires December 31, 2019, and contains a provision for two consecutive five-year renewal options.

        The total minimum rental commitment at December 31, 2015, for the related party lease is $1.8 million, which is due during the next four years ending December 31, 2019. The projected annual commitment for each of the years remaining under the lease is $438 thousand per year.

        The total net rental expense included in the Consolidated Statements of Operations for the related party lease is $525,000 and $480,000 for 2015 and 2014, respectively.

        The Bank leases several banking facilities from non-related parties. Lease terms generally are for five-year periods, with varying options for two to five year renewals.

        The total minimum rental commitment at December 31, 2015, for leases from non-related parties is as follows:

Year Ending December 31,	Amount of Future Minimum Payments
(in thousands)
2016	$249
2017	239
2018	234
2019	161
2020	18

$901

        The total rental expense included in the Consolidated Statements of Operations for leases from non-related parties is $267,000 and $241,000 for the year ended December 31, 2015 and 2014, respectively.

Note 9. Deposits

        The aggregate amounts of time deposits (including certificates of deposit) in denominations that meet or exceed the FDIC insurance limit of $250,000 were $37.7 million and $46.5.0 million as of December 31, 2015 and 2014, respectively.

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2015 and 2014

Note 9. Deposits (Continued)

        At December 31, 2015, the scheduled maturities of certificates of deposit are as follows:

Amount
(in thousands)
Matures During Year Ending December 31:
2016	$136,334
2017	40,046
2018	25,054
2019	12,213
2020	25,118
2021 and thereafter	13,125

Total certificates of deposit	$251,890

        The Company had brokered deposits of $24.4 million and $21.5 million as of December 31, 2015 and 2014, respectively.

Note 10. Borrowed Funds

        The Bank's borrowings at the Federal Home Loan Bank (FHLB) requires that the Bank be a member and invest in the stock of the FHLB. As of December 31, 2015, total borrowings are generally limited to the lower of 35% of total assets or the combination of 77% of the book value of certain mortgage loans and 56% of the book value of certain loans secured by other non-farm/non-residential commercial real estate properties. As of December 31, 2015, the Bank had advances totaling $5.3 million, which were fully collateralized by the loans pledged. At the same time, the Bank had excess collateral of $64.0 million available to secure future borrowings as compared to $30.1 million at December 31, 2014. The FHLB provides both fixed and floating rate advances as well as letter of credits issued on behalf of bank customers. The Bank had $1.5 million and $2.0 million in letters of credit outstanding at December 31, 2015 and 2014 respectively.

        Pursuant to collateral agreements with FHLB, advances were collateralized by qualifying first mortgage loans totaling approximately $58.2 million and $51.5 million at December 31, 2015 and 2014 respectively. In addition as of December 31, 2015, FHLB advances were further collateralized by loans secured by other non-farm/non- residential commercial real estate properties of $45.4 million.

        Federal Home Loan Bank advances outstanding as of December 31, 2015:

Description	Maturity	Balance	Interest Rate
	(in thousands)
Fixed Rate Term	10/05/17	$1,500	1.02%
Fixed Rate Term	10/07/19	1,400	1.53%
Fixed Rate Term	08/29/22	2,400	3.46%

		$5,300

        The bank has entered into a forward advance commitment of $3,000,000 with the FHLB that has a mandatory disbursement requirement. This commitment must be funded on May 15, 2016. This

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2015 and 2014

Note 10. Borrowed Funds (Continued)

commitment carries a fixed interest rate of 2.59% and has a maturity date of May 15, 2020. As of December 31, 2015, the commitment had not been funded.

        Federal Home Loan Bank advances outstanding as of December 31, 2014:

Descrietion	Maturity	Balance	Interest Rate
	(in thousands)
Fixed Rate Term	10/05/17	$1,500	1.02%
Fixed Rate Term	10/07/19	1,400	1.53%
Fixed Rate Term	08/29/22	2,400	3.46%

		$5,300

        In addition to the above borrowing activity, the Bank participates in FHLB Community Investment Programs including the Competitive Affordable Housing Program ("AHP"), which assists qualified borrowers with obtaining funding for housing related projects. While the borrower retains primary responsibility for administering the funds advanced under such programs, the Bank agrees to sponsor the borrower and provide program oversight for such funds. That off-balance sheet commitment activity is discussed in Note 13 to these consolidated financial statements.

        The Bank participates in the Federal Reserve Bank's Discount Window Borrower-In-Custody Program. Under this Program, the Bank can borrow from the Federal Reserve based on the value of eligible loans and securities. As of December 31, 2015 and 2014, the Bank's availability under this Program was $53.8 million and $26.3 million, respectively. There were no outstanding borrowings at December 31, 2015 and 2014.

        The Company has a $10.0 million revolving line of credit, originating in 2014, with a $150,000 balance outstanding as of December 31, 2015. There was no balance on this line as of December 31, 2014. The revolving line of credit matures on May 14, 2016. Prepayments can be made on the note without penalty. Advances on the line of credit are secured by all of the shares of capital stock of the Bank. The loan agreement contains certain restrictive covenants.

Note 11. Benefit Plans

        The Company has a profit-sharing plan covering substantially all employees. Participants are not required to contribute, but may make voluntary contributions up to legal limits. The Company is required to match each participant's contribution up to 3% of the participant's compensation. The plan provides for discretionary contributions to be determined annually by the Board of Directors. Total discretionary and matching contributions charged to expense, net of forfeitures, were $1.1 million and $1.3 million for the years ended December 31, 2015 and 2014, respectively.

        The Company maintains a voluntary Nonqualified Deferred Compensation Plan (Plan) for all directors and certain executive officers of the Company. The Plan allows directors to defer some or all of their compensation. The Company may also elect to make additional discretionary contributions to the Plan. Compensation is deferred into various investment account types at the direction of the director or executive officer. As of December 31, 2015 and 2014, the Company had accrued $1.7 million and $1.5 million, respectively, in deferred director and officer compensation.

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2015 and 2014

Note 11. Benefit Plans (Continued)

        The Bank has purchased life insurance contracts for certain employees. The Bank is the owner and co-beneficiary of the life insurance policies, which provide an aggregate death benefit of approximately $62.0 million and $61.9 million at December 31, 2015 and 2014, respectively. The liability for the co-beneficiaries is $254,000 and $176,000 at December 31, 2015 and 2014, respectively, and the related expense for the years then ended was $78,000 and $176,000, respectively. These policies have cash surrender values of $21.2 million and $20.5 million at December 31, 2015 and 2014, respectively.

Note 12. Long-Term Incentive Plan

        The 2015 Alpine Bancorporation, Inc., Restricted Stock Plan ("Incentive Plan") was approved by the duly authorized Compensation Committee of the Company's Board of Directors in November 2015 subject to shareholder consent, which was subsequently received in December 2015. The Incentive Plan authorizes the issuance of up to 450,000 shares of the Company's stock and includes the granting of restricted stock units ("RSU") and restricted stock. Stock based awards may be granted to selected directors and officers or employees at the discretion of the Compensation Committee of the Board of Directors, which also has discretionary authority to change some terms. The terms of an award require achievement of certain performance targets including metrics for minimum performance thresholds for an award to be earned. The performance period is generally three years from the date of award, but allows up to an additional ten-week calculation period to finalize the earned award amount. These awards have no voting or dividend rights and are subject to forfeiture until certain restrictions have lapsed including the employment period. Awards granted under the Incentive Plan become fully vested upon a merger or change in control of the Company.

        The remaining awards issuable under the plan were 402,898 as of December 31, 2015. On December 17, 2015, the Compensation Committee of the Board authorized 47,102 Restricted Share Unit Awards at a fair value of $14.73 per share, or $693,812, and an award effective date of January 1, 2016. The vesting period commenced on the same date. As a result, no compensation cost was charged against income for the period ended December 31, 2015.

Note 13. Off-Balance-Sheet Risk, Commitments, and Contingent Liabilities

        To meet the financing needs of its customers, the Bank, as a subsidiary of the Company, is a party to various financial instruments with off-balance-sheet risk in the normal course of business. These off-balance-sheet financial instruments include commitments to originate and sell loans as well as financial standby, performance standby and commercial letters of credit. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet. The Bank's exposure to credit loss for loan commitments and letters of credit is represented by the dollar amount of those instruments. Commitments may expire without being used. Management generally uses the same credit policies and collateral requirements in making commitments and conditional obligations as for on-balance-sheet instruments.

        Exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual amount of these instruments. The Bank uses the same credit policies in making commitments and conditional obligations as for on-balance-sheet instruments.

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2015 and 2014

Note 13. Off-Balance-Sheet Risk, Commitments, and Contingent Liabilities (Continued)

        Standby and performance letters of credit are considered financial guarantees in accordance with generally accepted accounting principles. These letters of credit are typically issued for a period of one year, but can be extended depending on customer needs. As of December 31, 2015, the maximum remaining term for any outstanding letters of credit was approximately 6 years, expiring on June 15, 2021.

        Financial instruments outstanding whose contract amounts represent off-balance-sheet credit risk are as follows:

	December 31,
	2015	2014
	(in thousands)
Commitments to extend credit	$38,136	$41,513
Unfunded lines of credit	187,706	173,038
Standby letters of credit	4,721	4,794
Performance letters of credit	1,815	2,444
Less commitments to sell participations	(11,749)	(5,536)

        Included in the amounts in the above table are commitments to extend credit and standby letters of credit to directors, officers, and principal shareholders of the Company and the Bank. A summary of commitments and letters of credits to insiders is as follows:

	December 31,
	2015	2014
	(in thousands)
Unfunded lines of credit	$12,578	$12,724
Performance letters of credit	215	215

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary upon extension of credit, is based on management's credit evaluation of the party. Collateral held varies, but may include accounts receivable, crops, livestock, inventory, property and equipment, residential real estate, and income-producing commercial properties.

        Unfunded lines of credit are agreements to lend to a customer as long as there is no violation of any conditions established in the contract and may be drawn upon a borrowers' discretion.

        Standby and performance letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which management deems necessary. In the event the customer does not perform in accordance with the terms of the agreement with the third party, the Company would be required to fund the commitment. The maximum potential amount of future payments the Company

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2015 and 2014

Note 13. Off-Balance-Sheet Risk, Commitments, and Contingent Liabilities (Continued)

would be required to make is represented by the contractual amounts shown in the summary above. If the commitment were funded, the Company would be entitled to seek recovery from the customer.

Unfunded Commitment and Repurchase Loan Reserves

        In addition to the allowance for loan losses reflected on the Consolidated Balance Sheets, management estimated a reserve for off balance sheet liabilities related to unfunded loan commitments at December 21, 2015. The Bank also has a separate reserve for the estimated liability to repurchase previously sold loans. The reserve for unfunded loan related commitments includes unfunded commitments to lend as well as commercial, performance, and standby letters of credit. Both of these reserves are classified in other liabilities on the Consolidated Balance Sheets. The respective balance of each of these reserves for the periods ending December 31 is as follows:

	2015		2014
	(in thousands)
Reserve for unfunded commitments
Beginning balance	$		$
Provision for unfunded commitments		45

Ending reserve for unfunded commitments		$45

	2015	2014
	(in thousands)
Reserve for repurchased loans
Beginning balance	$249	$154
Charge-off	(189)	(155)
Recovery	86
Provision for repurchased loans	125	250

Ending reserve for repurchased loans	$271	$249

        The amount of the allowance for unfunded loan commitments is determined using a reserve rate estimate that applies to each associated category multiplied by the unfunded commitment amount. The reserve also covers potential loss on commercial, performance, and standby letters of credit outstanding for which the Bank may be unable to recover the amount outstanding.

        Loans intended to be sold are originated in accordance with specific criteria established by the investor agencies—these are known as "conforming loans". During the sale of these loans, certain representations and warranties are made that the loans conform to these previously established underwriting standards. In event that any of these representations and warranties or standards are found to be out of compliance, the Company may be responsible for repurchasing the loan at the unpaid principal balance or indemnifying the buyer against loss related to those loans. The estimated amount of the reserve for repurchased loans is determined by a review of investor requests regarding reimbursement and the probability of future payment.

        As disclosed in Note 10 to these consolidated financial statements, the Bank is a member of the Federal Home Loan Bank of Chicago. As such, the Bank participates in FHLB Community Investment

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2015 and 2014

Note 13. Off-Balance-Sheet Risk, Commitments, and Contingent Liabilities (Continued)

Programs including the Competitive Affordable Housing Program ("AHP"), which assists borrowers with obtaining funding for qualified housing related projects. While the borrower retains primary responsibility for administering the funds advanced under this program, the member Bank agrees to act as sponsor and provide program oversight for those funds. As of December 31, 2015, the approved and disbursed amounts under the AHP program were $1.6 million and $240,000, respectively, as compared to $780,000 and $96,000 approved and disbursed, respectively, at December 31, 2014.

        The Company offers a deposit product, secured by investment in a third-party mutual fund that is not recorded in the balance sheet. Deposits and withdrawals are swept daily to and from the fund. The Company has no direct claim to the fund investments. Off-balance-sheet mutual fund deposits totaled $17.7 million and $20.4 million for years ended December 31, 2015 and 2014, respectively.

        Loss Contingencies:    Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

Note 14. Fair Value Measurement

        Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Generally accepted accounting principles establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that maybe used to measure fair value:

  Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

  Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active and other inputs that are observable or can be corroborated by observable market data.

  Level 3: Significant unobservable inputs that reflect a Bank's own assumptions about the assumptions that market participants would use in pricing an asset or liability.

        Any transfers between levels are deemed to have occurred at the end of the reporting period. For the years ended December 31, 2015, and 2Q14 there were no significant transfers between levels. A description of the valuation methodologies used for assets and liabilities measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below.

        Securities:    Where quoted prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities would include highly liquid government bonds and exchange traded equities. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics, or discounted cash flow. Level 2 securities would include U.S. agency securities, mortgage-backed agency securities, obligations of states and political subdivisions and certain corporate, asset backed and other securities. For

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2015 and 2014

Note 14. Fair Value Measurement (Continued)

securities where quoted prices or market prices are not available, Level 3 is utilized. Level 3 fair values are calculated by management on a quarterly basis using discounted cash flows. These discounted cash flow calculations incorporate loss severities, volatility, credit spreads, defaults, deferrals and illiquidity.

        Derivatives:    Derivatives instruments such as interest rate lock commitments and forward contracts are valued by means of pricing models based on readily observable market parameters such as interest rate yield curves and option pricing volatilities (Level 2).

        Loans held-for-sale: Loans held-for-sale are carried at fair value, in accordance with The Fair Value Option for Financial Assets and Financial Liabilities. The fair value of loans held-for-sale is determined using quoted market prices for similar assets (Level 2).

        Mortgage servicing rights: Mortgage servicing rights do not trade in an active market with readily observable prices. Accordingly, the Bank determines the fair value of mortgage servicing rights by estimating the present value of the future cash flows associated with the loans being serviced. Key economic assumptions used in measuring the fair value of mortgage servicing rights include prepayment speeds and discount rates. While market-based data is used to determine the input assumptions, the Bank incorporates its own estimates of assumptions market participants would use in determining fair value of mortgage servicing rights (Level 3).

        Impaired loans:    The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. The specific reserves for collateral dependent impaired loans are generally based on the fair value of the collateral less estimated costs to sell. For loans collateralized by real estate, the fair value of collateral was determined based on appraisals, net estimated costs to sell.

        Appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value. Non real estate collateral may be valued using an appraisal, book values, or aging reports adjusted or discounted based on management's historical knowledge, changes in market conditions from the time of the valuation, and managements expertise and knowledge of the client and client's business, resulting in Level 3 fair value classification. Impaired loans are evaluated on a quarterly basis for additional impairment and adjusted accordingly.

        Other Real Estate Owned:    Nonrecurring adjustments to certain commercial and residential real estate properties classified as other real estate owned are measured at the lower of carrying amount or fair value, less costs to sell. Fair values are generally based on third party appraisals of the property. Appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value. Other real estate owned properties are evaluated on a quarterly basis for additional impairment and adjusted accordingly. In cases where the carrying amount exceeds the fair value, less costs to sell, an impairment loss is recognized.

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2015 and 2014

Note 14. Fair Value Measurement (Continued)

        The following tables provide the hierarchy and fair value for each major category of assets and liabilities measured at fair value at December 31, 2015:

	Fair Value Measurement Using
	Level 1		Level 2	Level 3		Total
	(in thousands)
Assets:
Securities available-for-sale:
U.S. Government and federal agency		$42,580	$115,728	$		$158,308
State and municipal bond			96,007			96,007
Residential mortgage backed securities			100,652			100,652
Corporate Bonds			1,039			1,039
CD investments			250			250
Marketable equity securities		7,747				7,747
Loan held for sale, at fair value			8,763			8,763
Mortgage servicing rights					5,227	5,227
Derivatives			60			60
Liabilities:
Derivatives	$		$46	$		$46

        Assets and Liabilities measured at fair value on a non-recurring basis

	Fair Value Measurement Using
	Level 1	Level 2	Level 3	Total
	(in thousands)
Assets:
Collateral dependent impaired loans, net of specific reserves	$	$	$85	$85
Foreclosed assets			1,130	1,130

        The impaired loans that were written down to fair value amounted to $738,000 as of December 31, 2015. There were no impaired loans on which a charge-off had been recorded and a reserve existed at December 31, 2015. The remaining $738,000 of impaired loans includes a specific reserve of $653,000 at December 31, 2015, which is included in the allowance for loan losses.

        Foreclosed assets, which are measured at the lower of carrying value or fair value less costs to sell, were carried at their fair value of $1.1 million.

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2015 and 2014

Note 14. Fair Value Measurement (Continued)

        The following is a reconciliation of assets measured as fair value on a recurring basis using significant unobservable inputs (level 3):

	Year Ended December 31,
	2015	2014
Mortgage Servicing Rights
Beginning balance	$4,840	$4,298
Total gains or losses included in earnings	(2)	434
Issuances	389	108

Ending Balance	$5,227	$4,840

        The following table presents quantitative information about level 3 fair value measurements for financial instruments measured at fair value at December 31, 2015:

	Fair Value (in thousands)	Valuation Technique	Unobservable Input
Mortgage servicing rights	$5,227	Discounted cash flows. As discussed in Note 6 to these consolidated financial statements.	Prepayment rates. As discussed in Note 6 to these consolidated financial statements.
Collateral dependent impaired loans, net of specific reserves	$85	Sales comparison approach	Appraised values
Other real estate owned	$1,130	Sales comparison approach	Appraised values

        As detailed in Note 4 to these consolidated financial statements, the Bank reduced the appraised values by selling and holding costs, which were estimated at 10% for the period ended December 31, 2015, and 20% for the period ended December 31, 2014.

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2015 and 2014

Note 14. Fair Value Measurement (Continued)

        The following tables provide the hierarchy and fair value for each major category of assets and liabilities measured at fair value at December 31, 2014:

	Fair Value Measurement Using
	Level 1		Level 2	Level 3		Total
	(in thousands)
Assets:
Securities available-for-sale:
U.S. Government and federal agency		$68,654	$127,056	$		$195,710
State and municipal bond			107,824			107,824
Residential mortgage backed securities			121,743			121,743
Corporate Bonds			2,619			2,619
CD investments			750			750
Marketable equity securities		6,743				6,743
Loan held for sale, at fair value			8,010			8,010
Mortgage servicing rights					4,840	4,840
Derivatives			7			7
Liabilities:
Derivatives	$		$22	$		$22

        Assets and Liabilities measured at fair value on a non-recurring basis

	Fair Value Measurement Using
	Level 1	Level 2	Level 3	Total
	(in thousands)
Assets:
Collateral dependent impaired loans, net of specific reserves	$	$	$1,292	$1,292
Foreclosed assets			2,195	2,195

        The impaired loans that were written down to fair value amounted to $2.2 million as of December 31, 2014'. Of this amount, there was $465,000 of loans for which a charge-off was recorded and as a result, there was no specific reserve necessary. There were no impaired loans on which a charge-off had been recorded and a reserve existed at December 31, 2014. The remaining $1.7 million of impaired loans includes a specific reserve of $870,000 at December 31, 2014, which is included in the allowance for loan losses.

        Foreclosed assets, which generally consists of other real estate properties, are measured at the lower of carrying value or fair value less costs to sell, were carried at their fair value of $2.2 million.

Note 15. Fair Value of Financial Instruments

        The FASB specifies the disclosure of the estimated fair value of financial instruments. The Company's estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required to develop the estimates of fair value. Accordingly, the estimates are not necessarily indicative of the amounts the Company could have realized in a current market exchange. The use of different market

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2015 and 2014

Note 15. Fair Value of Financial Instruments (Continued)

assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

        Fair value estimates are subjective in nature, involve uncertainties and matters of significant judgment, and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

        The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

        Cash and cash equivalents: For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

        Securities:    See Note 14—Fair Value Measurement in the notes to these consolidated financial statements for additional discussion.

        Non-marketable equity securities:    No ready market exists for the equity securities, as they have no quoted market value. The carrying amount of equity securities approximates their fair value.

        Loans, net:    The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings for the same remaining maturities.

        Loans held-for-sale:    See Note 14—Fair Value Measurement in the notes to these consolidated financial statements for additional discussion.

        Banked-owned life insurance:    The carrying amount of the cash surrender value of life insurance approximates its fair value as the carrying value represents the current settlement amount.

        Deposits:    The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable at the reporting date. The fair value of time deposits is estimated using discounted future cash flows as current rates offered for deposits of similar remaining maturities.

        FHLB advances:    The fair value of FHLB advances was estimated considering current interest rates for similar advances plus any estimated prepayment penalties.

        Accrued interest:    The carrying amounts of accrued interest approximate fair value.

        Off-balance-sheet financial instruments:    No estimated fair value is attributable to unused lines of credit and letters of credit. Fair Value Measurement of derivative financial instruments related to mortgage loan origination is discussed in Note 7—Derivative Financial Instruments in the notes to these consolidated financial statements.

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2015 and 2014

Note 15. Fair Value of Financial Instruments (Continued)

        The estimated fair values of the Company's financial instruments as of December 31 are as follows:

	December 31, 2015
	Carrying Value	Fair Value	Level 1	Level 2		Level 3
	(in thousands)
Financial Assets:
Cash and cash equivalents	$47,891	$47,891	$47,891	$		$
Securities available-for-sale	364,003	364,003	50,327		313,676
Securities held-to-maturity	5,000	4,988			4,988
Non-marketable equity securities	3,759	3,759			3,759
Bank-owned life insurance (BOLi)	21,215	21,215			21,215
Loans held-for-sale, at fair value	8,763	8,763			8,763
Loans, net	718,125	717,307			717,222		85
Accrued interest receivable	4,830	4,830	4,830
Financial Liabilities:
Non-interest bearing deposits	$289,919	$289,919	$289,919	$		$
Interest bearing deposits	793,203	794,981			794,981
FHLB Advances	5,300	5,490			5,490
Other borrowings	150	150			150
Accrued interest payable	746	746	746

	December 31, 2014
	Carrying Value	Fair Value	Level 1	Level 2		Level 3
	(in thousands)
Financial Assets:
Cash and cash equivalents	$50,091	$50,091	$50,091	$		$
Securities available-for-sale	435,389	435,389	75,397		359,992
Non-marketable equity securities	3,759	3,759			3,759
Bank-owned life insurance (BOLi)	20,537	20,537			20,537
Loans held-for-sale, at fair value	8,010	8,010			8,010
Loans, net	605,772	605,474			604,182		1,292
Accrued interest receivable	5,037	5,037	5,037
Financial Liabilities:
Non-interest bearing deposits	$251,075	$251,075	$251,075	$		$
Interest bearing deposits	787,617	788,353			788,353
FHLB Advances	5,300	5,479			5,479
Accrued interest payable	956	956	956

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2015 and 2014

Note 16. Regulatory Matters

        Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve qualitative measures of assets, liabilities and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgement by regulators. Failure to meet capital requirements can initiate regulatory action. The final rules implementing Basel Committee on Banking Supervision's capital guidelines for U.S. Banks (Basel Ill rules) became effective for the Company on January 1, 2015 with full compliance with all of the requirements being phased in over a multi-year schedule and fully phased in by January 1, 2019. The net unrealized gain or loss on available-for-sale securities is not included in computing regulatory capital. Capital ratios for December 31, 2014 are calculated using Basel I rules. Management believes as of December 31, 2015, the Company and Bank meet all capital adequacy requirements to which they are subject.

        Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these items are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as to asset growth and expansion, and capital restoration plans are required. At December 31, 2015 and 2014, the Bank is considered as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's category.

        All capital ratios and regulatory capital information for 2015 give full effect to the Basel Ill capital regulations in effect as of January 1, 2015. All other capital ratios and regulatory capital information for the prior period reflect the regulatory regulations in effect for the relevant time period. The actual

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2015 and 2014

Note 16. Regulatory Matters (Continued)

capital amounts and ratios for the Company and Bank as of December 31 are presented in the following table:

			Minimum Required for Capital Adequacy Purposes		Minimum Required to Be Well Capitalized Under Prompt Corrective Action Requirements
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(dollars in thousands)
As of December 31, 2015
Total Capital to risk-weighted assets
Company	$113,732	13.01%	$69,960	8.00%	NA	NA
Bank	113,258	12.96%	69,911	8.00%	87,389	10.00%
lier 1 (Core) Capital to risk-weighted assets
Company	$103,587	11.85%	$52,470	6.00%	NA	NA
Bank	103,134	11.80%	52,433	6.00%	69,911	8.00%
Common Equity lier 1 Capital to risk-weighted assets (CET1)
Company	$103,587	11.85%	$39,352	4.50%	NA	NA
Bank	103,134	11.80%	39,325	4.50%	56,803	6.50%
lier 1 (Core) Capital to average assets (leverage)
Company	$103,587	8.56%	$48,432	4.00%	NA	NA
Barik	103,134	8.52%	48,411	4.00%	60,514	5.00%
As of December 31, 2014
Total Capital to risk-weighted assets
Company	$109,338	14.39%	$60,786	8.00%	NA	NA
Bank	108,865	14.34%	60,749	8.00%	75,936	10.00%
lier 1 (Core) Capital to risk-weighted assets
Company	$99,793	13.13%	$30,393	4.00%	NA	NA
Bank	99,322	13.08%	30,374	4.00%	45,561	6.00%
lier 1 (Core) Capital to average assets (leverage)
Company	$99,793	8.48%	$47,073	4.00%	NA	NA
Bank	99,322	8.45%	47,044	4.00%	58,805	5.00%

        Dividend Restrictions-The Company's principal source of funds for dividend payments is dividends received from the Bank. Banking regulations limit the amount of dividends that may be paid without prior approval of regulatory agencies. Under these regulations, the amount of dividends that may be paid in any calendar year is limited to the current year's profits, combined with the retained profit of the previous two years, subject to the capital requirements described above. Pursuant to the Basel Ill rules that came into effect January 1, 2015, the Bank must keep a buffer of 0.625% for 2016, 1.25% for 2017, 1.875% for 2018, and 2.5% for 2019 and thereafter of minimum capital requirements in order to avoid additional limitations on capital distributions.

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2015 and 2014

Note 17. Related-Party Transactions

        Loans to principal officers, directors and their affiliates during 2015 were as follows (in thousands):

Beginning balance	$35,857
Prinicpal advances	3,689
Effect in changes in composition of related parties	(18,578)
Repayments	(2,063)
Ending balance	$18,905

        These loans were made substantially in the same terms, including interest rates and collateral as those prevailing at the same time for comparable transactions with other persons and did not involve more than normal risks of collectability. The total of unfunded loan commitments to related parties is detailed in Note 13 to these consolidated financial statements.

        Deposit accounts from principal officers, directors and their affiliates at December 31, 2015 and 2014 totaled $8.9 million and $7.6 million, respectively.

        The Company also leases a facility from a related party as detailed in Note 8 to these consolidated financial statements.

Note 18. Stock Split

        Effective December 28, 2015, with Board approval, the Certificate of Incorporation was amended in order to effect a 150 for 1 stock split, to increase the number of authorized shares of common stock from 100,000 to 15,000,000, and to change the par value per share from no par to $1.00 par value. All references in the accompanying consolidated financial statements to the number of common shares and per-share amounts for 2014 have been restated to reflect the stock split.

Note 19. Earnings per Share

        Basic earnings per common share is computed by dividing net income by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted-average number of shares determined for the basic earnings per common share computation plus any dilutive effects if applicable.

        The factors used in the earnings per share computation follows:

	2015	2014
Net income (in thousands)	$14,192	$13,768

Basic potential common shares:
Weighted average common shares outstanding	8,493,454	7,824,699

Dilutive potential common shares
Dilutive weighted averages hares outstanding	8,493,454	7,824,699

Basic earnings per share	$1.67	$1.76

Diluted earnings per share	$1.67	$1.76

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2015 and 2014

Note 20. Parent Company Only Condensed Financial Information

        Condensed Balance Sheets as of December 31 are as follows:

	2015	2014
	(in thousands)
Assets
Cash and cash equivalents	$175		$155
Investments in subsidiaries	109,454		107,029
Other assets	633		469

Total assets	$110,262		$107,653

Liabilities
Loans Payable	$150	$
Other liabilities	158		153

Total liabilities	308		153
Stockholders' Equity
Total stockholders' equity	109,954		107,500

Total liabilities and stockholders' equity	1		$107,653

        Condensed Statements of Operations for the years ended December 31 are as follows:

	2015	2014
	(in thousands)
Operating income
Dividends from subsidiaries	$10,950	$12,620
Other income	333	295

	11,283	12,915
Operating Expenses
Subordinated debt interest expense		963
Other interest expense		16
Other expenses	466	741

	466	1,720
Income before income taxes	10,817	11,195
Income tax benefit		(21)

Income before equity in undistributed net income of subsidiaries	10,864	11,216
Equity in undistributed net income of subsidiaries	3,328	2,552

Net income available to common stockholders	$14,192	$13,768

Other Comprehensive income	$13,330	$18,446

ALPINE BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2015 and 2014

Note 20. Parent Company Only Condensed Financial Information (Continued)

        Condensed Statements of Cash Flow for the years ended December 31 are as follows:

	2015	2014
	(in thousands)
Cash flows from operating activities
Net income
Adjustments to reconcile net income to net cash provided by operating activities	$14,192	$13,768
Increase in equity in undistributed net income of subsidiaries	(3,328)	(2,552)
Change in other assets	(123)	(57)
Change in other liabilities	5	(48)

Net cash used in operating activities	10,746	11,111

Cash flows from investing activities
Proceeds from maturities and calls, including paydown of securities		410

Net cash provided by investing activities		410

Cash flows from financing activities
Repayment of subordinated debentures
Proceeds from line of credit, net	150	(13,450)
Dividends paid	(10,452)	(8,749)
Purchase of treasury shares	(543)
Sales of treasury shares	119
Net proceeds from issuance of common stock		10,825

Net cash used in financing activities	(10,726)	(11,374)

Net change in cash and cash equivalents	20	147
Cash and cash equivalents at beginning of period	155	8

Cash and cash equivalents at end of period	175	$155

Alpine Bancorporation, Inc. and Subsidiaries

Consolidated Balance Sheet—(unaudited)

(In thousands, except share data)

September 30, 2017
Assets
Cash and due from banks	$25,312
Interest bearing deposits with financial institutions	7,403

Cash and cash equivalents	32,715
Securities available-for-sale	334,286
Securities held-to-maturity	5,496
Loans held-for-sale, at fair value	10,308
Loans held for investment	822,660
Less: allowance for loan losses	(9,751)

Loans held for investment, net	812,909
Federal Home Loan Bank Stock, at cost	1,355
Federal Reserve Bank Stock, at cost	1,118
Premises and equipment, net	24,078
Other real estate owned, net	75
Mortgage servicing rights, at fair value	6,098
Bank-owned life insurance	22,330
Accrued interest receivable	5,319
Other assets	8,384

Total assets	$1,264,471

Liabilities
Deposits:
Non-interest bearing demand	$333,776
Interest bearing:
Savings, NOW, and money market	591,366
Time	195,727

Total deposits	1,120,869
FHLB Advances	20,114
Other borrowings	—
Accrued interest payable	459
Accrued taxes and employee salaries & benefits	4,993
Other liabilities	7,510

Total liabilities	1,153,945

Stockholders' Equity
Common stock	8,475
Treasury stock	(453)
Additional paid-in capital	10,196
Retained earnings	90,635
Accumulated other comprehensive income	1,673

Total stockholders' equity	110,526

Total liabilities and stockholders' equity	$1,264,471

Alpine Bancorporation, Inc. and Subsidiaries

Consolidated Statements of Operations—(Unaudited)

(In thousands)

	Nine Months Ended September 30,
	2017	2016
Interest and dividend income
Loans, including fees	$25,519	$23,071
Securities:
Taxable	4,074	4,096
Tax-exempt	1,579	1,579
Dividends	209	195
Federal funds sold and other	185	232

Total interest and dividend income	31,566	29,173

Interest expense
Deposits	1,659	2,155
Securities sold under repurchase agreements	—	—
Federal funds purchased	—	—
Line of credit	—	1
Other borrowed funds	349	306

Total interest expense	2,008	2,462

Net interest and dividend income	29,558	26,711
Provision for loan losses	—	200

Net interest and dividend income after provision for loan losses	29,558	26,511

Non-interest income
Trust income	5,483	5,023
Service charges on deposits	2,846	2,745
Mortgage servicing income, net of changes in fair value	2,263	1,697
Net gain on sale of loans	2,265	2,704
Net gain on sales of securities	190	1,358
Increase in cash surrender value of bank-owned life insurance	463	490
Debit card interchange income	2,794	2,430
Commercial card processing income	448	505
Other income	1,089	1,040

Total non-interest income	17,841	17,992

Non-interest expense
Salaries and employee benefits	21,444	20,794
Occupancy expense, net	2,096	2,152
Furniture and equipment expense	1,271	1,312
FDIC Insurance	463	470
Data processing	2,902	2,595
Card processing	1,242	987
Communications	743	811
Professional fees	828	1,162
Directors Fees	230	185
Advertising	522	646
Other real estate expense, net	2	149
Other expense	2,940	2,619

Total non-interest expense	34,683	33,882

Income before income taxes	12,716	10,621
Provision for income taxes	132	123

Net income	$12,584	$10,498

Alpine Bancorporation, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income—Unaudited

(In thousands)

	Nine Months Ended September 30,
	2017	2016
Net income	$12,584	$10,498

Unrealized holding losses (gains) on available-for-sale securities arising during the period	(190)	(1,358)
Less: Reclassification adjustment for the net gains realized during the period	190	1,358

Total other comprehensive loss	—	—

Comprehensive income	$12,584	$10,498

Alpine Bancorporation, Inc. and Subsidiaries

Consolidated Statements of Stockholders' Equity

Nine Months Ended September 30, 2017 and 2016

(In thousands)

	Common Stock	Additional Paid-in Capital	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income	Total Stockholders' Equity
Balance, January 1, 2017	$8,475	$10,191	$89,725	$—	$779	$109,170
Net income	—	—	12,584	—	—	12,584
Other comprehensive loss	—	—	—	—	894	894
Purchase of treasury stock	—	—	—	(498)	—	(498)
Sale of treasury stock	—	5	—	45	—	50
Contribution of land	—	—	—	—	—	—
Cash dividends declared	—	—	(11,674)	—	—	(11,674)

Balance, September 30, 2017	$8,475	$10,196	$90,635	$(453)	$1,673	$110,526

Balance, January 1, 2016	$8,475	$10,103	$85,009	$—	$6,367	$109,954
Net income	—	—	10,498	—	—	10,498
Other comprehensive loss	—	—	—	—	1,438	1,438
Purchase of treasury stock	—	—	—	(546)	—	(546)
Sale of treasury stock	—	—	—	542	—	542
Contribution of land	—	88	—	—	—	88
Cash dividends declared	—	—	(9,724)	—	—	(9,724)

Balance, September 30, 2016	$8,475	$10,191	$85,783	$(4)	$7,805	$112,250

Alpine Bancorporation, Inc. and Subsidiaries

Consolidated Statements of Cash Flows—Unaudited

Nine Months Ended September 30, 2017 and 2016

(In thousands)

	Nine Months ended September 30,
	2017	2016
Cash flows from operating activities
Net income	$12,584	$10,498
Adjustments to reconcile net income to net cash provided by
operating activities
Depreciation and amortization of premises and equipment	1,450	1,372
Net change in fair value of mortgage servicing rights	(327)	347
Provision for loan losses	—	200
Originations of loans held-for-sale	(103,486)	(135,154)
Proceeds from sales of loans held-for-sale	109,010	132,940
Net gain on sale of loans	(2,264)	(2,704)
Increase in cash surrender value of bank-owned life insurance	(463)	(490)
Net discount (accretion)/premium amortization on securities	3,000	3,127
Net gain on sale of securities	(190)	(1,358)
Net gains on sale of other real estate owned	(3)	(44)
Provision for other real estate owned losses	—	159
Net (gain) loss on disposal of fixed assets	107	18
Change in accrued interest receivable and other assets	(741)	(617)
Change in accrued interest payable and other liabilities	2,373	2,406

Net cash provided by operating activities	21,050	10,700

Cash flows from investing activities
Proceeds from maturities and calls, including paydown on securities available-for-sale	29,883	28,512
Proceeds from sales of securities available-for-sale	7,701	44,314
Purchases of securities available-for-sale	(32,575)	(53,776)
Purchases of securities held-to-maturity	—	(495)
Purchases of FHLB and FRB stock	(2,359)	—
Proceeds from sales of FHLB and FRB stock	3,645	—
Loan originations and principal collections, net	(23,226)	(50,745)
Recoveries of loans charged off	472	298
Proceeds from sales of other real estate owned	1,775	477
Proceeds from disposition of premises and equipment	3	15
Net purchases of premises and equipment	(4,129)	(2,720)

Net cash used in investing activities	(18,810)	(34,120)

Cash flows from financing activities
Net change in deposits	11,423	28,339
Proceeds from FHLB advances	181,290	16,500
Repayment of FHLB advances	(181,857)	(932)
Proceeds (repayment) from line of credit	—	(150)
Dividends paid	(11,674)	(9,724)
Purchase of treasury shares	(498)	(546)
Sales of treasury shares	50	542

Net cash provided by financing activities	(1,266)	34,029

Net change in cash and cash equivalents	974	10,609
Cash and cash equivalents at beginning of period	31,741	47,891

Cash and cash equivalents at end of period	$32,715	$58,500

Supplemental disclosures of cash flow information
Cash payments for:
Interest	$2,204	$2,599
Income Taxes	174	154
Non-cash transactions:
Transfer of loans to OREO	1,059	170
Transfer of premises to OREO	—	—
Retirement of common stock	—	—
Contribution of land		88

Annex A

Merger Agreement

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

MIDLAND STATES BANCORP, INC.,

PEAK MIDLAND ACQUISITION, LLC

AND

ALPINE BANCORPORATION, INC.

DATED AS OF OCTOBER 16, 2017

A-i

A-ii

A-iii

 AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of October 16, 2017, by and among Midland States Bancorp, Inc., an Illinois corporation ("Acquiror"), Peak Midland Acquisition, LLC, a Delaware limited liability company ("Merger Sub"), and Alpine Bancorporation, Inc., a Delaware corporation (the "Company").

RECITALS

        A.    The boards of directors of Acquiror and the Company, and the sole member of Merger Sub have each approved, and the board of directors of the Company has declared advisable, this Agreement and the merger of the Company with and into Merger Sub (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of Common Stock, par value $1.00 per share, of the Company ("Company Common Stock"), other than any Excluded Shares, will be converted into the right to receive the Common Stock Merger Consideration.

        B.    The parties intend that the Merger qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986 (the "Code"), and that this Agreement be, and hereby is adopted as, a "plan of reorganization" within the meaning of Sections 354 and 361 of the Code.

        C.    The parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated by this Agreement and to prescribe certain conditions to the Merger.

AGREEMENTS

        In consideration of the foregoing premises, which are incorporated herein by this reference, and the mutual representations, covenants and agreements of the parties herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

Article 1

THE MERGER; BANK MERGER

        Section 1.1    The Merger.     Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL and the DLLCA, the Company shall be merged with and into Merger Sub at the Effective Time. Following the Effective Time, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving limited liability company (the "Surviving Company") and shall succeed to and assume all the rights and obligations of Merger Sub and the Company in accordance with the DGCL and the DLLCA.

        Section 1.2    Closing.     The closing of the Merger (the "Closing") shall occur at 10:00 a.m., Chicago, Illinois time, at the offices of Barack Ferrazzano Kirschbaum & Nagelberg LLP, Chicago, Illinois on a date (the "Closing Date") that is (a) mutually agreed upon by the parties in writing and that is within the five (5) Business Day period commencing on the date of the satisfaction or waiver (subject to applicable Legal Requirements) of the conditions set forth in Article 8 and Article 9 (other than those conditions that by their terms are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions); (b) if the parties are unable to agree upon a Closing Date that is within such five (5) Business Day period, then the second Business Day after the end of such period; provided,however, that if the date determined pursuant to this clause (b) is within the last five (5) Business Days of a month or the first five (5) Business Days of a month immediately following the month in which such conditions are satisfied or waived, then the Closing Date shall be the sixth (6th) Business Day of such immediately following month; or (c) otherwise mutually agreed to by the parties in writing. Subject to Article 10, failure to consummate the Merger on the date and time and at the place determined pursuant to this Section 1.2 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

        Section 1.3    Effective Time.     The Merger shall become effective when a Certificate of Merger (the "Certificate of Merger"), executed by Merger Sub in accordance with the relevant provisions of the DGCL and the DLLCA, is duly filed with the Secretary of State of the State of Delaware on the Closing Date, or at such later time as Merger Sub and the Company shall agree and is specified in the Certificate of Merger (the "Effective Time"). The Parties shall cause the filing of the Certificate of Merger to be made as soon as practicable on the Closing Date after the satisfaction or waiver of the conditions set forth in Article 8 and Article 9.

        Section 1.4    Effects of the Merger.     The Merger shall have the effects set forth in the DGCL, the DLLCA and this Agreement. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company shall be vested in the Surviving Company, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Surviving Company.

        Section 1.5    Organizational Documents; Officers.

          (a)   At the Effective Time, the certificate of formation of Merger Sub shall be the certificate of formation of the Surviving Company, until thereafter changed or amended as provided therein or permitted by applicable law.

          (b)   The limited liability company agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the limited liability company agreement of the Surviving Company until thereafter changed or amended as provided therein or by applicable law.

          (c)   The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

        Section 1.6    Bank Merger.     Following the Merger, if and at such time as Acquiror may determine in its sole discretion, Alpine Bank & Trust (the "Company Bank"), an Illinois state chartered bank and wholly owned Subsidiary of the Company, will merge with and into Midland States Bank ("Acquiror Bank"), an Illinois state chartered bank and wholly owned Subsidiary of Acquiror (the "Bank Merger"). Acquiror Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of the Company Bank shall cease. In connection with the execution and delivery of this Agreement, Acquiror and the Company shall cause the Acquiror Bank and the Company Bank, respectively, to enter into an agreement and plan of merger substantially in the form attached hereto as Exhibit A, or such other form as may be mutually agreed (such agreement, the "Bank Merger Agreement"). Prior to the Effective Time, Acquiror shall cause Acquiror Bank, and the Company shall cause the Company Bank, to execute such certificates or articles of merger and such other documents and certificates, and to take such other actions, in each case as are necessary to effectuate the Bank Merger.

Article 2

CONVERSION OF SECURITIES IN THE MERGER

        Section 2.1    Effect on Capital Stock.     At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, the Company or the holder of any shares of capital stock of Acquiror, Merger Sub or the Company, the following shall occur:

          (a)    Conversion of Company Common Stock.    Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than any Excluded Shares, shall be converted into the right to receive (i) the Per Share Cash Consideration and (ii) a number of validly issued, fully paid and nonassessable shares of Acquiror Common Stock equal to the Exchange Ratio (collectively, the "Common Stock Merger Consideration"); provided, that no fractional shares of Acquiror Common Stock shall be issued in the Merger. Each holder of Company Common Stock who would otherwise be entitled to receive a fractional share of Acquiror Common Stock pursuant to this Section 2.1(a) shall instead be entitled to receive, in lieu thereof, an amount in cash, without interest, rounded to the nearest whole cent, determined by multiplying the Acquiror Share Trading Price by the fractional share (rounded to the nearest ten-thousandth of a share) of Acquiror Common Stock to which such former holder would otherwise be entitled. For purposes of this Agreement:

              (i)  "Aggregate Cash Amount" means $33,306,000, subject to adjustment pursuant to Section 2.1(e);

             (ii)  "Aggregate Share Number" means 4,463,200;

            (iii)  "Exchange Ratio" means an amount equal to (x) the Aggregate Share Number, divided by (y) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time, other than Excluded Shares;

            (iv)  "Per Share Cash Consideration" means an amount equal to (x) the Aggregate Cash Amount, divided by (y) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time, other than Excluded Shares;

          (b)    Cancellation of Excluded Shares.    Each Excluded Share, including any shares of Company Common Stock held in the Company's treasury, shall be cancelled and no consideration will be issued or paid in exchange therefor.

          (c)    No Effect on Limited Liability Company Interests of Merger Sub.    The Merger shall have no effect on the issued and outstanding limited liability company interests of Merger Sub, which shall remain outstanding as limited liability company interests of the Surviving Company.

          (d)    Shares of Dissenting Stockholders.    Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of Company Common Stock held by a Person (a "Dissenting Stockholder") who has not voted in favor of or consented to the adoption of this Agreement and has complied with all the provisions of the DGCL concerning the right of holders of such shares to require appraisal of their Shares ("Dissenting Shares") shall not be converted into the right to receive the Common Stock Merger Consideration, but shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the procedures set forth in Section 262 of the DGCL. If such Dissenting Stockholder withdraws its demand for appraisal or fails to perfect or otherwise loses its right of appraisal, in any case pursuant to the DGCL, its shares of Company Common Stock shall be deemed to be converted as of the Effective Time into the right to receive the Common Stock Merger Consideration for each such share, without interest, subject to the terms of this Article 2. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL and as provided in the previous sentence. The Company shall give Acquiror prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL, and shall give Acquiror the opportunity to participate in all negotiations and proceedings with respect thereto. The Company shall not, without the prior written consent of Acquiror, make any payment with respect to, or settle or offer to settle, any such demands.

          (e)    Adjustment of Aggregate Cash Amount.

              (i)  Not later than five (5) days before the expected Closing Date, the Company shall deliver to Acquiror an estimated consolidated balance sheet of the Company, as of the Measurement Date (the "Estimated Closing Balance Sheet"), which shall (1) be prepared in good faith based on all available information at such time and in accordance with GAAP on a basis consistent with the Company Financial Statements; and (2) include a calculation of Tangible Equity as of the Meaurement Date prepared in accordance with this Agreement. The Estimated Closing Balance Sheet shall be accompanied by a certificate of the Chief Executive Officer and Chief Financial Officer of the Company to the effect that (x) the Estimated Closing Balance Sheet was prepared in good faith based on all available information at such time and fairly presents the consolidated financial position of the Company as estimated in good faith as of Measurement Date in accordance with GAAP on a basis consistent with the Company Financial Statements, and (y) the calculation of Tangible Equity contained therein was prepared in accordance with this Agreement and includes, excludes, disregards and was reduced by all amounts required to be included, excluded, disregarded or reduced by the definition of Tangible Equity in this Agreement.

             (ii)  After delivery of the Estimated Closing Balance Sheet, the parties shall work together in good faith to agree on a consolidated balance sheet of the Company as of the Measurement Date (the "Final Balance Sheet"), which shall (1) be prepared in good faith based on all available information at such time and in accordance with GAAP on a basis consistent with the Company Financial Statements, and (2) include a calculation of Tangible Equity as of the Measurement Date in accordance with this Agreement ("Final Tangible Equity"). The Final Balance Sheet and the calculation of Final Tangible Equity contained therein, agreed to by the parties hereto in writing shall become final and binding for purposes of this Agreement.

            (iii)  If, no later than the day before the expected Closing Date, the parties are unable to agree upon a Final Balance Sheet and Final Tangible Equity, the parties shall promptly submit any items over which a disagreement remains to a recognized national or regional independent accounting firm mutually acceptable to the parties, which will act as arbitrator to resolve the remaining disputed items (the "Independent Arbitrator") and the Closing Date shall be postponed until the date that is two (2) Business Days after the date the Independent Arbitrator determines the Final Balance Sheet and Final Tangible Equity in accordance with this Section 2.1(e)(iii) or such other date as Acquiror and the Company shall mutuall agree in writing; provided that, for the avoidance of doubt, the Measurement Date shall not be changed from the date used for preparation of the Estimated Closing Balance Sheet. The parties will use commercially reasonable efforts to cause the Independent Arbitrator to resolve any dispute and issue a Final Balance Sheet confirming the correct Final Tangible Equity (as determined in accordance with this Agreement) as of the Measurement Date within five (5) Business Days following engagement. The parties will cooperate fully with, and furnish such information as may be reasonably requested to, the Independent Arbitrator. The Final Balance Sheet issued by the Independent Arbitrator, as well as the amount of Final Tangible Equity set forth therein, will be final and binding for purposes of this Agreement. Each party will bear all costs and fees incurred by it in connection with the foregoing arbitration; provided, however, that the fees and expenses of the Independent Arbitrator shall be borne by the Company and the Acquiror in the same proportion that the aggregate amount of disputed items submitted to the Independent Arbitrator that are unsuccessfully disputed by the Company and the Acquiror, respectively (as determined by the Independent Arbitrator), bears to the total amount of items submitted to the Independent Arbitrator.

            (iv)  If the Final Tangible Equity is less than $105,400,000 (the "Target Tangible Equity") (any such deficiency, a "Tangible Equity Deficiency"), the Aggregate Cash Amount shall be reduced by the amount of such Tangible Equity Deficiency.

          (f)    Adjustment of Aggregate Share Number.    If, between the date of this Agreement and the Effective Time, the outstanding shares of Acquiror Common Stock or Company Common Stock shall have been changed into a different number of shares or into a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Aggregate Share Number shall be adjusted appropriately to provide the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

        Section 2.2    Cancellation of Shares.     At the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and any certificates (it being understood that any reference herein to a "certificate" shall be deemed to include reference to any book-entry account statement relating to the ownership of Company Common Stock) that represented Company Common Stock immediately prior to the Effective Time shall be deemed for all purposes to represent only the right to receive, upon surrender thereof, the Common Stock Merger Consideration, subject to the terms of this Agreement.

        Section 2.3    Exchange of Certificates.

          (a)   Acquiror shall designate Computershare, Inc., or another Person reasonably acceptable to the Company, to serve, pursuant to the terms of an exchange agent agreement, as the exchange agent for purposes of this Agreement (the "Exchange Agent"). Acquiror shall be solely responsible for the payment of any fees and expenses of the Exchange Agent. At or prior to the Effective Time, Acquiror shall authorize the issuance of and shall make available to the Exchange Agent, for the benefit of the holders of Company Common Stock for exchange in accordance with this Article 2: (i) the aggregate number of shares of Acquiror Common Stock deliverable pursuant to Section 2.1, and (ii) the aggregate cash consideration payable pursuant to Section 2.1, including the amount of cash payable in lieu of fractional shares. Such amount of cash and shares of Acquiror Common Stock, together with any dividends or distributions with respect thereto paid after the Effective Time, are referred to in this Article 2 as the "Exchange Fund."

          (b)   As promptly as reasonably practicable after the Effective Time, but in no event later than five (5) Business Days after the Closing Date, Acquiror shall cause the Exchange Agent to mail to each holder of record of one or more certificates representing shares of Company Common Stock ("Company Stock Certificates") a letter of transmittal ("Letter of Transmittal"), in a form to be agreed by the parties, which specifies, among other things, that delivery shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such certificates to the Exchange Agent, together with instructions for use in effecting the surrender of Company Stock Certificates pursuant to this Agreement.

          (c)   After the Effective Time, there shall be no transfers on the stock transfer books of the Company. No dividends or other distributions declared with respect to Acquiror Common Stock and payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate that previously represented shares of Company Common Stock until the holder thereof shall surrender such Company Stock Certificate in accordance with this Article 2. Promptly after the surrender of a Company Stock Certificate in accordance with this Article 2, the record holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which theretofore had become payable with respect to shares of Acquiror Common Stock into which the shares of Company Common Stock represented by such Company Stock Certificate were converted at the Effective Time pursuant to Section 2.1. No holder of an unsurrendered Company Stock Certificate that previously represented shares of Company Common Stock shall be entitled, until the surrender of such Company Stock Certificate, to vote the shares of Acquiror Common Stock into which such holder's Company Common Stock shall have been converted.

          (d)   Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company one (1) year after the Effective Time shall be paid to the Surviving Company, or its successors in interest. Any stockholders of the Company who have not theretofore complied with this Article 2 shall thereafter look only to the Surviving Company, or its successors in interest, for issuance and payment of the Common Stock Merger Consideration (including the payment of cash in lieu of any fractional shares deliverable in respect of such stockholders' shares of Company Common Stock, as well as any accrued and unpaid dividends or distributions on shares of such Acquiror Common Stock). Notwithstanding the foregoing, none of the Surviving Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (e)   If any Company Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Stock Certificate to be lost, stolen or destroyed and, if required by Acquiror or the Exchange Agent, the posting by such person of a bond in such amount as Acquiror or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Company Stock Certificate, Acquiror shall, or shall cause the Exchange Agent to, deliver to such person the Common Stock Merger Consideration (including cash in lieu of fractional shares deliverable in respect of such stockholders' shares of Company Common Stock, as well as any accrued and unpaid dividends or distributions on shares of such Acquiror Common Stock) into which the shares represented by such lost Company Stock Certificate shall have been converted, subject to the terms of and in accordance with this Article 2.

        Section 2.4    Company Equity Awards.     The Company shall take all necessary actions so that all restricted stock units granted under the Company Stock Plans will vest on the date on which the Effective Time occurs, immediately prior to the Effective Time, and shall be cancelled by the Company in consideration for which the holder thereof shall thereupon be entitled to receive from the Acquiror promptly after the Effective Time a cash payment for each such restricted stock unit equal to $19.55.

Article 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as Previously Disclosed, the Company hereby represents and warrants to Acquiror and Merger Sub as follows:

        Section 3.1    Company Organization.     The Company: (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on the Company; (b) is registered with the Federal Reserve as a financial holding company under the Bank Holding Company Act of 1956; and (c) has full power and authority, corporate and otherwise, to operate as a financial holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. Schedule 3.1 of the Company Disclosure Schedules sets forth true, complete and correct copies of the Company Certificate of Incorporation and Company Bylaws and all amendments thereto, which are in full force and effect.

        Section 3.2    Company Subsidiary Organizations.     The Company Bank is an Illinois state chartered bank duly organized, validly existing and in good standing under the laws of the, State of Illinois and is a member of the Federal Reserve System. Each Subsidiary of the Company is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on the Company. Each Subsidiary of the Company has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The deposit accounts of the Company Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by applicable Legal Requirements, and all premiums and assessments required to be paid in connection therewith have been paid when due. Schedule 3.2(a) of the Company Disclosure Schedules sets forth a list of each Subsidiary of the Company, and its state of incorporation or organization. Schedule 3.2(b) of the Company Disclosure Schedules includes true, complete and correct copies of the charter (or similar organizational documents) and bylaws of each Subsidiary of the Company and all amendments thereto, each of which are in full force and effect as of the date of this Agreement.

        Section 3.3    Authorization; Enforceability.     The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Company Board. The Company Board has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of the Company and its stockholders, and that this Agreement and transactions contemplated hereby are in the best interests of the Company and its stockholders. The Company Board has directed this Agreement be submitted to the Company's stockholders for adoption at a duly held meeting of such stockholders and has resolved to recommend that the Company's stockholders vote in favor of the adoption of this Agreement. The execution, delivery and performance of this Agreement by the Company, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action, subject to the Company Stockholder Approval, and, subject to the receipt of the Requisite Regulatory Approvals, this Agreement constitutes a legal, valid and binding obligation of the Company enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors' rights generally and subject to general principles of equity.

        Section 3.4    No Conflict.     Except as set forth in Schedule 3.4 of the Company Disclosure Schedules, neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) assuming receipt of the Company Stockholder Approval, contravene, conflict with or result in a violation of any provision of the certificate of incorporation, certificate of formation or charter (or similar organizational documents) or bylaws or operating agreement, each as in effect on the date hereof, or any currently effective resolution adopted by the board of directors, stockholders, manager or members of, the Company or any of its Subsidiaries; (b) assuming receipt of the Requisite Regulatory Approvals, contravene, conflict with or result in a violation of any Legal Requirement or any Order to which the Company or any of its Subsidiaries, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the Requisite Regulatory Approvals or that, in the case of assets used and not owned by the Company, that does not affect the Company's right to use such assets; or (c) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, or which would result in the creation of any lien, charge or encumbrance upon or with respect to any of the assets owned or used by the Company or its

Subsidiaries under, any Company Material Contract, except (in case of clause (c)) for such contraventions, conflicts, breaches or defaults that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Except for: (i) the filing of applications, filings and notices, as applicable, with the Federal Reserve and approval of such applications, filings and notices; (ii) the filing of applications, filings and notices, as applicable, with the State of Illinois Department of Financial and Professional Regulation, Division of Banking, and approval of such applications, filings and notices; (iii) the filing with the SEC of the Joint Proxy Statement in definitive form and of the Registration Statement and declaration of effectiveness of the Registration Statement; (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; and (v) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Acquiror Common Stock pursuant to this Agreement and the listing of additional shares of Acquiror Common Stock on the NASDAQ Global Select Market, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality are necessary on the part of the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

        Section 3.5    Company Capitalization.

          (a)   The authorized capital stock of the Company consists exclusively of 15,000,000 shares of Company Common Stock, of which 8,449,278 shares were issued and outstanding as of the date of this Agreement (the "Company Capitalization Date"), none of which were subject to vesting or other risks of forfeiture pursuant to awards granted under the Company Stock Plans. The Company does not have outstanding any bonds, debentures, notes or other debt obligations having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) with the stockholders of the Company on any matter. All of the issued and outstanding shares of Company Common Stock have been validly issued and are fully paid and nonassessable, and none of such shares were issued in violation of, or without compliance with, any preemptive rights.

          (b)   As of the Company Capitalization Date, no shares of Company Common Stock were reserved for issuance except for: (i) 85,297 shares of Company Common Stock reserved for issuance in connection with outstanding restricted stock units; and (ii) 364,703 shares of Company Common Stock reserved for issuance pursuant to future awards under Company Stock Plans. As of the date of this Agreement, except as set forth in Section 3.5(a) and this Section 3.5(b), no shares of Company Common Stock or options, warrants or other securities convertible into or exercisable or exchangeable for shares of Company Common Stock are issued, reserved for issuance or outstanding.

          (c)   Schedule 3.5(c) of the Company Disclosure Schedules sets forth a list of each equity-based award outstanding as of the Company Capitalization Date.

          (d)   None of the shares of Company Common Stock were issued in violation of any federal or state securities laws or any other applicable Legal Requirement in any material respect. As of the date of this Agreement there are: (i) other than outstanding Company Equity Awards, no outstanding subscriptions, Contracts, conversion privileges, options, warrants, calls or other rights obligating the Company or any of its Subsidiaries to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of the Company or any of its Subsidiaries; and (ii) no contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any equity security of the Company or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of the Company or its Subsidiaries. Other than its Subsidiaries, the Company does not own, nor has any Contract to acquire, any equity interests or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

        Section 3.6    Company Subsidiary Capitalization.     Except as set forth in Schedule 3.6 of the Company Disclosure Schedules, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any liens, pledges, charges, claims and security interests and similar encumbrances, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. No Subsidiary of the Company owns or has any Contract to acquire, any equity interests or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

        Section 3.7    Financial Statements and Reports; Regulatory Filings.

          (a)   Schedule 3.7 of the Company Disclosure Schedules sets forth copies of: (i) the audited consolidated balance sheets of the Company as of December 31, 2014, 2015 and 2016, and the audited consolidated statements of income, cash flows and shareholders' equity for each of the fiscal years ended on such dates, and (ii) the unaudited consolidated balance sheet of the Company as of June 30, 2017 and 2016 and the unaudited consolidated statements of income, cash flows and shareholders' equity for the three- and six-month periods ended on such dates (including, in each of the foregoing cases, the related notes, where applicable) (collectively, the "Company Financial Statements"), all of which have been prepared in conformity with GAAP, except in each case as indicated in such statements or the notes thereto and subject to normal year-end audit adjustments in the case of unaudited Company Financial Statements, and comply in all material respects with all applicable Legal Requirements, including the maintenance of an adequate system of internal controls. The Company Financial Statements are complete and correct in all material respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations of the Company and its Subsidiaries in accordance with GAAP at the respective dates of and for the periods referred to in the Company Financial Statements, subject to normal year-end audit adjustments in the case of unaudited Company Financial Statements. As of the date hereof, Wipfli LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as independent registered public accountants of the Company.

          (b)   The Company has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

          (c)   The Company and each of its Subsidiaries has filed all forms, reports and documents required to be filed since January 1, 2014, with all applicable federal or state securities or banking authorities except to the extent failure would not have a Material Adverse Effect on the Company and its Subsidiaries. Such forms, reports and documents: (i) complied as to form in all material respects with applicable Legal Requirements; and (ii) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the date hereof, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date.

          (d)   To the Knowledge of the Company, there has not been any event or occurrence since January 1, 2014, that would result in a determination that the Company Bank is not an eligible depository institution as defined in 12 C.F.R. §303.2(r).

        Section 3.8    Books and Records.     The books of account, minute books, stock record books and other records of the Company and its Subsidiaries are complete and correct in all material respects and have been maintained in accordance with the Company's business practices and all applicable Legal Requirements in all material respects, including the maintenance of an adequate system of internal controls required by such Legal Requirements. The minute books of the Company and each of its Subsidiaries fairly reflect the substance of events and transactions included therein.

        Section 3.9    Properties.

          (a)   Schedule 3.9 of the Company Disclosure Schedules lists or describes all interests in real property owned by the Company and each of its Subsidiaries, including OREO, as of the date of this Agreement or, in the case of OREO, as of September 30, 2017, together with the address of such real estate, and each lease of real property to which it is a party, and in each case of either owned or leased real property, the proper identification, if applicable, of each such property as a branch or main office or other office.

          (b)   The Company and each of its Subsidiaries has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, that it purports to own, subject to no liens, mortgages, security interests, encumbrances or charges of any kind except: (i) as noted in the most recent Company Financial Statements; (ii) statutory liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established and reflected in the Company Financial Statements; (iii) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements, securing any discount with, borrowing from, or obligations to any Federal Reserve Bank or Federal Home Loan Bank, or any transaction by the Company Bank acting in a fiduciary capacity, or otherwise incurred in the Ordinary Course of Business; (iv) easements, rights of way, and other similar encumbrances that do not materially affect the present use of the properties or assets subject thereto or affected thereby or otherwise materially impair the present business operations at such properties; (v) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held as of the date of this Agreement; (vi) liens or deposits in connection with worker's compensation, unemployment insurance, social security or other insurance; (vii) inchoate mechanic's and materialmen's liens for construction in progress and workmen's, repairmen's, warehousemen's and carrier's liens arising in the Ordinary Course of Business of the Company or the Company Bank consistent with past practice; (viii) liens existing on any asset of any Person at the time such Person is acquired by or is combined with the Company or any of the Company's Subsidiaries, provided the lien was not created in contemplation of that event; (ix) liens on property required by Regulation W promulgated by the Federal Reserve; and (x) liens incidental to the conduct of business or ownership of property of the Company or any of its Subsidiaries which do not in the aggregate materially detract from the value of the property or materially impair the use thereof as of the date of this Agreement (collectively, the "Company Permitted Exceptions"). The Company or one of its Subsidiaries as lessee has the right under valid and existing leases to occupy, use, possess and control any and all of the respective property leased by it, and each such lease is valid and without default thereunder by the lessee or, to the Knowledge of the Company, the lessor. To the Knowledge of the Company, buildings and structures owned by the Company and each of its Subsidiaries lie wholly within the boundaries of the real property owned or validly leased by it, and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

        Section 3.10    Loans; Loan Loss Reserve.

          (a)   Each loan, loan agreement, note, lease or other borrowing agreement by the Company Bank, any participation therein, and any guaranty, renewal or extension thereof (the "Company Loans") reflected as an asset on any of the Company Financial Statements or reports filed with the Regulatory Authorities is evidenced by documentation that is customary and legally sufficient in all material respects and constitutes, to the Knowledge of the Company, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors' rights generally or equitable principles or doctrines.

          (b)   All Company Loans originated or purchased by the Company Bank were made or purchased in accordance with the policies of the board of directors of the Company Bank and in the Ordinary Course of Business of the Company Bank. The Company Bank's interest in all Company Loans is free and clear of any security interest, lien, encumbrance or other charge, and, the Company Bank has complied in all material respects with all Legal Requirements relating to such Company Loans. There has been no default on, or forgiveness or waiver of, in whole or in part, any Company Loan made to an executive officer or director of the Company or the Company Bank or an entity controlled by an executive officer or director during the three (3) years immediately preceding the date hereof.

          (c)   Schedule 3.10(c) of the Company Disclosure Schedules lists, as of September 30, 2017, each Company Loan: (i) under the terms of which the obligor is more than ninety (90) days delinquent in payment of principal or interest or in default of any other provision in any material respect as of the dates shown thereon or for which the Company Bank has discontinued the accrual of interest; (ii) that has been classified as "substandard," "doubtful," "loss," "other loans especially mentioned" or any comparable classifications by the Company Bank; (iii) that has been listed on any "watch list" or similar internal report of the Company Bank; (iv) for which the Company or one of its Subsidiaries has received any notice from any obligor of adverse environmental conditions potentially affecting the value of any collateral for such Company Loan; (v) with respect to which the Company Bank has Knowledge of potential violations of any Environmental Laws that may have occurred on the property serving as collateral for such Company Loan or by any obligor of such Company Loan; or (vi) that represents an extension of credit to an executive officer or director of the Company Bank or an entity controlled by an executive officer or director.

          (d)   The Company Bank's allowance for loan and lease losses reflected in the Company Financial Statements (including footnotes thereto) was determined on the basis of the Company Bank's continuing review and evaluation of the portfolio of Company Loans under the requirements of GAAP and Legal Requirements, was established in a manner consistent with the Company Bank's internal policies, and, in the reasonable judgment of the Company Bank, was adequate in all material respects under the requirements of GAAP and all Legal Requirements to provide for possible or specific losses, net of recoveries relating to Company Loans previously charged-off, on outstanding Company Loans.

          (e)   To the Knowledge of the Company: (i) none of the Company Loans is subject to any material offset or claim of offset; and (ii) the aggregate loan balances in excess of the Company Bank's allowance for loan and lease losses are, based on past loan loss experience, collectible in accordance with their terms (except as limited above) and all uncollectible loans have been charged off.

        Section 3.11    Trust Assets.

          (a)   The Company Bank has been validly appointed and is the duly acting trustee, custodian, fiduciary, guardian or investment manager with respect to each of the Trust Accounts and in such capacity has valid legal title to the Trust Assets. All of the Governing Agreements to which Company Bank is a party were duly executed and delivered by it, all of the Governing Agreements constitute valid and binding obligations of Company Bank and, to the Knowledge of the Company, each of the other parties thereto, enforceable against Company Bank and, to the Knowledge of the Company, each such other party in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors' rights generally and subject to general principles of equity.

          (b)   Company Bank has performed all material duties and obligations and complied with all administrative procedures required to be performed or made by it under each of the Governing Agreements with respect to the Trust Accounts.

          (c)   Company Bank, in its capacity as administrator, trustee, fiduciary, guardian, investment manager or custodian of the Trust Accounts, has properly administered in all material respects all of the Trust Accounts in accordance with the terms of the Governing Agreements and applicable Legal Requirements and none of Company Bank, in its capacity as administrator, trustee, fiduciary, guardian, investment manager or custodian of the Trust Accounts, nor any of its directors, officers or employees has committed any intentional breach of trust with respect to any Trust Account.

          (d)   Schedule 3.11(d) of the Company Disclosure Schedules sets forth a true, correct and complete listing, as of September 30, 2017, of all of the Trust Accounts (by account number) and the fair market value of the Trust Assets held in such Trust Accounts, and (ii) the fee arrangement for each such Trust Account, setting forth the basis for Company Bank's remuneration for its services to such Trust Account and the payment intervals for its fees.

          (e)   There is no material default by Company Bank or, to the Knowledge of the Company, any other party thereto existing under any Governing Agreement and there is no material event of default (as defined in any such Governing Agreement) or event, which with the lapse of time or giving of notice, or both, would constitute an event of default by Company Bank or, to the Knowledge of the Company, any other party thereto under any Governing Agreement.

          (f)    The Company's records relating to the Trust Accounts: (i) have been maintained in all material respects in accordance with all applicable Legal Requirements and in accordance with Company Bank's policies and procedures; (ii) are accurate and complete in all material respects; and (iii) provide in all material respects an accurate and complete separate record for each Trust Account's Trust Assets.

        Section 3.12    Taxes.

          (a)   The Company and each of its Subsidiaries has duly and timely filed, or caused to be filed (taking into account all applicable extensions), all Tax Returns that it was required to file, and each such Tax Return was true, correct and complete in all material respects when filed. The Company and each of its Subsidiaries has paid, or made adequate provision for the payment of, all Taxes (whether or not reflected in Tax Returns as filed or due to be filed) due and payable by the

  Company or any of its Subsidiaries and is not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided.

          (b)   There is no claim or assessment pending or threatened against the Company and its Subsidiaries for any Taxes that they owe. No audit, examination or investigation related to Taxes paid or payable by the Company and each of its Subsidiaries is presently being conducted or, to the Knowledge of the Company, threatened by any Regulatory Authority. Neither the Company nor its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return, and there are no liens for Taxes (other than Taxes not yet due and payable) upon any of the Company's or its Subsidiaries' assets. Neither the Company nor its Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax that is currently in effect. None of the Company or any of its Subsidiaries is a party to a Tax sharing, Tax allocation or similar agreement.

          (c)   Schedule 3.12(c) of the Company Disclosure Schedules contains a true and complete list of each state in which the Company and Company Bank are treated for such state's income or franchise Tax purposes, in a manner comparable to the federal Tax treatment of a S Corporation, or a qualified Subchapter S subsidiary within the meaning of Section 1361(b)(3)(B) of the Code (a "QSub), as appropriate. For purposes of this representation, the state Tax treatment shall be deemed comparable to that of an S Corporation or QSub if the state's income or franchise Tax on the corporation's net income is eliminated or materially reduced and such net income (net of state corporate Taxes, if any) is treated as taxable to the stockholders of the S Corporation whether or not distributed thereto. Schedule 3.12(c) of the Company Disclosure Schedules also specifies, for each such state listed therein, the period during which the Company has been subject to such comparable S Corporation or QSub state Tax treatment.

          (d)   The Company and each of its Subsidiaries has delivered or made available to Acquiror true, correct and complete copies of all Tax Returns relating to income taxes, franchise taxes and all other material taxes owed by the Company and its Subsidiaries with respect to the last three (3) fiscal years.

          (e)   The Company and each of its Subsidiaries has not engaged in any transaction that could materially affect the Tax liability for any Tax Returns not closed by applicable statute of limitations: (i) which is a "listed transaction" as set forth in Treasury Regulation Section 1.6011-4(b)(2) or (ii) with respect to which the Company or any of its Subsidiaries has been required to disclose on its federal income Tax Returns any position that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code or the Treasury Regulations promulgated thereunder.

          (f)    During the period commencing January 1, 2006, and ending on the close of business on the Closing Date (the "S Period"), the Company has been an "S corporation" within the meaning of Section 1361(a) of the Code, and a valid election under Section 1362 of the Code (an "S election") has been in effect with respect to the Company at all times for the S Period. A valid S election or similar election has been in effect with respect to the Company during the S Period in all relevant state and local jurisdictions in which the Company is subject to Tax and in which such election is required in order for the Company to be treated as an "S corporation" for applicable state or local Tax purposes. There have been no events, transactions or activities of the Company, the Company's Subsidiaries or any of the Company's stockholders which would cause, or would have caused, the status of the Company as S corporation to be subject to termination or revocation (whether purposefully or inadvertently). Each of the Company's stockholders has been a Person described in Section 1361(b)(1)(B) of the Code at all times that such Person held shares of Company Common Stock during the S Period, and at no time during the S Period was any stockholder of the Company a non-resident alien.

          (g)   During the S Period, each of Company Bank and each other current or former Subsidiary of the Company was a QSub, and a valid election under Section 1361(b)(3)(B) of the Code (a "QSub election") has been in effect with respect to the Company Bank and such other Subsidiaries at all times for such period, without accounting for any later attempts or actions taken to cure an invalid QSub election during the S Period, and as of the Closing Date each of the Company Bank and such other Subsidiaries will be a QSub. A valid QSub election or similar election has been in effect with respect to the Company Bank and each other current or former Subsidiary of the Company during such period, in all relevant state and local jurisdictions in which the Company is subject to Tax and in which such election is required in order for each of Company Bank and such other Subsidiaries to be treated as a QSub for applicable state or local Tax purposes.

          (h)   To the Knowledge of the Company, no claim has been made in writing by any Regulatory Authority in any jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries, as applicable, is, or may be, subject to Tax by that jurisdiction. No private letter rulings, technical advice memoranda or similar rulings have been requested by or with respect to the Company or any of its Subsidiaries, or entered into or issued by any taxing authority with respect to the Company or any of its Subsidiaries.

          (i)    The Company and each of its Subsidiaries have complied in all material respects with all Legal Requirements relating to the payment and withholding of Taxes and has properly and timely withheld all Taxes required to be withheld by the Company in connection with amounts paid or owing to any employee, former employee, independent contractor, creditor, stockholder, Affiliate, customer, supplier or other Person. To the extent required, the Company and each of its Subsidiaries have properly and timely paid all such withheld Taxes to the Regulatory Authority or have properly set aside such withheld amounts in accounts for such purpose.

          (j)    Neither the Company nor any of its Subsidiaries shall be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of any change in method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date.

          (k)   Neither the Company nor any of its Subsidiaries has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes, other than the group the common parent of which is the Company. Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

          (l)    Neither the Company nor any of its Subsidiaries has any potential liability for any Tax under Section 1374 of the Code and shall not be subject to Tax under Section 1374 of the Code in connection with the Contemplated Transactions. During the past ten (10) years, neither the Company nor any of its Subsidiaries has (i) acquired assets from another corporation in a transaction in which the Company's Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation that is a QSub.

        Section 3.13    Employee Benefits.

          (a)   Schedule 3.13(a) of the Company Disclosure Schedules includes a complete and correct list of each Company Benefit Plan, and the Company has made available true and complete copies of the following with respect to each Company Benefit Plan: (i) a copy of the Company's current employee policy manual, (ii) copies of each Company Benefit Plan (or a written description where no formal plan document exists), and all related plan descriptions and other written communications provided to participants of Company Benefit Plans; (iii) to the extent applicable, the last three (3) years' annual reports on Form 5500, including all schedules thereto and the opinions of independent accountants; and (iv) other material ancillary documents including the following documents related to each Company Benefit Plan: (w) all material contracts with third party administrators, actuaries, investment managers, consultants, insurers, and independent contractors; (x) all notices and other material written communications that were given by the Company, any Subsidiary, or any Company Benefit Plan to the IRS, the DOL or the PBGC pursuant to applicable Legal Requirements within the six (6) years preceding the date of this Agreement; (y) all notices or other material written communications that were given by the IRS, the PBGC, or the DOL to the Company, any Subsidiary, or any Company Benefit Plan within the six (6) years preceding the date of this Agreement; and (z) with respect to any equity-based compensation plan or arrangement (including the Company Stock Plans or any stock option, stock purchase, stock ownership, stock appreciation, restricted stock, restricted stock unit, phantom stock or similar plan, agreement or award): (A) a complete and correct list of recipients of outstanding awards as of the date hereof; (B) the number of outstanding awards held by each recipient as of the date hereof; and (C) the form of award agreement pursuant to which each such outstanding award was issued or otherwise granted.

          (b)   Except as set forth on Schedule 3.13(b)(i) of the Company Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (including possible terminations of employment in connection therewith) will cause a payment, vesting, increase or acceleration of benefits or benefit entitlements under any Company Benefit Plan or any other increase in the liabilities of the Company or any Subsidiary under any Company Benefit Plan as a result of the transactions contemplated by this Agreement.

          (c)   Except as set forth in Schedule 3.13(c) of the Company Disclosure Schedules, neither the Company nor any of the Company ERISA Affiliates sponsors, maintains, administers or contributes to, or has ever sponsored, maintained, administered or contributed to, or has, has had or, could have any liability with respect to: (i) any "multiemployer plan" (as defined in Section 3(37) of ERISA); (ii) any "multiple employer welfare arrangement" (as defined in Section 3(40) of ERISA); or (iii) any self-insured plan (including any plan pursuant to which a stop loss policy or contract applies). With respect to any Company Benefit Plan that is a "multiple employer plan" (as described in Section 413(c) of the Code) or is provided by or through a professional employer organization, such Company Benefit Plan complies in all respects with the requirements of the Code and ERISA and neither the Company nor any of the Company ERISA Affiliates has any liabilities other than the payment and/or remittance of premiums and/or required contributions on behalf of enrolled individuals. Neither the Company nor any of the Company ERISA Affiliates sponsors, maintains, administers or contributes to, or has ever sponsored, maintained, administered or contributed to, or has, has had or could have any liability with respect to, any Company Benefit Plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, or any tax-qualified "defined benefit plan" (as defined in Section 3(35) of ERISA). No Company Benefit Plan is underfunded when comparing the present value of accrued liabilities under such plan to the market value of plan assets.

          (d)   Each Company Benefit Plan that is intended to qualify under Section 401 and related provisions of the Code is the subject of a favorable determination letter from the IRS to the effect that it is so qualified under the Code and that its related funding instrument is tax exempt under Section 501 of the Code (or the Company and its Subsidiaries are otherwise relying on an opinion letter issued to the prototype sponsor), and there are no facts or circumstances that would adversely affect the qualified status of any Company Benefit Plan or the tax-exempt status of any related trust.

          (e)   Each Company Benefit Plan is and has been administered in all material respects in compliance with its terms and with all applicable Legal Requirements.

          (f)    Other than routine claims for benefits made in the Ordinary Course of Business, there is no litigation, claim or assessment pending or, to the Company's Knowledge, threatened by, on behalf of, or against any Company Benefit Plan or against the administrators or trustees or other fiduciaries of any Company Benefit Plan that alleges a violation of applicable state or federal law or violation of any Company Benefit Plan document or related agreement.

          (g)   No Company Benefit Plan fiduciary or any other person has, or has had, any liability to any Company Benefit Plan participant, beneficiary or any other person under any provisions of ERISA or any other applicable Legal Requirement by reason of any action or failure to act in connection with any Company Benefit Plan, including any liability by any reason of any payment of, or failure to pay, benefits or any other amounts or by reason of any credit or failure to give credit for any benefits or rights. No disqualified person (as defined in Code Section 4975(e)(2)) of any Company Benefit Plan has engaged in any nonexempt prohibited transaction (as described in Code Section 4975(c) or ERISA Section 406).

          (h)   Except as set forth in Schedule 3.13(h) of the Company Disclosure Schedules, all accrued contributions and other payments to be made by the Company or any Subsidiary to any Company Benefit Plan: (i) through the date hereof have been made or reserves adequate for such purposes have been set aside therefor and reflected in Company Financial Statements; and (ii) through the Closing Date will have been made or reserves adequate for such purposes will have been set aside therefore and reflected in the Company Financial Statements.

          (i)    There are no obligations under any Company Benefit Plans to provide health or other welfare benefits to retirees or other former employees, directors, consultants or their dependents (other than rights under Section 4980B of the Code or Section 601 of ERISA or comparable state laws).

          (j)    No condition exists as a result of which the Company or any Subsidiary would have any liability, whether absolute or contingent, under any Company Benefit Plan with respect to any misclassification of a person performing services for the Company or any Subsidiary as an independent contractor rather than as an employee. All individuals participating in Company Benefit Plans are in fact eligible and authorized to participate in such Company Benefit Plan.

          (k)   Neither the Company nor any of its Subsidiaries have any liabilities to employees or former employees that are not reflected in the Company Benefit Plans.

        Section 3.14    Compliance with Legal Requirements.     The Company and each of its Subsidiaries hold all material licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of their respective businesses, as presently conducted. The Company and each of its Subsidiaries is, and at all times since January 1, 2014, has been, in compliance in all material respects with each Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has received, at any time since January 1, 2014, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person regarding: (a) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement; or (b) any actual, alleged, possible, or potential obligation on the part of the Company or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement.

        Section 3.15    Legal Proceedings; Orders.

          (a)   Except as set forth on Schedule 3.15(a) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of the Company, threatened, Proceedings against the Company or any of its Subsidiaries. There is no Order imposed on the Company or any of its Subsidiaries (or that, upon consummation of the Contemplated Transactions, would apply to the Surviving Company or any of its affiliates) that would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. No officer, director, employee or agent of the Company or any of its Subsidiaries is subject to any Order that prohibits such officer, director, employee or agent from engaging in or continuing any conduct, activity or practice relating to the businesses of the Company or any of its Subsidiaries as currently conducted.

          (b)   Neither the Company nor any of its Subsidiaries: (i) is subject to any cease and desist or other Order or enforcement action issued by; (ii) is a party to any written agreement, consent agreement or memorandum of understanding with; (iii) is a party to any commitment letter or similar undertaking to; (iv) is subject to any order or directive by; (v) is subject to any supervisory letter from; (vi) has been ordered to pay any civil money penalty, which has not been paid, by; or (vii) has adopted any policies, procedures or board resolutions at the specific request of any Regulatory Authority that currently restricts the conduct of its business, in any manner relates to its capital adequacy, restricts its ability to pay dividends or interest or limits in any manner its credit or risk management policies, its management or its business, other than pursuant to Legal Requirements of general applicability to other financial institutions of a similar size and engaging in similar lines of business. To the Knowledge of the Company, since January 1, 2014, none of the foregoing has been threatened by any Regulatory Authority.

        Section 3.16    Absence of Certain Changes and Events.     Since December 31, 2016, the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and no event or events have occurred that had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

        Section 3.17    Material Contracts.     Except for Contracts evidencing Company Loans made by the Company Bank in the Ordinary Course of Business, Schedule 3.17 of the Company Disclosure Schedules lists and sets forth a true, complete and correct copy of the following with respect to the Company and each of its Subsidiaries (each such agreement or document, a "Company Material Contract") as of the date of this Agreement:

          (a)   all loan and credit agreements, conditional sales Contracts or other title retention agreements or security agreements relating to money borrowed by the Company or any of its Subsidiaries in excess of $1,000,000, exclusive of deposit agreements with customers of the Company Bank entered into in the Ordinary Course of Business, agreements for the purchase of federal funds and repurchase agreements and Federal Home Loan Bank advances;

          (b)   each Contract that involves performance of services or delivery of goods or materials by it of an amount or value in excess of $250,000 (other than Contracts for the sale of loans);

          (c)   each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts by it in excess of $250,000;

          (d)   each Contract not referred to elsewhere in this Section 3.17 that: (i) relates to the future purchase of goods or services that materially exceeds the requirements of its business at current levels or for normal operating purposes; or (ii) has a Material Adverse Effect on the Company or its Subsidiaries;

          (e)   each lease, rental, license, installment and conditional sale agreement and other Contract affecting the ownership of, leasing of, title to or use of, any personal property (except personal property leases and installment and conditional sales agreements having aggregate remaining payments of less than $250,000);

          (f)    each licensing agreement or other Contract with respect to patents, trademarks, copyrights, or other intellectual property (other than shrink-wrap license agreements or other similar license agreements), including agreements with current or former employees, consultants or contractors regarding the appropriation or the nondisclosure of any of its intellectual property;

          (g)   each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees;

          (h)   each joint venture, partnership and other Contract (however named) involving a sharing of profits, losses, costs or liabilities by it with any other Person;

          (i)    each Contract containing covenants that in any way purport to restrict, in any material respect, the business activity of the Company or its Subsidiaries or limit, in any material respect, the ability of the Company or its subsidiaries to engage in any line of business or to compete with any Person;

          (j)    each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods having an average annual amounts in excess of $250,000;

          (k)   each current employment, consulting or non-competition agreement to which the Company or any of its Subsidiaries is a party;

          (l)    each Contract and Company Benefit Plan pursuant to which any Person is or would be entitled to receive any payment from the Company or its Subsidiaries as a result of the consummation of the Contemplated Transactions (including any payment that is or would be due as a result of any actual or constructive termination of a Person's employment or position following such consummation) and the maximum amount of such payment;

          (m)  each Contract for capital expenditures for a single property, individually, or collectively with any other Contract for capital expenditures on such property, in excess of $100,000;

          (n)   each stockholder, stock purchase, voting trust or other similar Contract or arrangement, including any such Contract or arrangement granting voting, dividend, ownership, director appointment or designation, or indemnification rights to any holder of securities of the Company or any of its Subsidiaries, other than the Company Certificate of Incorporation and Company Bylaws, and

          (o)   each amendment, supplement and modification in respect of any of the foregoing.

        Section 3.18    No Defaults.     Each Company Material Contract is in full force and effect and is valid and enforceable against the Company, and to the Company's Knowledge, against such other party to such Company Material Contract, in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors' rights generally and subject to general principles of equity. To the Knowledge of the Company, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a violation or breach in any material respect of, or give the Company, any of its Subsidiaries or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Company Material Contract. Except in the Ordinary Course of Business with respect to any Company Loan, neither the Company nor any of its Subsidiaries has given to or received from any other Person, at any time since

January 1, 2014, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Company Material Contract, that has not been terminated or satisfied prior to the date of this Agreement. Other than in the Ordinary Course of Business, there are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate, any material amounts paid or payable to the Company or any of its Subsidiaries under current or completed Company Material Contracts with any Person, and no such Person has made written demand for such renegotiation.

        Section 3.19    Insurance.     Schedule 3.19 of the Company Disclosure Schedules lists all insurance policies and bonds owned or held as of the date of this Agreement by the Company and its Subsidiaries with respect to their respective business, operations, properties or assets (including bankers' blanket bond and insurance providing benefits for employees), true, complete and correct copies of each of which have been made available to Acquiror. The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with comparable entities engaged in the same business and industry. The Company and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Company and its Subsidiaries, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. Schedule 3.19 of the Company Disclosure Schedules lists and describes all claims that have been filed under such insurance policies and bonds within the past two (2) years prior to the date of this Agreement that individually or in the aggregate exceed $100,000 and the current status of such claims. None of the Company or any of its Subsidiaries has had any insurance policy or bond cancelled or nonrenewed by the issuer of the policy or bond within the past two (2) years.

        Section 3.20    Compliance with Environmental Laws.     There are no actions, suits, investigations, liabilities, inquiries, Proceedings or Orders involving the Company or any of its Subsidiaries or any of their respective assets that are pending or, to the Knowledge of the Company, threatened, nor to the Knowledge of the Company, is there any factual basis for any of the foregoing, as a result of any asserted failure of the Company or any of its Subsidiaries of, or any predecessor thereof, to comply with any Environmental Law. No environmental clearances are required for the conduct of the business of the Company or any of its Subsidiaries or the consummation of the Contemplated Transactions. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is the owner of any interest in real estate on which any substances have been generated, used, stored, deposited, treated, recycled or disposed of, which substances if known to be present on, at or under such property, would require notification to any Regulatory Authority, clean up, removal or some other remedial action under any Environmental Law at such property or any impacted adjacent or down gradient property. Since January 1, 2014, the Company and each Subsidiary of the Company has complied in all material respects with all Environmental Laws applicable to it and its business operations.

        Section 3.21    Transactions with Affiliates.     Except as set forth on Schedule 3.21 of the Company Disclosure Schedules, no executive officer or director of the Company or the Bank, Principal Stockholder, immediate family member of any of the foregoing Persons as such term is defined in Regulation O promulgated by the Federal Reserve, or entity that "controls" any of the foregoing Persons with the meaning of Regulation O promulgated by the Federal Reserve has any loan, deposit account or other agreement or arrangement with the Company or Company Bank, or any interest in any material property (whether real, personal or mixed or tangible or intangible) used in or pertaining to the business of the Company or Company Bank.

        Section 3.22    Voting Requirements.     The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock at the Company Stockholders' Meeting or any

adjournment or postponement thereof to adopt this Agreement (such vote, the "Company Stockholder Approval") is the only vote of the holders of any class or series of capital stock or voting securities of, or other equity interests in, the Company necessary to adopt this Agreement.

        Section 3.23    State Takeover Statutes.     The restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined in Section 203 of the DGCL) will not apply to this Agreement, the Bank Merger Agreement, the Voting Agreement or any of the Contemplated Transactions. No other state takeover statute or similar statute or regulation applies to this Agreement, the Bank Merger Agreement, the Voting Agreement or any of the Contemplated Transactions.

        Section 3.24    Opinion of Financial Advisor.     The Company has received the opinion of Affiliated Bankers Capital, LLC d/b/a Sheshunoff & Co., to the effect that, as of the date of the meeting at which the Company Board approved and authorized the Company's entry into this Agreement, the Common Stock Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock, other than any Excluded Shares and Dissenting Shares. The Company shall deliver an executed copy of such opinion to Acquiror promptly following receipt of such opinion in written form.

        Section 3.25    Brokerage Commissions.     Except for fees payable to Sheshunoff & Co. pursuant to an engagement letter, a copy of which is attached as Schedule 3.25 of the Company Disclosure Schedules, none of the Company or its Subsidiaries, or any of their respective Representatives, has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

        Section 3.26    Approval Delays.     To the Knowledge of the Company, there is no reason why the granting of any of the Requisite Regulatory Approvals would be denied or unduly delayed. The Company Bank's most recent CRA rating was "satisfactory" or better.

        Section 3.27    Labor Matters.

          (a)   There are no collective bargaining agreements or other labor union Contracts applicable to any employees of the Company or any of its Subsidiaries. There is no labor dispute, strike, work stoppage or lockout, or, to the Knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries, and there has been no labor dispute, strike, work stoppage or lockout in the previous three (3) years. To the Knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made, or threatened, involving employees of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has engaged or is engaging in any unfair labor practice. The Company and its Subsidiaries are in compliance in all material respects with all applicable Legal Requirements respecting employment and employment practices, terms and conditions of employment, wages, hours of work, overtime and occupational safety and health. No Proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act of 1935) or seeking to compel the Company or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment is pending or, to the Knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Regulatory Authority.

          (b)   Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Regulatory Authority relating to employees or employment practices. None of the Company, any of its Subsidiaries or any of its or their executive officers has received within the past three (3) years any written notice of intent by any Regulatory Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such investigation is in progress.

        Section 3.28    Intellectual Property.     Each of the Company and its Subsidiaries has the unrestricted right and authority, and the Surviving Company and its Subsidiaries will have the unrestricted right and authority from and after the Effective Time, to use all patents, trademarks, copyrights, service marks, trade names or other intellectual property owned by them as is necessary to enable them to conduct and to continue to conduct all material phases of the businesses of the Company and its Subsidiaries in the manner presently conducted by them, and, to the Knowledge of the Company, such use does not, and will not, conflict with, infringe on or violate any patent, trademark, copyright, service mark, trade name or any other intellectual property right of any Person.

        Section 3.29    Investments.

          (a)   Schedule 3.29(a) of the Company Disclosure Schedules includes a complete and correct list and description as of September 30, 2017, of: (i) all investment and debt securities, mortgage-backed and related securities, marketable equity securities and securities purchased under agreements to resell that are owned by the Company or its Subsidiaries, other than, with respect to the Company Bank, in a fiduciary or agency capacity (the "Company Investment Securities"); and (ii) any such Company Investment Securities that are pledged as collateral to another Person. The Company and each Subsidiary has good and marketable title to all Company Investment Securities held by it, free and clear of any liens, mortgages, security interests, encumbrances or charges, except for Company Permitted Exceptions and except to the extent such Company Investment Securities are pledged in the Ordinary Course of Business consistent with prudent banking practices to secure obligations of the Company or the Company Bank. The Company Investment Securities are valued on the books of the Company and the Company Bank in accordance with GAAP.

          (b)   Except as may be imposed by applicable securities laws and restrictions that may exist for securities that are classified as "held to maturity," none of the Company Investment Securities is subject to any restriction, whether contractual or statutory, that materially impairs the ability of the Company or any of its Subsidiaries to dispose of such investment at any time. With respect to all material repurchase agreements to which the Company or any of its Subsidiaries is a party, the Company or such Subsidiary of the Company, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.

          (c)   None of the Company or its Subsidiaries has sold or otherwise disposed of any Company Investment Securities in a transaction in which the acquiror of such Company Investment Securities or other person has the right, either conditionally or absolutely, to require the Company or any of its Subsidiaries to repurchase or otherwise reacquire any such Company Investment Securities.

          (d)   Schedule 3.29(d) of the Company Disclosure Schedules lists as of September 30, 2017, and the Company has previously made available a true, complete and correct copy of, each Contract with respect to each Derivative Transaction, whether entered into for the account of the Company or any of its Subsidiaries or for a Trust Account, all of which were entered into in the Ordinary Course of Business and in accordance with prudent banking practice and applicable Legal Requirements of applicable Regulatory Authorities and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. All of such Derivative Transactions are legal, valid and binding obligations of the Company or one of its Subsidiaries enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity), and are in full force and effect. The Company and its Subsidiaries have duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to the Knowledge of the Company, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

        Section 3.30    No Other Representations or Warranties

          (a)   Except for the representations and warranties made by the Company in this Article 3, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except as expressly set forth herein neither the Company nor any other Person makes or has made any representation or warranty to Acquiror or any of its Affiliates or representatives with respect to: (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Subsidiaries or their respective businesses; or (ii) any oral or written information presented to Acquiror or any of its Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

          (b)   The Company acknowledges and agrees that neither Acquiror nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article 4.

Article 4

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

        Except as Previously Disclosed, Acquiror and Merger Sub hereby represent and warrant to the Company as follows:

        Section 4.1    Organization.    Each of Acquiror and Merger Sub: (a) is a corporation or limited liability company duly organized or formed, as applicable, and validly existing and in good standing under the laws of its state of organization of formation, and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on Acquiror; and (b) has full corporate and limited liability company power and authority to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. Acquiror is registered with the Federal Reserve as a financial holding company under the Bank Holding Company Act of 1956, and has full corporate or limited liability company power and authority to operate as a bank holding company. The copies of the Acquiror Articles of Incorporation and Acquiror Bylaws and all amendments thereto set forth in the Acquiror SEC Reports are true, complete and correct, and in full force and effect as of the date of this Agreement. Acquiror has no subsidiary other than Merger Sub and the subsidiaries listed on Exhibit 21.1 to Acquiror's Registration Statement on Form S-4 (File No. 333-216708).

        Section 4.2    Acquiror Subsidiary Organizations.    Acquiror Bank is an Illinois state chartered bank duly organized, validly existing and in good standing under the laws of the State of Illinois and is a member of the Federal Reserve System. Each Acquiror Subsidiary is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on Acquiror. Each Subsidiary of Acquiror has full corporate or similar power and authority to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The deposit accounts of Acquiror Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by applicable Legal Requirements, and all premiums and assessments required to be paid in connection therewith have been paid when due. Acquiror has delivered or made available to the Company copies of the charter (or similar organizational documents) and bylaws of each Subsidiary of Acquiror and all amendments thereto, each of which are true, complete and correct and in full force and effect as of the date of this Agreement.

        Section 4.3    Authorization; Enforceability.    Each of Acquiror and Merger Sub has the requisite corporate or limited liability company power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Acquiror Board and the sole member of Merger Sub. The sole member of the Merger Sub has the sole right to manage the business and affairs of the Merger Sub pursuant to the limited liability company agreement. The Acquiror Board and the sole member of Merger Sub have each determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of its respective shareholders or member, and that this Agreement and transactions contemplated hereby are in the best interests of its respective shareholders or member. To the extent required by NASDAQ Rules, the Acquiror Board has directed the Acquiror Stock Issuance be submitted to Acquiror's shareholders for consideration at a duly held meeting of such shareholders and has resolved to recommend that Acquiror's shareholders vote in favor of the Acquiror Stock Issuance. The execution, delivery and performance of this Agreement by Acquiror, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action, subject to the Acquiror Shareholder Approval, and, subject to the receipt of the Requisite Regulatory Approvals, this Agreement constitutes a legal, valid and binding obligation of Acquiror enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors' rights generally and subject to general principles of equity.

        Section 4.4    No Conflict.    Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) assuming receipt of the Acquiror Shareholder Approval, as necessary, contravene, conflict with or result in a violation of any provision of the articles of incorporation, certificate of formation or charter (or similar organizational documents) or bylaws or operating agreement, each as in effect on the date hereof, or any currently effective resolution adopted by the board of directors, shareholders, manager or members of, Acquiror or any of its Subsidiaries; or (b) assuming receipt of the Requisite Regulatory Approvals, contravene, conflict with or result in a violation of any Legal Requirement or any Order to which Acquiror or any of its Subsidiaries, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the Requisite Regulatory Approvals. Except for: (i) the filing of applications, filings and notices, as applicable, with the Federal Reserve and approval of such applications, filings and notices; (ii) the filing of applications, filings and notices, as applicable, with the State of Illinois Department of Financial and Professional Regulation, Division of Banking, and approval of such applications, filings and notices; (iii) the filing with the SEC of the Joint Proxy Statement in definitive form and of the Registration Statement and declaration of effectiveness of the Registration Statement; (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; and (v) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Acquiror Common Stock pursuant to this Agreement and the listing of additional shares of Acquiror Common Stock on the NASDAQ Global Select Market, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality are necessary on the part of Acquiror or Merger Sub in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

        Section 4.5    Acquiror Capitalization.

          (a)   The authorized capital stock of Acquiror currently consists exclusively of: (i) 35,000,000 shares of Acquiror Common Stock, of which 19,095,372 shares were issued and outstanding as of September 30, 2017 (the "Acquiror Capitalization Date"); (ii) 5,000,000 shares of Acquiror Non-Voting Common Stock, none of which were issued and outstanding as of the Acquiror Capitalization Date; and (iii) 4,000,000 shares of Acquiror's preferred stock, par value $2.00 per share (the "Acquiror Preferred Stock"), of which (x) 209 shares were designated as Series G Preferred Stock and 181 of which were issued and outstanding as of the Acquiror Capitalization Date, and (y) 2,636 shares were designated as Fixed Rate Non-Voting Perpetual Non-Cumulative Preferred Stock, Series H and 2,635.5462 of which were issued and outstanding as of the Acquiror Capitalization Date. Acquiror does not have outstanding any bonds, debentures, notes or other debt obligations having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) with the shareholders of Acquiror on any matter. All of the issued and outstanding shares of Acquiror Common Stock have been validly issued and are fully paid and nonassessable, and none of such shares were issued in violation of, or without compliance with, any preemptive rights.

          (b)   As of the Acquiror Capitalization Date, no shares of Acquiror Capital Stock were reserved for issuance except for: (i) 1,262,947 shares of Acquiror Common Stock reserved for issuance in connection with stock options, restricted stock units, or other equity awards under Acquiror Stock Plans; and (ii) 814,429 shares of Acquiror Common Stock reserved for issuance pursuant to future awards under Acquiror Stock Plans. As of the date of this Agreement, except as set forth in Section 4.5(a) and this Section 4.5(b) , no shares of Acquiror Capital Stock or options, warrants or other securities convertible into or exercisable or exchangeable for shares of Acquiror Capital Stock are issued, reserved for issuance or outstanding (other than shares of Acquiror Common Stock issuable upon exercise or vesting of Acquiror Equity Awards outstanding as of the Acquiror Capitalization Date).

          (c)   Other than awards under Acquiror Stock Plans that are outstanding as of the date of this Agreement, no equity-based awards were outstanding as of the Acquiror Capitalization Date. Since the Acquiror Capitalization Date through the date hereof, Acquiror has not: (i) issued or repurchased any shares of Acquiror Common Stock or Acquiror Preferred Stock or other equity securities of Acquiror, other than in connection with the exercise of Acquiror Equity Awards that were outstanding on the Acquiror Capitalization Date or settlement thereof, in each case in accordance with the terms of the relevant Acquiror Stock Plan; or (ii) issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of Acquiror Common Stock, Acquiror Preferred Stock or any other equity-based awards. From the Acquiror Capitalization Date through the date of this Agreement, neither Acquiror nor any of its Subsidiaries has: (A) accelerated the vesting of or lapsing of restrictions with respect to any stock-based compensation awards or long-term incentive compensation awards; (B) with respect to executive officers of Acquiror or its Subsidiaries, entered into or amended any employment, severance, change in control or similar agreement (including any agreement providing for the reimbursement of excise taxes under Section 4999 of the Code); or (C) adopted or materially amended any Acquiror Stock Plan.

          (d)   None of the shares of Acquiror Common Stock were issued in violation of any federal or state securities laws or any other applicable Legal Requirement. As of the date of this Agreement there are: (i) other than outstanding Acquiror Equity Awards, as Previously Disclosed and as

  disclosed herein, no outstanding subscriptions, Contracts, conversion privileges, options, warrants, calls or other rights obligating Acquiror or any of its Subsidiaries to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Acquiror or any of its Subsidiaries; and (ii) no contractual obligations of Acquiror or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Acquiror Common Stock or any equity security of Acquiror or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Acquiror or its Subsidiaries. Except as permitted by this Agreement, since the Acquiror Capitalization Date, no shares of Acquiror Common Stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by Acquiror or any of its Subsidiaries and no dividends or other distributions payable in any equity securities of Acquiror or any of its Subsidiaries have been declared, set aside, made or paid to the shareholders of Acquiror.

        Section 4.6    Acquiror Subsidiary Capitalization.    Except as disclosed in the Acquiror SEC Reports, as of the date hereof all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Acquiror are owned by Acquiror, directly or indirectly, free and clear of any liens, pledges, charges, claims and security interests and similar encumbrances, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of Acquiror has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

        Section 4.7    Acquiror SEC Reports; Financial Statements and Reports; Regulatory Filings.

          (a)   Acquiror has timely filed all Acquiror SEC Reports, except where the failure to file any Acquiror SEC Report, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Acquiror, and all such Acquiror SEC Reports complied as to form in all material respects, as of their respective filing dates and effective dates, as the case may be, with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder. The Acquiror SEC Reports were prepared in accordance with applicable Legal Requirements in all material respects. As of their respective filing dates, none of the Acquiror SEC Reports contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date. As of the date hereof, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Acquiror SEC Reports. No Subsidiary of Acquiror is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

          (b)   The financial statements presented (or incorporated by reference) in the Acquiror SEC Reports (including the related notes, where applicable) have been prepared in conformity with GAAP, except in each case as indicated in such statements or the notes thereto, and comply in all material respects with all applicable Legal Requirements. Taken together, the financial statements presented in the Acquiror SEC Reports (collectively, the "Acquiror Financial Statements") are complete and correct in all material respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations of Acquiror and its Subsidiaries at the respective dates of and for the periods referred to in the Acquiror Financial Statements, subject to normal year-end audit adjustments in the case of unaudited Acquiror Financial Statements. The Acquiror Financial Statements do not include any assets or omit to state any liabilities, absolute or contingent, or other facts, which inclusion or omission would render the Acquiror Financial

  Statements misleading in any material respect as of the respective dates thereof and for the periods referred to therein. As of the date hereof, Crowe Horwath LLP has not resigned (or informed Acquiror that it intends to resign) or been dismissed as independent registered public accountants of Acquiror.

          (c)   Acquiror is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act of 2002 that are applicable to it or any of its Subsidiaries. Acquiror maintains a system of disclosure controls and procedures as defined in Rule 13a-15 and 15d-15 under the Exchange Act that are designed to provide reasonable assurance that information required to be disclosed by Acquiror in reports that Acquiror is required to file under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms, and that such information is accumulated and communicated to Acquiror's management to allow timely decisions regarding required disclosures. As of December 31, 2016, to the Knowledge of Acquiror, such controls and procedures were effective, in all material respects, to provide such reasonable assurance.

          (d)   Acquiror and its consolidated Subsidiaries have established and maintained a system of Internal Control Over Financial Reporting. Acquiror's certifying officers have evaluated the effectiveness of Acquiror's Internal Control Over Financial Reporting as of the end of the period covered by the most recently filed quarterly report on Form 10-Q of Acquiror under the Exchange Act (the "Acquiror Evaluation Date"). Acquiror presented in such quarterly report the conclusions of the certifying officers about the effectiveness of Acquiror's Internal Control Over Financial Reporting based on their evaluations as of the Acquiror Evaluation Date. Since the Acquiror Evaluation Date, there have been no changes in Acquiror's Internal Control Over Financial Reporting that have materially affected, or are reasonably likely to materially affect, Acquiror's Internal Control Over Financial Reporting. Acquiror has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

          (e)   Acquiror and each of its Subsidiaries has filed all forms, reports and documents required to be filed since January 1, 2014, with all applicable federal or state securities or banking authorities except to the extent failure would not have a Material Adverse Effect on Acquiror and its Subsidiaries. Such forms, reports and documents: (i) complied as to form in all material respects with applicable Legal Requirements; and (ii) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the date hereof, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date.

          (f)    To the Knowledge of Acquiror, there has not been any event or occurrence since January 1, 2014 that would result in a determination that Acquiror Bank is not an eligible depository institution as defined in 12 C.F.R. §303.2(r).

          (g)   Acquiror's securities are not listed, or quoted, for trading on any U.S. domestic or foreign securities exchange, other than the NASDAQ Global Select Market. Acquiror satisfies all of the quantitative maintenance criteria of the NASDAQ Global Select Market.

        Section 4.8    Books and Records.    The books of account, minute books, stock record books and other records of Acquiror and its Subsidiaries are complete and correct in all material respects and have been maintained in accordance with Acquiror's business practices and all applicable Legal Requirements in all material respects, including the maintenance of an adequate system of internal controls required by such Legal Requirements. The minute books of Acquiror and each of its Subsidiaries fairly reflect the substance of events and transactions included therein.

        Section 4.9    Loans; Loan Loss Reserve.

          (a)   Acquiror Bank's allowance for loan and lease losses reflected in the Acquiror Financial Statements (including footnotes thereto) was determined on the basis of Acquiror Bank's continuing review and evaluation of the portfolio of Acquiror Loans under the requirements of GAAP and Legal Requirements, was established in a manner consistent with Acquiror Bank's internal policies, and, in the reasonable judgment of Acquiror Bank, was adequate in all material respects under the requirements of GAAP and all Legal Requirements to provide for possible or specific losses, net of recoveries relating to Acquiror Loans previously charged-off, on outstanding Acquiror Loans.

          (b)   To the Knowledge of Acquiror: (i) none of the Acquiror Loans is subject to any material offset or claim of offset; and (ii) the aggregate loan balances in excess of Acquiror Bank's allowance for loan and lease losses are, based on past loan loss experience, collectible in accordance with their terms (except as limited above) and all uncollectible loans have been charged off.

        Section 4.10    Taxes.

          (a)   Acquiror and each of its Subsidiaries have duly and timely filed (taking into account all applicable extensions) all Tax Returns required to be filed by them, and each such Tax Return was true, correct and complete in all material respects when filed. Acquiror and each of its Subsidiaries have paid, or made adequate provision for the payment of, all Taxes (whether or not reflected in Tax Returns as filed or to be filed) due and payable by Acquiror and each of its Subsidiaries, or claimed to be due and payable by any Regulatory Authority, and are not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided.

          (b)   There is no claim or assessment pending or, to the Knowledge of Acquiror, threatened against Acquiror and its Subsidiaries for any Taxes that they owe. No audit, examination or investigation related to Taxes paid or payable by Acquiror and each of its Subsidiaries is presently being conducted or, to the Knowledge of Acquiror, threatened by any Regulatory Authority. Neither Acquiror nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return, and there are no liens for Taxes (other than Taxes not yet due and payable) upon any of Acquiror's or its Subsidiaries' assets. Neither Acquiror nor its Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax that is currently in effect.

          (c)   Acquiror and each of its Subsidiaries have delivered or made available to the Company true, correct and complete copies of all Tax Returns relating to income taxes and franchise taxes owed by Acquiror and its Subsidiaries with respect to the last three (3) fiscal years.

          (d)   To the Knowledge of Acquiror, Acquiror and each of its Subsidiaries have not engaged in any transaction that could materially affect the Tax liability for any Tax Returns not closed by applicable statute of limitations: (i) which is a "reportable transaction" or a "listed transaction" or (ii) a "significant purpose of which is the avoidance or evasion of United States federal income tax" within the meaning of Sections 6662, 6662A, 6011, 6111 or 6707A of the Code or of the regulations of the United States Department of the Treasury promulgated thereunder or pursuant to notices or other guidance published by the IRS (irrespective of the effective dates).

          (e)   Neither Acquiror nor any of its controlled Affiliates has any current plan or intention to make an election pursuant to Section 301.7701-3 of the Treasury Regulations with respect to Merger Sub.

        Section 4.11    Compliance with Legal Requirements.    Acquiror and each of its Subsidiaries hold all material licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of their respective businesses as presently conducted. Acquiror and each of its Subsidiaries is, and at all times since January 1, 2014, has been, in compliance in all material respects with each Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets, except where noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Acquiror. Except as would not reasonably be expected, individually or in the aggregate, to have Material Adverse Effect on Acquiror, neither Acquiror nor any of its Subsidiaries has received, at any time since January 1, 2014, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person regarding: (a) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement; or (b) any actual, alleged, possible, or potential obligation on the part of Acquiror or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement.

        Section 4.12    Legal Proceedings; Orders.

          (a)   Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Acquiror, neither Acquiror nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of Acquiror, threatened, Proceedings against Acquiror or any of its Subsidiaries. There is no Order imposed on Acquiror or any of its Subsidiaries that would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. No officer, director, employee or agent of Acquiror or any of its Subsidiaries is subject to any Order that prohibits such officer, director, employee or agent from engaging in or continuing any conduct, activity or practice relating to the businesses of Acquiror or any of its Subsidiaries as currently conducted.

          (b)   Neither Acquiror nor any of its Subsidiaries: (i) is subject to any cease and desist or other Order or enforcement action issued by; (ii) is a party to any written agreement, consent agreement or memorandum of understanding with; (iii) is a party to any commitment letter or similar undertaking to; (iv) is subject to any order or directive by; (v) is subject to any supervisory letter from; (vi) has been ordered to pay any civil money penalty, which has not been paid, by; or (vii) has adopted any policies, procedures or board resolutions at the request of; any Regulatory Authority that currently restricts in any material respect the conduct of its business, in any manner relates to its capital adequacy, restricts its ability to pay dividends or interest or limits in any material manner its credit or risk management policies, its management or its business. To the Knowledge of Acquiror, none of the foregoing has been threatened by any Regulatory Authority.

        Section 4.13    Absence of Certain Changes and Events.    Since December 31, 2016, no event or events have occurred that had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Acquiror.

        Section 4.14    Compliance with Environmental Laws.    There are no actions, suits, investigations, liabilities, inquiries, Proceedings or Orders involving Acquiror or any of its Subsidiaries or any of their respective assets that are pending or, to the Knowledge of Acquiror, threatened, nor to the Knowledge of Acquiror, is there any factual basis for any of the foregoing, as a result of any asserted failure of Acquiror or any of its Subsidiaries of, or any predecessor thereof, to comply with any Environmental Law. No environmental clearances are required for the conduct of the business of Acquiror or any of its Subsidiaries or the consummation of the Contemplated Transactions. To the Knowledge of Acquiror,

neither Acquiror nor any of its Subsidiaries is the owner of any interest in real estate on which any substances have been generated, used, stored, deposited, treated, recycled or disposed of, which substances if known to be present on, at or under such property, would require notification to any Regulatory Authority, clean up, removal or some other remedial action under any Environmental Law at such property or any impacted adjacent or down gradient property, except where such action would not reasonably be expected to have a Material Adverse Effect on Acquiror. Except for any matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror, Acquiror and each Subsidiary of Acquiror has complied in all material respects with all Environmental Laws applicable to it and its business operations.

        Section 4.15    Brokerage Commissions.    Except for fees payable to Keefe, Bruyette & Woods by Acquiror, none of Acquiror or its Subsidiaries, or any of their respective Representatives, has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

        Section 4.16    Approval Delays.    To the Knowledge of Acquiror, there is no reason why the granting of any of the Requisite Regulatory Approvals would be denied or unduly delayed. Acquiror Bank's most recent CRA rating was "satisfactory" or better.

        Section 4.17    Financial Capability.    Acquiror has sufficient funds to pay the aggregate cash consideration payable pursuant to Section 2.1 and Section 2.4, and to perform its other obligations contemplated by this Agreement.

        Section 4.18    No Other Representations or Warranties.

          (a)   Except for the representations and warranties made by Acquiror and Merger Sub in this Article 4, neither Acquiror, Merger Sub nor any other Person makes any express or implied representation or warranty with respect to Acquiror, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Acquiror and Merger Sub hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except as expressly set forth herein neither Acquiror, Merger Sub nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or representatives with respect to: (i) any financial projection, forecast, estimate, budget or prospective information relating to Acquiror, any of its Subsidiaries or their respective businesses; or (ii) any oral or written information presented to the Company or any of its Affiliates or representatives in the course of their due diligence investigation of Acquiror and Merger Sub, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

          (b)   Acquiror acknowledges and agrees that neither the Company nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article 3.

Article 5

COVENANTS OF THE COMPANY

        Section 5.1    Access and Investigation.

          (a)   Subject to any applicable Legal Requirement, Acquiror and its Representatives shall, at all times during normal business hours and with reasonable advance notice, have such reasonable access to the facilities, operations, records and properties of the Company and each of its Subsidiaries in accordance with the provisions of this Section 5.1(a) as shall be necessary for the purpose of determining the Company's continued compliance with the terms and conditions of this Agreement and preparing for the integration of Acquiror and the Company following the Effective Time. Acquiror and its Representatives may, during such period, make or cause to be made such reasonable investigation of the operations, records and properties of the Company and each of its Subsidiaries and of their respective financial and legal conditions as Acquiror shall deem necessary or advisable to familiarize itself with such records, properties and other matters; provided, however, that such access or investigation shall not interfere materially with the normal operations of the Company or any of its Subsidiaries and shall be conducted during normal business hours on Business Days. Upon request, the Company and each of its Subsidiaries will furnish Acquiror or its Representatives attorneys' responses to auditors' requests for information regarding the Company or such Subsidiary, as the case may be, and such financial and operating data and other information reasonably requested by Acquiror (provided, such disclosure would not result in the waiver by the Company or any of its Subsidiaries of any claim of attorney-client privilege). No investigation by Acquiror or any of its Representatives shall affect the representations and warranties made by the Company in this Agreement. This Section 5.1(a) shall not require the disclosure of any information to Acquiror the disclosure of which, in the Company's reasonable judgment: (i) would be prohibited by any applicable Legal Requirement; (ii) would result in the breach of any agreement with any third party in effect on the date of this Agreement; or (iii) relate to pending or threatened litigation or investigations, if disclosure might affect the confidential nature of, or any privilege relating to, the matters being discussed. If any of the restrictions in the preceding sentence shall apply, the Company and Acquiror will make appropriate alternative disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with any applicable Legal Requirement.

          (b)   From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall promptly furnish to Acquiror: (i) a copy of each report, schedule and other document received by it during such period with, to or from any Regulatory Authority; and (ii) a copy of each report, schedule or other document filed or furnished by it or any of its Subsidiaries with any Regulatory Authority; in each case other than portions of such documents relating to confidential supervisory or examination materials or the disclosure of which would violate any applicable Legal Requirement.

          (c)   From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall furnish to Acquiror as promptly as practicable, (i) the unaudited consolidated balance sheets of the Company as of December 31, 2017, and the unaudited consolidated statements of income, cash flows and shareholders' equity for the fiscal year ended on such date (including the notes thereto), which financial statements shall be provided to the Acquiror no later than February 15, 2018, (ii) the audited consolidated balance sheets of the Company as of December 31, 2017, and the audited consolidated statements of income, cash flows and shareholders' equity for the fiscal year ended on such date (including the notes thereto), which financial statements shall be provided to the Acquiror no later than March 31, 2018, and (iii) the unaudited consolidated balance sheet of the Company as of the end of each quarterly period ended subsequent to June 30, 2017, and the unaudited consolidated statements of income, cash flows and shareholders' equity for the three-month and year-to-date periods ended on such dates, which financial statements shall be provided to the Acquiror no later than thirty (30) days after the applicable period end.

          (d)   From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall provide, and cause each of its Subsidiaries to provide, to Acquiror all information provided to the directors on all such boards or members of such committees in connection with all meetings of the board of directors and committees of the board of directors of the Company or otherwise provided to the directors or members, and to provide any other financial reports or other analysis prepared for senior management of the Company or its Subsidiaries; in each case promptly following provision to such

  Persons, and in each case, excluding any portions of such documents: (i) relating to confidential supervisory or examination materials, (ii) the disclosure of which would violate any applicable Legal Requirement, (iii) the disclosure of which would, in the reasonable judgment of the Company's outside counsel, result in the waiver of the attorney-client privilege, or (iv) related to an Acquisition Proposal (disclosure of which shall be governed solely by Section 5.9).

          (e)   All information obtained by Acquiror in accordance with this Section 5.1 shall be treated in confidence as provided in that certain Mutual Confidentiality and Non-Disclosure Agreement dated as of May 5, 2017, between Acquiror and Sheshunoff & Co. (the "Confidentiality Agreement").

        Section 5.2    Operation of the Company and Company Subsidiaries.

          (a)   Except as expressly contemplated by or permitted by this Agreement, as required by applicable Legal Requirement, or with the prior written consent of Acquiror, which shall not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, the Company shall, and shall cause each of its Subsidiaries to: (i) conduct its business in the Ordinary Course of Business in all material respects; (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships; and (iii) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of the Company or Acquiror to obtain any of the Requisite Regulatory Approvals, to perform its covenants and agreements under this Agreement or to consummate the Contemplated Transactions.

          (b)   Except as expressly contemplated by or permitted by this Agreement, as set forth in Schedule 5.2(b) of the Company Disclosure Schedules, as required by applicable Legal Requirement, or with the prior written consent of Acquiror, which shall not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, the Company will not, and will cause each of its Subsidiaries not to:

              (i)  (A) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of Company Common Stock or any security convertible into Company Common Stock (other than issuances of shares of Company Common Stock upon the vesting of restricted stock units outstanding as of the Company Capitalization Date); (B) permit any additional shares of Company Common Stock to become subject to new grants, including issuances under Company Benefit Plans, other than, for the avoidance of doubt, the vesting of additional restricted stock units under awards granted prior to the date hereof under the Company Benefit Plans; or (C) grant any registration rights with respect to shares of Company Common Stock;

             (ii)  make, declare, pay or set aside for payment any dividend on, or in respect of, or declare or make any distribution on any shares of Company Common Stock, other than (x) the cash dividends and distributions payable to the Company's stockholders set forth on Schedule 5.2(b)(ii) of the Company Disclosure Schedules, provided the Final Tangible Equity could not reasonably be expected to be less than the Target Tangible Equity as a result of the declaration, payment or setting aside of any such dividend or distribution, and (y) a final cash dividend payable to the Company's stockholders prior to the Closing in an aggregate amount equal to the amount, if any, by which the Final Tangible Equity as finally determined pursuant to Section 2.1(e) hereof exceeds the Target Tangible Equity, in each of the foregoing cases, in accordance with the requirements and subject to the limitations of the DGCL.

            (iii)  directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of Company Common Stock (other than repurchases of shares of Company Common Stock in the Ordinary Course of Business to satisfy obligations under Company Benefit Plans);

            (iv)  amend the terms of, waive any rights under, terminate (other than at its stated expiration date), knowingly violate the terms of or enter into: (A) any Company Material Contract; (B) any material restriction on the ability of the Company or its Subsidiaries to conduct its business as it is presently being conducted; or (C) any Contract or other binding obligation relating to any class of Company Common Stock or rights associated therewith or any outstanding instrument of indebtedness;

             (v)  enter into loan transactions not in accordance with, or consistent with, past practices of the Company Bank;

            (vi)  (A) enter into any new credit or new lending relationships that would require an exception to the Company Bank's formal loan policy as in effect as of the date of this Agreement or that are not in material compliance with the provisions of such loan policy; or (B) other than incident to a reasonable loan restructuring, extend additional credit to any Person and any director or officer of, or any owner of a material interest in, such Person (any of the foregoing with respect to a Person being referred to as a "Borrowing Affiliate") if such Person or such Borrowing Affiliate is the obligor under any indebtedness to the Company or any of its Subsidiaries which constitutes a nonperforming loan or against any part of such indebtedness the Company or any of its Subsidiaries has established loss reserves or any part of which has been charged-off by the Company or any of its Subsidiaries;

           (vii)  maintain an allowance for loan and lease losses which is not adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to Company Loans previously charged off, on Company Loans and leases outstanding (including accrued interest receivable);

          (viii)  fail to: (A) charge-off any Company Loans or leases that would be deemed uncollectible in accordance with GAAP or any applicable Legal Requirement; or (B) place on non-accrual any Company Loans or leases that are past due greater than ninety (90) days;

            (ix)  sell, transfer, mortgage, encumber, license, let lapse, cancel, abandon or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances, licenses, lapses, cancellations, abandonments or other dispositions or discontinuances (A) in the Ordinary Course of Business or (B) of obsolete or unused equipment, fixtures or assets, and in a transaction that, together with other such transactions, is not material to the Company and its Subsidiaries, taken as a whole;

             (x)  acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business), or contract to acquire, all or any portion of the assets, business, deposits or properties of any other entity except in the Ordinary Course of Business and in a transaction that, together with other such transactions, is not material to the Company and its Subsidiaries, taken as a whole, and does not present a material risk that the Closing Date will be materially delayed or that any approvals necessary to complete the Merger or the other Contemplated Transactions will be more difficult to obtain;

            (xi)  amend the Company Certificate of Incorporation or the Company Bylaws, or similar governing documents of any of its Subsidiaries;

           (xii)  implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;

          (xiii)  except as permitted by this Agreement or as required by any applicable Legal Requirement or the terms of any Company Benefit Plan existing as of the date hereof: (A) increase in any manner the compensation or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of the Company or its Subsidiaries (collectively, the "Company Employees"), other than increases in compensation or benefits and the payment of bonuses in the Ordinary Course of Business consistent with past practices in timing, metrics and amount, and that have been disclosed to Acquiror; (B) become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, consulting, non-competition, change in control, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any Company Employee (or newly hired employees), director or stockholder except as required by applicable Legal Requirements or GAAP; (C) accelerate the payment or vesting of or lapsing of restrictions with respect to any bonus, or any stock-based compensation or other long-term incentive compensation under any Company Benefit Plans; (D) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan; or (E) materially change any actuarial assumptions used to calculate funding obligations with respect to any Company Benefit Plan that is required by applicable Legal Requirements to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or any applicable Legal Requirement;

          (xiv)  incur or guarantee any indebtedness for borrowed money other than in the Ordinary Course of Business;

           (xv)  enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Legal Requirements or requested by any Regulatory Authority;

          (xvi)  settle any action, suit, claim or proceeding against it or any of its Subsidiaries, except for an action, suit, claim or proceeding that is settled in an amount and for consideration not in excess of $100,000 and that would not: (A) impose any material restriction on the business of the Company or its Subsidiaries; or (B) create precedent for claims that is reasonably likely to be material to it or its Subsidiaries;

         (xvii)  make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;

        (xviii)  make or change any material Tax elections, change or consent to any change in it or its Subsidiaries' method of accounting for Tax purposes (except as required by applicable Tax law), take any material position on any material Tax Return filed on or after the date of this Agreement, settle or compromise any material Tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to a material amount of Taxes, surrender any right to claim a refund for a material amount of Taxes, file any request for an extension, or file any material amended Tax Return, and the Company shall consult with Acquiror in advance of taking any such action that is otherwise permitted hereunder;

          (xix)  hire any employee with an annual salary in excess of $100,000; or

           (xx)  agree to take, make any commitment to take, or adopt any resolutions of the Company Board in support of, any of the actions prohibited by this Section 5.2(b).

          (c)   For purposes of Section 5.2(b)(v), Acquiror's consent shall be deemed to have been given if the Company has made a written request to Leon J. Holschbach and Jeffrey G. Ludwig for permission to take any action otherwise prohibited by Section 5.2(b)(v) and has provided Acquiror with information sufficient, in Acquiror's sole discretion, for Acquiror to make an informed decision with respect to such request, and Acquiror has failed to respond to such request within ten (10) Business Days after Acquiror's receipt of such request.

        Section 5.3    Notice of Changes.     The Company will give prompt notice to Acquiror of any fact, event or circumstance known to it that: (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in a Material Adverse Effect on the Company; or (b) would cause or constitute a material breach of any of the Company's representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 8.

        Section 5.4    Stockholders' Meeting.     Subject to the other provisions of this Agreement and unless there has been a Company Adverse Recommendation, the Company shall, as promptly as reasonably practicable, and in any event within thirty (30) days, after the date the Registration Statement is declared effective, take all action necessary, including as required by and in accordance with the DGCL, Company Certificate of Incorporation and Company Bylaws to duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders' Meeting") for the purpose of obtaining the Company Stockholder Approval. The Company and Company Board will use their reasonable best efforts to obtain from its stockholders the votes in favor of the adoption of this Agreement required by the DGCL, including by recommending that its stockholders vote to adopt this Agreement, and the Company and Company Board will not withhold, withdraw, qualify or adversely modify (or publicly propose or resolve to withhold, withdraw, qualify or adversely modify) the Company Board's recommendation to the Company's stockholders that the Company's stockholders vote in favor of the adoption of this Agreement (a "Company Adverse Recommendation"). However, if, prior to the time the Company Stockholder Approval is obtained, the Company Board, after consultation with outside counsel, determines in good faith it is reasonably likely that to, or to continue to, recommend this Agreement to its stockholders would be inconsistent with its fiduciary duties under applicable Legal Requirements, then, notwithstanding anything herein to the contrary, the Company Board may make a Company Adverse Recommendation or publicly propose or resolve to make a Company Adverse Recommendation.

        Section 5.5    Information Provided to Acquiror.     The Company agrees to include in the Joint Proxy Statement, and to provide to Acquiror for inclusion in the Registration Statement, all information concerning the Company and any of its Subsidiaries that is required by applicable Legal Requirements to be included therein or that is reasonably requested by Acquiror, and that the information concerning the Company or any of its Subsidiaries that is provided or to be provided by the Company to Acquiror in connection with the preparation of, or that is included in, the Registration Statement or Joint Proxy Statement and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will: (a) at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Joint Proxy Statement, when mailed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or (b) in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the Company Stockholders' Meeting, not be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Joint Proxy Statement shall be mailed. Notwithstanding the foregoing, the Company shall have no responsibility for the truth or accuracy of any information with respect to Acquiror or any of its Subsidiaries or any of their Affiliates contained in the Registration Statement or the Joint Proxy Statement or in any document submitted to, or other communication with, any Regulatory Authority.

        Section 5.6    Operating Functions.     To the extent permitted by applicable Legal Requirements, the Company and the Company Bank shall cooperate with Acquiror and Acquiror Bank in connection with planning for the efficient and orderly combination of the parties and the operation of the Company Bank and Acquiror Bank, and in preparing for the consolidation of the banks' appropriate operating functions to be effective on the Effective Date or such later date as the parties may mutually agree.

        Section 5.7    Company Benefit Plans.

          (a)   At the request of Acquiror, the Company will take all appropriate action to amend or terminate, prior to the Effective Time, any Company Benefit Plan; provided, however, that no action taken by the Company with respect to the termination of any Company Benefit Plan shall be required to be irrevocable until one day prior to the Closing Date.

          (b)   Prior to the Effective Time, the Company shall accrue the costs associated with any payments due under any Company Benefit Plan, including any severance agreements, retention or stay bonus programs, or other similar arrangements, consistent with GAAP.

        Section 5.8    Ancillary Agreements.     Contemporaneously with the execution and delivery of this Agreement, and as a material inducement to Acquiror to enter into this Agreement, the Company shall cause each of the Persons listed on Schedule 5.8 of the Company Disclosure Schedules (the "Principal Stockholders") to enter into an agreement with Acquiror, pursuant to which they will agree to take certain actions in furtherance of the Merger, in the form attached hereto as Exhibit B (the "Voting Agreement").

        Section 5.9    Acquisition Proposals.

          (a)   The Company will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Acquiror with respect to any Acquisition Proposal. The Company will within forty-eight (48) hours advise Acquiror following receipt of any Acquisition Proposal and the substance thereof (including the identity of the Person making such Acquisition Proposal), and will keep Acquiror apprised of any related developments, discussions and negotiations (including the material terms and conditions of the Acquisition Proposal) on a reasonably current basis.

          (b)   The Company agrees that it will not, and will cause its respective Subsidiaries and Affiliates, and its and their respective officers, directors, agents and advisors not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any Person relating to, any Acquisition Proposal; provided that, if the Company receives an unsolicited bona fide Acquisition Proposal from a Person other than Acquiror after the execution of this Agreement and prior to receipt of the Company Stockholder Approval, and the Company Board concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal or would reasonably be likely to result in a Superior Proposal and, after considering the advice of outside counsel, that failure to take such actions would be inconsistent with the directors' fiduciary duties under applicable Legal Requirements, the Company may: (i) furnish information with respect to it to such Person making such Acquisition Proposal pursuant to a customary confidentiality agreement (subject to the requirement that any such information not previously provided to Acquiror shall be promptly furnished to Acquiror); (ii) participate in discussions or negotiations regarding such Acquisition Proposal; and (iii) terminate this Agreement in order to concurrently enter into an agreement with respect to such Acquisition Proposal; provided, however, that the Company may not terminate this Agreement pursuant to this Section 5.9 unless and until (x) five (5) Business Days have elapsed following the delivery to Acquiror of a written notice of such determination by the Company Board and, during such five (5) Business-Day period, Acquiror and the Company cooperate with one another with the intent of enabling them to engage in good faith negotiations so that the Contemplated Transactions may be effected, and (y) at the end of such five (5) Business-Day period, the Company continues, in good faith and after consultation with outside legal counsel and financial advisors, to believe that a Superior Proposal continues to exist.

          (c)   Nothing contained in this Agreement shall prevent the Company or the Company Board from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal, provided that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

        Section 5.10    Subordinated Note Divestiture.     Prior to the Closing, the Company shall sell or transfer, and shall cause each of its Subsidiaries to sell or transfer, to a third party any and all debt securities held by them that were issued by Acquiror, including the Fixed-to-Floating Rate Subordinated Note due June 18, 2025 that was issued by Acquiror to Alpine Bank prior to the date hereof (the "Subordinated Note"), which sale or approval shall be subject to the receipt of Acquiror's prior written consent, which shall not be unreasonably withheld, conditioned or delayed. From and after the date hereof and prior to the Closing, neither the Company nor any of its Subsidiaries shall acquire any debt securities issued by Acquiror or any of its Subsidiaries.

Article 6

COVENANTS OF ACQUIROR AND MERGER SUB

        Section 6.1    Operation of Acquiror and Acquiror Subsidiaries.

          (a)   Except as Previously Disclosed, as expressly contemplated by or permitted by this Agreement, as required by applicable Legal Requirement, or with the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, Acquiror shall, and shall cause each of its Subsidiaries to: (i) conduct its business in the Ordinary Course of Business in all material respects; and (ii) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Acquiror or the Company to obtain any of the Requisite Regulatory Approvals, to perform its covenants and agreements under this Agreement or to consummate the Contemplated Transactions.

          (b)   Except as Previously Disclosed, as expressly contemplated by or permitted by this Agreement, as required by applicable Legal Requirement, or with the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, Acquiror will not, and will cause each of its Subsidiaries not to:

              (i)  (A) enter into any agreement with respect to, or consummate, any merger or business combination, or any acquisition of any other Person or (B) make any loan, advance or capital contribution to, or investment in, any Person, in each case that would reasonably be expected to prevent, impede or materially delay the consummation of the Merger;

             (ii)  amend the Acquiror Articles of Incorporation or the Acquiror Bylaws, or similar governing documents of any of its Subsidiaries, in a manner that would materially and adversely affect the benefits of the Merger to the stockholders of the Company; or

            (iii)  agree to take, make any commitment to take, or adopt any resolutions of Acquiror Board in support of, any of the actions prohibited by this Section 6.1.

        Section 6.2    Acquiror Shareholders' Meeting.     Subject to the other provisions of this Agreement, Acquiror shall, as promptly as reasonably practicable after the date the Registration Statement is declared effective, take all action necessary, including as required by and in accordance with NASDAQ Rule 5635(a), the Acquiror Articles of Incorporation and the Acquiror Bylaws to duly call, give notice of, convene and hold a meeting of its stockholders (the "Acquiror Shareholders' Meeting") for the purpose of obtaining the Acquiror Shareholder Approval. Acquiror and the Acquiror Board will use their reasonable best efforts to obtain from its stockholders the votes in favor of the Acquiror Stock Issuance if required by NASDAQ Rule 5635(a), including by recommending that its stockholders vote in favor of the Acquiror Stock Issuance, and Acquiror and the Acquiror Board will not withhold, withdraw, qualify or adversely modify (or publicly propose or resolve to withhold, withdraw, qualify or adversely modify) such recommendation to Acquiror's shareholders.

        Section 6.3    Information Provided to the Company.     Acquiror agrees that the information concerning Acquiror or any of its Subsidiaries that is included in the Registration Statement or Joint Proxy Statement and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will: (a) at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Joint Proxy Statement, when mailed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or (b) in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the Company Shareholders' Meeting, not be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Joint Proxy Statement shall be mailed. Notwithstanding the foregoing, Acquiror shall have no responsibility for the truth or accuracy of any information with respect to the Company or any of its Subsidiaries or any of their Affiliates contained in the Registration Statement or the Joint Proxy Statement or in any document submitted to, or other communication with, any Regulatory Authority.

        Section 6.4    Operating Functions.     Acquiror and Acquiror Bank shall cooperate with the Company and the Company Bank in connection with planning for the efficient and orderly combination of the parties and the operation of the Company Bank and Acquiror Bank, and in preparing for the consolidation of the banks' appropriate operating functions to be effective on the Effective Date or such later date as the parties may mutually agree.

        Section 6.5    D&O Indemnification.

          (a)   From and after the Effective Time, Acquiror shall indemnify, defend and hold harmless each current or former director, officer or employee of the Company or any of its Subsidiaries or fiduciary of the Company or any of its Subsidiaries under any Company Benefit Plans or any Person who is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, trustee or employee of another Person (each, an "Indemnified Party"), and any Person who becomes an Indemnified Party between the date hereof and the Effective Time, against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the Contemplated Transactions, whether asserted or claimed prior to, at or after the Effective Time, in each case to the extent such indemnification is required by the Company's or such Subsidiary's certificate of incorporation, bylaws or similar organizational documents, in each case as made available to

  Acquiror. Acquiror shall also advance expenses incurred by an Indemnified Party in each such case to the fullest extent permitted by applicable Legal Requirements, subject to the receipt of an undertaking from such Indemnified Party to repay such advanced expenses if it is determined by a final and nonappealable judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification hereunder.

          (b)   Prior to the Effective Time, the Company shall obtain and Acquiror shall fully pay the premium for the extension of the Company's directors' and officers' liability insurance policies set forth on Schedule 6.5(b) of the Company Disclosure Schedule (complete and accurate copies of which have been heretofore made available to Acquiror) (the "Existing D&O Policy") in respect of acts or omissions occurring at or prior to the Effective Time, covering each person currently covered by the Existing D&O Policy for a period of six (6) years after the Effective Time; provided that Acquiror shall not be required to pay in the aggregate more than two hundred percent (200%) of the amount of the aggregate annual premium paid by the Company for the current policy term for such policy, which annual premium is set forth on Schedule 6.5(b) of the Company Disclosure Schedules. It is understood and agreed that if the aggregate premiums for the coverage set forth in this Section 6.5(b) would exceed such two hundred percent (200%) amount, Acquiror shall be obligated to pay for the maximum available coverage as may be obtained by the Company for such two hundred percent (200%) amount.

          (c)   The provisions of this Section 6.5 shall survive consummation of the Merger and the Bank Merger and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her legal representatives.

        Section 6.6    Authorization and Reservation of Acquiror Common Stock.     The Acquiror Board shall authorize and reserve the maximum number of shares of Acquiror Common Stock to be issued pursuant to this Agreement.

        Section 6.7    Stock Exchange Listing.     Acquiror shall use its reasonable best efforts to cause all shares of Acquiror Common Stock issuable or to be reserved for issuance under this Agreement to be approved for listing on the NASDAQ Global Select Market prior to the Closing Date.

        Section 6.8    Additional Acquiror Director.     If requested by the Company at least ten (10) Business Days prior to the date Acquiror initially files the Registration Statement with the SEC, then, effective as of the Effective Time, the Acquiror Board shall increase the number of directors of Acquiror by one (1) and, subject to the fiduciary duties of the Acquiror Board (a) appoint R. Robert Funderburg, Jr. to the Acquiror Board as a Class III director, and (b) if he continues to beneficially own shares of Acquiror Common Stock with a market value of at least $10,000,000, re-nominate him for election to the Acquiror Board at the 2019 annual meeting of Acquiror's shareholders; provided, in each case, that he is and remains able and willing to serve as a director of Acquiror as of the effective date of such appointment or re-nomination.

        Section 6.9    Company Commitments to Community Organizations.     Acquiror shall honor, pay and satisfy or cause to be honored, paid and satisfied, the Company's financial commitments to community organizations, as set forth on Schedule 6.9 of the Company Disclosure Schedule.

Article 7

COVENANTS OF ALL PARTIES

        Section 7.1    Regulatory Approvals.     Acquiror and the Company and their respective Subsidiaries will cooperate and use all reasonable best efforts to as promptly as possible and in any event within forty-five (45) days following the date hereof, prepare and file all applications and other documents necessary to, and to as promptly as practicable thereafter, effect and obtain, all Requisite Regulatory Approvals, and the parties will comply with the terms of such Requisite Regulatory Approvals. Each of

Acquiror and the Company will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Legal Requirements relating to the exchange of information, with respect to all public, non-confidential substantive written applications, documents and information submitted to any Regulatory Authority in connection with the Requisite Regulatory Approvals. In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable. Each party agrees that it will consult with the other party with respect to obtaining all permits, consents, approvals and authorizations of all Regulatory Authorities necessary or advisable to consummate the Contemplated Transactions, and each party will keep the other party apprised of the status of material matters relating to completion of the Contemplated Transactions. Acquiror and the Company will, upon request, furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries with or to any Regulatory Authority in connection with the Contemplated Transactions. Notwithstanding anything to the contrary, including the covenants set forth in Sections 7.1 and 7.4, nothing in this Agreement shall require Acquiror to grant any consent, make any undertaking, agree to any concession, make any payment, take (or refrain from taking) any action, or commit to do any of the foregoing, to obtain any Requisite Regulatory Approval, or to enable, facilitate or permit the Company to obtain any Requisite Regulatory Approval, if such consent, undertaking, concession or action is materially adverse to Acquiror.

        Section 7.2    SEC Registration.     As soon as practicable following the date of this Agreement, but in no event more than forty-five (45) days following the date hereof, the Company and Acquiror shall prepare and Acquiror shall file with the SEC the Joint Proxy Statement and Acquiror shall prepare and file with the SEC the Registration Statement, in which the Joint Proxy Statement will be included. Acquiror shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the Contemplated Transactions. Prior to the filing of the Registration Statement, Acquiror shall consult with the Company with respect to such filing and shall afford the Company and its representatives reasonable opportunity to review and comment thereon. The Registration Statement and the Joint Proxy Statement shall include all information reasonably requested by the Company to be included. The Company will use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the Company's stockholders, and Acquiror will use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to Acquiror's shareholders, in each case as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Acquiror shall also take any action required to be taken under any applicable Legal Requirement in connection with the Acquiror Stock Issuance, and each party shall furnish all information concerning itself and its stockholders as may be reasonably requested in connection with any such action. Acquiror will advise and consult with the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Acquiror Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC to amend the Joint Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information, and the Company will advise Acquiror, promptly after it receives notice thereof, of any request by the SEC to amend the Joint Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. The parties shall use reasonable best efforts to respond (with the assistance of the other party) as promptly as practicable to any comments of the SEC with respect thereto. If prior to the Effective Time any event occurs with respect to the Company, Acquiror or any Subsidiary of the Company or Acquiror, respectively, or any change occurs with respect to information supplied by or on behalf of the Company or Acquiror, respectively, for inclusion in the Joint Proxy Statement or the Registration Statement that, in each case, is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Registration Statement, the Company or Acquiror, as applicable, shall promptly notify the other of such event (including, prior to entering into any agreement providing for any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction involving Acquiror or any of its Subsidiaries), and the Company or Acquiror, as applicable, shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement and the Registration Statement and, as required by applicable Legal Requirements, in disseminating the information contained in such amendment or supplement to the Company's stockholders and to Acquiror's shareholders. Acquiror shall take all action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any application foreign or state securities or "blue sky" Legal Requirements and the rules and regulations thereunder in connection with the Merger and the issuance of Acquiror Common Stock as consideration hereunder.

        Section 7.3    Publicity.     Neither the Company nor Acquiror shall, and neither the Company nor Acquiror shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement or, except as otherwise specifically provided in this Agreement, any disclosure of nonpublic information to a third party, concerning, the Contemplated Transactions without the prior consent (which shall not be unreasonably withheld or delayed) of Acquiror, in the case of a proposed announcement, statement or disclosure by the Company, or the Company, in the case of a proposed announcement, statement or disclosure by Acquiror; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances), issue or cause the publication of any press release or other public announcement to the extent required by applicable Legal Requirements or by the NASDAQ Rules.

        Section 7.4    Reasonable Best Efforts; Cooperation.     Each of Acquiror and the Company agrees to exercise good faith and use its commercially reasonable efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to consummate the Contemplated Transactions as promptly as practicable. Neither Acquiror nor the Company will intentionally take or intentionally permit to be taken any action that would be a breach of the terms or provisions of this Agreement. Between the date of this Agreement and the Closing Date, each of Acquiror and the Company will, and will cause each Subsidiary of Acquiror and the Company, respectively, and all of their respective Affiliates and Representatives to, cooperate with respect to all filings that any party is required by any applicable Legal Requirements to make in connection with the Contemplated Transactions. Subject to applicable Legal Requirements and the instructions of any Regulatory Authority, each party shall keep the other party reasonably apprised of the status of matters relating to the completion of the Contemplated Transactions, including promptly furnishing the other party with copies of notices or other written communications received by it or any of its Subsidiaries from any Regulatory Authority with respect to such transactions.

        Section 7.5    Tax Matters.

          (a)   The parties intend that the Merger qualify as a nontaxable reorganization within the meaning of Section 368(a) and related sections of the Code and that this Agreement constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each of the Company and Acquiror shall use its commercially reasonable efforts, and shall cause their Subsidiaries to use commercially reasonable efforts, to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Following the Effective Time, neither Acquiror nor any Affiliate of Acquiror knowingly shall take any action, cause any action to be taken, fail to take any action, or cause any action to fail to be taken, which action or failure to act could prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Prior to the earlier of: (i) forty-five (45) days following the Effective Time; and (ii) January 15 of the calendar year following the Effective Time, the Surviving Company shall comply with the reporting requirements of Section 1.6045B-1(a)(2) of the Treasury Regulations. Each of the Company and Acquiror shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code on its United States federal income Tax Return, unless otherwise required pursuant to a "determination" within the meaning of Section 1313(a) of the Code. Neither Acquiror nor any of its Affiliates will make an election pursuant to Section 301.7701-3 of the Treasury Regulations with respect to Merger Sub effective on or prior to the Effective Time.

          (b)   As of the date hereof, the Company has no Knowledge of any reason: (i) why it would not be able to deliver to counsel to the Company and counsel to Acquiror, at the date of the legal opinions referred to in Section 8.9 and Section 9.7, certificates substantially in compliance with IRS published advance ruling guidelines, with reasonable or customary exceptions and modifications thereto (the "IRS Guidelines), to enable counsel to Acquiror and counsel to the Company to deliver the legal opinions contemplated by Section 8.9 and Section 9.7, respectively, and the Company hereby agrees to deliver such certificates effective as of the date of such opinions; or (ii) why counsel to the Company would not be able to deliver the opinion required by Section 9.7. The Company will deliver such certificates to counsel to the Company and counsel to Acquiror.

          (c)   As of the date hereof, Acquiror has no Knowledge of any reason: (i) why it would not be able to deliver to counsel to Acquiror and counsel to the Company, at the date of the legal opinions referred to in Section 8.9 and Section 9.7, certificates substantially in compliance with the IRS Guidelines, to enable counsel to Acquiror and counsel to the Company to deliver the legal opinions contemplated by Section 8.9 and Section 9.7, respectively, and Acquiror hereby agrees to deliver such certificates effective as of the date of such opinions; or (ii) why counsel to Acquiror would not be able to deliver the opinion required by Section 8.9. Acquiror will deliver such certificates to counsel to Acquiror and counsel to the Company.

          (d)   Acquiror shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Company for taxable periods (or portion thereof) that end on or before the Closing Date and that are required to be filed after the Closing Date ("Pre-Closing Tax Returns"). Such Pre-Closing Tax Returns shall be prepared in a manner consistent with past practice (unless otherwise required by law) and without a change of any election or any accounting method. To the extent permitted by applicable law, the Company's stockholders shall include any income, gain, loss, deduction or other tax items for such taxable periods on their Tax Returns in a manner consistent with the Schedule K-1s prepared by the Company's stockholders for such taxable periods. Without limiting the foregoing, Acquiror shall permit a Person designated by the Company in writing prior to the Closing Date to review, on behalf of such stockholders, the Pre-Closing Tax Returns at least five (5) Business Days prior to the filing of such Pre-Closing Tax Returns, and shall consider any comments of such Person with respect thereto.

          (e)   Other than the Contemplated Transactions, the Company shall not, and shall cause the Company's stockholders to not, revoke the Company's election to be taxed as an S corporation within the meaning of Section 1361 and Section 1362 of the Code and the Company will not, and will cause its Subsidiaries not to, revoke any of its Subsidiary's election to be taxed as a QSub within the meaning of Section 1361(b)(3)(B) of the Code. Other than the Contemplated Transactions, none of the Company or its Subsidiaries, and the Company shall cause the Company's stockholders not to, take any action or allow any action that would cause the Company to no longer be treated as an S corporation or the Company Bank to no longer be treated as a QSub within the meaning of Section 1361 and Section 1362 of the Code.

          (f)    Any and all Tax sharing agreements or other similar agreements (whether written or not) with respect to or involving the Company shall be terminated as of the Closing Date. After the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

          (g)   The Company shall cause the Company's stockholders to not make an election under Section 338(h)(10) or Section 336(e) of the Code with respect to the Contemplated Transactions.

        Section 7.6    Transaction Structure.     Acquiror may at any time change the method of effecting the Merger or the Bank Merger if and to the extent requested by Acquiror, and the Company agrees to enter into such amendments to this Agreement as Acquiror may reasonably request in order to give effect to such restructuring; provided, however, that no such change or amendment: (a) alters or changes the amount or kind of the Common Stock Merger Consideration; (b) adversely affects the Tax treatment of the Merger with respect to the Company's stockholders; (c) is reasonably likely to cause the Closing to be delayed or the receipt of the Requisite Regulatory Approvals to be prevented or delayed, in each case beyond the Termination Date; or (d) requires submission to or approval of the Company's stockholders or Acquiror's stockholders after the Agreement has been adopted by the Company's stockholders or the Acquiror Stock Issuance has been approved by Acquiror's shareholders.

        Section 7.7    Takeover Statutes.     No party shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Bank Merger Agreement, the Voting Agreement or any of the Contemplated Transactions, and each party shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger, the Bank Merger and the other Contemplated Transactions from any applicable Takeover Statute now or hereafter in effect. If any "moratorium," "control share," "fair price," "affiliate transaction," "business combination" or other anti-takeover Legal Requirement is or may become applicable to the Merger, the parties shall use their respective commercially reasonable efforts to: (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated by this Agreement; and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such Legal Requirement on the Merger and the transactions contemplated by this Agreement.

        Section 7.8    Employees and Employee Benefits.

          (a)   All individuals employed by the Company or any of its Subsidiaries immediately prior to the Closing ("Covered Employees") shall automatically become employees of Acquiror as of the Closing. Following the Closing, Acquiror shall maintain employee benefit plans and compensation opportunities for the benefit of Covered Employees that provide employee benefits and compensation opportunities that, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are made available to similarly-situated employees of Acquiror under the Acquiror Benefit Plans; provided, however, that: (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen Acquiror Benefit Plan; and (ii) until such time as Acquiror shall cause Covered Employees to participate in the Acquiror Benefit Plans, a Covered Employee's continued participation in Company Benefit Plans shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the Acquiror Benefit Plans may commence at different times with respect to each Acquiror Benefit Plan).

          (b)   For the purpose of satisfying eligibility requirements and vesting periods (but not for the purpose of benefit accruals) under the Acquiror Benefit Plans providing benefits to the Covered Employees (the "New Plans"), each Covered Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors to the same extent as such Covered Employee was entitled to credit for such service under any applicable Company Benefit Plan in which such Covered Employee participated or was eligible to participate immediately prior to the Transition Date; provided, however, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service.

          (c)   In addition, and without limiting the generality of the foregoing, as of the Transition Date, Acquiror shall use commercially reasonable efforts to provide that: (i) each Covered Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is similar in type to an applicable Company Benefit Plan in which such Covered Employee was participating immediately prior to the Transition Date (such Company Benefit Plans prior to the Transition Date collectively, the "Old Plans"); (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision or similar benefits to any Covered Employee, all pre-existing condition exclusions and actively-at-work requirements of such New Plan shall be waived for such Covered Employee and his or her covered dependents, unless such conditions would not have been waived under the Old Plan in which such Covered Employee, as applicable, participated or was eligible to participate immediately prior to the Transition Date; and (iii) any eligible expenses incurred by such Covered Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the Transition Date shall be taken into account under such New Plan to the extent such eligible expenses were incurred during the plan year of the New Plan in which the Transition Date occurs for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Covered Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

          (d)   The Company and its Subsidiaries shall take all actions necessary to terminate the Company's severance policies immediately prior to the Effective Time. Subject to the provisions of Section 7.8, following the Effective Time, Acquiror or Acquiror's Subsidiary will cause any eligible Company employee (exempt and non-exempt) to be covered by a severance policy under which employees who incur a qualifying involuntary termination of employment will be eligible to receive severance pay in accordance with the severance pay schedule set forth on Schedule 7.8(d) of the Company Disclosure Schedules. Notwithstanding the foregoing, no Company employee eligible to receive severance benefits under an employment, change in control, severance or other agreement shall be entitled to participate in the severance policy described in this Section 7.8(d) or to otherwise receive severance benefits. Any Company employee who waives and relinquishes his or her right to a change in control payment will be eligible for a severance payment as provided in this Section 7.8(d).

          (e)   For the avoidance of doubt, notwithstanding the foregoing provisions of this Section 7.8, except as disclosed in Schedule 7.8(e) of the Company Disclosure Schedules, the Covered Employees are employed-at-will; the terms of the provisions of this Section 7.8 do not confer employee contract rights to any of the Covered Employees.

        Section 7.9    Section 16 Matters.    Prior to the Effective Time, the parties will each take such steps as may be necessary or appropriate to cause any acquisitions of Acquiror Common Stock from Acquiror by virtue of the Merger and the other transactions contemplated by this Agreement, by each individual who will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Acquiror immediately following the Effective Time, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        Section 7.10    Stockholder Litigation.    Each of the Company and Acquiror shall give the other the reasonable opportunity to consult concerning the defense of any stockholder litigation against the Company or Acquiror, as applicable, or any of their respective directors or officers relating to the Contemplated Transactions.

 Article 8

CONDITIONS PRECEDENT TO OBLIGATIONS OF ACQUIROR AND MERGER SUB

        The obligations of Acquiror and Merger Sub to consummate the Merger are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Acquiror in whole or in part):

        Section 8.1    Accuracy of Representations and Warranties.    Each of the representations and warranties of the Company: (i) set forth in Sections 3.1, 3.3 and 3.5(a) and (b) shall be true and correct in all respects, except for inaccuracies that are de minimis in amount and effect; and (ii) set forth in this Agreement (other than those specified in clause (i)) disregarding any exception or qualification as to materiality or Material Adverse Effect shall be true and correct in all respects, except in the case of this clause (ii) where any such failures to be so true and correct individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on the Company, in each of the foregoing clauses (i) and (ii), as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties are expressly made as of an earlier date, in which case as of such earlier date.

        Section 8.2    Performance by the Company.     The Company shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date.

        Section 8.3    Officers' Certificate.     Acquiror shall have received a certificate (the "Company Officers' Certificate") signed by the president and chief financial officer of the Company, dated the Closing Date, (a) certifying that the conditions set forth in Sections 8.1, 8.2, 8.4, 8.11, 8.12 and the first two sentences of Section 8.5 (solely with respect to Proceedings brought against, and orders, injunctions, decrees and legal restraints or prohibitions binding upon, the Company and its Subsidiaries), have been satisfied; and (b) setting forth (i) a schedule listing each Company Transaction Expense and the estimated amount thereof, and (ii) certified copies of all resolutions, if any, of the Company Board or any committee thereof that provide for the declaration, payment or setting aside of any dividend or distribution on shares of the Company Common Stock that has not been fully paid prior to the Measurement Date.

        Section 8.4    Shareholder Approvals; Appraisal Demands.     Each of the Company Stockholder Approval and, if required, the Acquiror Shareholder Approval shall have been obtained. As of the Closing Date: no Person shall have delivered to the Company a written notice of such Person's demand, or intent to demand, appraisal for shares of Company Common Stock held by such Person, other than Persons holding, in the aggregate, not more than two percent (2%) of the shares of Company Common Stock issued and outstanding as of the Closing Date.

        Section 8.5    No Proceedings, Injunctions or Restraints; Illegality.     Since the date of this Agreement, there must not have been commenced or threatened any Proceeding: (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would reasonably be expected to have a Material Adverse Effect on Acquiror and its Subsidiaries on a consolidated basis. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other Contemplated Transactions shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits or makes illegal consummation of the Merger.

        Section 8.6    Regulatory Approvals.     All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and no such Requisite Regulatory Approval shall have imposed a restriction or condition on, or requirement of, such approval that would, after the Effective Time, reasonably be expected by the Acquiror Board to materially restrict or burden Acquiror or its Subsidiaries measured on a consolidated basis.

        Section 8.7    Registration Statement.     The Registration Statement shall have been declared effective under the Securities Act. No stop order shall have been issued or threatened by the SEC that suspends the effectiveness of the Registration Statement, and no Proceeding shall have been commenced or be pending or threatened for such purpose.

        Section 8.8    Legal Opinion.     Acquiror shall have received a written opinion of Chapman and Cutler LLP, counsel to the Company, in the form attached hereto as Exhibit C, dated as of the Closing Date.

        Section 8.9    Tax Opinion.     Acquiror shall have received a written opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP, tax counsel to Acquiror, in form and substance reasonably satisfactory to the Company and Acquiror, dated as of the Closing Date, to the effect that: (a) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (b) each of the Company and Acquiror will be a party to such reorganization within the meaning of Section 368(b) of the Code; and (c) no gain or loss will be recognized by holders of Company Common Stock upon the receipt of shares of Acquiror Common Stock in exchange for their shares of Company Common Stock, except to the extent of any cash consideration received in the Merger and any cash received in lieu of fractional shares of Acquiror Common Stock.

        Section 8.10    Stock Exchange Listing.     Acquiror shall have filed with the NASDAQ Stock Market, LLC a notification form for the listing of all shares of Acquiror Common Stock to be delivered in the Merger, and the NASDAQ Stock Market, LLC shall not have objected to the listing of such shares of Acquiror Common Stock.

        Section 8.11    Minimum Equity.     The Final Tangible Equity, after giving effect to all dividends or distributions declared, paid or set aside on shares of Company Common Stock on or prior to the Closing Date, shall be no less than ninety-five percent (95%) of the Target Tangible Equity; provided that, for the avoidance of doubt, no waiver of this condition shall affect any adjustment of the Aggregate Cash Amount otherwise required by Section 2.1(e).

        Section 8.12    No Material Adverse Effect.     From the date of this Agreement to the Closing, there shall be and have been no change in the financial condition, assets or business of the Company or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect on the Company.

Article 9

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

        The obligation of the Company to consummate the Merger is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company, in whole or in part):

        Section 9.1    Accuracy of Representations and Warranties.     Each of the representations and warranties of Acquiror and Merger Sub: (i) set forth in Sections 4.1, 4.3 and 4.5(a) and (b) shall be true and correct in all respects, except for inaccuracies that are de minimis in amount and effect; and (ii) set forth in this Agreement (other than those referred to in clause (i)), disregarding any exception or qualification as to materiality or Material Adverse Effect, shall be true and correct in all respects, except in the case of this clause (ii) where any such failures to be so true and correct individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on Acquiror, in each of the foregoing clauses (i) and (ii), as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties are expressly made as of an earlier date, in which case as of such earlier date.

        Section 9.2    Performance by Acquiror.     Acquiror and Merger Sub shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by them under the terms of this Agreement on or prior to the Closing Date.

        Section 9.3    Officer's Certificate.     The Company shall have received a certificate signed by an executive officer of Acquiror, dated the Closing Date, certifying that the conditions set forth in Sections 9.1, 9.2, 9.10 and the first two sentences of Section 9.5 (solely with respect to Proceedings brought against, and orders, injunctions, decrees and legal restraints or prohibitions binding upon, Acquiror and its Subsidiaries) have been satisfied.

        Section 9.4    Shareholder Approvals.     Each of the Company Stockholder Approval and, if required, the Acquiror Shareholder Approval shall have been obtained.

        Section 9.5    No Injunctions or Restraints; Illegality.     Since the date of this Agreement, there must not have been commenced or threatened any Proceeding: (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would reasonably be expected by the Company Board to have a Material Adverse Effect on the Surviving Entity. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restriction or prohibition preventing the consummation of the Merger or any of the other Contemplated Transactions shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits or makes illegal consummation of the Merger.

        Section 9.6    Regulatory Approvals.     All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and no such Requisite Regulatory Approval shall have imposed a restriction or condition on, or requirement of, such approval that would, after the Effective Time, reasonably be expected by the Company Board to materially restrict or burden the business of the Surviving Company.

        Section 9.7    Registration Statement.     The Registration Statement shall have become effective under the Securities Act. No stop order shall have been issued or threatened by the SEC that suspends the effectiveness of the Registration Statement, and no Proceeding shall have been commenced or be pending or threatened for such purpose.

        Section 9.8    Tax Opinion.     The Company shall have received a written opinion of Chapman and Cutler LLP, tax counsel to the Company, in form and substance reasonably satisfactory to the Company and Acquiror, dated as of the Closing Date, to the effect that: (a) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (b) each of the Company and Acquiror will be a party to such reorganization within the meaning of Section 368(b) of the Code; and (c) no gain or loss will be recognized by holders of Company Common Stock upon the receipt of shares of Acquiror Common Stock in exchange for their shares of Company Common Stock, except to the extent of any cash consideration received in the Merger and any cash received in lieu of fractional shares of Acquiror Common Stock.

        Section 9.9    Stock Exchange Listing.     Acquiror shall have filed with the NASDAQ Stock Market, LLC a notification form for the listing of all shares of Acquiror Common Stock to be delivered in the Merger, and the NASDAQ Stock Market, LLC shall not have objected to the listing of such shares of Acquiror Common Stock.

        Section 9.10    No Material Adverse Effect.     From the date of this Agreement to the Closing, there shall be and have been no change in the financial condition, assets or business of Acquiror or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect on Acquiror.

Article 10

TERMINATION

        Section 10.1    Termination of Agreement.     This Agreement may be terminated only as set forth below, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or Acquiror:

          (a)   by mutual consent of the Acquiror Board and Company Board, each evidenced by appropriate written resolutions;

          (b)   by either Acquiror or the Company (provided, that the terminating party is not then in material breach of any of its representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements (other than the covenants and agreements in Sections 5.4 and 5.9, material breaches of which are subject to Section 10.1(f)) or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of the Company, in the case of a termination by Acquiror, or Acquiror, in the case of a termination by the Company, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 8.1, 8.2, 9.1 or 9.2, as the case may be, and which is not cured on or prior to the earlier of two (2) Business Days prior to the Termination Date and thirty (30) days following written notice to the Company, in the case of a termination by Acquiror, or Acquiror, in the case of a termination by the Company, or by its nature or timing cannot be cured prior to such earlier date;

          (c)   by: (i) Acquiror or the Company if any Regulatory Authority that must grant a Requisite Regulatory Approval has denied approval of any of the Contemplated Transactions and such denial has become final and nonappealable; or (ii) Acquiror or the Company if any application, filing or notice for a Requisite Regulatory Approval has been withdrawn at the request or recommendation of the applicable Regulatory Authority and with the consent of Acquiror and the Company; provided, however, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to a party whose failure (or the failure of any of its Affiliates) to fulfill any of its covenants or agreements under this Agreement has been the cause of or resulted in the occurrence of any event described in clauses (i) and (ii) above;

          (d)   by Acquiror or the Company if the Effective Time shall not have occurred on or prior to September 30, 2018 or (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to any party to this Agreement whose failure to fulfill any of its covenants or agreements under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or prior to such date;

          (e)   by Acquiror or the Company if any court of competent jurisdiction or other Regulatory Authority shall have issued a judgment, Order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the Contemplated Transactions and such judgment, Order, injunction, rule, decree or other action shall have become final and nonappealable;

          (f)    by Acquiror if the Company materially breaches any of its obligations under Section 5.4 or 5.9;

          (g)   by Acquiror or the Company if the Company shall have failed to obtain the Company Stockholder Approval at the Company Stockholders' Meeting;

          (h)   by the Company, prior to receipt of the Company Stockholder Approval, pursuant to Section 5.9;

          (i)    by Acquiror if the Company makes or publicly proposes to make a Company Adverse Recommendation;

          (j)    by the Company, if both of the following conditions are satisfied on the Determination Date, such termination to be effective on the tenth (10th) day following the Determination Date: (i) the Final Acquiror Market Value is less than $23.88 and (ii) the number obtained by dividing the Final Acquiror Market Value by the Initial Acquiror Market Value shall be less than the number obtained by (A) dividing (x) the Final Index Price by (y) the Initial Index Price and (B) subtracting 0.20; subject, however, to the remainder of this Section 10.1(j). If the Company elects to exercise its termination right pursuant to this Section 10.1(j), it shall give written notice thereof to Acquiror within one (1) Business Day after the Determination Date. Acquiror shall then have the option, exercisable by notice to the Company on or prior to the fifth (5th) Business Day after Acquiror's receipt of such notice, to increase the Exchange Ratio to equal the lesser of (x) a quotient, the numerator of which is equal to the product of (A) the Initial Acquiror Market Value, (B) the Exchange Ratio (as then in effect), and (C) the Index Ratio minus 0.20, and the denominator of which is equal to the Final Acquiror Market Value; or (y) the quotient determined by dividing the Initial Acquiror Market Value by the Final Acquiror Market Value, and multiplying the quotient by the product of the Exchange Ratio (as then in effect) and 0.80. If within such five (5) Business Day period, Acquiror delivers written notice to the Company that it intends to proceed with the Merger by paying such additional consideration as contemplated by the preceding sentence, and notifies the Company of the revised Exchange Ratio, then no termination shall have occurred pursuant to this Section 10.1(j), and this Agreement shall remain in full force and effect in accordance with its terms (except that the Exchange Ratio shall have been so modified). If Acquiror or any company belonging to the Index declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 10.1(j); or

          (k)   by the Company or Acquiror if Acquiror Stockholder Approval is required and has not been obtained at the Acquiror Stockholders' Meeting.

        For purposes of this Agreement, the following terms shall have the following meanings:

        "Determination Date" means the first date on which all Requisite Regulatory Approvals (and waivers, if applicable) necessary for consummation of the Merger have been received (disregarding any waiting period).

        "Final Acquiror Market Value" means the volume-weighted average closing price of a share of Acquiror Common Stock on the NASDAQ Global Select Market for the twenty (20) consecutive trading days ending on (and including) the Determination Date, using volume and closing price information as reported by Bloomberg Financial Markets, or any successor thereto (or, if not reported therein, in another authoritative source mutually selected by Acquiror and the Company).

        "Final Index Price" means the average of the daily closing value of the Index for the twenty (20) consecutive trading days immediately preceding the Determination Date.

        "Index" means the KBW Nasdaq Regional Banking Index or, if such index is not available, such substitute or similar index as substantially replicates such index.

        "Index Ratio" means the Final Index Price divided by the Initial Index Price.

        "Initial Index Price" means $100.40.

        "Initial Acquiror Market Value" means $29.85, adjusted as indicated in the last sentence of Section 10.1(j).

        Section 10.2    Effect of Termination or Abandonment.     Upon the termination of this Agreement and the abandonment of the Merger pursuant to Section 10.1, this Agreement shall become null and void, and there shall be no liability of one party to the other or any restrictions on the future activities on the part of any party to this Agreement, or its respective directors, officers or stockholders, except that: (i) the Confidentiality Agreement, Section 10.2, Section 10.3 and Article 11 shall survive such termination and abandonment; and (ii) no such termination shall relieve the breaching party from liability resulting from its fraud or any willful and material breach by that party of this Agreement.

        Section 10.3    Fees and Expenses.

          (a)   Except as otherwise provided in this Section 10.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other Contemplated Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that the expenses incurred in connection with the filing, printing and mailing of the Joint Proxy Statement, and all filing and other fees paid to the SEC, in each case in connection with the Merger (other than attorneys' fees, accountants' fees and related expenses), shall be shared equally by Acquiror and the Company.

          (b)   If this Agreement is terminated by Acquiror pursuant to Section 10.1(b), then the Company shall pay to Acquiror, within ten (10) Business Days after such termination, Acquiror's documented out-of-pocket costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, by wire transfer of immediately available funds to such account as Acquiror shall designate.

          (c)   If this Agreement is terminated by the Company pursuant to Section 10.1(b), then Acquiror shall pay to the Company, within ten (10) Business Days after such termination, the Company's documented out-of-pocket costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, by wire transfer of immediately available funds to such account as the Company shall designate.

          (d)   If this Agreement is terminated by Acquiror pursuant to Section 10.1(f) or Section 10.1(i), or by the Company pursuant to Section 10.1(h), then the Company shall pay to Acquiror, within two (2) Business Days after such termination, $9,000,000 (the "Termination Fee") by wire transfer of immediately available funds to such account as Acquiror shall designate.

          (e)   If (A) (i) this Agreement is terminated by Acquiror pursuant to Section 10.1(g), or (ii) this Agreement is terminated by Acquiror pursuant to Section 10.1(b) and prior to such termination but after the date hereof an Acquisition Proposal shall have been made and not withdrawn or any Person (other than Acquiror or its Affiliates) shall have publicly announced an intention to make an Acquisition Proposal, or (iii) this Agreement is terminated by the Company or Acquiror pursuant to Section 10.1(d) and both (x) prior to such termination but after the date hereof an Acquisition Proposal shall have been made and not withdrawn or any Person (other than Acquiror or its Affiliates) shall have publicly announced an intention to make an Acquisition Proposal and (y) at the time of such termination, Acquiror Shareholder Approval, if required, shall have been obtained and the conditions set forth in Sections 8.6 and 9.6 shall have been satisfied (other than the expiration or termination of statutory waiting periods); and (B) within twelve (12) months after such termination the Company shall enter into a definitive written agreement with any Person (other than Acquiror and its Affiliates) with respect to an Acquisition

  Proposal, the Company shall pay to Acquiror, within ten (10) Business Days after the execution of such definitive agreement, the Termination Fee (less the amount of funds, if any, previously paid by the Company to Acquiror pursuant to Section 10.3(b)) by wire transfer of immediately available funds to such account as Acquiror shall designate; provided, however, that for purposes of this paragraph, Acquisition Proposal has the meaning ascribed thereto in Section 12.1(o), except that references in that Section to "fifteen percent (15%)" shall be replaced by "fifty percent (50%)".

          (f)    All payments made pursuant to this Section 10.3 shall constitute liquidated damages and except as provided in Section 10.2(ii) in the case of fraud or willful and material breach of this Agreement, the receipt thereof shall be the sole and exclusive remedy of the receiving party against the party making such payment, its Affiliates and their respective directors, officers and stockholders for any claims arising out of or relating in any way to this Agreement or the transactions contemplated herein. The Company shall not be required to pay the Termination Fee more than once.

Article 11

MISCELLANEOUS

        Section 11.1    Survival.     Except for covenants that are expressly to be performed after the Closing, none of the representations, warranties and covenants contained herein shall survive beyond the Closing.

        Section 11.2    Governing Law; Venue; Waiver of Jury Trial.     All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Delaware applicable to Contracts made and to be performed in such state without regard to conflicts of laws. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts located in Illinois solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said court or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such court, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided under Section 11.6 or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO IT THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH HEREIN.

        Section 11.3    Assignments, Successors and No Third Party Rights.     Neither party to this Agreement may assign any of its rights under this Agreement (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement and every representation, warranty, covenant, agreement and provision hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except for Section 6.5 which is intended to benefit the Indemnified Parties to the extent stated, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

        Section 11.4    Modification.     This Agreement may be amended, modified or supplemented by the parties at any time before or after the Company Stockholder Approval and/or the Acquiror Shareholder Approval is obtained; provided, however, that after the Company Stockholder Approval and/or the Acquiror Shareholder Approval is obtained, there may not be, without further approval of the Company's stockholders and/or Acquiror's shareholders, respectively, any amendment of this Agreement that requires further approval under applicable Legal Requirements. This Agreement may not be amended, modified or supplemented except by an instrument in writing signed on behalf of each of the parties.

        Section 11.5    Extension of Time; Waiver.     At any time prior to the Effective Time, the parties may, to the extent permitted by applicable Legal Requirements: (a) extend the time for the performance of any of the obligations or other acts of the other party; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; or (c) waive compliance with or amend, modify or supplement any of the agreements or conditions contained in this Agreement which are for the benefit of the waiving party. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. Except as provided in Article 10, the rights and remedies of the parties to this Agreement are cumulative and not alternative. To the maximum extent permitted by applicable Legal Requirements: (x) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (y) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (z) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

        Section 11.6    Notices.     All notices, consents, waivers and other communications under this Agreement shall be in writing (which shall include facsimile communication) and shall be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service or sent by facsimile (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Acquiror or Merger Sub, to:
Midland States Bancorp, Inc.
1201 Network Centre Drive
Effingham, IL 62401
Facsimile:	(217) 342-9462
Attention:	Jeffrey G. Ludwig Executive Vice President
with copies, which shall not constitute notice, to:
Barack Ferrazzano Kirschbaum & Nagelberg LLP
200 W. Madison Street, Suite 3900
Chicago, Illinois 60606
Facsimile:	(312) 984-3150
Attention:	Dennis R. Wendte
If to the Company, to:
Alpine Bancorporation, Inc.
600 South State Street
Belvidere, Illinois 61008
Facsimile:	(815) 231-1690
Attention:	Rex K. Entsminger
with copies, which shall not constitute notice, to:
Chapman and Cutler LLP
111 W. Monroe Street
Chicago, Illinois 60603
Facsimile:	(312) 516-1451
Attention:	Matthew C. Boba

        Except as otherwise provided herein, all such notices, consents, waivers and other communications shall be effective: (a) if delivered by hand, when delivered; (b) if delivered by overnight delivery service, on the next Business Day after deposit with such service; and (c) if by facsimile, on the next Business Day.

        Section 11.7    Entire Agreement.     This Agreement, the Bank Merger Agreement and the Schedules and the Confidentiality Agreement constitute the entire understanding and agreement of the parties hereto and supersede all other prior agreements and understandings, written or oral, relating to such subject matter between the parties.

        Section 11.8    Severability.     Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Legal Requirements, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement unless the consummation of the Contemplated Transactions is adversely affected thereby.

        Section 11.9    Further Assurances.     The parties agree: (a) to furnish upon request to each other such further information; (b) to execute and deliver to each other such other documents; and (c) to do such other acts and things; all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

        Section 11.10    Counterparts.     This Agreement and any amendments thereto may be executed in any number of counterparts (including by facsimile, PDF or other electronic means), each of which shall be deemed an original, but all of which together shall constitute one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

Article 12

DEFINITIONS

        Section 12.1    Definitions.     In addition to those terms defined throughout this Agreement, the following terms, when used herein, shall have the following meanings:

          (a)   "Acquiror Articles of Incorporation" means the Articles of Incorporation of Acquiror.

          (b)   "Acquiror Benefit Plan" means any: (i) qualified or nonqualified "employee pension benefit plan" (as defined in Section 3(2) of ERISA) or other deferred compensation or retirement plan or arrangement; (ii) "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) or other health, welfare or similar plan or arrangement; (iii) "employee benefit plan" (as defined in Section 3(3) of ERISA); (iv) equity-based plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, restricted stock, restricted stock unit, phantom stock or similar plan, agreement or award); (v) other compensation, severance, bonus, profit-sharing or incentive plan or arrangement; or (vi) change in control agreement or employment or severance agreement, in each case with respect to clauses (i) through (vi) of this definition, that are maintained by, sponsored by, contributed to, or required to be contributed to, by Acquiror or any of its Subsidiaries for the benefit of any current or former employee, officer or director of Acquiror or any of its Subsidiaries, or any beneficiary thereof.

          (c)   "Acquiror Board" means the board of directors of Acquiror.

          (d)   "Acquiror Bylaws" means the Bylaws of Acquiror.

          (e)   "Acquiror Capital Stock" means the Acquiror Common Stock and the Acquiror Preferred Stock, collectively.

          (f)    "Acquiror Common Stock" means the common stock, par value $0.01 per share, of Acquiror.

          (g)   "Acquiror Equity Award" means any outstanding stock option, stock appreciation right, restricted stock award, restricted stock unit, or other equity award granted under an Acquiror Stock Plan.

          (h)   "Acquiror ERISA Affiliate" means each "person" (as defined in Section 3(9) of ERISA) that is treated as a single employer with Acquiror or any of its Subsidiaries for purposes of Section 414 of the Code.

          (i)    "Acquiror Non-Voting Common Stock" means the non-voting common stock, par value $0.01 per share, of Acquiror.

          (j)    "Acquiror SEC Reports" means the annual, quarterly and other reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) filed or furnished by Acquiror with the SEC under the Securities Act, the Exchange Act, or the regulations thereunder, since May 23, 2016.

          (k)   "Acquiror Share Trading Price" means the average of the volume-weighted average prices, rounded to four decimal points, of a share of Acquiror Common Stock on the NASDAQ Global Select Market for the ten (10) consecutive trading days ending on (and including) the fifth (5th) full trading day prior to the Effective Time, in each case as reported by Bloomberg Financial Markets, or any successor thereto, through its "Volume Weighted Average Price" function (or, if not reported therein, in another authoritative source mutually selected by Acquiror and the Company), subject to appropriate adjustments for any stock dividend, stock split or other similar transactions that occur during such period. If the volume-weighted average price cannot be calculated for Acquiror Common Stock on any such date, the volume-weighted average price for such date shall be the fair market value as mutually agreed upon by Acquiror and the Company.

          (l)    "Acquiror Shareholder Approval" means the approval of the Acquiror Stock Issuance, if required by applicable Legal Requirements or NASDAQ Rules, by the affirmative vote of holders of a majority of the outstanding shares of Acquiror Common Stock at the Acquiror Shareholders' Meeting or any adjournment or postponement thereof.

          (m)  "Acquiror Stock Issuance" means the issuance of the Acquiror Common Stock pursuant to this Agreement.

          (n)   "Acquiror Stock Plans" means collectively the following:

              (i)  Midland States Bancorp, Inc. Second Amended and Restated 2010 Long-Term Incentive Plan;

             (ii)  Midland States Bancorp, Inc. Omnibus Stock Ownership and Long Term Incentive Plan;

            (iii)  Third Amendment and Restatement Midland States Bancorp, Inc. 1999 Stock Option Plan; and

            (iv)  Amended and Restated Midland States Bancorp, Inc. Employee Stock Purchase Plan.

          (o)   "Acquisition Proposal" means a tender or exchange offer to acquire more than fifteen percent (15%) of the voting power in the Company or any of its Subsidiaries, a proposal for a merger, consolidation or other business combination involving the Company or any of its Subsidiaries or any other proposal or offer to acquire in any manner more than fifteen percent (15%) of the voting power in, or more than fifteen percent (15%) of the business, assets or deposits of, the Company or any of its Subsidiaries, other than the transactions contemplated hereby and other than any sale of whole loans and securitizations in the Ordinary Course of Business.

          (p)   "Affiliate" means, with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with, such specified Person.

          (q)   "Business Day" means any day except Saturday, Sunday and any day on which banks in Effingham, Illinois, are authorized or required by law or other government action to close.

          (r)   "Company Certificate of Incorporation" means the Certificate of Incorporation of the Company.

          (s)   "Company Benefit Plan" means any: (i) qualified or nonqualified "employee pension benefit plan" (as defined in Section 3(2) of ERISA) or other deferred compensation or retirement plan or arrangement; (ii) "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) or other health, welfare or similar plan or arrangement; (iii) "employee benefit plan" (as defined in Section 3(3) of ERISA); (iv) equity-based compensation plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, restricted stock, restricted stock unit, phantom stock or similar plan, agreement or award); (v) other compensation, severance, bonus, profit-sharing or incentive plan or arrangement; or (vi) change in control agreement or employment or severance agreement, in each case with respect to clauses (i) through (vi) of this definition, that are maintained by, sponsored by, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries, or any beneficiary thereof.

          (t)    "Company Board" means the board of directors of the Company.

          (u)   "Company Bylaws" means the Amended and Restated Bylaws of the Company.

          (v)   "Company Equity Award" means any outstanding Company Stock Option, restricted stock unit, performance unit, stock appreciation right, restricted stock award, or other equity award granted under a Company Stock Plan.

          (w)  "Company ERISA Affiliate" means each "person" (as defined in Section 3(9) of ERISA) that is treated as a single employer with the Company or any of its Subsidiaries for purposes of Section 414 of the Code.

          (x)   "Company Stock Plans" means collectively the following:

              (i)  the Company 2015 Restricted Stock Plan;

             (ii)  all Notices of Restricted Stock Unit Awards; and

            (iii)  all Restricted Stock Unit Agreements.

          (y)   "Company Transaction Expenses" means all transaction costs of the Company, the Company Bank and each other Subsidiary of the Company necessary to consummate, or incurred or accrued (or required to be accrued in accordance with GAAP) in connection with, the Contemplated Transactions, including: (i) the aggregate fees and expenses of attorneys, accountants, consultants, brokers, finders, financial advisors and other professional advisors incurred by the Company, the company Bank or any other Subsidiary of the company in connection with this Agreement and the Contemplated Transactions; (ii) the aggregate costs, fees, expenses and Taxes required to be paid by the Company pursuant to this Agreement; (iii) the cost of preparing, printing and mailing the Joint Proxy Statement and Form of Election to the Company's stockholders and any other costs and expenses incurred in connection with obtaining the Company Stockholder Approval. Notwithstanding any other provision hereof, (1) all employee benefits of the Company, the Company Bank or other Subsidiaries of the Company for periods prior to the Closing Date shall be accrued by the Company through the Closing Date in accordance with GAAP, and (2) none of the following payments, amounts or benefits shall be considered Company Transaction Expenses for purposes of this Agreement: (A) all payments made or required to be made in connection with the conversion or termination of Previously Disclosed data processing contracts, and (B) all severance and change-in-control payments or benefits required to be made pursuant to any Previously Disclosed Company Benefit Plan or Previously Disclosed employment or change-in-control agreement, in connection with or related to the consummation of any of the Contemplated Transactions.

          (z)   "Contemplated Transactions" means all of the transactions contemplated by this Agreement, the Bank Merger Agreement and the Voting Agreement, including: (i) the Merger, (ii) the Bank Merger and (iii) the performance by all parties of their respective covenants and obligations under this Agreement, the Bank Merger Agreement and the Voting Agreement.

          (aa) "Contract" means any agreement, contract, obligation, promise or understanding (whether written or oral and whether express or implied) that is legally binding: (i) under which a Person has or may acquire any rights; (ii) under which such Person has or may become subject to any obligation or liability; or (iii) by which such Person or any of the assets owned or used by such Person is or may become bound.

          (bb) "Control," "Controlling" or "Controlled" when used with respect to any specified Person, means the power to vote twenty-five percent (25%) or more of any class of voting securities of a Person, the power to control in any manner the election of a majority of the directors or partners of such Person, or the power to exercise a controlling influence over the management or policies of such Person.

          (cc) "CRA" means the Community Reinvestment Act.

          (dd) "Deposit Insurance Fund" means the fund that is maintained by the FDIC to allow it to make up for any shortfalls from a failed depository institution's assets.

          (ee) "Derivative Transactions" means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or nonfinancial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

          (ff)  "DGCL" means the General Corporation Law of the State of Delaware.

          (gg) "DLLCA" means the Limited Liability Company Act of the State of Delaware.

          (hh) "DOL" means the United States Department of Labor.

          (ii)   "Environment" means surface or subsurface soil or strata, surface waters and sediments, navigable waters, groundwater, drinking water supply and ambient air.

          (jj)   "Environmental Laws" means any federal, state or local law, statute, ordinance, rule, regulation, code, order, permit or other legally binding requirement applicable to the business or assets of the Company or any of its Subsidiaries that imposes liability or standards of conduct with respect to the Environment and/or Hazardous Materials.

          (kk) "ERISA" means the Employee Retirement Income Security Act of 1974.

          (ll)   "Exchange Act" means the Securities Exchange Act of 1934.

          (mm)  "Excluded Shares" means any shares of Company Common Stock owned by the Company, Acquiror or Merger Sub, in each case other than shares held in any Company Benefit Plan or related trust accounts or otherwise held in a fiduciary or agency capacity or as a result of debts previously contracted.

          (nn) "FDIC" means the Federal Deposit Insurance Corporation.

          (oo) "Federal Reserve" means the Board of Governors of the Federal Reserve System.

          (pp) "GAAP" means generally accepted accounting principles in the United States, consistently applied.

          (qq) "Governing Agreement" shall mean any trust, will, contract, resolution, agreement and other written documentation pursuant to which any Trust Account has been established and/or are governed, including any amendments thereto.

          (rr)  "Hazardous Materials" means any hazardous, toxic or dangerous substance, waste, contaminant, pollutant, gas or other material that is classified as such under Environmental Laws or is otherwise regulated under Environmental Laws.

          (ss)  "Intangible Assets" means any asset that is considered an intangible asset under GAAP, including any goodwill and any other identifiable intangible assets recorded in accordance with GAAP, but excluding any mortgage servicing assets recorded as an intangible asset.

          (tt)  "IRS" means the United States Internal Revenue Service.

          (uu) "Joint Proxy Statement" means a Joint Proxy Statement prepared by Acquiror and the Company for use in connection with the Company Stockholders' Meeting and the Acquiror Shareholders' Meeting.

          (vv) "Knowledge" means, assuming due inquiry under the facts or circumstances, the actual knowledge of the chief executive officer, president, chief financial officer, chief credit officer or general counsel of Acquiror or the Company, as the context requires.

          (ww)  "Legal Requirement" means any federal, state, local, municipal, foreign, international, multinational or other Order, constitution, law, ordinance, regulation, rule, policy statement, directive, statute or treaty.

          (xx) "Material Adverse Effect" as used with respect to a party, means an event, circumstance, change, effect or occurrence which, individually or together with any other event, circumstance, change, effect or occurrence, individually or in the aggregate: (i) is or would reasonably be expected to be materially adverse to the business, prospects, financial condition, assets, liabilities or results of operations of such party and its Subsidiaries, taken as a whole; or (ii) materially impairs the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other Contemplated Transactions on a timely basis; provided that, in the case of clause (i), in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect to the extent attributable to or resulting from: (A) changes in Legal Requirements and the interpretation of such Legal Requirements by courts or governmental authorities; (B) changes in GAAP or regulatory accounting requirements; (C) changes or events generally affecting banks, bank holding companies or financial holding companies, or the economy or the financial, securities or credit markets, including changes in prevailing interest rates, liquidity and quality, currency exchange rates, price levels or trading volumes in the United States or foreign securities markets; (D) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States; (E) the effects of the actions expressly permitted or required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the Contemplated Transactions, including the costs and expenses associated therewith and the response or reaction of customers, vendors, licensors, investors or employees; and (F) failure, in and of itself, to meet internal or other estimates, projections or forecasts of revenue, net income or any other measure of financial performance, but not, in any such case, including the underlying causes thereof; except with respect to clauses (A), (B), (C) and (D), to the extent that the effects of such change are disproportionately adverse to the business, prospects, financial condition, assets, liabilities or results of operations or business of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate.

          (yy) "Measurement Date" shall mean the close of business on the final day of the month that immediately precdes the month in which the Closing Date occurs.

          (zz) "NASDAQ Rules" means the listing rules of the NASDAQ Global Select Market.

          (aaa)  "Order" means any award, decision, injunction, judgment, order, ruling, extraordinary supervisory letter, policy statement, memorandum of understanding, resolution, agreement, directive, subpoena or verdict entered, issued, made, rendered or required by any court, administrative or other governmental agency, including any Regulatory Authority, or by any arbitrator.

          (bbb)  "Ordinary Course of Business" shall include any action taken by a Person only if such action is consistent with the past practices of such Person and is similar in nature and magnitude to actions customarily taken in the ordinary course of the normal day-to-day operations of such Person.

          (ccc)  "OREO" means real estate owned by a Person and designated as "other real estate owned."

          (ddd)  "PBGC" means the United States Pension Benefit Guaranty Corporation.

          (eee)  "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, foundation, joint venture, estate, trust, association, organization, labor union or other entity or Regulatory Authority.

          (fff) "Proceeding" means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any judicial or governmental authority, including a Regulatory Authority, or arbitrator.

          (ggg)  "Registration Statement" means a registration statement on Form S-4 or other applicable form under the Securities Act covering the shares of Acquiror Common Stock to be issued pursuant to this Agreement, which shall include the Joint Proxy Statement.

          (hhh)  "Regulatory Authority" means any federal, state or local governmental body, agency, court or authority that, under applicable Legal Requirements: (i) has supervisory, judicial, administrative, police, enforcement, taxing or other power or authority over the Company, Acquiror, or any of their respective Subsidiaries; (ii) is required to approve, or give its consent to, the Contemplated Transactions; or (iii) with which a filing must be made in connection therewith.

          (iii)  "Representative" means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

          (jjj)  "Requisite Regulatory Approvals" means all necessary documentation, applications, notices, petitions, filings, permits, consents, approvals and authorizations from all applicable Regulatory Authorities for approval of the Contemplated Transactions.

          (kkk)  "SEC" means the Securities and Exchange Commission.

          (lll)  "Securities Act" means the Securities Act of 1933.

          (mmm)  "Subsidiary" with respect to any Person means an affiliate controlled by such Person directly or indirectly through one or more intermediaries.

          (nnn)  "Superior Proposal" means a bona fide written Acquisition Proposal (with all references to "fifteen percent (15%)" in the definition of Acquisition Proposal being treated as references to "fifty percent (50%)" for these purposes) which Company Board concludes in good faith to be more favorable from a financial point of view to its stockholders than the Merger and the other transactions contemplated hereby, (i) after receiving the advice of its financial advisors (which shall be Sheshunoff & Co. or any other nationally recognized investment banking firm), (ii) after taking into account the likelihood and timing of consummation of the proposed transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory (including the advice of outside counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable Legal Requirements.

          (ooo)  "Tangible Equity" shall mean the Company's consolidated total shareholders' equity, minus preferred equity and minus Intangible Assets, in each case as reflected on the Estimated Closing Balance Sheet or Final Closing Balance Sheet, as applicable, and in each case, determined in accordance with GAAP consistently applied by the Company in the preparation of the Company Financial Statements; provided, however, that (a) for purposes of calculating Tangible Equity, any unpaid Company Transaction Expenses shall be considered a liability of the Company irrespective of whether such Company Transaction Expenses are required under GAAP to be recorded or accrued as a liability of the Company; and (b) the calculation of Tangible Equity shall (i) disregard and exclude all payments made or required to be made in connection with the conversion or termination of Previously Disclosed data processing contracts as set forth in Schedule 12.1(a) of the Company Disclosure Schedules, (ii) include a liability equal to the product of (x) $19.55 and (y) the number of restricted stock units of the Company outstanding as of the Measurement Date (whether vested or unvested), (iii) disregard and exclude all severance or change-in-control payments or benefits made or required to be made pursuant to any Company Benefit Plan or Previously Disclosed employment or change-in-control agreement, in connection with or related to the consummation of any of the Contemplated Transactions, and (iv) disregard and exclude any loss realized from the sale or transfer of the Subordinated Note pursuant to Section 5.10, relative to the book value of the Subordinated Note as of the date of sale or transfer, after taking into account any accrued other comprehensive income (loss) with respect to the Subordinated Note as of the date of sale or transfer. The parties hereto acknowledge and agree that Schedule 12.1(b) of the Company Disclosure Schedules sets forth an example calculation of Tangible Equity as of June 30, 2017, for illustrative purposes only.

          (ppp)  "Tax" means any tax (including any income tax, franchise tax, capital gains tax, value-added tax, sales tax, excise tax, property tax, escheat tax, use tax, payroll tax, gift tax or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Regulatory Authority or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

          (qqq)  "Tax Return" means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Regulatory Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

          (rrr) "Transition Date" means, with respect to any Covered Employee, the date Acquiror commences providing benefits to such employee with respect to each New Plan.

          (sss) "Trust Account" shall mean, collectively, any of the trust, custody, guardian or fiduciary accounts or investment management accounts for which the trust services department of Company Bank acts as a fiduciary, guardian, investment manager, or custodian.

          (ttt) "Trust Assets" shall mean, with respect to any Trust Account, the cash, properties, assets, deposits, funds, investments, agreements, bills, notes, securities, instruments, demands, contracts and rights that are administered, utilized, or held for payment to or other benefit of other persons (whether or not constituting all or a portion of the corpus of any trust) by Company Bank as fiduciary, guardian, investment manager, custodian or trustee, pursuant to or in connection with such Trust Account.

        Section 12.2    Principles of Construction.

          (a)   In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply: (i) actions permitted under this Agreement may be taken at any time and from time to time in the actor's sole discretion; (ii) references to a statute shall refer to the statute, as amended from time to time, and any successor statute, and to all regulations promulgated under or implementing the statute or its successor, as in effect at the relevant time; (iii) in computing periods from a specified date to a later specified date, the words "from" and "commencing on" (and the like) mean "from and including," and the words "to," "until" and "ending on" (and the like) mean "to, but excluding"; (iv) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality; (v) indications of time of day mean Central Time; (vi) "including" means "including, but not limited to"; (vii) all references to Sections, schedules and exhibits are to Sections, schedules and exhibits in or to this Agreement unless otherwise specified; (viii) all words used in this Agreement will be construed to be of such gender or number as the circumstances and context require; (ix) the captions and headings of articles, Sections, schedules and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (x) any reference to a document or set of documents in this Agreement, and the rights and obligations of the parties under any such documents, means such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof.

          (b)   The schedules of the Company referred to in this Agreement (the "Company Disclosure Schedules") shall consist of items, the disclosure of which with respect to a specific party is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained herein or to one or more covenants contained herein, which Company Disclosure Schedules were delivered by the Company to Acquiror before the date of this Agreement; provided, that: (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect; (ii) the mere inclusion of an item in the Company Disclosure Schedules as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect; and (iii) any disclosures made with respect to a section of this Agreement shall be deemed to qualify (A) such section, (B) any other section of this Agreement specifically referenced or cross-referenced and (C) other sections of this Agreement to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the text of such disclosure within the Company Disclosure Schedules that such disclosure applies to such other sections. If there is any inconsistency between the statements in the body of this Agreement and those in the Company Disclosure Schedules (other than an exception expressly set forth as such in the Company Disclosure Schedules), the statements in the body of this Agreement will control. For purposes of this Agreement: (x) "Previously Disclosed" means, with respect to any representation, warranty or covenant of the Company, information disclosed by the Company as of the date hereof in the correspondingly numbered section of the Company Disclosure Schedules (subject to clause (iii), above), and, with respect to any representation, warranty or covenant of Acquiror or Merger Sub, information included in the Acquiror SEC Reports or otherwise made available to the Company or its

  Representatives; and (y) "made available" means, with respect to any document of the Company, that such document is referenced in the corresponding Schedule of the Company Disclosure Schedules and accompanied by a reference to the location and name of such document in the electronic data room of Sheshunoff & Co., and that such referenced file included, as of two (2) Business Days prior to the date of this Agreement, a true, complete and correct of such document, and, with respect to any document of Acquiror or Merger Sub, that such document was requested by the Company or its Representatives in writing and was delivered to the Company or its Representatives, in each case at least two (2) Business Days prior to the date of this Agreement.

          (c)   All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistently applied.

          (d)   With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        [SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers on the day and year first written above.

MIDLAND STATES BANCORP, INC.		ALPINE BANCORPORATION, INC.
By:	/s/ LEON J. HOLSCHBACH Leon J. Holschbach President and Chief Executive Officer	By:	/s/ R. ROBERT FUNDERBURG, JR. Name: R. Robert Funderburg, Jr. Title: Chairman of the Board
PEAK MIDLAND ACQUISITION, LLC
By:	/s/ LEON J. HOLSCHBACH Leon J. Holschbach President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

 EXHIBIT A

FORM OF BANK MERGER AGREEMENT

        THIS BANK MERGER AGREEMENT (this "Agreement") is made as of October 16, 2017, between MIDLAND STATES BANK, an Illinois chartered member bank with its main office located at 1201 Network Centre Drive, Effingham, County of Effingham, in the State of Illinois ("Midland," or where appropriate, the "Continuing Bank"), and ALPINE BANK & TRUST CO., an Illinois chartered member bank with its main office located at 1700 North Alpine Road, Rockford, County of Winnebago, in the State of Illinois ("Alpine").

RECITALS

        A.    As of June 30, 2017, Midland had capital stock outstanding of $400,000, divided into 200,000 shares of issued and outstanding common stock, $2.00 par value per share, surplus of approximately $275.652 million, retained earnings of approximately $111.418 million and accumulated other comprehensive gain (including a market value adjustment for available-for-sale securities) of approximately $850,000.

        B.    As of June 30, 2017, Alpine had capital stock outstanding of $3.36 million, divided into 168,000 shares of issued and outstanding common stock, $20.00 par value per share, surplus of approximately $33.901 million, retained earnings of approximately $69.101 million and accumulated other comprehensive gain (including a market value adjustment for available-for-sale securities) of approximately $1.702 million.

        C.    Midland States Bancorp, Inc., an Illinois corporation with its main office in Effingham, Illinois ("Acquiror"), is the sole stockholder of Midland, and at the time of the merger of Alpine with and into, and under the charter of, Midland (the "Bank Merger"), will be the sole shareholder of Alpine.

        D.    Pursuant to that certain Agreement and Plan of Merger, dated as of October 16, 2017 (the "Holding Company Agreement"), by and among Acquiror, its wholly owned Delaware limited liability company subsidiary ("Merger Sub"), and Alpine Bancorporation, Inc., a Delaware corporation with its main office in Belvidere, Illinois, and the sole stockholder of Alpine (the "Company"), the Company will be merged with and into Merger Sub (the "Holding Company Merger").

        E.    Following the effectiveness of the Holding Company Merger, Alpine is to be merged with and into Midland, with Midland as the surviving bank and a wholly owned subsidiary of Acquiror.

        F.     The Continuing Bank will have capital stock outstanding of $400,000, divided into 200,000 shares of issued and outstanding common stock, $2.00 par value per share, and the assets, liabilities, surplus and retained earnings set forth on the pro forma financial statement attached as SCHEDULE A.

        G.    Each of the boards of directors of Midland and Alpine has approved this Agreement and authorized its execution.

AGREEMENTS

        IN CONSIDERATION OF THE FOREGOING PREMISES, and the mutual covenants herein contained and for the purpose of prescribing the terms and conditions of the Bank Merger, the manner of carrying the same into effect, the treatment of Alpine's common stock and such other details and provisions as are deemed necessary or desirable, the parties hereby agree as follows:

A-A-1

 Article 1

GENERAL

        Section 1.1    The Bank Merger.     Pursuant to the terms and conditions of this Agreement and the provisions of Section 18(c) of the Federal Deposit Insurance Act (12 U.S.C. §1828(c)), and Section 5/22 of Chapter 205 of the Illinois Compiled Statutes, Alpine shall be merged into, and under the charter of, Midland, and Midland shall be the Continuing Bank.

        Section 1.2    Effective Time.     The Bank Merger shall become effective at such time upon satisfaction of all requirements of law and the terms and conditions specified in this Agreement, including, among other conditions, receipt of the approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve") and the Illinois Department of Financial and Professional Regulation (the "DFPR") and, if appropriate, approvals of other bank regulatory agencies. The time of such effectiveness is referred to in this Agreement as the "Effective Time."

        Section 1.3    Name, Offices, Charter and Bylaws of the Continuing Bank.

          (a)   The name of the Continuing Bank shall be "Midland States Bank" as a result of the Bank Merger;

          (b)   The principal office and place of business of Midland at 1201 Network Centre Drive, Effingham, Illinois 62401, shall be the established and authorized principal office and place of business of the Continuing Bank. The branch offices of Midland shall be operated as branches of the Continuing Bank, and the main and branch offices of Alpine shall be established and authorized as branch offices of the Continuing Bank; and

          (c)   The charter and bylaws, respectively, of Midland as in effect immediately prior to the Effective Time shall be the charter and bylaws of the Continuing Bank from and after the Effective Time, until amended in accordance with applicable law.

        Section 1.4    Board of Directors.     The Board of Directors of the Continuing Bank shall consist of those persons as set forth in EXHIBIT A attached hereto. Each director shall hold office from and after the time of his or her qualification as a director of the Continuing Bank and until his or her successor is elected and has qualified.

        Section 1.5    Senior Executive Officers.     The senior executive officers of the Continuing Bank shall consist of those persons as set forth in EXHIBIT B attached hereto, each to hold office in accordance with the bylaws of the Continuing Bank as in effect at and after the Effective Time.

Article 2

TREATMENT OF COMMON STOCK
AND CAPITALIZATION OF THE CONTINUING BANK

        Section 2.1    Treatment of Common Stock.     The treatment of the shares of common stock of each of Midland and Alpine shall be as follows:

          (a)   Each of the 168,000 shares of Alpine common stock, par value $20.00 per share, outstanding immediately prior to the Effective Time shall, by virtue of the Bank Merger and without any action on the part of the holder thereof, be canceled as of the Effective Time.

          (b)   Each of the 200,000 shares of Midland common stock, par value $2.00 per share, outstanding immediately prior to the Effective Time shall remain outstanding and shall not be changed or affected in any way by the Bank Merger. After the Effective Time, each certificate representing such shares shall remain outstanding and shall represent the same number of shares

A-A-2

  of common stock of the Continuing Bank as it represented of Midland immediately prior to the Effective Time.

        Section 2.2    Capitalization of the Continuing Bank.     The Continuing Bank will have capital stock of $400,000, divided into 200,000 shares of common stock, par value of $2.00 per share. Accordingly, as of June 30, 2017, the capital accounts of the Continuing Bank would have been as set forth on the pro forma financial statement attached as SCHEDULE A.

Article 3

EFFECT OF THE BANK MERGER UPON ALPINE AND MIDLAND

        Section 3.1    General.     Except as specifically set forth herein, at the Effective Time, the identity, existence, purposes, powers, objects, franchises, privileges, rights and immunities of Midland shall continue unaffected and unimpaired by the Bank Merger and the corporate franchise, existence and rights of Alpine shall be merged with and into the Continuing Bank. The separate existence and corporate organization of Alpine and Midland, except insofar as either may be continued by statute, shall cease at the Effective Time. The Continuing Bank shall at and after the Effective Time possess all of the rights, privileges, immunities, powers and franchises, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar or transfer agent of stocks and bonds, guardian, conservator, assignee, receiver, and in every other fiduciary capacity, in the same manner and to the same extent as was held or enjoyed by Alpine and Midland at the Effective Time.

        Section 3.2    Properties of the Continuing Bank.     At the Effective Time, all property, real, personal and mixed, and all debts due on whatever account and all other choses in action and all and every other interest, of or belonging to, or due to, Alpine and Midland, shall be taken and deemed to be transferred to and vested in the Continuing Bank without further act or deed, and the title to all real estate, or any interest therein, under the laws of Illinois or of any other state or of the United States, vested in Alpine and Midland shall vest in the Continuing Bank and shall not revert or be in any way impaired by reason of the Bank Merger. Alpine and Midland shall execute all such instruments of transfer, if any, as shall be necessary under the laws of the State of Illinois or of any other state or of the United States to vest all the right, title and interest of Alpine and Midland in and to its assets in the Continuing Bank.

        Section 3.3    Liabilities of the Continuing Bank.     The Continuing Bank at and after the Effective Time shall be responsible and liable for and assume all of the liabilities, deposits, contracts and obligations of Alpine and Midland in the same manner and to the same extent as if the Continuing Bank had itself incurred the same or contracted therefor, and any claim existing or action or proceeding pending by or against Alpine and Midland may be prosecuted to judgment as if the Bank Merger had not taken place, or the Continuing Bank may be substituted in place of Alpine and Midland. Neither the rights of creditors nor any liens upon the property of Alpine and Midland shall be impaired by reason of the Bank Merger, but such liens shall be limited to the property upon which they were liens immediately prior to the Effective Time.

Article 4

CONDITIONS

        Section 4.1    Conditions to Consummation.     This Agreement is subject to, and consummation of the Bank Merger herein provided for, is conditioned upon the fulfillment prior to the Effective Time of each of the following conditions:

          (a)   approval of this Agreement by the affirmative vote of all the holders of the outstanding shares of common stock of Midland and Alpine;

A-A-3

          (b)   consummation of the transactions contemplated by the Holding Company Agreement, including without limitation, the Holding Company Merger; and

          (c)   procurement of all other actions, consents, approvals or rulings, governmental or otherwise, and satisfaction of all other requirements of law (including, without limitation, the approval of the Federal Reserve and the DFPR) which are, or in the opinion of counsel for Midland or Alpine may be, necessary to permit or enable the Continuing Bank, upon and after the Bank Merger, to conduct all or any part of the business and activities of Midland or Alpine in the manner in which such business and activities were conducted by each of them prior to the Bank Merger.

Article 5

TERMINATION

        Notwithstanding anything herein to the contrary, this Agreement may be terminated by agreement of the parties and shall automatically terminate, without any action by either party hereto, immediately upon the termination of the Holding Company Agreement.

Article 6

MISCELLANEOUS

        Section 6.1    Expenses.     Whether or not the Bank Merger is approved, the parties to this Agreement shall pay expenses incurred by each of them, respectively, in connection with the transactions contemplated herein, and each of the parties shall pay their proportionate share of all examination expenses as may be incurred by the DFPR in connection with the Bank Merger.

        Section 6.2    Counterparts; Captions.     This Agreement and any amendments thereto may be executed in any number of counterparts (including by facsimile, PDF or other electronic means), each of which shall be deemed an original, but all of which together shall constitute one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart. The title of this Agreement and the headings herein set out are for convenience of reference only and shall not be deemed a part of this Agreement.

        Section 6.3    Amendment.     At any time before or after approval and adoption hereof by the respective shareholders of Midland and Alpine, this Agreement may be amended by agreement between Midland and Alpine.

        Section 6.4    Governing Law.     This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Illinois, except as otherwise required.

A-A-4

        IN WITNESS WHEREOF, Midland and Alpine have caused this Agreement to be executed in counterparts by their duly authorized officers as of the date first above written.

MIDLAND STATES BANK		ALPINE BANK & TRUST CO.
By:		By:
	Leon J. Holschbach		Name:	R. Robert Funderburg, Jr.
	Chief Executive Officer		Title:	Chairman of the Board

[SIGNATURE PAGE TO BANK MERGER AGREEMENT]

 SCHEDULE A

PRO FORMA FINANCIAL STATEMENT

MIDLAND STATES BANK
(dollars in thousands)

June 30, 2017
Total assets	$4,752,648
Total liabilities	$4,256,264
Equity capital
Common stock	$400
Surplus	383,716
Retained earnings	111,418
Other comprehensive income	850

Total equity capital	$496,384

A-A-6

 Annex B

VOTING AND SUPPORT AGREEMENT

        THIS VOTING AND SUPPORT AGREEMENT (this "Agreement") is entered into as of October 16, 2017, by and among Midland States Bancorp, Inc., an Illinois corporation ("Acquiror"), Peak Midland Acquisition, LLC, a Delaware limited liability company ("Merger Sub"), and those stockholders of Alpine Bancorporation, Inc., a Delaware corporation (the "Company"), whose names appear on the signature page of this Agreement (such stockholders collectively referred to in this Agreement as the "Principal Stockholders," and individually as a "Principal Stockholder").

RECITALS

        A.    As of the date hereof, each Principal Stockholder is the owner and controls voting power of the number of shares of the Company's common stock, $1.00 par value per share ("Company Common Stock"), as is set forth opposite such Principal Stockholder's name on the signature page attached hereto.

        B.    Acquiror is contemplating the acquisition of the Company by means of a merger (the "Merger") of the Company with and into Merger Sub, all pursuant to an Agreement and Plan of Merger to be dated as of October 16, 2017 (the "Merger Agreement"), among Acquiror, Merger Sub and the Company.

        C.    Acquiror and Merger Sub are unwilling to expend the substantial time, effort and expense necessary to implement the Merger, including applying for and obtaining necessary approvals of regulatory authorities, unless all of the Principal Stockholders enter into this Agreement.

        D.    Each Principal Stockholder believes it is in his, her or its best interest as well as the best interest of the Company for Acquiror, Merger Sub and the Company to consummate the Merger.

AGREEMENTS

        In consideration of the foregoing premises, which are incorporated herein by this reference, and the covenants and agreements of the parties herein contained, and as an inducement to Acquiror and Merger Sub to enter into the Merger Agreement and to incur the expenses associated with the Merger, the parties hereto, intending to be legally bound, hereby agree as follows:

        Section 1.    Representations and Warranties.     Each Principal Stockholder represents and warrants that as of the date hereof, he, she or it: (a) owns beneficially and of record the number of shares of Company Common Stock as is set forth opposite such Principal Stockholder's name on the signature page attached hereto; (b) has the sole, or joint with any other Principal Stockholder, voting power, or another Principal Stockholder has sole voting power, in each case with respect to such shares of Company Common Stock; and (c) has all necessary power and authority to enter into this Agreement, and further represents and warrants that this Agreement is the legal, valid and binding agreement of such Principal Stockholder, and is enforceable against such Principal Stockholder in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and subject to general principles of equity.

        Section 2.    Voting Agreement; Proxy.

          (a)   Each Principal Stockholder hereby agrees that at any meeting of the Company's stockholders however called, and any adjournment or postponement thereof, and in any action by written consent of the Company's stockholders, such Principal Stockholder shall vote, or cause to be voted, all shares of Company Common Stock owned or controlled by him, her or it at the time of such meeting of the Company's stockholders (collectively, the "Subject Shares"): (i) in favor of adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated by the Merger Agreement; (ii) against any tender or exchange offer to acquire more than fifteen percent (15%) of the voting power in the Company or any of its subsidiaries, any proposal for a merger, consolidation or other business combination involving the Company or any of its subsidiaries, or any other proposal or offer to acquire in any manner more than fifteen percent (15%) of the voting power in, or more than fifteen percent (15%) of the business, assets or deposits of, the Company or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement, in each case involving any party other than Acquiror or an affiliate of Acquiror (an "Acquisition Proposal"); and (iii) against any action or agreement that could reasonably be expected to result in a material breach of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement, or in any manner prevent or materially impede, interfere with or delay the Merger, the adoption of the Merger Agreement or the consummation of any of the transactions involving Acquiror and Merger Sub contemplated by the Merger Agreement.

          (b)   Each Principal Stockholder hereby grants to, and appoints, Acquiror and Merger Sub, or any of them, and any individual designated in writing by any of them, and each of them individually, as such Principal Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Principal Stockholder, to vote such Principal Stockholder's Subject Shares, or grant a consent or approval in respect of such Subject Shares, solely for the matters covered by Section 2(a). Such Principal Stockholder understands and acknowledges that Acquiror and Merger Sub are entering into the Merger Agreement in reliance upon such Principal Stockholder's execution and delivery of this Agreement. Such Principal Stockholder hereby affirms that the proxy set forth in this Section 2(b) is given in connection with the execution of the Merger Agreement, and that such proxy is given to secure the performance of the duties of such Principal Stockholder under this Agreement. Such Principal Stockholder hereby further affirms that this proxy is coupled with an interest and may under no circumstances be revoked (except that such proxy is automatically revoked and terminated upon termination of this Agreement in accordance with Section 5). Such Principal Stockholder hereby ratifies and confirms all that such proxy may lawfully do or cause to be done by virtue hereof. Such proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the General Corporation Law of the State of Delaware (except that such proxy is automatically revoked and terminated upon termination of this Agreement in accordance with Section 5). Such Principal Stockholder hereby represents that any proxies heretofore given by it in respect of the Subject Shares with respect to the matters covered by this Section 2(b), if any, are revocable, and hereby revokes such proxies. Upon delivery of written request to do so by Acquiror, such Principal Stockholder shall as promptly as practicable execute and deliver to Acquiror and Merger Sub a separate written instrument or proxy that embodies the terms of the proxy set forth in this Section 2(b).

        Section 3.    Additional Covenants.     Except as required by law, each Principal Stockholder agrees that he, she or it will:

          (a)   not, and will not permit any of his, her or its affiliates to, prior to the effective time of the Merger, sell, assign, transfer or otherwise dispose of, or permit to be sold, assigned, transferred or otherwise disposed of, any shares of Company Common Stock owned of record or beneficially by such Principal Stockholder on or after the date hereof, or engage in any discussions with any person or entity related to any of the foregoing, except: (i) for transfers by will or by operation of law (in which case this Agreement shall bind the transferee); (ii) for a transfer for estate and tax planning purposes, subject in each case to the transferee agreeing in writing to be bound by the terms of this Agreement; or (iii) as Acquiror may otherwise agree in writing in its sole discretion;

          (b)   except as expressly permitted under, and subject to the conditions of, Section 5.9(b) of the Merger Agreement with respect to an unsolicited bona fide Acquisition Proposal, not engage in any activities, discussions or negotiations with any persons or entities other than Acquiror with respect to any Acquisition Proposal;

          (c)   not vote or execute any written consent to rescind or amend in any manner any prior vote or written consent to approve or adopt the Merger Agreement or any of the transactions contemplated thereby;

          (d)   use his, her or its best efforts to cause any necessary meeting of the Company's stockholders to be duly called and held, or any necessary consent of stockholders to be obtained, for the purpose of approving or adopting the Merger Agreement and the transactions contemplated thereby;

          (e)   cause each of his, her or its affiliates to cooperate fully with Acquiror in connection with the Merger Agreement and the transactions contemplated thereby; and

          (f)    execute and deliver such additional instruments and documents and take such further action as may be reasonably necessary to effectuate and comply with his, her or its respective obligations under this Agreement.

        Section 4.    No Dissent.     Each Principal Stockholder hereby waives, and agrees that he, she or it will not exercise, any rights of dissent or appraisal provided under the Merger Agreement, any applicable laws (including the General Corporation Law of the State of Delaware (the "DGCL")) or otherwise in connection with the approval of the Merger or any of the other transactions contemplated by the Merger Agreement.

        Section 5.    Termination.     Notwithstanding any other provision of this Agreement, this Agreement shall automatically terminate on the earlier of: (a) the second anniversary of the date hereof, (b) the date of termination of the Merger Agreement in accordance with its terms; and (c) the date, if any, on which the Company publicly discloses that the board of directors of the Company (the "Company Board") has withdrawn, qualified or adversely modified its recommendation to the stockholders of the Company that the Company's stockholders vote in favor of the adoption of the Merger Agreement, in each case because the Company Board has determined in good faith, after consultation with outside counsel, that to, or to continue to, recommend the Merger Agreement to the Company's stockholders would be inconsistent with its fiduciary duties under applicable law.

        Section 6.    Amendment and Modification.     This Agreement may be amended, modified or supplemented at any time by the written approval of such amendment, modification or supplement by Acquiror, Merger Sub and all of the Principal Stockholders.

        Section 7.    Entire Agreement.     This Agreement evidences the entire agreement among the parties hereto with respect to the matters provided for herein and there are no agreements, representations or warranties with respect to the matters provided for herein other than those set forth herein and in the Merger Agreement and any written agreements related thereto. Except for the Merger Agreement, this Agreement supersedes any agreements and understandings, written or oral, among any of the Principal Stockholders and Acquiror or Merger Sub concerning the acquisition, disposition or control of any shares of Company Common Stock.

        Section 8.    No Economic Benefit; Absence of Control.     Nothing contained in this Agreement shall be deemed to vest in Acquiror any direct or indirect ownership or incidence of ownership of or with respect to any of the Company Common Stock. All rights, ownership and economic benefits of and relating to the Company Common Stock shall remain and belong to the applicable stockholder and Acquiror shall have no power or authority to direct any stockholder in the voting of any of the Company Common Stock or the performance by any stockholder of his, her or its duties or responsibilities as a stockholder of the Company, except as otherwise provided herein. Subject to any specific provisions of this Agreement, it is the intent of the parties to this Agreement that neither

Acquiror nor Merger Sub, by reason of this Agreement, shall be deemed (until consummation of the transactions contemplated by the Merger Agreement) to control, directly or indirectly, the Company and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of the Company.

        Section 9.    Informed Action.     Each Principal Stockholder acknowledges that he, she or it has had an opportunity to be advised by counsel of his, her or its choosing with regard to this Agreement and the transactions and consequences contemplated hereby. Each Principal Stockholder further acknowledges that he, she or it has received a copy of the Merger Agreement and is familiar with its terms.

        Section 10.    Severability.     The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, this Agreement shall be construed with the invalid or inoperative provisions deleted and the rights and obligations of the parties shall be construed and enforced accordingly.

        Section 11.    Notices.     All notices, requests, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a portable data file (pdf) of the document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the fifth (5th) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 0):

If to Acquiror or Merger Sub, to:
Midland States Bancorp, Inc.
1201 Network Centre Drive
Effingham, IL 62401
Facsimile:	(217) 342-9462
Attention:	Jeffrey G. Ludwig
Executive Vice President
with copies, which shall not constitute notice, to:
Barack Ferrazzano Kirschbaum & Nagelberg LLP
200 W. Madison Street, Suite 3900
Chicago, Illinois 60606
Electronic Mail:	dennis.wendte@bfkn.com
Facsimile:	(312) 984-3150
Attention:	Dennis R. Wendte

If to a Principal Stockholder, to the mailing address, e-mail address or facsimile number set forth for such Principal Stockholder on the signature page hereof with copies, which shall not constitute notice, to:

Chapman and Cutler LLP
111 W. Monroe Street
Chicago, Illinois 60603
Electronic Mail:	mattboba@chapman.com
Facsimile:	(312) 516-1451
Attention:	Matthew C. Boba

        Section 12.    Counterparts; Facsimile/PDF Signatures.     This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and accepted by facsimile or portable data file (pdf) signature and any such signature shall be of the same force and effect as an original signature.

        Section 13.    Governing Law; Venue; Waiver of Jury Trial.     All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Delaware applicable to contracts made and to be performed in such state without regard to conflicts of laws. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts located in Illinois solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said court or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such court, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided under Section 11 or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO IT THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH HEREIN.

        Section 14.    Successors; Assignment.     This Agreement shall be binding upon and inure to the benefit of Merger Sub and Acquiror, and their successors and permitted assigns, and the Principal Stockholders and their respective directors and officers, successors and assigns, spouses, executors, personal representatives, administrators, heirs, legatees, guardians and other legal representatives. This Agreement shall survive the death or incapacity of any Principal Stockholder. This Agreement may be assigned only by Acquiror, and then only to an Affiliate of Acquiror.

        Section 15.    Interpretation.     In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply: (i) references to a statute shall refer to the statute, as amended from time to time, and any successor statute, and to all regulations promulgated under or implementing the statute or its successor, as in effect at the relevant time; (ii) in computing periods from a specified date to a later specified date, the words "from" and "commencing on" (and the like) mean "from and including," and the words "to," "until" and "ending on" (and the like) mean "to, but excluding"; (iii) "including" means "including, but not limited to"; (iv) all words used in this Agreement will be construed to be of such gender or number as the circumstances and context require; (v) the captions and headings of articles and sections of Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (vi) any reference to a document or set of documents in this Agreement, and the rights and obligations of the parties under any such documents, means such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof. With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

        Section 16.    Directors and Officers.     The parties hereto acknowledge that each Principal Stockholder is entering into this Agreement solely in his, her or its capacity as a stockholder of the Company and, notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended or shall be construed to require any Principal Stockholder, in his or her capacity as a director and/or officer of the Company and/or Alpine Bank & Trust, as applicable, to act or fail to act in accordance with his, her or its fiduciary duties in such director and/or officer capacity. Furthermore, no Principal Stockholder makes any agreement or understanding herein in his, her or its capacity as a director and/or officer of the Company and/or Alpine Bank & Trust.

[THE REMAINDER OF THIS PAGE IS LEFT INTENTIONALLY BLANK]

[SIGNATURE PAGES FOLLOW]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement individually, or have caused this Agreement to be executed by their respective officers, on the day and year first written above.

MIDLAND STATES BANCORP, INC.
By:	/s/ LEON J. HOLSCHBACH Leon J. Holschbach President and Chief Executive Officer
PEAK MIDLAND ACQUISITION, LLC
By:	/s/ LEON J. HOLSCHBACH Leon J. Holschbach President

[SIGNATURE PAGE OF VOTING AND SUPPORT AGREEMENT]

PRINCIPAL STOCKHOLDERS		NUMBER OF SHARES OWNED	ADDRESS & OTHER CONTACT INFORMATION

Alex D. Funderburg Irrevocable Grantor Retained Annuity Trust
By:	Alpine Bank & Trust Co., Trustee
/s/ JULIE O'ROURKE Signature
Julie O'Rourke Printed Name
Its: EVP and Senior Trust and Investment Division Manager
Alex D. Funderburg as Trustee of the Alex D. Funderburg Trust dated March 30, 1998
By:	Alex D. Funderburg, Trustee
/s/ ALEX D. FUNDERBURG Signature
Alex D. Funderburg Printed Name
Alice Iles Funderburg Trust, Dtd. 6/1/61
By:	Alpine Bank & Trust Co., Trustee
/s/ JULIE O'ROURKE Signature
Julie O'Rourke Printed Name
Its: EVP and Senior Trust and Investment Division Manager

[SIGNATURE PAGE OF VOTING AND SUPPORT AGREEMENT]

PRINCIPAL STOCKHOLDERS		NUMBER OF SHARES OWNED	ADDRESS & OTHER CONTACT INFORMATION

Funderburg-Warren Trust, Dtd. 2/24/67
By:	Alpine Bank & Trust Co., Trustee
/s/ JULIE O'ROURKE Signature
Julie O'Rourke Printed Name
Its: EVP and Senior Trust and Investment Division Manager
Hugh K. Funderburg, sole trustee or his successors in trust, under Hugh K. Funderburg Living Trust, Dtd. 3/2/98
By:	Hugh K. Funderburg II, Trustee
/s/ HUGH K. FUNDERBURG II Signature
Hugh K. Funderburg II Printed Name

[SIGNATURE PAGE OF VOTING AND SUPPORT AGREEMENT]

PRINCIPAL STOCKHOLDERS		NUMBER OF SHARES OWNED	ADDRESS & OTHER CONTACT INFORMATION

R. Robert Funderburg 1992 GST Exemption Trust
By:	Alpine Bank & Trust Co., Trustee
/s/ JULIE O'ROURKE Signature
Julie O'Rourke Printed Name
Its: EVP and Senior Trust and Investment Division Manager
/s/ ALEX D. FUNDERBURG Alex D. Funderburg
/s/ HUGH K. FUNDERBURG II Hugh K. Funderburg II
/s/ R. ROBERT FUNDERBURG, JR. R. Robert Funderburg, Jr.

[SIGNATURE PAGE OF VOTING AND SUPPORT AGREEMENT]

PRINCIPAL STOCKHOLDERS		NUMBER OF SHARES OWNED	ADDRESS & OTHER CONTACT INFORMATION

R. Robert Funderburg Trust 5/11/1990 TUA
By:	Alpine Bank & Trust Co., Trustee
/s/ JULIE O'ROURKE Signature
Julie O'Rourke Printed Name
Its: EVP and Senior Trust and Investment Division Manager
/s/ ALEX D. FUNDERBURG Alex D. Funderburg
/s/ HUGH K. FUNDERBURG II Hugh K. Funderburg II
/s/ R. ROBERT FUNDERBURG, JR. R. Robert Funderburg, Jr.

[SIGNATURE PAGE OF VOTING AND SUPPORT AGREEMENT]

PRINCIPAL STOCKHOLDERS		NUMBER OF SHARES OWNED	ADDRESS & OTHER CONTACT INFORMATION

R. Robert Funderburg, Jr. Grantor Retained Annuity Trust
By:	Alpine Bank & Trust Co., Trustee
/s/ JULIE O'ROURKE Signature
Julie O'Rourke Printed Name
Its: EVP and Senior Trust and Investment Division Manager
R. Robert Funderburg, Jr. Revocable Trust dated 2/22/97
By:	R. Robert Funderburg, Jr., Trustee
/s/ R. ROBERT FUNDERBURG, JR. Signature
R. Robert Funderburg, Jr. Printed Name

[SIGNATURE PAGE OF VOTING AND SUPPORT AGREEMENT]

PRINCIPAL STOCKHOLDERS		NUMBER OF SHARES OWNED	ADDRESS & OTHER CONTACT INFORMATION

Sally Deanne Funderburg 1992 GST Exemption Trust
By:	Alpine Bank & Trust Co., Trustee
/s/ JULIE O'ROURKE Signature
Julie O'Rourke Printed Name
Its: EVP and Senior Trust and Investment Division Manager
/s/ ALEX D. FUNDERBURG Alex D. Funderburg
/s/ HUGH K. FUNDERBURG II Hugh K. Funderburg II
/s/ R. ROBERT FUNDERBURG, JR. R. Robert Funderburg, Jr.

[SIGNATURE PAGE OF VOTING AND SUPPORT AGREEMENT]

 Annex C

Opinion of Sheshunoff & Co. Investment Banking, L.P.

October 13, 2017

Board of Directors
Alpine Bancorporation, Inc.
600 South State Street
Belvidere, Illinois 61008

Members of the Board:

        You have requested Sheshunoff & Co. Investment Banking ("Sheshunoff") to render its opinion as to the fairness, from a financial point of view, to the shareholders of Alpine Bancorporation, Inc. (the "Company"), a bank holding company incorporated in Delaware, of the consideration to be paid to the Company shareholders in the proposed merger of the Company with and into Midland States Bancorp, Inc., an Illinois corporation ("Midland") (the "Merger"). The Company will be merged into Midland's wholly-owned subsidiary, Peak Midland Acquisition, LLC, a Delaware limited liability company, at the completion of the Merger.

        Pursuant to the Agreement and Plan of Merger execution copy dated on or about October 12, 2017 (the "Agreement"), Midland has agreed to exchange approximately $33.3 million in cash and 4,463,200 shares of Midland common stock for all of the outstanding shares of common stock of the Company. The Company will also pay out excess capital prior to the completion of the transaction, currently estimated at approximately $11.6 million assuming a closing date in March 2018. The aggregate consideration to be received by Company shareholders is valued at approximately $192.6 million as of Midland's closing share price of $33.09 on October 12, 2017. The value and the composition of the total merger consideration may be adjusted pursuant to the terms of the Agreement. In the event that the 20-day volume weighted average price of Midland common stock has declined by more than 20% immediately preceding the tenth day prior to the closing date and Midland's common stock underperforms the KBW Nasdaq Regional Banking Index by more than 20% during the same time period, the Company can elect to terminate the Agreement. If the Company would exercise this right, Midland would have the option to increase the aggregate consideration. The Midland purchase price is in addition to the assumption of a number of one-time deal related charges other than the Company's legal expenses, accounting fees, and investment banker's fees. The total deal related charges to be assumed by Midland is estimated to be approximately $16.6 million on a pre-tax basis.

        Sheshunoff is regularly engaged in the valuation of securities in connection with mergers and acquisitions and valuations for tax, financial reporting, corporate and other purposes. Sheshunoff is experienced in these activities and has performed assignments similar in nature to that requested by the Company.

        In connection with its opinion, Sheshunoff, among other things:

  1.
  Reviewed the execution copy of the Agreement;

  2.
  Discussed the terms of the Agreement with the management of the Company and the Company's legal counsel;

  3.
  Conducted conversations with management of the Company regarding recent and projected financial performance of the Company;

  4.
  Evaluated the financial condition of the Company based upon a review of regulatory reports for the five-year period ended December 31, 2016 and interim period through June 30, 2017, and internally-prepared financial reports for Company for the interim period through August 31, 2017;

  5.
  Compared the Company's recent operating results with those of certain other banks in the Midwest Region of the United States as defined by SNL Financial and in the broader United States that have recently been acquired;

  6.
  Compared the pricing multiples for the Company in the Merger to recent acquisitions of banks in the Midwest Region of the United States as defined by SNL Financial and in the broader United States with similar characteristics to the Company;

  7.
  Analyzed the present value of the after-tax cash flows based on projections on a stand-alone basis approved by the Company for the five-year period ending June 30, 2022;

  8.
  Reviewed the potential pro forma impact of the Merger on the combined company's results and certain financial performance measures of the Company and Midland;

  9.
  Discussed certain matters regarding Midland's regulatory standing, financial performance, and business prospects with Midland executives and representatives;

  10.
  Reviewed certain internal and publicly available information regarding Midland that Sheshunoff deemed relevant;

  11.
  Compared Midland's recent operating results and pricing multiples with those of certain other publicly traded banks in the Midwest Region as defined by SNL Financial that Sheshunoff deemed relevant;

  12.
  Compared the historical stock price data and trading volume of Midland to certain relevant indices;

  13.
  Reviewed available stock analyst research reports concerning Midland; and

  14.
  Performed such other analyses deemed appropriate.

        For the purposes of this opinion, Sheshunoff assumed and relied upon, without independent verification, the accuracy and completeness of the information provided to us by the Company. Sheshunoff assumed that any projections provided or approved by the Company were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company's management. Sheshunoff has assumed such forecasts and projections will be realized in the amounts and at the times contemplated thereby. Sheshunoff assumes no responsibility for and expresses no opinion on any such projections or the assumptions on which they are based. In addition, where appropriate, Sheshunoff relied upon publicly available information that is believed to be reliable, accurate, and complete; however, we cannot guarantee the reliability, accuracy, or completeness of any such publicly available information.

        Sheshunoff did not make an independent evaluation of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities) of the Company or Midland nor was Sheshunoff furnished with any such appraisals. Sheshunoff assumed that any off-balance sheet activities of the Company or Midland will not materially and adversely impact the future financial position or results of operations of Midland after the Merger. Sheshunoff is not an expert in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for loan and lease losses and assumed that such allowances for the Company and Midland are, respectively, adequate to cover such losses. In addition, we have not reviewed any individual credit files or made an independent evaluation, appraisal or physical inspection of the assets or individual properties of the Company or Midland nor has Sheshunoff been furnished with any such evaluations or appraisals. Sheshunoff did not perform an onsite review of the Company or Midland in the preparation of this opinion.

        Sheshunoff assumed that the latest draft of the Agreement, as provided to Sheshunoff, will be without any amendment or waiver of, or delay in the fulfillment of, any terms or conditions set forth in the terms provided to Sheshunoff or any subsequent development that would have a material adverse effect on the Company or Midland and thereby on the results of our analyses. Sheshunoff assumed that any and all regulatory approvals, if required, will be received in a timely fashion and without any conditions or requirements that could adversely affect the operations or financial condition of Midland after the completion of the Merger.

        Sheshunoff's opinion is necessarily based on economic, market, regulatory, and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion and the resulting conclusion, and we assume no responsibility for advising any person of any change in any matter affecting this opinion. Sheshunoff assumed that there are no material changes in the assets, financial condition, results of operations, regulatory standing, business or prospects of the Company since the date of the last financial statement reviewed by us. The Company's management has advised us that they know of no additional information that would have a material effect on this opinion. This opinion does not address any legal, regulatory, tax or accounting matters, as to which the Company has informed us that they have received such advice as they deem necessary from qualified professionals.

        Sheshunoff expresses no opinion on the underlying decision by the Company to engage in the Merger or the relative merits of the Merger as compared to the other transactions or business strategies that might be available to the Company. This opinion is not an appraisal or opinion of value but is limited to the fairness of the Merger, from a financial point of view, to the Company shareholders. We do not express any view, nor does this opinion, on any other term or aspect of the Merger, including, without limitation, (i) the fairness of the Merger to any class of securities, creditors or constituencies of the Company or (ii) the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors, or employees of the Company resulting directly or indirectly from the completion of the transactions as contemplated in the Merger.

        This letter and the opinion expressed herein do not constitute a recommendation to any shareholder as to any approval of the Merger. Sheshunoff is an independent contractor for the purposes of this engagement and owes its duty solely to the Company and not to any third party, including, without limitation, any individual board members or shareholders. Sheshunoff specifically disclaims any liability or fiduciary duties to the Company's shareholders or any third parties. It is understood that this letter, and the opinion expressed herein, is for the information of the Board of Directors of the Company and may not be used for any other purpose without Sheshunoff's prior written consent, except as may be required by law or by a court of competent jurisdiction and except that this opinion may be included in any filing with respect to the Merger with the Securities and Exchange Commission or proxy statement or similar communication to the Company's stockholders provided that this opinion is included in its entirety.

        Sheshunoff's fairness opinion is solely for the information of the Board of Directors of the Company in the discharge of its fiduciary obligations and not for any other third party, including, without limitation, individual board members or the Company's shareholders. The Company retained Sheshunoff based upon Sheshunoff's reputation in bank valuations, mergers and acquisitions, and familiarity with the banking business. The Company placed no limit on the scope of our analyses. In addition, the Company agreed to reimburse Sheshunoff's expenses and to indemnify Sheshunoff and its officers, employees and affiliates for certain liabilities that may arise out of this engagement.

        Sheshunoff will receive a fee for rendering its opinion that is not contingent upon the completion of the Merger and additional fees that are contingent upon consummation of the Merger. In the past two years, Sheshunoff has provided valuation services for which it received a fee. This opinion and the analyses supporting it were approved by a fairness committee of Sheshunoff.

        Based on the foregoing and such other matters Sheshunoff deemed relevant, it is our opinion, as of the date hereof, that the consideration to be received pursuant to the Merger is fair to the Company shareholders, from a financial point of view.

Very truly yours,

SHESHUNOFF & CO INVESTMENT BANKING, L.P.

Annex D
Section 262 of the Delaware General Corporation Law

§ 262 Appraisal rights

        (a)   Any shareholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the shareholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "shareholder" means a holder of record of stock in a corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the shareholders of the surviving corporation as provided in § 251(f) of this title

          (2)   Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

          (4)   In the event of an amendment to a corporation's certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word "amendment" substituted for the words "merger or consolidation," and the word "corporation" substituted for the words "constituent corporation" and/or "surviving or resulting corporation."

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of shareholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its shareholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each shareholder electing to demand the appraisal of such shareholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such shareholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the shareholder and that the shareholder intends thereby to demand the appraisal of such shareholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A shareholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each shareholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such shareholders of the effective date of the merger or consolidation. Any shareholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the shareholder and that the shareholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify shareholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each shareholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the shareholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any shareholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such shareholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any shareholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such shareholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any shareholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the shareholder within 10 days after such shareholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

        (f)    Upon the filing of any such petition by a shareholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all shareholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the shareholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the shareholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the shareholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any shareholder fails to comply with such direction, the Court may dismiss the proceedings as to such shareholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

        (h)   After the Court determines the shareholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each shareholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any shareholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the shareholders entitled to an appraisal. Any shareholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such shareholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such shareholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the shareholders entitled thereto. Payment shall be so made to each such shareholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a shareholder, the Court may order all or a portion of the expenses incurred by any shareholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no shareholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to shareholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such shareholder shall deliver to the surviving or resulting corporation a written withdrawal of such shareholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such shareholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any shareholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any shareholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such shareholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting shareholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II
Information Not Required in Prospectus

Item 20.    Indemnification of Directors and Officers.

        Under Section 8.75 of the Illinois Business Corporation Act of 1983, or the IBCA, an Illinois corporation may indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

        In addition, an Illinois corporation may indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, provided that no indemnification shall be made with respect to any claim, issue, or matter as to which such person has been adjudged to have been liable to the corporation, unless, and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

        Section 8.75 of the IBCA also provides that, to the extent that a present or former director, officer or employee of a corporation has been successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in either of the foregoing paragraphs, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith, if the person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation.

        The registrant's articles of incorporation and bylaws provide that, subject to the limits of applicable federal and state banking laws and regulations, the registrant must indemnify each person who is or was a director or officer of the registrant and each person who serves or served at the request of the registrant as a director, officer or partner of another enterprise in accordance with, and to the fullest extent authorized by, the IBCA, as the same now exists or may be amended in the future.

        The registrant has also obtained officers' and directors' liability insurance which insures against liabilities that officers and directors may, in such capacities, incur. Section 8.75 of the IBCA provides that an Illinois corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify such person against such liability under the IBCA.

Item 21.    Exhibits and Financial Statement Schedules.

  (a)
  Exhibits.

Exhibit Number		Description of Exhibit
2.1	†	Agreement and Plan of Merger by and among Midland States Bancorp, Inc., Peak Midland Acquisition, LLC and Alpine Bancorporation, Inc., dated as of October 16, 2017 (included as Annex A to the joint proxy statement/prospectus contained in this registration statement).

3.1		Articles of Incorporation of Midland States Bancorp, Inc. (incorporated by reference to Exhibit 3.1 to Midland States Bancorp, Inc.'s registration statement on Form S-1 (File No. 333-210683) filed on April 11, 2016).

3.2		Statement of Resolution Establishing Series of Series G Preferred Stock of Midland States Bancorp, Inc. (incorporated by reference to Exhibit 3.1 to Midland States Bancorp, Inc.'s Current Report on Form 8-K filed on June 12, 2017).

3.3		Statement of Resolution Establishing Series of Fixed Rate Non-Voting Perpetual Non-Cumulative Preferred Stock, Series H of Midland States Bancorp, Inc. (incorporated by reference to Exhibit 3.2 to Midland States Bancorp, Inc.'s Current Report on Form 8-K filed on June 12, 2017).

3.4		By-laws of Midland States Bancorp, Inc. (incorporated by reference to Exhibit 3.2 to Midland States Bancorp, Inc.'s registration statement on Form S-1 (File No. 333-210683) filed on April 11, 2016).

Certain instruments defining the rights of holders of the long-term debt securities of Midland States Bancorp, Inc. and its subsidiaries are omitted pursuant to Section (b)(4)(iii)(A) of Item 601 of Regulation S-K. Midland States Bancorp, Inc. hereby agrees to furnish copies of these instruments to the SEC upon request.

5.1		Opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP.

8.1	*	Tax Opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP.

8.2	*	Tax Opinion of Chapman and Cutler LLP.

23.1		Consent of KPMG LLP.

23.2		Consent of Wipfli LLP.

23.3		Consent of Crowe Horwath LLP.

23.4		Consent of Barack Ferrazzano Kirschbaum & Nagelberg LLP (included in Exhibit 5.1).

23.5	*	Consent of Barack Ferrazzano Kirschbaum & Nagelberg LLP (included in Exhibit 8.1).

23.6	*	Consent of Chapman and Cutler LLP (included in Exhibit 8.2).

24.1		Powers of Attorney (contained in signature page to this registration statement).

99.1		Consent of Sheshunoff & Co. Investment Banking, L.P.

99.2	*	Form of proxy card of Midland States Bancorp, Inc.

99.3	*	Form of proxy card of Alpine Bancorporation, Inc.

Exhibit Number	Description of Exhibit
99.4	Consent of R. Robert Funderburg, Jr.

†
Schedules and/or exhibits to this Exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant agrees to furnish a copy of any omitted schedule or exhibit to the SEC upon request.

*
To be filed by amendment
  (b)
  Financial Statement Schedules.

        All schedules are omitted because they are not applicable, not required or because the required information is included in the consolidated financial statements or notes thereto.

Item 22.    Undertakings.

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   (1)   The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2)   The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Exchange Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (d)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (e)   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        (f)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Exchange Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Effingham, State of Illinois, on this 5th day of December, 2017.

MIDLAND STATES BANCORP, INC.
By:	/s/ LEON J. HOLSCHBACH
	Name:	Leon J. Holschbach
	Title:	Chief Executive Officer and President

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints each of Leon J. Holschbach and Douglas J. Tucker, with full power to act without the other, his or her true and lawful attorney-in-fact and agent, with full and several power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments, including post-effective amendments, to this registration statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents as his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ LEON J. HOLSCHBACH Leon J. Holschbach	Director (Vice Chairman); Chief Executive Officer and President (principal executive officer)	December 5, 2017
/s/ JEFFREY G. LUDWIG Jeffrey G. Ludwig	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	December 5, 2017
/s/ JOHN M. SCHULTZ John M. Schultz	Director (Chairman)	December 5, 2017
/s/ DEBORAH A. GOLDEN Deborah A. Golden	Director	December 5, 2017

Name	Title	Date

/s/ JERRY L. MCDANIEL Jerry L. McDaniel	Director	December 5, 2017
/s/ JEFFREY M. MCDONNELL Jeffrey M. McDonnell	Director	December 5, 2017
/s/ DWIGHT A. MILLER Dwight A. Miller	Director	December 5, 2017
/s/ RICHARD T. RAMOS Richard T. Ramos	Director	December 5, 2017
/s/ LAURENCE A. SCHIFFER Laurence A. Schiffer	Director	December 5, 2017
/s/ ROBERT F. SCHULTZ Robert F. Schultz	Director	December 5, 2017
/s/ THOMAS D. SHAW Thomas D. Shaw	Director	December 5, 2017
/s/ JEFFREY C. SMITH Jeffrey C. Smith	Director	December 5, 2017